                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-82873


                       FNB FINANCIAL SERVICES CORPORATION
                             202 SOUTH MAIN STREET
                        REIDSVILLE, NORTH CAROLINA 27320

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 31, 1999

     We invite you to attend a special meeting of shareholders of FNB Financial Services Corporation to be held at 9:30 a.m., local time, on August 31, 1999 at Pennrose Park Country Club, 1622 Country Club Road, Reidsville, North Carolina for the following purposes:

     1. To consider and vote on the proposal to issue our shares to the shareholders of Black Diamond Savings Bank, F.S.B. in exchange for their shares of Black Diamond common stock pursuant to a merger agreement that we signed with Black Diamond on May 28, 1999, a copy of which is included as Appendix A to the attached joint proxy statement/prospectus. In the merger, we would acquire Black Diamond by issuing 1.3333 shares of our common stock for each share of Black Diamond common stock outstanding, or approximately 1,113,397 shares of FNB stock all together. After the merger, Black Diamond would be owned by FNB.

     2. To transact such other business as may properly come before our special meeting or any adjournment or postponement of it.

     If you were an FNB shareholder at the close of business on July 15, 1999, then you may vote at the special meeting, or any adjournment or postponement. We need at least a majority of the votes cast at the meeting, either in person or by proxy, to be cast in favor of the proposal in order to approve it. We urge you to review and consider the enclosed material carefully before voting.

     All shares represented by proxies will be voted as specified on the proxy card. Proxy cards which are signed, but not marked, will be voted FOR approval of this proposal.

     Even if you do not actually attend the special meeting, it is important that your shares be voted. Accordingly, we ask that you mark, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, so that we will receive it NO LATER THAN AUGUST 16, 1999.

                                          By order of the Board of Directors,

                                          Robert F. Albright
                                          Executive Vice President, Secretary
                                          and Chief Financial Officer

Reidsville, North Carolina
July 30, 1999

[FNB Logo]                                                  [BLACK DIAMOND LOGO]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MERGER PROPOSED

                          YOUR VOTE IS VERY IMPORTANT

     The boards of directors of each of Black Diamond Savings Bank, F.S.B. and FNB Financial Services Corporation are sending you this Joint Proxy Statement/Prospectus so that we may solicit your proxies for approval of FNB's proposed acquisition of Black Diamond in a transaction structured as a merger.

     If the merger is completed, each outstanding share of Black Diamond common stock will be exchanged for 1.3333 shares of FNB common stock, rounded to the nearest whole share. Based on a total of 835,069 shares of Black Diamond common stock outstanding on June 30, 1999, FNB expects to issue approximately 1,113,397 shares to the current Black Diamond shareholders. FNB also will convert any unexercised Black Diamond stock options into FNB stock options based on the same exchange ratio.

Ernest J. Sewell
President and Chief Executive Officer
FNB Financial Services Corporation
202 South Main Street
Reidsville, North Carolina 27320

     The date, time and place of the FNB shareholders' meeting is:

August 31, 1999
9:30 a.m., eastern time
Pennrose Park Country Club
1622 Country Club Road
Reidsville, North Carolina

     The date, time and place of the Black Diamond shareholders' meeting is:

August 30, 1999
5:00 p.m., eastern time
600 Trent Street
Norton, Virginia

     FNB common stock trades on The Nasdaq Stock Market under the symbol "FNBF." On July 27, 1999, the closing sale price of FNB common stock was $15.9375.

     This Joint Proxy Statement/Prospectus describes the terms and conditions of the merger and includes, as Appendix A, a complete copy of the merger agreement.

Don M. Green
President and Chief Executive Officer
Black Diamond Savings Bank, F.S.B.
600 Trent Street
Norton, Virginia 24273

THE BOARDS OF DIRECTORS OF FNB AND BLACK DIAMOND EACH UNANIMOUSLY RECOMMEND A VOTE "FOR" THE PROPOSALS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     AN INVESTMENT IN FNB COMMON STOCK WILL INVOLVE CERTAIN RISKS, INCLUDING A POSSIBLE LOSS OF INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 17 BEFORE YOU CAST YOUR VOTE.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY 30, 1999 AND IS FIRST BEING
     SENT TO BLACK DIAMOND AND FNB SHAREHOLDERS ON OR ABOUT JULY 30, 1999.

     This Joint Proxy Statement/Prospectus incorporates important business and financial information about FNB that is not included in or delivered with this document. You should refer to "Where You Can Find More Information," on page 99 for a description of the documents incorporated by reference in this Joint Proxy Statement/Prospectus.

     You may obtain copies of FNB's documents, other than exhibits to those documents, unless exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates, without charge upon written or oral request to FNB directed to:

        FNB Financial Services Corporation
        202 South Main Street
        Reidsville, North Carolina 27320
        Attention: Robert F. Albright
        (336) 342-3346

     IN ORDER TO OBTAIN TIMELY DELIVERY PRIOR TO THE SPECIAL MEETINGS, PLEASE MAKE YOUR REQUESTS FOR DOCUMENTS BY AUGUST 15, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, OR ANY SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO THE SHAREHOLDERS OF BLACK DIAMOND OR FNB NOR THE ISSUANCE OF FNB COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER TO SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......    1
SUMMARY.....................................    2
SELECTED HISTORICAL FINANCIAL DATA..........    7
PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................    9
FORWARD LOOKING STATEMENTS..................   16
RISK FACTORS YOU SHOULD CONSIDER............   17
GENERAL INFORMATION ABOUT THE SPECIAL
  MEETINGS..................................   21
  Date, Time and Place of the Special
    Meetings................................   21
  Record Date and Outstanding Shares........   21
  Purposes of the Special Meetings..........   21
  Vote Required.............................   22
  Voting of Proxies.........................   22
  Authorization to Vote on Adjournment and
    Other Matters...........................   23
  Revocation of Proxies.....................   23
  Solicitation of Proxies...................   23
THE MERGER..................................   24
  Background of the Merger..................   24
  Black Diamond's Reasons for the Merger....   24
  FNB Reasons for the Merger................   25
  Opinion of Black Diamond's Financial
    Advisors................................   25
  Opinion of FNB's Financial Advisors.......   28
  Interests of Persons in the Merger
      Other Than as Shareholders............   32
  Form of the Merger........................   33
  Consideration for the Merger..............   33
  Effective Time of the Merger..............   33
  Procedures for Exchange of Black   Diamond
    Stock Certificates......................   33
  Anticipated Accounting Treatment..........   34
  Material Federal Income Tax
      Considerations........................   34
  Stock Exchange Listing....................   35
  Resale of FNB Common Stock After   the
    Merger..................................   35
THE MERGER AGREEMENT........................   37
  Certain Representations and Warranties....   37
  Certain Covenants and Agreements..........   37
  Conditions to the Merger..................   40
  Termination...............................   41
  Termination Fee and Expense
    Reimbursement...........................   42
  Waiver and Amendment......................   42
  Expenses..................................   42
  Effect on Employee Benefits, Stock Plans
    and Stock Options.......................   43
THE STOCK OPTION AGREEMENT..................   44
  Exercise of the Option....................   44
  Adjustment of Number of Shares............   45
  Substitute Option.........................   45
  Limitation on Profits.....................   45
  Effect of Stock Option Agreement..........   45
  Termination...............................   46
ABOUT FNB...................................   47
  General Information.......................   47
  Management's Discussion and Analysis of
    Results of Operations and Financial
    Condition...............................   47
ABOUT BLACK DIAMOND.........................   65
  General Information.......................   65
  Directors of FNB Following the Merger.....   65
  Security Ownership of Management..........   66
  Security Ownership of Certain
    Beneficial Owners.......................   66
  Executive Officer Compensation............   66
  Stock Options.............................   67
  Employment Agreements.....................   67
  Interest of Management in Certain
    Transactions............................   67
  Management's Discussion and Analysis of
    Financial Condition and Operating
    Results.................................   68
DISSENTERS' RIGHTS..........................   81
DESCRIPTION OF FNB CAPITAL STOCK............   83
REGULATION AND SUPERVISION..................   84
COMPARISON OF THE RIGHTS OF HOLDERS OF FNB
  COMMON STOCK AND BLACK DIAMOND COMMON
  STOCK.....................................   91
FUTURE SHAREHOLDER PROPOSALS................   97
LEGAL MATTERS...............................   98
EXPERTS.....................................   98
WHERE YOU CAN FIND MORE INFORMATION.........   99
INDEX TO FINANCIAL STATEMENTS...............  F-1
APPENDIX A -- Merger Agreement
APPENDIX B -- Stock Option Agreement
APPENDIX C -- Dissenters' Rights
APPENDIX D -- Opinion of Austin Financial
  Services, Incorporated
APPENDIX E -- Opinion of Equity Research
  Services, Inc.

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

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: AS A BLACK DIAMOND SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: Black Diamond shareholders will receive 1.3333 shares of FNB common stock in exchange for each share of Black Diamond common stock they own rounded to the nearest whole share. For example, if you own 100 Black Diamond shares, you will receive 133 FNB shares in the merger; if you own 500 Black Diamond shares, you will receive 667 FNB shares in the merger. Just multiply 1.3333 by the number of Black Diamond shares you own to arrive at the number of FNB shares you would receive and remember to round up or down to the nearest whole number.

Q: WHAT HAPPENS AS THE MARKET PRICE OF FNB COMMON STOCK FLUCTUATES?

A: Since FNB common stock is traded on a stock exchange, its market value will fluctuate before and after the closing of the merger. The value of the FNB shares Black Diamond shareholders will receive in the merger will fluctuate up and down as well.

Q: AS AN FNB SHAREHOLDER, HOW WILL THE MERGER AFFECT ME?

A: The merger will not affect your shares of FNB common stock other than, on an absolute percentage basis, your FNB holdings will decline. Following the merger, you and the other current FNB shareholders will own approximately 75% of the common stock of FNB. After the merger, even though FNB will own Black Diamond, Black Diamond will continue to be operated as a separate institution under its current name.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your shareholders' meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the applicable proposal. If you do not vote on the merger or if you abstain, the effect will be a vote against the merger if you are a Black Diamond shareholder. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes of FNB common stock cast in favor of or against the proposal to issue shares in connection with the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to FNB if you are an FNB shareholder or to the Secretary of Black Diamond if you are a Black Diamond shareholder. Third, you can attend the shareholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also submit a completed ballot.

Q: SHOULD I SEND YOU MY BLACK DIAMOND STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger by August 31, 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the proposal.

                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully the entire Joint Proxy Statement/Prospectus and the documents to which we have referred you. The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and the related option agreement is attached as Appendix B. For more information about FNB, see "Where You Can Find More Information" (page
99).

THE COMPANIES
     Black Diamond Savings Bank, F.S.B.
     (page 65)
     600 Trent Street
     Norton, Virginia 24273
     (800-545-5499)

     Black Diamond is a federally chartered savings bank with total assets of approximately $131 million as of March 31, 1999. Black Diamond has been in operation since 1973. Black Diamond conducts business through its main office in Norton, Virginia and its branch offices in Harrisonburg, Pennington Gap, Richlands and Norton, Virginia. Its primary market areas are Wise, Tazewell, Russell, Lee, Rockingham and Augusta Counties in Virginia.

     Black Diamond is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. Its loans and deposits are primarily generated from the areas where its offices are located, which, with the exception of the Harrisonburg branch, are largely rural. Black Diamond's management regards its market areas as a moderate growth area in which there is significant competition among financial service providers for market share. After the merger, Black Diamond will be owned by FNB, but will continue as a separate institution using its current name.

     FNB Financial Services Corporation
     (page 47)
     202 South Main Street
     Reidsville, North Carolina 27320
     (336) 342-3346

     FNB is a North Carolina bank holding company organized in 1984. Its predecessor bank, FNB Southeast, was originally chartered in 1918 and has historically served the Rockingham County area of North Carolina through three branches in Reidsville and two in Eden, North Carolina. In 1995, FNB initiated a strategic growth plan beginning with the hiring of a new chief executive officer. By the end of 1998, FNB increased its number of branches from five to ten while at the same time increasing its assets from $169 million to $422 million.

     FNB is community oriented and focuses primarily on offering commercial, real estate and consumer loans, and deposit and other financial services to individuals, small to medium-sized businesses and other organizations in its market areas. FNB emphasizes its individualized services and community involvement, while at the same time providing its customers with the financial sophistication and array of products typically offered by a larger bank. Management believes that the bank competes successfully with larger banks located within and outside of North Carolina by retaining its personalized approach and community focus.

EXCHANGE RATIO TO BE 1.3333 SHARES OF FNB COMMON STOCK FOR EACH BLACK DIAMOND SHARE (PAGE 33)

     As a Black Diamond shareholder, if the merger is completed you will receive
1.3333 shares of FNB common stock for each share of Black Diamond common stock you own immediately prior to the merger, rounded to the nearest whole share. You will not receive any fractional shares of FNB common stock or any cash in lieu of a fractional share. On July 27, 1999, the closing price of FNB common stock was $15.9375, making the value of 1.3333 shares of FNB common stock on that date equal to $21.25.

SPECIAL MEETINGS TO BE HELD AUGUST 30 AND AUGUST 31, 1999; RECORD DATES SET AT JULY 15, 1999 (PAGE 21)

     The Black Diamond special meeting will be held at 5:00 p.m. on August 30, 1999 at Black Diamond's Norton branch, 600 Trent Street, Norton, Virginia. Black Diamond shareholders will be asked to approve the merger and the merger

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

agreement. If you held shares of Black Diamond common stock at the close of business on July 15, 1999, you are entitled to vote at the meeting.

     The FNB special meeting will be held at 9:30 a.m. on August 31, 1999 at Pennrose Park Country Club, 1622 Country Club Road, Reidsville, North Carolina. At that meeting, FNB shareholders will be asked to approve FNB's proposal to issue shares of its common stock in the merger. If you held shares of FNB common stock at the close of business on July 15, 1999, you are entitled to vote at the meeting.

REQUIRED VOTE (PAGE 22)

     A majority of the votes cast at the FNB special meeting must be voted in favor of FNB issuing its shares in the merger for this proposal to be approved. Each FNB share is entitled to one vote on each matter to be voted on at the FNB special meeting. As of June 30, 1999, directors and executive officers of FNB and their affiliates owned 220,224 shares of FNB common stock, which represented approximately 7% of the 3,343,929 FNB shares outstanding on that date.

     Approval of the merger requires the affirmative vote of at least two-thirds of all Black Diamond shares outstanding. As of June 30, 1999, directors and executive officers of Black Diamond and their affiliates owned 230,651 shares of Black Diamond common stock, which represented approximately 28% of the 835,069 Black Diamond shares outstanding at that date.

FNB AND BLACK DIAMOND BOARDS RECOMMEND SHAREHOLDER APPROVAL (PAGE 25)

     The FNB board of directors believes that the merger is in the best interests of the FNB shareholders. The FNB directors have unanimously approved issuing FNB shares in the merger and recommend that FNB shareholders vote FOR the proposal to issue such shares.

     The Black Diamond board of directors has determined that the merger is in the best interests of Black Diamond and its shareholders. The Black Diamond directors have unanimously approved the merger agreement and the merger and recommend that Black Diamond shareholders vote FOR approval and adoption of the merger agreement.

     Black Diamond's Fairness Opinion. In deciding to approve the merger, the Black Diamond board of directors received and considered the opinion of Austin Financial Services, Incorporated, Black Diamond's financial advisor, as to the fairness of the merger from a financial point of view as of that date. A copy of Austin Financial's opinion, dated as of the date of this Joint Proxy Statement/Prospectus is attached to this Joint Proxy Statement/Prospectus as Appendix D. The opinion of Austin Financial does not constitute a recommendation as to how a Black Diamond shareholder should vote. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Austin Financial in providing its opinion.

     FNB's Fairness Opinion. In deciding to approve the merger, the FNB board of directors received and considered the opinion of Equity Research Services, Inc., FNB's financial advisor, as to the fairness of the merger from a financial point of view as of that date. A copy of Equity Research Services' opinion, dated as of the date of this Joint Proxy Statement/Prospectus, is attached to this Joint Proxy Statement/Prospectus as Appendix E. The opinion of Equity Research Services does not constitute a recommendation as to how an FNB shareholder should vote. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Equity Research Services in providing its opinion.

     For a discussion of the background of the merger and the factors that each company considered in reaching its decision, please see page 24.

BENEFITS TO CERTAIN BLACK DIAMOND OFFICERS AND DIRECTORS IN THE MERGER (PAGE 32)

     In considering the recommendation of the Black Diamond board of directors to approve and adopt the merger agreement, as a Black Diamond shareholder, you should be aware of interests that Black Diamond's directors and executive officers have in the merger that are different from, or supplemental to, yours. These interests include, among other things:

- FNB will appoint Don M. Green and Gary Blosser to its board of directors after the merger,

- Don Green, Ben Sergent and Jack Kennedy will remain on the Black Diamond Board of Directors

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

  and the current Black Diamond directors will be appointed to the local advisory board for FNB,

- Don Green, Ben Sergent and Esther W. Bolling have entered into new employment and noncompetition agreements with Black Diamond, effective upon completion of the merger, and

- FNB will continue to maintain indemnification rights and liability insurance for directors and officers of Black Diamond.

     The Black Diamond board was aware of these and other interests and considered them before approving and adopting the merger agreement.

TREATMENT OF STOCK OPTIONS IN THE MERGER (PAGE 43)

     At the time of completion of the merger, each Black Diamond stock option will automatically become an option to acquire the number of shares of FNB common stock that the option holder would have been entitled to receive in the merger had the option been exercised immediately before the merger. The terms and conditions of the replacement option will be the same as the Black Diamond option, except that the exercise price will be adjusted to give effect to the
1.3333 exchange ratio.

CONDITIONS TO THE MERGER (PAGE 40)

     We will not complete the merger unless customary conditions (relating, for example, to shareholder approval, the delivery of a tax opinion, the ability to use pooling of interests accounting and receipt of all regulatory approvals) are satisfied or waived. FNB and Black Diamond may not waive certain conditions that are required by law to complete the merger, including (1) shareholder approvals and (2) certain regulatory and governmental approvals.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGES 41 AND 42)

     We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either company may terminate the merger agreement if:

- the merger is not completed by March 31, 2000,

- the other party breaches a provision of the merger agreement that is not cured,

- the other party fails to satisfy a condition to the merger, which is not waived, or capable of being satisfied within a reasonable period of time or

- the Federal Reserve Board, the Office of Thrift Supervision, the North Carolina Banking Commission or the Virginia State Corporation Commission do not approve the merger.

     FNB alone may terminate the merger agreement if:

- the FNB board of directors determines that the merger has become inadvisable or impracticable because (1) a regulatory agency requests conditions that are objectionable to FNB or (2) litigation to restrain or prohibit the merger is pending or threatened,

- Black Diamond's board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to FNB, or recommends another offer or

- a third party takes steps to acquire Black Diamond.

     Black Diamond alone may terminate the merger agreement if the Black Diamond board of directors determines that the merger has become inadvisable or impracticable because (1) a regulatory agency requests conditions that are objectionable to Black Diamond or (2) litigation to restrain or prohibit the merger is pending or threatened.

     At any time prior to the completion of the merger, we may amend the merger agreement in any way. Once the merger agreement is approved by shareholders of either company, any amendment must be approved by FNB shareholders only if such approval is required under North Carolina law and Black Diamond shareholders only if such approval is required under federal law, except that shareholder approval is necessary for an amendment that modifies either the amount or form of the consideration to be received by Black Diamond shareholders or if there would be a change in the tax or accounting treatment of the merger.

TERMINATION FEE (PAGE 42)

     The merger agreement requires Black Diamond to pay FNB a termination fee of $200,000 upon termination of the merger agreement where a third party has taken steps to acquire Black Diamond or Black Diamond breaches any of its obligations under the merger agreement. Black Diamond has agreed to reimburse FNB's reasonable expenses up to $300,000 if FNB terminates the merger agreement because the Black Diamond board of directors has withdrawn its recommendation of the merger or if Black Diamond breaches the merger agreement. FNB has agreed to reimburse Black Diamond's reasonable expenses up to $200,000 if Black Diamond terminates the merger agreement because of an FNB breach.

REGULATORY APPROVALS (PAGE 40)

     We cannot complete the merger until we receive approval of the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. FNB and Black Diamond filed notifications and applications with the Federal Reserve and the OTS seeking approval of the merger. The OTS is the primary regulator of Black Diamond. FNB also must obtain permission from the Virginia State Corporation Commission to acquire control of Black Diamond. It is possible that the Federal Reserve and OTS approvals will impose conditions or restrictions that FNB or Black Diamond believe to materially adversely affect the economic or business benefits of the merger.

STOCK OPTION AGREEMENT (PAGE 44)

     As a condition to FNB's willingness to enter into the merger agreement, and to discourage other companies from acquiring Black Diamond, Black Diamond has granted FNB an option to purchase approximately 19.9% of Black Diamond's common stock at an exercise price of $17.25 per share. Among other reasons, FNB can exercise the option if a third party has taken steps to acquire Black Diamond and Black Diamond's shareholders do not thereafter approve the merger or Black Diamond breaches any of its obligations under the merger agreement. The maximum compensation FNB may receive under the stock option agreement, together with any termination fees under the merger agreement, is $3 million. If the FNB/Black Diamond merger occurs, the option expires.

FNB TO USE POOLING OF INTERESTS ACCOUNTING TREATMENT (PAGE 34)

     We expect the merger to qualify as a pooling of interests, which means that going forward, the merged companies will be treated as if they had always been combined for accounting and financial reporting purposes. Generally, pooling of interests accounting treatment enhances future earnings by avoiding the creation of goodwill relating to the merger. Therefore, FNB should be able to avoid charges against future earnings resulting from the amortization of goodwill. We have conditioned the merger upon the receipt of acceptable letters from the independent accountants of each company relating to the pooling of interests accounting treatment.

DISSENTERS' RIGHTS (PAGE 81)

     The FNB shareholders do not have dissenters' rights of appraisal in connection with the proposal on which they are voting.

     The Black Diamond shareholders have dissenters' rights of appraisal in connection with the merger. In order to exercise dissenters' rights and receive payment, a dissenting shareholder must deliver to Black Diamond prior to the shareholders' meeting a written notice identifying himself or herself and stating his or her intent to dissent and to demand payment for his or her shares if the merger is consummated and must not vote his or her shares in favor of the merger. A VOTE AGAINST THE MERGER WILL NOT ITSELF CONSTITUTE THE REQUIRED WRITTEN NOTICE, AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF AN INTENT TO DEMAND PAYMENT. After consummation of the merger, the dissenting shareholder must properly comply with various procedural requirements, including responding to certain notices received from FNB.

LISTING OF FNB COMMON STOCK (PAGE 35)

     FNB will list the shares of its common stock to be issued in the merger on the Nasdaq National Market, where its stock is currently traded and will continue to trade after the merger.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER (PAGE 34)

     As a condition to the merger, FNB must receive an opinion of its tax counsel that the merger will qualify as a tax-free "reorganization" under the Internal Revenue Code. Tax matters are complicated and the tax consequences of the merger to you will depend on your personal circumstances. We urge you to consult your own tax advisors to understand fully the tax consequences to you.

COMPARISON OF MARKET PRICES AND DIVIDEND POLICIES

     FNB common stock is traded on The Nasdaq Stock Market under the symbol "FNBF." Black Diamond common stock is not publicly traded. The following table shows the high and low sale prices per share of FNB common stock on The Nasdaq Stock Market, based on published financial sources, and the frequency and per share amount of dividends paid for each of the last two fiscal years and the 1999 fiscal year to date. The FNB stock prices and dividends in the table have been adjusted to account for four-for-three stock splits, effected as 33% stock dividends, paid to shareholders on April 30, 1997 and September 12, 1997.

                                                                     FNB
                                                              COMMON STOCK PRICE
                                                              ------------------         FNB
CALENDAR PERIOD                                                HIGH        LOW      DIVIDENDS PAID
---------------                                               -------    -------    --------------
Twelve Months ended December 31, 1997
  First Quarter.............................................  $15.19     $11.81         $0.09
  Second Quarter............................................   24.75      13.50          0.10
  Third Quarter.............................................   29.00      21.75          0.10
  Fourth Quarter............................................   28.25      24.75          0.10
Twelve Months ended December 31, 1998
  First Quarter.............................................  $26.00     $23.75         $0.10
  Second Quarter............................................   25.50      22.50          0.10
  Third Quarter.............................................   25.25      17.75          0.10
  Fourth Quarter............................................   19.75      16.00          0.10
Twelve Months ended December 31, 1999
  First Quarter.............................................  $18.50     $16.00         $0.11
  Second Quarter............................................   18.00      15.00          0.11
  Third Quarter (through July 27, 1999).....................   16.25      15.25           N/A

     As of June 30, 1999, there were approximately 2,400 beneficial owners of FNB common stock, including 890 holders of record. As of June 30, 1999, there were approximately 402 holders of record of Black Diamond common stock.

     The following table presents trading information for FNB common stock on The Nasdaq Stock Market on May 28, 1999 (the last full trading day prior to announcement of the signing of the merger agreement) and July 27, 1999 (the last practicable trading day for which information was available prior to the date of this Joint Proxy Statement/ Prospectus). Also set forth below for each of those dates is the equivalent pro forma value of one share of Black Diamond common stock (determined by multiplying the applicable price of FNB common stock by the 1.3333 exchange ratio). Because the exchange ratio is fixed and because the market price of FNB common stock is subject to fluctuation, the market value of the FNB common stock that Black Diamond shareholders will receive in the merger may increase or decrease prior to and following the completion of the merger. We recommend that you also obtain current market quotations.

                                                  MAY 28, 1999        JULY 27, 1999
                                                ----------------    ------------------
                                                 HIGH      LOW       HIGH       LOW
                                                ------    ------    ------    --------
FNB...........................................  $15.75    $15.25    $16.00    $15.9375
Black Diamond Equivalent Pro Forma Value......  $21.00    $20.33    $21.33    $  21.25

                       SELECTED HISTORICAL FINANCIAL DATA

     FNB is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below are derived from the audited consolidated financial statements of FNB. The interim selected historical financial data presented below are derived from the unaudited consolidated financial statements of FNB. In the opinion of FNB management, the unaudited financial statements of FNB include all adjustments that FNB considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. Operating results for FNB for the interim period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

     As this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of FNB contained in the annual and quarterly reports, as amended, and other information that FNB has filed with the Securities and Exchange Commission ("SEC"). See "Where You Can Find More Information" on page 99. Financial information regarding Black Diamond begins on page F-33.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FNB (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND OTHER DATA)

                                                                                                   AT AND FOR THE
                                                                                                 THREE MONTHS ENDED
                                             AT AND FOR THE YEAR ENDED DECEMBER 31,                  MARCH 31,
                                    --------------------------------------------------------    --------------------
                                      1998        1997        1996        1995        1994        1999        1998
                                    --------    --------    --------    --------    --------    --------    --------
INCOME STATEMENT DATA:
Net interest income...............  $ 14,558    $ 10,961    $  8,598    $  7,250    $  6,641    $  3,805    $  3,266
Provision for loan losses.........     1,130         760         415         260         105         228         265
Other income......................     2,254       1,354       1,252       1,236         927         566         435
Other expenses....................     9,970       7,903(1)    6,004       5,190       5,333       2,835       2,257
Net income........................     3,847       2,477       2,410       2,170       1,592(2)      860         775
BALANCE SHEET DATA:
Assets............................  $421,709    $325,151    $209,796    $177,897    $169,231    $413,320    $367,789
Loans(3)..........................   255,827     228,715     144,585     111,708      79,787     265,120     247,470
Allowance for loan losses.........     2,606       2,331       1,638       1,258       1,052       2,740       2,550
Deposits..........................   345,005     272,274     179,380     154,400     132,474     338,220     315,194
Other borrowings..................    28,932      28,720       8,650       3,152      21,130      30,103      25,447
Shareholders' equity..............    44,566      22,518      20,386      18,982      14,920      42,289      23,134
PER COMMON SHARE DATA(4):
Net income, basic.................  $   1.23    $   1.00    $   0.98    $   0.89    $   0.65    $   0.25    $   0.31
Net income, diluted(5)............      1.16        0.93        0.96        0.88        0.65        0.25        0.29
Book value........................     12.99        9.03        8.29        7.78        6.12       12.72        9.26
OTHER DATA:
Branch offices....................        10          10           6           5           5          10          10
Full-time employees...............       144         129          95          87          90         139         142
PERFORMANCE RATIOS:
Return on average assets..........      0.98%       0.96%       1.23%       1.27%       1.03%       0.83%       0.91%
Return on average equity..........     10.58       11.86       12.52       12.91        9.76        8.17       13.92
Net interest margin (taxable
  equivalent).....................      3.92        4.57        4.84        4.72        4.84        3.89        4.08
Dividend payout...................     33.14       39.00       35.17       33.92       41.30       42.54       32.26
ASSET QUALITY RATIOS:
Allowance for loan losses to
  period end loans................      1.02%       1.02%       1.13%       1.13%       1.32%       1.03%       1.03%
Allowance for loan losses to
  period end non-performing
  loans(6)........................       735         180         299       2,859         670         377         172
Net charge-offs to average
  loans...........................      0.34        0.04        0.03        0.06        0.28        0.15        0.08
Non-performing assets to period
  end loans and foreclosed
  property(6).....................      0.70        0.38        0.40        0.21        0.43        0.62        0.62
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average
  assets..........................      9.27%       8.09%       9.85%       9.80%      10.55%      10.18%       6.56%
Total risk-based..................     16.25        9.88       15.10       16.70       19.39       15.10        9.22
Average loans to average
  deposits........................     76.45       84.17       76.37       65.64       60.23       76.27       83.00

---------------
(1) Includes approximately $1.4 million of non-interest expense attributable to the opening of four new branches in 1997.

(2) Includes: (i) a non-recurring expense of approximately $200,000 resulting from an acquisition terminated by the Company; (ii) a write-down on mortgages held for sale of approximately $214,000; and (iii) an expense of approximately $129,000 associated with increased equipment expense.

(3) Loans net of unearned income, before allowance for losses.

(4) Gives effect to a stock split in 1996 and two stock splits in 1997.

(5) Assumes the exercise of outstanding options to acquire FNB common stock. See
    Note 14 to FNB's consolidated financial statements.

(6) Non-performing loans and non-performing assets include loans past due 90 days or more that are still accruing interest.

                        FNB AND BLACK DIAMOND UNAUDITED
               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     Set forth below are unaudited pro forma financial data of FNB and Black Diamond combined. Information for FNB is derived from the audited financial statements as of and for the years ended December 31, 1996, 1997 and 1998 and also from unaudited interim financial statements as of and for the three months ended March 31, 1999. Information for Black Diamond is derived from the audited financial statements as of and for the years ended December 31, 1996, 1997 and 1998 and also from unaudited interim financial statements as of and for the three months ended March 31, 1999. The proposed merger transaction between the two companies is reflected under the pooling of interest method of accounting. This information is not necessarily indicative of the results that actually would have occurred.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                                 MARCH 31, 1999
                           (UNAUDITED, IN THOUSANDS)

                                                                                       PRO FORMA
                                                          BLACK      PRO FORMA       COMBINED FNB
                                                FNB      DIAMOND    ADJUSTMENTS    AND BLACK DIAMOND
                                              --------   --------   -----------    -----------------
ASSETS
  Cash and due from banks...................  $ 10,765   $  9,583     $   --           $ 20,348
  Investments securities....................   126,449      9,500                       135,949
  Loans and leases, net.....................   262,380    106,967       (325)(1)        369,022
  Premises and equipment....................     7,352      2,017                         9,369
  Intangible assets.........................       557         58                           615
  Other assets..............................     5,817      2,568                         8,385
                                              --------   --------     ------           --------
          Total assets......................  $413,320   $130,693     $ (325)          $543,688
                                              ========   ========     ======           ========
LIABILITIES
  Noninterest bearing demand................  $ 38,623   $  6,030     $   --           $ 44,653
  Interest bearing deposits.................   299,597    111,715                       411,312
                                              --------   --------     ------           --------
  Total deposits............................   338,220    117,745         --            455,965
  Purchased funds and other borrowings......    30,103      2,500                        32,603
  Other liabilities.........................     2,708      1,146        213 (1)(2)       4,067
                                              --------   --------     ------           --------
          Total liabilities.................   371,031    121,391        213            492,635
                                              --------   --------     ------           --------
SHAREHOLDERS' EQUITY
  Preferred stock...........................        --         --                            --
  Common stock..............................     3,325      2,088       (975)(3)          4,438
  Surplus...................................    19,576      4,806        975(3)          25,357
  Retained earnings.........................    19,610      2,406       (538)(1)(2)      21,478
  Accumulated other comprehensive income....      (222)         2                          (220)
                                              --------   --------     ------           --------
          Total shareholders' equity........    42,289      9,302       (538)            51,053
                                              --------   --------     ------           --------
          Total liabilities and
            shareholders' equity............  $413,320   $130,693     $ (325)          $543,688
                                              ========   ========     ======           ========

---------------

(1) To increase allowance for loan loss ($215,000 net of applicable tax benefit).

(2) To adjust for non-recurring charges (net of applicable tax benefits) resulting from merger.

Investment advisor fees.....................................  $129,000
Legal and accounting........................................   172,000
Other transaction cost......................................    22,000
                                                              --------
                                                              $323,000
                                                              ========

(3) Adjustment for issuance of FNB shares.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                    THREE MONTH PERIOD ENDED MARCH 31, 1999
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                     BLACK       COMBINED FNB
                                                           FNB      DIAMOND    AND BLACK DIAMOND
                                                          ------    -------    -----------------
Interest income
  Loans.................................................  $5,696    $2,297          $ 7,993
  Investments and other.................................   1,935       164            2,099
                                                          ------    ------          -------
  Total interest income.................................   7,631     2,461           10,092
Interest expense
  Deposits..............................................   3,470     1,443            4,913
  Purchased funds and other borrowings..................     356        30              386
                                                          ------    ------          -------
  Total interest expense................................   3,826     1,473            5,299
Net interest income before provision....................   3,805       988            4,793
Provision for loan loss.................................     228         1              229
                                                          ------    ------          -------
Net interest income after provision for loan losses.....   3,577       987            4,564
                                                          ------    ------          -------
Noninterest income......................................     566       118              684
Noninterest expense.....................................   2,835       704            3,539
                                                          ------    ------          -------
Net income before taxes.................................   1,308       401            1,709
Income taxes............................................     448       128              576
                                                          ------    ------          -------
Net income..............................................  $  860    $  273          $ 1,133
                                                          ======    ======          =======
Basic earnings per share................................  $ 0.25    $ 0.33          $  0.25(1)
Diluted earnings per share..............................  $ 0.25    $ 0.32          $  0.25(1)

---------------

(1) Adjusted for exchange ratio of 1.3333 shares of FNB stock for each share of Black Diamond stock.

(2) The table below summarizes non-recurring charges (net of applicable tax benefits) resulting from the merger. These changes have not been reflected in the above pro forma information.

Investment advisor fees.....................................  $129,000
Legal and accounting........................................   172,000
Other transaction costs.....................................    23,000
                                                              --------
                                                              $323,000
                                                              ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                     BLACK       COMBINED FNB
                                                           FNB      DIAMOND    AND BLACK DIAMOND
                                                         -------    -------    -----------------
Interest income
  Loans................................................  $23,190    $8,796          $31,986
  Investments and other................................    7,485     1,086            8,571
                                                         -------    ------          -------
  Total interest income................................   30,675     9,882           40,557
Interest expense
  Deposits.............................................   14,600     5,879           20,479
  Purchased funds and other borrowings.................    1,517        22            1,539
                                                         -------    ------          -------
  Total interest expense...............................   16,117     5,901           22,018
                                                         -------    ------          -------
Net interest income before provision...................   14,558     3,981           18,539
Provision for loan loss................................    1,130        41            1,171
                                                         -------    ------          -------
Net interest income after provision for loan losses....   13,428     3,940           17,368
                                                         -------    ------          -------
Noninterest income.....................................    2,254       630            2,884
Noninterest expense....................................    9,970     2,863           12,833
                                                         -------    ------          -------
Net income before taxes................................    5,712     1,707            7,419
Income taxes...........................................    1,865       533            2,398
                                                         -------    ------          -------
Net income.............................................  $ 3,847    $1,174          $ 5,021
                                                         =======    ======          =======
Basic earnings per share...............................  $  1.23    $ 1.41          $  1.18(1)
Diluted earnings per share.............................  $  1.16    $ 1.37          $  1.13(1)

---------------

(1) Adjusted for exchange ratio of 1.3333 shares of FNB stock for each share of Black Diamond stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                     BLACK       COMBINED FNB
                                                           FNB      DIAMOND    AND BLACK DIAMOND
                                                         -------    -------    -----------------
Interest income Loans..................................  $17,616    $8,049          $25,665
  Investments and other................................    3,401     1,358            4,759
                                                         -------    ------          -------
  Total interest income................................   21,017     9,407           30,424
Interest expense
  Deposits.............................................    9,287     5,771           15,058
  Purchased funds and other borrowings.................      769        --              769
                                                         -------    ------          -------
  Total interest expense...............................   10,056     5,771           15,827
                                                         -------    ------          -------
Net interest income before provision...................   10,961     3,636           14,597
Provision for loan loss................................      760       (74)             686
                                                         -------    ------          -------
Net interest income after provision for loan losses....   10,201     3,710           13,911
                                                         -------    ------          -------
Noninterest income.....................................    1,354       562            1,916
Noninterest expense....................................    7,903     2,725           10,628
                                                         -------    ------          -------
Net income before taxes................................    3,652     1,547            5,199
Income taxes...........................................    1,175       510            1,685
                                                         -------    ------          -------
Net income.............................................  $ 2,477    $1,037          $ 3,514
                                                         =======    ======          =======
Basic earnings per share...............................  $  1.00    $ 1.24          $  0.98(1)
Diluted earnings per share.............................  $  0.93    $ 1.24          $  0.93(1)

---------------

(1) Adjusted for exchange ratio of 1.3333 shares of FNB stock for each share of Black Diamond stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA
                                                                     BLACK       COMBINED FNB
                                                           FNB      DIAMOND    AND BLACK DIAMOND
                                                         -------    -------    -----------------
Interest income
  Loans................................................  $12,092    $8,284          $20,376
  Investments and other................................    3,268     1,290            4,558
                                                         -------    ------          -------
  Total interest income................................   15,360     9,574           24,934
Interest expense
  Deposits.............................................    6,449     5,909           12,358
  Purchased funds and other borrowings.................      313        41              354
                                                         -------    ------          -------
  Total interest expense...............................    6,762     5,950           12,712
Net interest income before provision...................    8,598     3,624           12,222
Provision for loan loss................................      415       292              707
                                                         -------    ------          -------
Net interest income after provision for loan losses....    8,183     3,332           11,515
                                                         -------    ------          -------
Noninterest income.....................................    1,252       469            1,721
Noninterest expense....................................    6,004     3,450            9,454
                                                         -------    ------          -------
Net income before taxes................................    3,431       351            3,782
Income taxes...........................................    1,021       105            1,126
                                                         -------    ------          -------
Net income.............................................  $ 2,410    $  246          $ 2,656
                                                         =======    ======          =======
Basic earnings per share...............................  $  0.98    $ 0.29          $  0.74(1)
Diluted earnings per share.............................  $  0.96    $ 0.29          $  0.73(1)

---------------

(1) Adjusted for exchange ratio of 1.3333 shares of FNB stock for each share of Black Diamond stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain unaudited historical and pro forma per share data of FNB and Black Diamond, as well as equivalent per share data with respect to one share of Black Diamond common stock on a pro forma basis for the merger. You should read the data presented below in conjunction with the unaudited pro forma combined condensed financial data and historical financial statements (and related notes) of FNB and Black Diamond which are included or incorporated by reference in this document. See "Where You Can Find More Information" on page 99 and Index to Financial Statements on page F-1.

                                    YEAR ENDED          YEAR ENDED          YEAR ENDED       THREE MONTHS ENDED
                                 DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996     MARCH 31, 1999
                                 -----------------   -----------------   -----------------   ------------------
Basic Earnings Per Share:
  FNB Historical Earnings Per
     Share.....................        $1.23               $1.00               $0.98               $0.25
  Black Diamond Historical
     Earnings Per Share........        $1.41               $1.24               $0.29               $0.33
  FNB and Black Diamond Pro
     Forma Earnings Per
     Share(1)..................        $1.18               $0.98               $0.74               $0.25
  Black Diamond Equivalent Pro
     Forma Earnings Per
     Share(2)..................        $1.57               $1.31               $0.99               $0.33
Diluted Earnings Per Share:
  FNB Historical Earnings Per
     Share.....................        $1.16               $0.93               $0.96               $0.25
  Black Diamond Historical
     Earnings Per Share........        $1.37               $1.24               $0.29               $0.32
  FNB and Black Diamond Pro
     Forma Earnings Per
     Share(1)..................        $1.13               $0.93               $0.73               $0.25
  Black Diamond Equivalent Pro
     Forma Earnings Per
     Share(2)..................        $1.51               $1.24               $0.97               $0.33
Dividends Per Share:
  FNB Historical Dividends Per
     Share.....................        $0.40               $0.39               $0.34               $0.11
  Black Diamond Historical
     Dividends Per Share.......           --                  --                  --                  --
  FNB and Black Diamond Pro
     Forma Dividends Per
     Share(3)..................        $0.40               $0.39               $0.34               $0.11
  Black Diamond Equivalent Pro
     Forma Dividends Per
     Share(2)..................        $0.53               $0.52               $0.45               $0.15

                                                              DECEMBER 31, 1998    MARCH 31, 1999
                                                              -----------------    --------------
Book Value Per Share:
  FNB Historical Book Value Per Share.......................       $12.99              $12.72
  Black Diamond Historical Book Value Per Share.............       $10.85              $11.14
  FNB and Black Diamond Pro Forma Book Value Per Share(1)...       $11.81              $11.50
  Black Diamond Equivalent Pro Forma Book Value Per
     Share(2)...............................................       $15.75              $15.33

---------------
(1) Gives pro forma effect to the merger.

(2) Black Diamond equivalent per share amounts are calculated by multiplying the FNB and Black Diamond pro forma per share amounts by the merger exchange ratio of 1.3333.

(3) Same as FNB historical dividends per share since no change in FNB dividend policy is expected as a result of the merger.

                           FORWARD LOOKING STATEMENTS

     The following statements are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     - certain statements, including possible or assumed future results of operations of Black Diamond and/or FNB, contained in "Summary;" "Risk Factors You Should Consider;" "The Merger -- Background of the Merger;" "The Merger -- Black Diamond's Reasons for the Merger;" "The
       Merger -- FNB Reasons for the Merger;" "Unaudited Pro Forma Combined Condensed Financial Information;" "About FNB;" "About Black Diamond;" including any statements contained herein regarding the prospects for FNB and/or Black Diamond services and products, the impact of competition, the proposed integration of the business and management structure for FNB and Black Diamond;

     - any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "may," "will," "estimate," "continue," or similar expressions; and

     - other statements contained in this Joint Proxy Statement/Prospectus regarding matters that are not historical facts.

     Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors You Should Consider." FNB and Black Diamond shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Joint Proxy Statement/Prospectus.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward looking statements that may be issued by FNB or Black Diamond or persons acting on its or their behalf. Neither FNB nor Black Diamond undertakes any obligation to release any revisions to or to update publicly any forward looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

                        RISK FACTORS YOU SHOULD CONSIDER

In addition to the other information provided or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following factors carefully in evaluating whether to vote in favor of the merger or the issuance of FNB common stock in connection with the merger. You should also refer to "Forward Looking Statements" on page 16.

                                ABOUT THE MERGER

IT IS POSSIBLE THAT THE MERGER MAY NOT PRODUCE THE RESULTS WE EXPECT

     The merger will challenge FNB's management to overcome certain risks, including

- successfully combining and integrating Black Diamond's operations and services into FNB's,

- the possible diversion of management's attention from other business concerns to focus on the merger and

- the possibility that Black Diamond will not perform in the way FNB expects.

     FNB will achieve the anticipated benefits from the merger only if it can successfully integrate Black Diamond's business into its operations. Such integration will require substantial attention from management and could interrupt certain of FNB's operations and business cycles. As in any business combination, FNB cannot assure you that it can successfully integrate Black Diamond into its operations. The risks associated with the merger could adversely affect FNB's business in a material way.

EFFECT OF FNB STOCK PRICE FLUCTUATIONS ON FIXED EXCHANGE RATIO

     In the merger, FNB will exchange 1.3333 shares of its common stock for each outstanding share of Black Diamond common stock. This exchange ratio is fixed and will not change as the market price of FNB common stock changes. As a result, the value of the shares of FNB common stock received by Black Diamond shareholders in the merger will vary depending on fluctuations in the value of FNB common stock. Such fluctuations may be the result of changes in the business, operations or prospects of FNB, market assessments of the likelihood that the merger will be consummated, the timing, general market and economic conditions and other factors. Accordingly, we cannot assure you that the value of the consideration to be paid in the merger on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the Black Diamond special meeting and the FNB special meeting or at the time of the completion of the merger.

POSSIBLE LOSS OF TAX-FREE TREATMENT

     We have structured the merger to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986. Although the Internal Revenue Service has not provided a ruling on the matter, FNB will obtain a legal opinion that the merger qualifies as tax-free. This opinion neither binds the IRS nor prevents the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, as a Black Diamond shareholder, you would recognize gain or loss on each Black Diamond share surrendered in the amount of the difference between your basis in such share and the fair market value of the FNB shares you receive in exchange for it at the time of the merger.

                                   ABOUT FNB

FNB'S RAPID AND ACCELERATING GROWTH IS LIKELY TO CONTINUE STRAINING ITS
RESOURCES

     FNB has experienced rapid growth over the past several years. The growth and expansion of its business have placed, and FNB believes will continue to place, a strain on its operational, human and financial resources. In order to manage its growth, FNB must continue to attract, retain and reward qualified and experienced management, loan and clerical personnel who possess both the personal affiliations and leadership traits FNB seeks. In particular, FNB relies on a number of key executives, including Ernest J. Sewell, its President and Chief Executive Officer. FNB maintains key man life insurance on Mr. Sewell in the amount of $1 million.

     The loss of the services of any key executive, including Mr. Sewell, could have a material adverse effect on FNB. Failure to manage growth effectively or to attract and retain qualified personnel could have a material adverse effect on FNB's business and could restrain its ability to successfully implement its business strategy.

AS FNB EXPANDS INTO NEW MARKETS, ITS BUSINESS COULD BE IMPACTED IN WAYS NOT ANTICIPATED

     In pursuing its growth strategy, FNB may continue to expand its presence into new geographic markets, including markets outside the State of North Carolina. For example, if the merger is completed, FNB will be serving markets in the State of Virginia. FNB cannot be sure of its ability to establish local affiliations, realize management and operating efficiencies or otherwise establish a presence in these new geographic markets. As it enters new geographic markets, FNB will need to establish, or have in place, relationships with new or additional well-trained local managers and will be reliant on such managers who have the local affiliations that FNB seeks. Therefore, it will be necessary for FNB to give significant autonomy to its managers in any new branches. FNB may also be required to comply with laws and regulations that differ from those that currently apply to FNB, and may face competitors with greater knowledge of such local markets.

FNB'S CONTINUED EXPANSION PLANS COULD DISRUPT ITS BUSINESS IN SIGNIFICANT WAYS

     FNB intends to continue to expand its business through selective de novo branch openings and possible acquisitions, such as the merger. FNB may not be able to consummate, or if consummated, successfully integrate, any future de novo branch opening or acquisition, including the merger, and FNB could incur disruption and unexpected expenses in integrating such transactions. Although FNB currently has no agreements or understandings, either written or oral, in place, other than with respect to the merger, in the normal course of business, FNB evaluates potential transactions that would complement or expand its business. In doing so, FNB competes with other potential bidders, many of which have greater financial and operational resources.

     There can be no assurance that FNB will be able to successfully negotiate, finance or integrate any such transactions. Furthermore, the process of evaluating, negotiating and integrating transactions may divert FNB's management time and resources. FNB cannot assure you that any additional de novo branch opening or acquisition, when consummated, will not have a material adverse effect on its business.

FNB'S LOAN PORTFOLIO IS HEAVILY WEIGHTED TOWARD REAL ESTATE LOANS, SO FNB'S PERFORMANCE MAY SHIFT WITH FLUCTUATIONS IN REAL ESTATE CONDITIONS

     At March 31, 1999, real estate loans comprised 63.4% of FNB's total loan portfolio, which includes residential mortgages and construction and commercial loans secured by real estate. FNB generates a substantial portion of its real estate mortgage loans in North Carolina. Therefore, conditions of the real estate markets in North Carolina could strongly influence the level of its non-performing mortgage loans and its results of operations and financial condition. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and acts of nature. Although FNB's underwriting standards are intended to protect it against adverse general and local real estate trends, declines in real estate markets could adversely impact the demand for new real estate loans, the value of the collateral securing its loans and its business.

FNB FACES STRONG COMPETITION FROM COMPETITORS WITH GREATER RESOURCES

     Commercial banking in North Carolina is extremely competitive, due in large part to statewide branching. Currently, many of FNB's competitors in certain markets are significantly larger and have greater resources than FNB. FNB encounters significant competition from a number of sources, including other bank holding companies, commercial banks, thrift institutions, credit unions and other financial institutions and financial intermediaries. Among commercial banks, FNB competes in its market areas with some of the largest banking organizations in the country.

     More than that, competition is not just limited to financial institutions based in North Carolina. The enactment of federal legislation authorizing nationwide interstate banking has greatly increased the size and financial resources of some of FNB's competitors. Consequently, many of FNB's competitors have substantially higher lending limits due to their greater total capitalization, and many perform functions for their customers that FNB does not offer. As a result, FNB is likely to meet increased competition, especially as it expands into new markets, that may limit its ability to maintain or increase its market share or otherwise materially and adversely affect its business.

GOVERNMENT AGENCIES ACTIVELY REGULATE BANKS; FNB NEEDS TO REACT QUICKLY AND POSITIVELY TO SHIFTS IN THE REGULATORY ENVIRONMENT

     FNB's profitability depends to a large extent upon its net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. FNB's net interest income would be adversely affected if changes in market interest rates caused by governmental fiscal policies or otherwise resulted in the cost of interest-bearing liabilities increasing faster than the increase in the yield on its interest-earning assets.

     FNB's operating results are also affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve. The instruments of monetary policy include open market operations in U.S. Government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, FNB cannot predict possible future changes in interest rates, deposit levels and loan demand on its business.

     In addition, FNB is subject to extensive supervision, regulation and control by several federal and state governmental agencies, including the Federal Reserve Board, the Commissioner of Banks in North Carolina and the Federal Deposit Insurance Corporation. Certain recently enacted or proposed legislation or regulations, and future legislation or regulations, could have an adverse effect on both the costs of doing business and the competitive factors facing FNB's industry. Although FNB cannot predict the impact of such legislation and regulation, future changes may alter the structure of and competitive relationships among financial institutions and the cost of doing business. The addition of Black Diamond, which is regulated by the OTS, would add another layer of oversight to FNB's business.

FNB MUST EFFECTIVELY RESPOND TO THE PACE OF TECHNOLOGICAL CHANGE AND RESULTING CUSTOMER DEMANDS WITHOUT STRAYING FROM ITS BUSINESS PHILOSOPHY

     The banking industry is undergoing, and FNB believes will continue to undergo, technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. FNB's future success will depend, in part, on its ability to address customer needs by using technology to provide products and services that will satisfy customer demands for convenience as well as to enhance efficiencies in its operations.

     FNB believes that keeping pace with technological advances is important, as long as its emphasis on personalized services is not adversely impacted. As a result, FNB has been upgrading its internal systems, both through the efficient use of technology (including software applications) and by strengthening its policies and procedures. Many of FNB's competitors will have substantially greater resources to invest in technological and infrastructure improvements. FNB cannot assure you that it will be able to effectively implement new technology-driven products and services consistent with its emphasis on individualized attention to customers' needs.

FNB IS ON SCHEDULE TO COMPLETE ITS WORK TO BE YEAR 2000 COMPLIANT, BUT UNEXPECTED EVENTS COULD STILL OCCUR

     As a lending institution, FNB's need to have its systems, applications and procedures Year 2000 compliant is especially important. FNB does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition, and FNB expects to satisfy its compliance program without material disruption of its operations. Year 2000 expenses totaled $9,000 for 1998, and are budgeted at $35,000 for 1999. These costs only reflect the external cost of Year 2000 compliance. However, in the event that FNB's significant suppliers do not successfully and timely achieve Year 2000 compliance, FNB's business could be adversely affected.

     FNB is also exposed to potential risk if borrowers suffer Year 2000-related difficulties and are unable to repay their loans. FNB Southeast is discussing the Year 2000 issue with borrowers as part of the loan granting or renewal process. At this time, FNB is unable to determine what impact, if any, the Year 2000 will have on the loan payment performance of borrowers. Thus far, however, none of FNB's borrowers have reported the expectation of material adverse impacts as a result of the Year 2000.

                              ABOUT BLACK DIAMOND

ECONOMIC CONDITIONS OF BLACK DIAMOND'S MARKET AREA COULD AFFECT ITS
PROFITABILITY

     Black Diamond's loans and deposits are primarily generated from the areas where its offices are located. With the exception of Rockingham County, where Black Diamond's Harrisonburg branch is located, the counties that Black Diamond serves are largely rural, and the economy is diversified among the coal mining, manufacturing, trade and services industries. Over the past several years, the local economy has weakened as a result of layoffs and closings by local employers. Population and household growth and per capita income levels for the counties that Black Diamond serves are generally lower than comparable levels for Virginia, with the exception of Rockingham County, while unemployment levels are generally higher. While Black Diamond's management regards its market area as a moderate growth area, there can be no assurance that the profitability of Black Diamond will not be adversely affected if economic conditions remain at their current levels.

BLACK DIAMOND'S LOAN PORTFOLIO IS HEAVILY WEIGHTED TOWARD REAL ESTATE LOANS, SO BLACK DIAMOND'S PERFORMANCE MAY SHIFT WITH FLUCTUATIONS IN REAL ESTATE CONDITIONS

     At March 31, 1999, real estate loans, which include residential and commercial real estate mortgages and construction loans, comprised 84.9% of Black Diamond's total loan portfolio. Black Diamond generates a substantial portion of its real estate mortgage loans in Virginia. Therefore, conditions of the real estate markets in Virginia could strongly influence the level of its non-performing mortgage loans and its results of operations and financial condition. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and acts of nature. Although Black Diamond's underwriting standards are intended to protect it against adverse general and local real estate trends, declines in real estate markets could adversely impact the demand for new real estate loans, the value of the collateral securing its loans, and its business.

BLACK DIAMOND FACES STRONG COMPETITION FROM COMPETITORS WITH GREATER RESOURCES

     Commercial banking in Virginia is extremely competitive, due in large part to statewide branching. Currently, many of Black Diamond's competitors in certain of its markets are significantly larger and have greater resources than Black Diamond. Black Diamond encounters significant competition from a number of sources, including bank holding companies, commercial banks, thrift institutions, credit unions and other financial services providers. In addition, the enactment of federal legislation authorizing nationwide interstate banking has greatly increased the size and financial resources of some of Black Diamond's competitors. Consequently, many of its competitors have substantially higher lending limits due to their greater total capitalization, and many perform functions for their customers that Black Diamond does not offer. As a result, Black Diamond will continue to meet increased competition that may limit its ability to maintain or increase its market share or otherwise materially and adversely affect its business.

THE YEAR 2000 DATE CHANGE MAY AFFECT BLACK DIAMOND'S OPERATIONS

     Black Diamond's year 2000 project remains on schedule according to guidelines set forth by the Federal Financial Institutions Examination Council. At the present time, Black Diamond's management believes that the most critical exposure to year 2000 system problems is with its data processing provider, which has renovated and continues to test its systems and regards its systems as year 2000 compliant. In addition, Black Diamond is dependent upon third parties for electricity, telephone lines and computer services in maintaining customer account information. See also "About Black Diamond -- General
Information -- Impact of the Year 2000" on page 80. While Black Diamond is not presently aware of any major year 2000 problems, internally or externally, that would affect its operations, Black Diamond cannot make any assurance that the year 2000 date change will not adversely affect its business and operations.

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

                 GENERAL INFORMATION ABOUT THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meeting of the FNB shareholders will be held at 9:30 a.m., local time, on August 31, 1999, at Pennrose Park Country Club, 1622 Country Club Road, Reidsville, North Carolina.

     The special meeting of the Black Diamond shareholders will be held on August 30, 1999, at 5:00 p.m., local time, at 600 Trent Street, Norton, Virginia.

RECORD DATE AND OUTSTANDING SHARES

     The FNB board of directors has fixed the close of business on July 15, 1999 as the record date. Only shareholders of record on the record date are entitled to notice of and to vote at the FNB special meeting. As of the FNB record date, there were issued and outstanding 3,343,961 shares of FNB common stock, held of record by approximately 890 persons. Each holder of FNB common stock is entitled to one vote per share held of record on the record date.

     The Black Diamond board of directors has fixed the close of business on July 15, 1999, as the record date for the determination of the holders of Black Diamond common stock entitled to receive notice of and to vote at the Black Diamond special meeting. Only holders of record of shares of Black Diamond common stock on the record date will be entitled to receive notice of and to vote at the special meeting. On the record date, 835,069 shares of Black Diamond common stock were outstanding and held by approximately 403 holders of record. Each holder of Black Diamond common stock is entitled to one vote per share held on the record date.

PURPOSES OF THE SPECIAL MEETINGS

  FNB

     FNB is furnishing this Joint Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by the FNB board of directors for use at the FNB special meeting. At the FNB special meeting, FNB shareholders will be asked to approve (1) the proposal to issue shares of FNB common stock to the Black Diamond shareholders in the merger, and (2) such other matters as may properly come before the FNB special meeting.

        IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE FNB BOARD OF DIRECTORS HAS DETERMINED THAT ISSUING 1,113,397 SHARES OF FNB COMMON STOCK TO THE BLACK DIAMOND SHAREHOLDERS IN THE MERGER IS IN THE BEST INTERESTS OF THE FNB SHAREHOLDERS AND RECOMMENDS THAT THE FNB SHAREHOLDERS VOTE IN FAVOR OF ISSUING SUCH SHARES.

  Black Diamond

     Black Diamond is furnishing this Joint Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by the Black Diamond board of directors for use at the Black Diamond special meeting. The purpose of the special meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and the merger transaction and to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof. Pursuant to the merger agreement, at the effective time, FNB Acquisition Sub will merge with and into Black Diamond, with Black Diamond as the surviving corporation and a wholly-owned subsidiary of FNB, and each share of Black Diamond common stock outstanding prior to the merger, other than shares held by FNB, which shall be canceled, will be converted into the right to receive 1.3333 shares of FNB common stock, rounded to the nearest whole share.

        IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE BLACK DIAMOND BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE BLACK DIAMOND SHAREHOLDERS AND RECOMMENDS THAT THE BLACK DIAMOND SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTE REQUIRED

  FNB

     Assuming that a quorum is present at the FNB special meeting, approval of the proposal to issue shares of FNB common stock in the merger and any other matter that properly comes before the FNB special meeting (except with respect to matters which by law, the FNB articles of incorporation or the FNB bylaws require otherwise) requires the affirmative vote, either in person or by proxy, of at least a majority of votes cast at the FNB special meeting. FNB shareholders do not have dissenters' rights of appraisal with respect to the issuance of FNB shares in the merger.

     FNB shareholders are entitled to one vote for each share of FNB common stock on all matters submitted to a vote of FNB shareholders. The presence at the FNB special meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting constitutes a quorum for transaction of business. For purposes of determining whether there is a quorum at the FNB special meeting, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. However, abstentions and broker non-votes will have the effect of a vote against the proposal for FNB to issue shares in the merger.

     As of the FNB record date, directors and executive officers of FNB and their affiliates beneficially owned 361,765 shares of FNB common stock, which represented 10.4% of the shares of FNB common stock then outstanding.

  Black Diamond

     Assuming that a quorum is present at the Black Diamond special meeting, approval of the merger agreement and the transactions contemplated in connection with the merger requires the affirmative vote of two-thirds of the outstanding voting stock of Black Diamond, either in person or by proxy.

     Black Diamond shareholders are entitled to one vote for each share of Black Diamond common stock on all matters submitted to a vote of Black Diamond shareholders. The presence at the Black Diamond special meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business. For purposes of determining whether there is a quorum present at the Black Diamond special meeting, abstentions and broker non-votes, if applicable, will be treated as shares that are present and entitled to vote. However, abstentions and broker non-votes, if applicable, will have the effect of a vote against the proposals at the Black Diamond shareholders' meeting.

     As of the Black Diamond record date, directors and executive officers of Black Diamond and their affiliates beneficially owned 230,651 shares of Black Diamond common stock, which represented approximately 28% of the shares of Black Diamond common stock then outstanding.

VOTING OF PROXIES

  FNB

     If the accompanying proxy card is properly signed and returned to FNB and not revoked before a vote is taken at the FNB special meeting, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not marked, the proxy will be voted FOR approval of issuing shares of FNB common stock in the merger and any other matter that properly comes before the FNB special meeting.

     At the FNB special meeting, shareholder votes will be tabulated by persons appointed by the FNB board of directors to act as inspectors of election.

     FNB is aware of no matters, except as described in this Joint Proxy Statement/Prospectus, that may come before the FNB special meeting. If any other matters are properly presented to the FNB special meeting for action, the persons named in the applicable form of proxy will vote on such matters as determined by the majority of the FNB board of directors.

  Black Diamond

     If the accompanying proxy card is properly signed and returned to Black Diamond and not revoked before a vote is taken at the Black Diamond special meeting, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not marked, the proxy will be voted FOR approval of the merger and any other matter that properly comes before the Black Diamond special meeting.

     At the Black Diamond special meeting, shareholder votes will be tabulated by persons appointed by the Black Diamond board of directors to act as inspectors of election.

     Black Diamond is aware of no matters, except as described in this Joint Proxy Statement/Prospectus, that may come before the Black Diamond special meeting. If any other matters are properly presented to the Black Diamond special meeting for action, the persons named in the applicable form of proxy will vote on such matters as determined by the majority of the Black Diamond board of directors.

AUTHORIZATION TO VOTE ON ADJOURNMENT AND OTHER MATTERS

     By signing the proxy, a shareholder authorizes the proxy holder to vote in his discretion regarding any procedural motions which may come before either special meeting. For example, this authority could be used to adjourn the meeting if FNB believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a shareholder vote in order to solicit additional proxies or to provide additional information to shareholders. Neither FNB nor Black Diamond has any plan to adjourn the meeting at this time, but would attempt to do so if they believe that would promote shareholder interests.

REVOCATION OF PROXIES

     A shareholder of FNB or of Black Diamond may revoke a proxy at any time before it is voted by (1) filing written notice of revocation with the corporate secretary of FNB or Black Diamond (as applicable) which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with such corporate secretary before the vote of shareholders or (3) attending the FNB or Black Diamond special meeting (as applicable) and voting in person. Attendance at the special meeting will not by itself revoke the proxy.

     Any such filing by a FNB shareholder should be sent to FNB at 202 South Main Street, Reidsville, North Carolina 27320, attention: Robert F. Albright. Any such filing by a Black Diamond shareholder should be sent to Black Diamond Savings Bank, F.S.B., 600 Trent Street, Norton, Virginia 24273, attention:
Corporate Secretary.

SOLICITATION OF PROXIES

     Each company will bear the cost of the solicitation of proxies from its shareholders, except that FNB and Black Diamond will share the cost of filing, printing and distributing the Registration Statement on Form S-4 (of which this Joint Proxy Statement/Prospectus is a part) (the "Registration Statement") and this Joint Proxy Statement/Prospectus in proportion to the number of their respective shareholders (69% by FNB and 31% by Black Diamond).

     In addition to solicitation by mail, the directors, officers and employees of each company may solicit proxies from shareholders of that company by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     FNB and Black Diamond will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of FNB and Black Diamond stock held of record by such persons, and such party will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In October 1998, with authority from the Black Diamond board of directors, Mr. Don M. Green, President of Black Diamond, contacted Austin Financial, Toledo, Ohio, to discuss and consider the feasibility and merits of the sale of the organization in light of the merger and acquisition environment. Mr. Green contacted Austin Financial after attending a seminar presented by Austin Financial and preparation of a valuation of the common stock of Black Diamond by Austin Financial. As a result of these conversations, Austin Financial prepared an engagement letter for the review and consideration by Mr. Green and the Black Diamond board of directors. On October 30, 1998 Black Diamond engaged Austin Financial to act as its exclusive financial advisor with respect to strategic alternatives including the possible sale, merger, consolidation or other business combination involving Black Diamond.

     On November 23, 1998 Austin Financial prepared and mailed a description of Black Diamond to approximately 91 organizations Austin Financial believed would be interested in acquiring Black Diamond. The description provided current and historical financial performance trends and key aspects of the structure of Black Diamond. At that time Black Diamond was not disclosed as the subject organization in the material. Respondents were requested to complete and return a confidentiality statement indicating their interest in receiving a full package of information on the as yet unreferenced organization. Of the original 91 letters mailed, 25 banking organizations signed and returned the confidentiality agreement.

     On December 28, 1998 extensive financial and other information about Black Diamond was forwarded to 24 of the organizations who had signed and returned the confidentiality agreement. This package also indicated that all expressions of interest would be due by 4:00 p.m. on January 22, 1999. This date was later extended to allow for individual discussions with several interested parties. In early April 1999 Austin Financial received final expressions of interest from three organizations. One of the offers received was for the Harrisonburg office only. On April 15, 1999, Black Diamond's board met with representatives of Austin Financial to assist the board in evaluating these indications of interest. At this meeting, the board of directors, with the assistance of Austin Financial, reviewed the financial and nonfinancial terms of each proposal. The board determined that FNB was the preferred bidder. As a result of these discussions, the board instructed Austin Financial to pursue negotiations with FNB.

     After considerable negotiations, an agreement was reached between Black Diamond and FNB on May 28, 1999 and a joint press release announcing the proposed transaction was released.

BLACK DIAMOND'S REASONS FOR THE MERGER

     The terms of the agreement and plan of merger, including the exchange ratio, were the result of arms-length negotiations between Black Diamond and FNB and their respective representatives. In the course of reaching its decision to approve the plan of merger, the board of directors of Black Diamond consulted with its special legal and financial advisors, as well as with management of Black Diamond. Without assigning any relative or specific weights, the board considered numerous factors, including but not limited to the following:

     - the transaction will result in a tax deferred gain or loss to Black Diamond's shareholders;

     - the plan of merger provides for a fixed exchange;

     - a business combination with a larger bank holding company, such as FNB, was expected to provide both greater short-term and long-term value to Black Diamond shareholders than other alternatives available and would enhance Black Diamond's competitiveness and its ability to serve its depositors, customers and the communities in which it operates;

     - the economic conditions and prospects for the market in which Black Diamond operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

     - the merger was expected to offer Black Diamond shareholders greater liquidity for their shares and prospects for continued growth than if Black Diamond were to remain independent;

     - the bank regulatory environment in general;

     - the business, results of operations, asset quality and financial condition of FNB, the perceived future growth prospects of FNB and Black Diamond following the merger, and the potential synergies and cost savings expected to be realized from the merger; and

     - the presentations of Black Diamond's financial advisor, Austin Financial, and the opinion rendered by Austin Financial to the effect that the terms of the Plan of Merger were fair, from a financial point of view, to the holders of Black Diamond common stock. See "The Merger -- Opinion of Black Diamond's Financial Advisors."

     BLACK DIAMOND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLACK DIAMOND SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

FNB REASONS FOR THE MERGER

     The terms of the merger, including the exchange ratio, are the result of arm's-length negotiations between representatives of FNB and Black Diamond. In reaching its decision to approve the merger agreement, the FNB board consulted with its legal advisors regarding the terms of the transaction, with its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the exchange ratio, and with management of FNB, and, without assigning any relative or specific weights, considered a number of factors which they deemed material, both from a short-term and long-term perspective, including the following:

     - the information presented to the directors by management concerning the business, operations, earnings, asset quality, and financial condition of Black Diamond, including the composition of the earning assets portfolio of Black Diamond;

     - the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Black Diamond common stock;

     - the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for federal income tax purposes, arrangements relating to the continued involvement of Black Diamond management with FNB and that the merger could be accounted for as a pooling of interests;

     - the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     - the attractiveness of the market position of Black Diamond in the markets in which it operates;

     - the report of Equity Research Services reviewing a comparison of Black Diamond to selected peer banks and thrifts and of premiums paid in other transactions; and

     - the opinion rendered by Equity Research Services as to the fairness, from a financial point of view, of the exchange ratio to the holders of FNB common stock.

     FNB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNB SHAREHOLDERS VOTE IN FAVOR OF ISSUING SHARES TO COMPLETE THE MERGER.

OPINION OF BLACK DIAMOND'S FINANCIAL ADVISORS

     The board of directors of Black Diamond engaged Austin Financial to act as its financial advisor with respect to determining the value of Black Diamond as it relates to a possible merger involving all or a substantial amount of the business, securities, or assets of Black Diamond. Black Diamond selected Austin Financial as its financial advisor because of its reputation and because Austin Financial has significant experience in transactions similar to the merger proposed herein. Austin Financial analyzed Black Diamond
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

and its operations, historical performance and future prospects, and provided an opinion as to the fairness, from a financial point of view, of the terms of the proposed merger.

     Austin Financial is a nationally recognized investment banking firm specializing in the banking and financial services industry. Austin Financial is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Austin Financial has not previously provided professional services and/or products to Black Diamond in the ordinary course of business. Furthermore, Austin Financial does not contemplate any future business with Black Diamond and/or FNB arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the proposed merger been subject to indications of future business with either Black Diamond or FNB.

     Austin Financial rendered a written opinion to Black Diamond's Board of Directors to the effect that the terms of the proposed merger are fair, from a financial point of view, to the shareholders of Black Diamond. The written opinion was delivered on May 19, 1999. No limitations were imposed by the Board of Directors of Black Diamond upon Austin Financial with respect to the investigations made or procedures followed by Austin Financial in rendering its opinion. The full text of the opinion of Austin Financial dated May 19, 1999, which sets forth assumptions made, matters considered and limits on the review undertaken by Austin Financial, is attached as Appendix D. BLACK DIAMOND'S SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

     Austin Financial's opinion is directed only to the fairness, from a financial point of view, of the terms of the proposed merger and does not constitute a recommendation to any Black Diamond shareholder as to how such shareholder should vote at the special meeting of Black Diamond shareholders or any other matter.

     In connection with its opinion, Austin Financial reviewed material bearing upon the financial operating condition of Black Diamond including, but not limited to: (1) the Annual Report for the fiscal year 1998; (2) financial statements for year-end (1993-1998); (3) Statement of Condition, April 30, 1999;
(4) Uniform Thrift Performance Report, September 30, 1998; (5) Corporate Income Tax Return, December 31, 1998; (6) projected depreciation schedule for 1998; (7) Black Diamond's business plan (1998-2000); (8) various financial information prepared by management; (9) publicly available information concerning the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (10) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Black Diamond with certain officers and representatives of Black Diamond; and (11) the Agreement and Plan of Reorganization and Merger, signed May 28, 1999, by and between Black Diamond, FNB Acquisition Sub, F.S.B., and FNB.

     Also, in connection with its opinion, Austin Financial reviewed material bearing upon the financial operating condition of FNB including, but not limited to: (1) the Annual Report for the fiscal years (1993-1998); (2) Notice of Annual Meeting and Proxy Statement, April 13, 1999; (3) Form 10-KSB for the fiscal years (1995-1997); (4) Annual Report of Bank Holding Company FR Y-6 for the fiscal years (1995-1997); (5) Consolidated Reports of Condition and Income (year-end 1995-1997); and (6) Form 10-K for the fiscal year ended December 31, 1998.

     Furthermore, Austin Financial also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as, its experience in securities valuation and general knowledge of the banking industry. Austin Financial's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Austin Financial through that date.

     Austin Financial relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by Black Diamond, its agents, or from public sources. Austin Financial has not made an independent evaluation of the assets of Black Diamond, but has relied upon the books and records of Black Diamond, and the audited financial statements as presented to Austin Financial as the valuators of the fair market value of Black Diamond. In addition,

Austin Financial did not independently verify and relied on and assumed the aggregate allowances for loan losses set forth in the balance sheet of Black Diamond at April 30, 1999, were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Furthermore, Austin Financial did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of Black Diamond in its respective April 30, 1999, balance sheet, and Austin Financial assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. Austin Financial did conduct a physical inspection of some of the properties and facilities of Black Diamond, but Austin Financial did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Black Diamond, nor was Austin Financial furnished with any such evaluation or appraisal. Austin Financial also assumed that the proposed merger is, and will be, in compliance with all laws and regulations that are applicable to Black Diamond and FNB.

     In connection with rendering its opinion to Black Diamond's Board of Directors, Austin Financial performed a variety of financial analyses which are summarized below. Austin Financial's summary of such analyses as set forth in this Joint Proxy Statement/Prospectus does not purport to be a complete description of such analyses. Austin Financial believes that its analyses and the summary set forth in this Joint Proxy Statement/Prospectus must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Austin Financial's opinion. The preparation of a fairness opinion is a complex process involving Austin Financial's subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Austin Financial made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Black Diamond or FNB. Any estimates contained in Austin Financial's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Austin Financial's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in Austin Financial's analyses was identical to Black Diamond, FNB or the proposed merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by Austin Financial concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by Austin Financial was assigned a greater significance by Austin Financial than any other.

     The following is a brief description of the analyses performed by Austin Financial in connection with its opinion as described to Black Diamond's board of directors by Austin Financial:

I. SUMMARY

     Each share of common stock of Black Diamond outstanding immediately prior to consummation of the merger will be exchanged for 1.3333 shares of FNB. The merger will result in the merger of FNB Acquisition Sub, F.S.B. with and into Black Diamond and Black Diamond becoming a wholly-owned subsidiary of FNB. FNB will continue to carry on its banking business in substantially the same manner as before the reorganization.

II. DISCOUNTED CASH FLOW ANALYSIS

     Austin Financial utilized a discounted cash flow analysis in order to determine the fair market value of Black Diamond. Austin Financial projected Black Diamond's cash flow from April 30, 2000, through April 30, 2004, assuming a minimum equity capital to asset ratio of 6.00%. The present value per share outstanding of Black Diamond's common stock resulting from this analysis was $20.50 (assuming 835,069 shares outstanding).

III. ADJUSTED BOOK VALUE ANALYSIS

     Austin Financial also determined the adjusted book value of Black Diamond as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure is derived from the April 30, 1999, balance sheet, and it represents the summary measure of shareholders' claims against the assets, on a historical cost basis. Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional "off-balance sheet" adjustments are calculated, if necessary. The fair market value per share outstanding of Black Diamond's common stock resulting from this analysis was $15.93.

IV. WEIGHTED VALUE ANALYSIS

     Austin Financial applied an equal weighting of 50% to both the discounted cash flow value and the adjusted book value. The applied weightings were based on Austin Financial's review of the financial position, history and recent performance of Black Diamond. The sum of the weighted values or $18.22 per share outstanding equates to the fair market value of Black Diamond. Based on the $18.22 per share value of Black Diamond's common stock as determined by Austin Financial in comparison to FNB's last stock trade of $15.75 on May 18, 1999, the terms of the proposed merger provide an additional $2.78 per current share outstanding to Black Diamond's shareholders over and above the fair market value.

V. ANALYSIS OF OTHER MERGER TRANSACTIONS

     Austin Financial analyzed certain other mergers and acquisitions that were announced during the first quarter of 1999 in the Southeast involving financial institutions with assets of approximately $300 million or less. Austin Financial's analysis showed that the implied per share valuations of Black Diamond, applying the mean transaction multiples described above to Black Diamond's earnings per share and book value per share were $32.33 and $26.45, respectively. The results produced in this analysis do not purport to be indicative of actual values or expected values of Black Diamond or shares of Black Diamond's common stock.

     Black Diamond and Austin Financial have entered into an arrangement relating to the services to be provided by Austin Financial in connection with the proposed merger. In regards to Austin Financial's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the proposed merger, the fee is inclusive with the commission to be received upon consummation of the reorganization. Austin Financial will receive a transaction fee in an amount equal to 0.70% of purchase consideration in any form received by Black Diamond and its shareholders in the merger. Black Diamond has satisfied payment of a portion of this fee through the payment of monthly billings by Austin Financial for services performed to date. Black Diamond will pay the balance of the fee at closing. Based on the closing price of $15.9375 of FNB common stock on July 27, 1999, Black Diamond estimates that the total transaction fee payable to Austin Financial will be approximately $130,000.

     In addition, Black Diamond also has agreed to indemnify Austin Financial and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of Austin Financial's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by Austin Financial's own unlawful conduct, breach of duty or negligence during the course of performing Austin Financial's services.

     Austin Financial, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved. In addition, Austin Financial has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon Black Diamond or FNB that will have a materially adverse impact on the contemplated benefits of the proposed transaction to Black Diamond or FNB or any of their shareholders.

OPINION OF FNB'S FINANCIAL ADVISORS

     FNB engaged Equity Research Services to render an opinion to FNB's board of directors that the 1.3333 exchange ratio was fair, from a financial point of view, to FNB's shareholders. The opinion was delivered on

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

May 17, 1999, updated on May 28, 1999, and further updated as of the date of this Joint Proxy Statement/ Prospectus. The full text of Equity Research Services' opinion is included as Appendix E to this Joint Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by Equity Research Services in connection with the opinion.

     Equity Research Services' opinion is solely directed to FNB's board of directors and addresses only the fairness, from a financial point of view, of the 1.3333 exchange ratio. It does not address FNB's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any FNB shareholder as to how such shareholder should vote with respect to the merger or as to any other matter.

     Equity Research Services' opinion was one of many factors taken into consideration by FNB's board of directors in making its determination to approve the merger, and the receipt of Equity Research Services' opinion is a condition precedent to FNB's consummation of the merger. The opinion of Equity Research Services does not address the relative merits of the merger as compared to alternative business strategies that might exist for FNB or the effect of any other business combination in which FNB might engage.

     In providing its opinion, Equity Research Services, without independent verification, relied on the accuracy and completeness of all financial and other information provided to or discussed with it or publicly available, and it has not independently verified such information. With respect to financial forecasts and other forward-looking information furnished to or discussed with it, Equity Research Services has been advised by management of FNB and Black Diamond, as to their respective information, that such forecasts and information were prepared on the basis of reasonable estimates and judgments, and Equity Research Services has assumed such to be accurate. Equity Research Services also has assumed that the merger will be treated as a pooling of interests transaction and has not performed or considered any independent appraisal or evaluation of the assets of Black Diamond or FNB.

     Equity Research Services is a North Carolina-based corporation primarily engaged in: (i) performing valuations of, and valuations related to, closely held and publicly traded companies; and (ii) conducting research on the performance and investment characteristics of publicly traded companies and publishing such analysis in the form of reports which are made available to the respective companies and the investment community. All reports generated by Equity Research Services for the purpose of investor relations are designated "Investor Relations Report" and Equity Research Services receives a fee (from the company whose securities are described) for producing such reports. The reports do not contain a purchase or investment rating but do consider certain investment characteristics of the respective company's securities. In addition, Equity Research Services regularly fields inquiries from brokers, shareholders and others who have questions about the respective company.

     In connection with the services including and related to the "Investor Relations Reports," the majority of Equity Research Services' clients are banks that are located in North Carolina. FNB has been one of Equity Research Services' clients since January 1993. Equity Research Services' engagement by FNB involves producing the above mentioned "Investor Relations Reports," responding to questions about FNB and providing various financial advisory services.

     Equity Research Services was selected by FNB as its financial advisor because of its knowledge of and experience in valuations and capital markets and expertise in the commercial banking industry. No instructions were given or limitations imposed by FNB upon Equity Research Services regarding the scope of its investigation or the procedures it followed in rendering its opinion. Equity Research Services does not trade in the securities of either FNB or Black Diamond.

     In connection with rendering its opinion to FNB's board of directors, Equity Research Services, among other things, (i) reviewed the terms of the merger agreement and option agreement; (ii) reviewed and analyzed the financial position and performance of Black Diamond and FNB as reflected in certain information provided for this purpose by the respective management; (iii) reviewed financial forecasts of FNB and Black Diamond prepared by their respective management; (iv) reviewed and analyzed certain exhibits produced by FNB analyzing the merger; (v) reviewed information including, but not limited to, Annual

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

Reports for both companies, Annual Reports on Form 10-K for FNB, Quarterly Reports to shareholders and Quarterly Reports on Form 10-Q for FNB, Uniform Bank Performance Reports and Call Report data for FNB and Office of Thrift Supervision Thrift Financial Report data for Black Diamond and conducted a general and financial comparison of the two companies to one another, as well as to other comparable institutions; and (vi) analyzed the terms of certain other control transactions involving mergers of thrift institutions in the Southeast which Equity Research Services deemed most relevant. Equity Research Services also analyzed overall market, economic, financial and other considerations as well.

     Equity Research Services used a price of $16.50 per FNB share for purposes of calculating the value of the transaction to Black Diamond's shareholders. The price of $16.50 was the approximate price of FNB for the 30 trading days preceding the date of the initial fairness opinion which was issued on May 17, 1999. The actual closing price of FNB stock on May 17, 1999 was $16.25 and the closing price on May 28, 1999 was $15.50. Since Black Diamond's stock is not quoted on any exchange or formal market, there was no quoted price for it as of the same dates.

     The following is a summary of certain aspects of Equity Research Services' analysis which was performed in connection with the fairness opinion.

I. COMPARABLE TRANSACTIONS

     As part of its analysis, Equity Research Services reviewed other transactions involving whole-thrift acquisitions that had occurred in the Southeast. Specifically, it considered more than 40 transactions that occurred between April 15, 1997 and May 15, 1999 in the following states: North Carolina, South Carolina, Virginia, West Virginia, Georgia, Tennessee and Alabama. For each of the transactions, Equity Research Services considered various factors in an attempt to develop a group of thrifts which were comparable to Black Diamond. These factors included, but were not limited to, asset size, capital ratios, level of profitability (measured both by return on average assets as well as return on average equity) and asset quality. Equity Research Services also analyzed the type of consideration provided to the seller (stock, cash or both).

     Based on its analysis, Equity Research Services identified eight completed transactions which involved selling companies that it believed had size, financial and other characteristics that were, on the whole, similar to Black Diamond. Equity Research Services then looked at the terms of those transactions and considered the prices paid for those institutions based on a variety of ratios in comparison to the price to be paid in the Black Diamond merger.

     The range of multiples to stated book value for the eight above mentioned transactions was from 147% to 366%. The median price paid was 248% of stated book value. The comparable figure for Black Diamond is within that range based on book value as of March 31, 1999 and well below the median. On the basis of tangible book value, the multiples ranged from a low of 147% of tangible book value to a high of 401% of tangible book value, with a median of 248%, the same as for stated book value. The comparable figure for Black Diamond was similarly within the range and below the median.

     Likewise, the multiple of trailing 12 month earnings was lower for Black Diamond than for the median of the eight transactions. While the median price paid on the eight acquisitions was 28.3 times trailing 12 month earnings, it was
15.4 times for Black Diamond using earnings for the 12 months ended March 31, 1999. The price to be paid in the Black Diamond merger as a percentage of assets was also lower than the peer group, as it was on the basis of deposits. For the eight transactions, the median price paid as a percentage of assets was 21.6% versus 14.7% for Black Diamond. The median price paid as a percentage of deposits was 26.0% versus 16.3% for Black Diamond. The multiples in the Black Diamond transaction were within a range Equity Research Services considered reasonable but were lower in each case than the corresponding medians for the eight transactions.

II. PRO FORMA TRANSACTION ANALYSIS

     Equity Research Services also considered certain pro forma effects on FNB resulting from the merger with Black Diamond. Specific considerations included, but were not limited to, the impact of the merger on

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

FNB's assets, net loans, deposits, equity, earnings, as well as other selected measures. Equity Research Services also considered the anticipated impact of the merger on projected earnings and profitability ratios, based largely on representations made to it by FNB and Black Diamond. These projections and the pro forma analysis are based on data available at the time the projections were made and the analysis performed and should not be construed as necessarily being indicative of the actual impact of the merger on FNB when consummated.

     On a pro forma basis, the combined entity would have total assets as of March 31, 1999 of approximately $544 million, versus $413 million for FNB on a stand alone basis. Total deposits and gross loans for the combined entity would be $456 million and $373 million, respectively, versus comparable figures of $338 million and $265 million for FNB on a stand alone basis. The combined entity would have total equity as of March 31, 1999 of approximately $51.6 million, versus $42.3 million for FNB on a stand alone basis. Additionally, Equity Research Services determined that, based on estimates as to the cost savings and other potential synergies prepared by FNB's management, as well as various income statement, balance sheet and other assumptions, the merger could be expected to be dilutive to FNB's estimated 1999 earnings per share by approximately 5.6% but accretive to FNB's earnings per share in 2000 by approximately 3.6% and that such accretion could increase in subsequent periods, depending on the amount of revenue enhancements and cost savings that were realized.

III. DISCOUNTED FUTURE CASH FLOW

     Equity Research Services also projected the cash flow that Black Diamond could produce over the next five years, under various circumstances and assumptions, including the assumption that the company performed in accordance with management's expectations. Equity Research Services then estimated the terminal values for Black Diamond common stock at the end of the period by applying multiples ranging from 16 times to 18 times earnings projected in year five. The cash flow and terminal values were then discounted to present values using different discount rates that ranged from 12% to 16%, reflecting different assumptions regarding required rates of return. This analysis indicated present values that compared favorably to the consideration to be paid in the merger.

IV. COMPARISON OF FNB AND BLACK DIAMOND TO THE INDUSTRY

     Equity Research Services also compared FNB and Black Diamond to a group of publicly traded financial institutions operating in the Southeast. Equity Research Services considered factors including, but not limited to, asset size, capitalization, asset quality and reserve coverage, dividend yield, profitability ratios and valuation measures. FNB was compared to approximately 45 commercial banks located in North Carolina and Virginia with less than $1 billion in assets. This analysis indicated that FNB had a slightly lower return on average assets ("ROAA") and return on average equity ("ROAE") than the medians for the group of banks and trades at multiples of earnings and book value which are likewise lower than the medians of the group. FNB's stock, based on a price of $16.50, was trading at 14.7x trailing 12 month earnings and 130% of book value, versus respective figures of 16.1x and 180% for the peer group. Reserve coverage and asset quality were slightly better for FNB than for the peer group.

     Black Diamond was compared to approximately 22 thrifts located in North Carolina and Virginia with less than $1 billion in assets. Black Diamond's ROAA and ROAE were higher than the medians for the group of thrifts, although its asset quality and reserve coverage were lower than the medians. Black Diamond's stock, using an acquisition price of $22.00 per share, was higher on a price to book value basis (at 197%) than the peer group (at 98%), although it was lower on a price to trailing 12 month earnings basis (15.4x for Black Diamond versus 15.6x for the peer group).

V. COMPARISON OF INVESTMENT AND OTHER CHARACTERISTICS OF FNB AND BLACK DIAMOND

     Equity Research Services also considered as part of its analysis differences in the operating performance, financial condition and the investment characteristics of FNB and Black Diamond. Specific considerations included, but were not limited to, (i) relative levels of profitability and the components of those profits;

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(ii) the composition of the balance sheet; (iii) asset quality and reserve coverage; (iv) capitalization; (v) management depth; (vi) price appreciation and liquidity of common stock; (vii) dividend policy; (viii) deposit market share; and (ix) trends in many of these and other factors.

     As part of this analysis, Equity Research Services compared growth rates of Black Diamond and FNB from 1996 through 1998. Among its conclusions were that both banks had experienced growth in earnings, assets, deposits and loans, although FNB's growth rates exceeded those of Black Diamond's. The level of nonperforming assets for Black Diamond was higher, as a percentage of total assets, than it was for FNB, and Black Diamond's reserve coverage was lower. Black Diamond's capitalization ratios, however, were somewhat lower than those of FNB. FNB also had a more liquid stock, as defined by trading volume and paid a cash dividend, while Black Diamond's stock did not pay a dividend.

     The preparation of a fairness opinion requires the consideration of the most appropriate methods of financial analysis and their applications. The applications of that analysis consider many factors, all of which considered together result in a final opinion of fairness or not. As a result, the evaluation is not susceptible to partial analysis. Accordingly, none of the above analysis should be considered as a single determinant of fairness but should be construed as part of an overall analysis.

     In its analysis, Equity Research Services made numerous assumptions with respect to business conditions, economic conditions, projections of FNB's and Black Diamond's performance, as well as other matters, many of which are beyond FNB's and Black Diamond's control. Any estimates contained in Equity Research Services' analysis are not necessarily indicative of future results or values.

     Pursuant to a letter agreement dated April 27, 1999, FNB engaged Equity Research Services to render a fairness opinion and agreed to pay Equity Research Services $45,000 for its services. Equity Research Services is compensated by FNB for its investor relations services on an annual retainer basis which does not exceed $9,000. In addition, Equity Research Services has provided limited financial advisory services to FNB with respect to the proposed acquisition of Black Diamond on an hourly rate basis and such charges are approximately $10,000. FNB also agreed to reimburse Equity Research Services for its reasonable out-of-pocket expenses and to indemnify Equity Research Services and its related parties against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF PERSONS IN THE MERGER OTHER THAN AS SHAREHOLDERS

     Certain members of Black Diamond's management, as well as certain members of Black Diamond's board of directors, have interests in the merger in addition to their interests as shareholders of Black Diamond. These interests are described below. In each case, the Black Diamond board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions related to the merger.

     DIRECTORS OF FNB.  FNB will appoint two of Black Diamond's directors, Don
M. Green and Gary Blosser, to serve on its board of directors after the merger. For their service as directors, Mr. Green and Mr. Blosser will be compensated in accordance with FNB's standard arrangements for the compensation of directors.

     In connection with the merger, FNB will reconstitute Black Diamond's board of directors. The only Black Diamond directors who will continue to serve on the Black Diamond board after the merger will be Don Green, Ben Sergent and Jack Kennedy. All of the current members of Black Diamond's board of directors, however, will be appointed to the local advisory board for FNB following the merger. These advisory board members will receive fees of $150 per meeting.

     EMPLOYMENT ARRANGEMENTS. As a condition to the obligations of FNB under the merger agreement, Don Green, Ben Sergent and Esther W. Bolling, officers of Black Diamond, have entered into new employment agreements with Black Diamond for a three-year period beginning at the closing of the merger.

     Pursuant to his employment agreement, Mr. Green will serve as President and Chief Executive Officer of Black Diamond. Black Diamond will pay Mr. Green an annual base compensation of $164,500, with

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

increases and bonuses as Black Diamond's board of directors, in its discretion, may approve from time to time. Mr. Green will also be entitled to receive certain severance benefits upon its termination of his employment agreement, including termination due to a change-in-control of FNB.

     Mr. Sergent's and Ms. Bolling's employment agreements provide for their service as Chief Operating Officer and Chief Financial Officer, respectively, of Black Diamond. These employment agreements contain terms and provisions similar to those in Mr. Green's employment agreement.

     INDEMNIFICATION. FNB has agreed to continue to maintain indemnification rights and liability insurance for the directors and officers of Black Diamond to the same extent and on the same conditions as they are entitled to from Black Diamond before the merger.

FORM OF THE MERGER

     If (1) the holders of Black Diamond common stock approve the merger agreement, (2) the FNB shareholders approve the proposal to issue shares of FNB common stock, and (3) all other conditions to the merger are satisfied or waived, where permissible, FNB Acquisition Sub, a newly formed subsidiary of FNB, will be merged with and into Black Diamond, with Black Diamond being the surviving corporation after the merger. Each share of FNB Acquisition Sub common stock outstanding immediately prior to the merger will be converted into one share of common stock of the surviving corporation. Black Diamond's bylaws and charter will become those of the surviving corporation and the board of directors of Black Diamond will be reconstituted to include five FNB designees and three Black Diamond designees, although Black Diamond will continue as a separate entity and keep its current name. The officers of Black Diamond will become those of the surviving corporation. The date on which the closing of the merger will occur is referred to in this Joint Proxy Statement/Prospectus as the "Closing Date." The Closing Date will be designated by FNB, subject to 10 days' advance notice to Black Diamond. The Closing Date must be set between five and 60 days following approval of the merger by the OTS. FNB and Black Diamond anticipate that the Closing Date will occur as promptly as practicable after the special meetings.

CONSIDERATION FOR THE MERGER

     The merger agreement provides that, at the effective time of the merger, each share of Black Diamond common stock outstanding immediately prior to the effective time of the merger (other than any shares owned by FNB, which will be canceled) will be converted into the right to receive 1.3333 shares of FNB common stock, rounded to the nearest whole share. Former Black Diamond shareholders will hold approximately 25% of the outstanding shares of FNB common stock after the merger.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective at the time articles of combination filed with the OTS are made effective (the "Effective Time"). Articles of combination will be filed with the OTS at the same time as the closing of the merger.

PROCEDURES FOR EXCHANGE OF BLACK DIAMOND STOCK CERTIFICATES

     The conversion of Black Diamond common stock into the right to receive FNB common stock will occur automatically at the Effective Time of the merger. Any shares of Black Diamond capital stock owned immediately prior to the Effective Time of the merger by FNB will be canceled.

     After the Effective Time of the merger, FNB will designate a bank or trust company to act as exchange agent (the "Exchange Agent"), and shall deliver, for the benefit of holders of shares of Black Diamond common stock, certificates representing the shares of FNB common stock issuable pursuant to the merger, in accordance with the merger agreement. The Exchange Agent will deliver the certificates representing shares of FNB common stock and upon surrender for exchange of certificates representing shares of Black Diamond common stock.

     As soon as practicable after the Effective Time of the merger, the Exchange Agent will send a letter of transmittal to each former Black Diamond shareholder, together with instructions regarding the surrender of certificates previously representing Black Diamond common stock to be exchanged for certificates representing the shares of FNB common stock issuable to such shareholder.

        YOU SHOULD NOT FORWARD BLACK DIAMOND COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL.

     Upon surrender of a certificate for Black Diamond common stock to the Exchange Agent, together with an executed letter of transmittal, a Black Diamond shareholder will be entitled to receive that number of shares of FNB common stock which that shareholder has the right to receive in respect of that certificate. The surrendered certificates will be canceled.

     Holders of certificates previously representing Black Diamond common stock will not be paid dividends or distributions, if any, with a record date on or after the Effective Time of the merger on the shares of FNB common stock into which such shares have been converted until such certificates are surrendered to the Exchange Agent for exchange. Subject to applicable law, when such certificates are surrendered, any unpaid dividends payable as described above will be paid without interest.

     After the Effective Time of the merger, there will be no further ability to register a transfer of shares of Black Diamond common stock on the records of Black Diamond. If a certificate representing shares for transfer is presented to Black Diamond or FNB after the Effective Time of the merger, it will be canceled and exchanged for a certificate representing shares of FNB common stock in accordance with the terms of the merger agreement.

ANTICIPATED ACCOUNTING TREATMENT

     FNB and Black Diamond intend for the merger to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. FNB will restate, retroactively at the Effective Time of the merger, its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operation of Black Diamond, subject to any adjustments required to conform with the accounting policies and financial statement classifications of the two companies, as if the companies had always been combined. In future financial statements, the results of operations of the combined entities will include the results of both FNB and Black Diamond for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein.

     The unaudited pro forma combined condensed financial data contained in this Joint Proxy Statement/ Prospectus with respect to FNB and Black Diamond have been prepared using the pooling of interests accounting method to account for the merger. See "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 9.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the merger to the Black Diamond shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date of this Joint Proxy Statement/Prospectus, each of which is subject to change at any time. Any such change, which may or may not be retroactive, could alter the tax considerations discussed below. The discussion below is for general information only and does not address all aspects of United States federal income taxation that may be material to you in connection with the merger in light of your particular status or circumstances, including, without limitation, Black Diamond shareholders who are (1) foreign persons, (2) insurance companies, (3) tax-exempt entities, (4) retirement plans,
(5) dealers in securities, (6) persons whose shares of Black Diamond capital stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (7) persons subject to the alternative minimum tax and (8) persons in whose hands the Black Diamond capital stock does not represent a capital asset. The discussion below does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than federal income tax laws. The parties will not request a ruling from the IRS in connection with any federal income tax consequences of the merger.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR PARTICULAR TAX CIRCUMSTANCES AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     Consummation of the merger is conditioned upon the receipt by FNB of an opinion from its tax counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., (the "Tax Opinion") that the merger will qualify as a reorganization within the meaning of Section 368 of the Code. The Tax Opinion will be based on certain assumptions and upon representations as to certain factual matters made by Black Diamond, FNB and FNB Acquisition Sub. Such representations, if incorrect, could jeopardize the conclusions reached in the Tax Opinion. The Tax Opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. An opinion of counsel only represents such counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues.

     Based on the Tax Opinion, the material United States federal income tax consequences to the Black Diamond shareholders that will result from the merger are as follows:

          (1) A Black Diamond shareholder will not recognize any gain or loss upon the receipt of FNB common stock solely in exchange for his shares of Black Diamond common stock pursuant to the merger.

          (2) The aggregate tax basis of FNB common stock received by a Black Diamond shareholder in the merger will equal the aggregate tax basis of that shareholder in the Black Diamond common stock surrendered by that shareholder in the merger.

          (3) The holding period of the FNB common stock received by a Black Diamond shareholder in the merger will include the period during which the shareholder held the Black Diamond common stock surrendered in the merger.

          (4) A dissenting Black Diamond shareholder that receives cash in exchange for Black Diamond common stock pursuant to the merger will be treated as having had the Black Diamond common stock redeemed. Subject to special rules described below, such a shareholder will generally recognize capital gain or loss on such redemption in an amount equal to the difference between the amount of cash received and the basis of such Black Diamond common stock. The tax rate applicable to capital gain of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of 20% if the individual's holding period in such stock was more than one year at the effective time of the merger. An individual's gain on the sale of Black Diamond common stock held for one year or less is subject to tax as ordinary income at a maximum rate of 39.6%. Under special rules, cash received by a dissenting Black Diamond shareholder may be treated as ordinary income, taxable at a maximum rate of 39.6%, if the redemption of such shareholder's Black Diamond common stock is treated as a dividend. Dissenting Black Diamond shareholders should consult their individual tax advisors on the possible treatment of the redemption of their Black Diamond common stock as a dividend.

STOCK EXCHANGE LISTING

     It is a condition to the merger that, if the shares of FNB common stock issuable in the merger are not repurchased in the open market, such shares be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

RESALE OF FNB COMMON STOCK AFTER THE MERGER

     Shares of FNB common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Black Diamond shareholder who may be deemed to be an "affiliate" of Black Diamond for purposes of Rule 145 under the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of FNB common stock received by any person who may be deemed to be such an affiliate.

     Persons who may be deemed to be affiliates of Black Diamond generally include individuals or entities that control, are controlled by, or are under common control with Black Diamond, and generally include the directors of Black Diamond. Affiliates may not sell their shares of FNB common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of FNB) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the Effective Time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of FNB common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as those terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of FNB common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if FNB remains current with its informational filings with the SEC under the Securities Exchange Act of 1934. One year after the Effective Time of the merger, an affiliate will be able to sell such shares of FNB common stock without being subject to such manner of sale or volume limitations provided that FNB is current with its Exchange Act informational filings and such affiliate is not then an affiliate of FNB. Two years after the Effective Time of the merger, an affiliate will be able to sell such shares of FNB common stock without any restrictions so long as such affiliate had not been an affiliate of FNB for at least three months prior to the date of such sale.

     Black Diamond will obtain, within 60 days of the date of the merger agreement, written undertakings ("Affiliate Letters") from each person who may be deemed a Black Diamond affiliate, to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Black Diamond common stock or FNB common stock, as applicable, beneficially owned by such person prior to the Effective Time of the merger and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, shares of FNB common stock beneficially owned by such person as a result of the merger or otherwise until after such time as FNB shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the SEC, report filed with the SEC or any other public filing, statement or announcement which includes the combined financial results of FNB and Black Diamond for a period of at least 30 days of combined operations of FNB and Black Diamond following the Effective Time of the merger.

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

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this Joint Proxy Statement/Prospectus as Appendix A. FNB and Black Diamond shareholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Black Diamond (which are subject, in certain cases, to specified exceptions) relating to, among other things: (a) corporate organization, existence and good standing and similar corporate matters; (b) capital structure; (c) authorization, execution, delivery, consummation and enforceability of the merger agreement and related matters; (d) ownership of securities; (e) financial statements; (f) the absence of undisclosed liabilities; (g) filing of tax returns, payment of taxes and tax compliance matters; (h) outstanding options, warrants and related matters; (i) ownership and condition of property; (j) accuracy of information furnished to FNB regarding employees, certain contracts and debt instruments, employment contracts and related matters, real property and affiliates; (k) agreements in force and effect; (l) legal proceedings and compliance with laws; (m) employee benefit plans; (n) insurance; (o) its loan portfolio; (p) the absence of material adverse changes since March 31, 1999; (q) brokers and finders; (r) subsidiaries, partnerships and joint ventures; (s) material reports and statements filed with the Federal Reserve Board, the FDIC, the OTS and other governmental regulatory authorities with jurisdiction over Black Diamond; (t) environmental matters; (u) accuracy of information disclosed to FNB by Black Diamond; (v) the absence of any facts or conditions that would interfere with the anticipated accounting or tax treatment of the merger or prevent regulatory approval of the merger; (w) regulatory approvals; (x) Year 2000 readiness; and (y) insurance of deposits.

     The merger agreement also contains customary representations and warranties of FNB relating to, among other things: (a) corporate organization, existence and good standing and similar corporate matters; (b) capital structure; (c) authorization, execution, delivery, and enforceability of the merger agreement and related matters; (d) brokers and finders; (e) the absence of material adverse changes since March 31, 1999; (f) material reports and statements filed with the Federal Reserve Board, the FDIC, the North Carolina Banking Commission, the SEC and other governmental authorities with jurisdiction over FNB's operations; (g) the absence of undisclosed liabilities; (h) the accuracy of information disclosed by FNB to Black Diamond; (i) options, warrants and related matters; (j) environmental matters; (k) the absence of any facts or conditions that would interfere with the anticipated accounting or tax treatment of the merger or prevent regulatory approval of the merger; (l) regulatory approvals; and (m) Year 2000 readiness.

     The merger agreement also includes customary representations and warranties of FNB Acquisition Sub relating to, among other things, organization, and power and authority to complete the merger.

     The representations and warranties of Black Diamond, FNB and FNB Acquisition Sub are not waived or otherwise affected by any investigation made by any party and do not survive beyond the Effective Time of the merger.

CERTAIN COVENANTS AND AGREEMENTS

  Conduct of Business Pending Merger

     Pursuant to the merger agreement, Black Diamond has agreed that it will operate its business substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operations, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having dealings with it. Black Diamond also has agreed that it will not, without the prior written consent of FNB:

     - make any changes in the salaries, bonuses or title of Don M. Green, Ben Sergent or Esther W. Bolling or change the fees payable to any director;

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

     - make any change in the title, salaries, bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to FNB;

     - enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans;

     - create or otherwise become liable with respect to any indebtedness for money borrowed (excluding deposits, Federal Home Loan Bank advances, secured or unsecured, and similar indebtedness) or purchase money indebtedness, or mortgage, pledge, or subject any of its assets to, or permit any of its assets to become or remain subject to, any lien or any other encumbrance;

     - amend its charter or by-laws;

     - except as otherwise provided in the merger agreement, declare any dividend or make any distribution, or effect any split or combination in respect of its capital stock;

     - issue or contract to issue any shares of Black Diamond capital stock or securities exchangeable for or convertible into capital stock, including, without limitation, pursuant to stock options, except up to 91,388 shares of Black Diamond common stock issuable pursuant to Black Diamond options outstanding as of March 31, 1999;

     - purchase any shares of Black Diamond capital stock;

     - enter into, renew, extend or assume any material contract or obligation;

     - other than as contemplated by the merger agreement with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $50,000 or more;

     - propose or take any other action which would make any representation or of Black Diamond untrue;

     - introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates;

     - make any change in policies respecting extensions of credit or loan charge-offs;

     - change reserve requirement policies;

     - change securities portfolio policies;

     - acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more;

     - propose or take any action with respect to the opening, by merger, acquisition or otherwise, or closing of any branches;

     - amend the terms of the Black Diamond stock options;

     - amend the terms of certain written severance or employment agreements; or

     - make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles.

     Black Diamond has also agreed that until the Effective Time of the merger, it will consult and cooperate with FNB regarding the following activities, provided that such activities may be conducted by Black Diamond in the ordinary course of its business, consistent with prior practices: (1) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (2) securities portfolio and funds management, including management of interest rate risk.

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

  No Solicitation

     The merger agreement provides that neither Black Diamond nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than FNB) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Black Diamond (collectively, a "Significant Transaction") or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Black Diamond, afford to any other person access to the properties, books or records of Black Diamond or otherwise assist any person preparing to make or who has made such an offer, or enter into any letter of intent or any agreement with any third party providing for a Significant Transaction. Black Diamond has agreed that it and any affiliate entities, and the respective directors, officers, employees, agents, and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions, and negotiations with any person (other than FNB and its representatives) conducted heretofore with respect to any Significant Transaction. Black Diamond has agreed to promptly advise FNB of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, Black Diamond or any affiliate entities, or any of the respective directors, officers, employees, agents, or representatives of the foregoing, in each case from a person (other than FNB or its representatives) with respect to a Significant Transaction. In addition, Black Diamond has agreed to promptly advise FNB of the substance and content of any such inquiry, proposal, information request, negotiations, or discussions.

  Dividends

     Black Diamond has agreed not to declare any dividends or distributions in respect of its capital stock from March 31, 1999 until the Effective Time of the merger.

  Transactions in FNB Common Stock

     FNB, FNB Acquisition Sub and Black Diamond have agreed that none of them will, nor will they permit their affiliates to, directly or indirectly purchase, publicly sell or publicly acquire any shares of FNB common stock from the date of this Joint Proxy Statement/Prospectus until the Effective Time of the merger. However, this limitation does not apply to the issuance or acquisition of FNB common stock pursuant to FNB employee benefit plans or the purchase or sale of FNB common stock by FNB as trustee under FNB employee benefit plans or otherwise in a fiduciary capacity in which it is directed to sell or purchase FNB common stock.

  Composition of FNB's Board of Directors Following the Merger

     Subject to any necessary regulatory and shareholder approval, as soon as possible after the merger, Don M. Green, President and Chief Executive Officer of Black Diamond, and Gary Blosser, a current Black Diamond director, will become members of FNB's board of directors. See "The Merger -- Interests of Persons in the Merger Other Than as Shareholders."

  Indemnification

     After the Effective Time of the merger, FNB will provide indemnification to the officers and directors of Black Diamond and its subsidiaries for events occurring prior to or subsequent to the Effective Time of the merger as if they had been directors or officers of FNB prior to the Effective Time of the merger, to the extent permitted under the North Carolina Business Corporation Act and the Articles of Incorporation and bylaws of FNB as in effect on the date of the merger agreement. Such indemnification will continue for three years after the Effective Time of the merger, except that any right to indemnification in respect of any claim asserted or made within the three year period shall continue until final disposition of that claim. FNB has agreed to use reasonable efforts to provide officers and directors liability insurance coverage to all Black Diamond directors and officers, whether or not they become part of the FNB organization after the Effective Time of the merger, to the same extent it is provided to FNB's directors and officers; however coverage will not extend to acts as to which notice has been given prior to the Effective Time of the merger. See "The Merger -- Interests of Persons in the Merger Other than as Shareholders."

CONDITIONS TO THE MERGER

     Each party's obligation to consummate the merger is subject to the satisfaction by the other party at or prior to the Effective Time of the merger of the following conditions unless waived by the other party:

     - Representations and Warranties. The representations and warranties of the other party contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the Effective Time of the merger.

     - Performance of Obligations. The other party shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under the merger agreement prior to the Effective Time of the merger.

     - Authorization of Transaction. The other party has taken all action necessary to authorize the merger agreement and consummation of the transactions contemplated thereby and such actions have not been rescinded.

     - Opinion of Counsel. Each party shall have received an opinion of counsel to the other party that is satisfactory to such party.

     - Effectiveness of Registration Statement. The Registration Statement shall be effective under the Securities Act and FNB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue shares of FNB common stock in connection with the merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

     - Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit FNB to consummate the merger and to issue shares of FNB common stock to Black Diamond shareholders shall have been received and, as a condition to FNB's obligation to consummate the merger, shall have contained no conditions deemed in good faith to be materially disadvantageous by FNB.

     - Acceptance by Counsel. The form and substance of all legal matters contemplated by the merger agreement and of all papers delivered pursuant to the merger agreement shall be reasonably acceptable to counsel for the other party.

     - Nasdaq National Market Listing. If the shares of FNB common stock to be issued in the merger are not repurchased on the open market, the shares to be issued in the merger shall have been approved for listing, upon notice of issuance, on the Nasdaq National Market.

     - Fairness Opinion. Black Diamond shall have received a written opinion in form and substance satisfactory to Black Diamond from Austin Financial, addressed to Black Diamond and dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that the terms of the merger, including the exchange ratio, are fair, from a financial point of view, to Black Diamond and its shareholders.

     The obligation of FNB to complete the merger is subject to the following additional conditions:

     - Tax Opinion. FNB must receive an opinion from its tax counsel that the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization.

     - Affiliate Agreements. FNB shall have received a commitment signed by each person deemed to be an affiliate of Black Diamond relating to restrictions on the shares of FNB common stock to be received by such person in the merger.

     - Exercise of Dissenters' Rights. The aggregate number of shares of Black Diamond common stock as to which cash is required to be paid as the result of the exercise of any dissenters' rights under applicable law, when coupled with any other shares of Black Diamond common stock deemed tainted for "pooling of interests" purposes, shall not exceed 10% of the total number of shares of Black Diamond common stock outstanding on the date of the merger agreement or at the Effective Time of the merger.

     - Employment and Non-compete Agreements. Don M. Green, Ben Sergent and Esther W. Bolling shall each have entered into employment and non-compete agreements with Black Diamond satisfactory to the parties. Such agreements shall replace and supersede any prior employment agreements between such individuals and Black Diamond.

     - Accounting Treatment. (1) FNB shall have received assurances from its independent public accountants, in form and substance satisfactory to FNB, to the effect that the merger will qualify to be treated as a "pooling of interests" for accounting purposes; (2) if requested by FNB, Black Diamond's independent public accountants shall have delivered to FNB a letter in form and content satisfactory to FNB to the effect that such accountants are not aware of any fact or circumstance that might cause the merger not to qualify for such treatment; and (3) it shall not have come to the attention of management of FNB that any event has occurred or that any condition or circumstance exists that makes it likely that the merger may not so qualify.

     - Resignations. FNB shall have received the written resignation, satisfactory in form and substance to FNB, from each director of Black Diamond other than Messrs. Green and Kennedy, effective as of the Effective Time of the merger, and Ernest J. Sewell, Robert F. Albright,
       R. Michael Hendricks, Richard L. Powell, Michael W. Shelton and Ben Sergent shall have been elected to the board of directors of Black Diamond as of the Effective Time of the merger.

     - Fairness Opinion. FNB shall have received a written opinion in form and substance satisfactory to FNB from Equity Research Services addressed to FNB and dated as of the date of this Joint Proxy Statement/Prospectus to the effect that the terms of the merger, including the exchange ratio are fair, from a financial point of view, to FNB and its shareholders.

TERMINATION

     The merger agreement may be terminated and the merger abandoned if the shareholders of either FNB or Black Diamond fail to approve the merger at the special meetings. In addition, the merger agreement may by terminated at any time prior to the Effective Time of the merger, whether before or after approval by the shareholders of each of FNB and Black Diamond:

          (1) by mutual consent of FNB and Black Diamond;

          (2) by FNB or Black Diamond if the merger has not been consummated on or before March 31, 2000, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

          (3) by FNB or Black Diamond if the other party has, in any material respect, breached any covenant, agreement, representation or warranty in the merger agreement and such breach has not been cured by the earlier of 30 days after the breaching party received notice of termination or the Closing Date;

          (4) by FNB upon the occurrence of certain "Purchase Events" under the stock option agreement, as defined below;

          (5) by FNB or Black Diamond in the event that any of the conditions to the merger have not been satisfied or waived prior to the Closing Date; provided that no party shall be entitled to terminate the merger agreement if the condition providing the basis for termination can reasonably be and is satisfied within a reasonable period of time, in which case the Closing Date shall be postponed;

          (6) by FNB, if the FNB board of directors determines in its sole discretion, in good faith, that the merger has become inadvisable or impracticable by reason of (a) the issuance of any order, decree or ruling of a regulatory authority containing conditions or requirements reasonably deemed objectionable to FNB or (b) the institution of any litigation or proceeding to restrain or prohibit the merger or obtain other relief in connection with the merger agreement;

          (7) by Black Diamond, if the Black Diamond board of directors determines in its sole discretion, in good faith, that the merger has become inadvisable or impracticable by reason of (a) the issuance of any order, decree or ruling of a regulatory authority containing conditions or requirements reasonably deemed objectionable to Black Diamond or (b) the institution of any litigation or proceeding to restrain or prohibit the merger or obtain other relief in connection with the merger agreement;

          (8) by FNB or Black Diamond if the Federal Reserve Board, the OTS, the North Carolina Banking Commission or the Virginia State Corporation Commission deny approval of the merger and the time period for all appeals or requests for reconsideration has expired;

          (9) by FNB, if the Black Diamond board of directors (a) withdraws or modifies in a manner adverse to FNB its approval or recommendation of the merger, (b) recommends another offer or (c) resolves to do either (a) or
     (b).

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     Black Diamond has agreed to pay FNB a fee of $200,000 by wire transfer of immediately available funds if FNB terminates the merger agreement because prior to the termination of the merger agreement, a "Purchase Event" (as defined in the stock option agreement described below) has occurred or Black Diamond, or any Black Diamond subsidiary, engages in negotiations relating to a transaction that would qualify as a Purchase Event and a letter of intent or other agreement is entered into within one year following the termination of the merger agreement.

     Black Diamond has agreed to pay FNB's expenses incurred in connection with the merger agreement, including reasonable attorney's fees, up to $300,000 in the event FNB terminates the merger agreement as a result of (a) Black Diamond's non-curable material breach or (b) the Black Diamond board's withdrawal or modification of its recommendation, recommendation of another offer or resolution to do either of the prior actions.

     FNB has agreed to pay Black Diamond's expenses incurred in connection with the merger agreement, including reasonable attorney's fees, up to $200,000 in the event Black Diamond terminates the merger agreement as a result of FNB's non-curable material breach.

WAIVER AND AMENDMENT

     Any party may waive any term or provision of the merger agreement and the parties may amend the merger agreement, in a writing signed by all parties, at any time, except for statutory requirements and required approvals of shareholders and regulatory authorities. Any amendment or waiver executed after the shareholders of Black Diamond have voted to approve the merger or the shareholders of FNB have voted in favor of issuing shares of FNB common stock in the merger cannot modify either the amount or form of the consideration to be given for shares of Black Diamond common stock or otherwise materially adversely affect such shareholders without their approval.

EXPENSES

     Except as described under "-- Termination Fee and Expense Reimbursement" above, the parties to the merger agreement have agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the cost of printing and distributing the Registration Statement and this Joint Proxy Statement/Prospectus will be paid 69% by FNB and 31% by Black Diamond.

EFFECT ON EMPLOYEE BENEFITS, STOCK PLANS AND STOCK OPTIONS

  Benefit Plans

     All Black Diamond employees prior to the Effective Time of the merger who remain Black Diamond employees immediately following the Effective Time of the merger will be entitled to participate in FNB's 401(k) plan to the extent they are eligible based on their length of service, compensation, job classification and position. The existing Black Diamond 401(k) plan will be terminated prior to the Effective Time of the merger. Except as described in this paragraph and as otherwise prohibited by law, an employee's service with Black Diamond which is recognized by the applicable benefit plan of Black Diamond at the Effective Time of the merger shall be recognized as service with FNB for purposes of eligibility to participate and vesting, if applicable, (but not for purposes of benefit accrual) under the corresponding FNB benefit plan, if any, subject to applicable break-in-service rules.

  Stock Options

     As a result of the merger, all options to purchase shares of Black Diamond common stock granted under Black Diamond's stock option plans that remain outstanding immediately prior to the Effective Time of the merger shall be assumed automatically by FNB and converted automatically to options entitling the holder thereof to acquire the number of shares of FNB common stock equal to the number of shares of Black Diamond common stock subject to such option immediately prior to the merger multiplied by 1.3333 rounded to the nearest whole share, on the same terms and conditions as applied under such option, except that the exercise price will be the exercise price of the Black Diamond option divided by 1.3333 and rounded to the nearest cent.

                           THE STOCK OPTION AGREEMENT

     The following is a summary of certain provisions of the stock option agreement, a conformed copy of which is attached as Appendix B to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following summary is qualified in its entirety by reference to the stock option agreement. You are encouraged to read the stock option agreement in its entirety.

     Concurrently with the execution and delivery of the merger agreement, and as a condition and inducement to FNB to enter into the merger agreement, FNB and Black Diamond entered into the stock option agreement pursuant to which Black Diamond granted FNB an option to purchase up to 166,179 shares of Black Diamond common stock (19.9% of the currently outstanding Black Diamond common stock) at a price per share of $17.25. If the option were exercised in full, the shares subject to the option would represent approximately 16.6% of the currently outstanding Black Diamond common stock, after giving effect to the issuance of the option shares.

EXERCISE OF THE OPTION

     Subject to applicable law and regulatory restrictions, FNB may exercise the option, in whole or in part, only upon the occurrence of a "Purchase Event" (defined below). A Purchase Event means any of the following events or transactions occurring after the date of the stock option agreement:

          (1) Black Diamond or any Black Diamond subsidiary, without having received FNB's prior written consent, enters into an agreement with any person under which such person would (a) merge or consolidate, or enter into any similar transaction, with Black Diamond or any Black Diamond subsidiary, (b) purchase, lease or otherwise acquire all or substantially all of the assets of Black Diamond or any Black Diamond subsidiary or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Black Diamond or any Black Diamond subsidiary;

          (2) if any person acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of the Black Diamond common stock;

          (3) Black Diamond deliberately breaches any of its obligations under the merger agreement after any person (a) shall have made a bona fide proposal to Black Diamond by public announcement or written communication that is or becomes the subject of public disclosure to acquire Black Diamond or any Black Diamond subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction,
     (b) shall have commenced a bona fide tender or exchange offer to purchase shares of Black Diamond common stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Black Diamond common stock, or (c) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (1) or (2) above; or

          (4) any federally insured depository or registered holding company thereof (not affiliated with FNB) or any person, corporation or other legal entity with a net worth exceeding $20 million (a) shall have made a bona fide proposal to Black Diamond by public announcement or written communication that is or becomes the subject of public disclosure to acquire Black Diamond or any Black Diamond subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (b) shall have commenced a bona fide tender or exchange offer to purchase shares of Black Diamond common stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Black Diamond common stock, or (c) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (1) or (2) above, and thereafter the holders of Black Diamond common stock shall have not approved the merger agreement and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall have not been held or shall have been canceled prior to termination of the merger agreement.

ADJUSTMENT OF NUMBER OF SHARES

     The number and type of securities subject to the option and the exercise price will be adjusted for any change in the Black Diamond common stock by reason of a stock dividend, split-up, reclassification, recapitalization, combination, exchange of shares or similar transaction, such that FNB will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of Black Diamond common stock subject to the option will also be adjusted in the event Black Diamond issues additional shares of Black Diamond common stock such that the number of shares of FNB common stock subject to the option represents 19.9% of the Black Diamond common stock then outstanding, without giving effect to shares subject to or issued pursuant to the option.

SUBSTITUTE OPTION

     In the event Black Diamond enters into any agreement to (1) merge or consolidate with any person other than FNB or one of its subsidiaries such that Black Diamond is not the surviving corporation, (2) permit any person other than FNB or one of its subsidiaries to merge into Black Diamond and Black Diamond is the surviving corporation, but, in connection with such merger, the Black Diamond common stock is exchanged for any other securities or other property or the outstanding shares of Black Diamond common stock prior to such merger represent less than 50% of the outstanding Black Diamond common stock following such merger, or (3) sell or otherwise transfer all or substantially all of its assets to a person other than FNB or one of its subsidiaries, the option will be converted into an option (the "Substitute Option") to purchase securities of either the acquiring person, a person that controls the acquiring person or Black Diamond (if Black Diamond is the surviving entity), in all cases at the option of FNB. The Substitute Option would be subject to immediate exercise by FNB at a price and subject to conditions specified in the stock option agreement.

LIMITATION ON PROFITS

     If, as a result of the termination of the merger agreement, FNB's Total Profit (as defined below) would exceed $3 million, FNB, at its sole discretion, shall take any of the following actions, or a combination thereof, to reduce its actually realized Total Profit to $3 million: (1) reduce the number of shares subject to the option, (2) deliver to Black Diamond for cancellation shares of Black Diamond common stock (or other securities into which the shares underlying the option are converted or exchanged) or (3) pay cash to Black Diamond. "Total Profit" means: (1) the aggregate amount of Net Proceeds (as defined below), plus
(2) all amounts received by FNB on the transfer of the option, plus (3) all equivalent amounts with respect to the Substitute Option, plus (4) any termination fee received by FNB under the merger agreement (see "The Merger Agreement -- Termination Fee and Expense Reimbursement" above), minus (5) the aggregate of the amount of cash paid to Black Diamond as a result of this limitation on Total Profit and the value of shares of Black Diamond (or other securities) previously delivered to Black Diamond. "Net Proceeds" is the aggregate proceeds of a sale or disposition of the shares issued upon exercise of the option in excess of the amount paid by FNB to exercise the option multiplied by the number of shares included in such sale or disposition. Notwithstanding the limitation described in this paragraph, if a court finally adjudicates that FNB's Total Profit is unenforceable, then FNB's Net Proceeds under the option shall be limited to the largest amount enforceable.

EFFECT OF STOCK OPTION AGREEMENT

     The stock option agreement is intended to increase the likelihood that the merger will be consummated on the terms set forth in the merger agreement and could increase the cost to a third party of acquiring Black Diamond. Consequently, the stock option agreement may have the effect of discouraging persons who now or prior to the effective time of the merger might be interested in acquiring all or a significant interest in Black Diamond from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Black Diamond common stock than that implicit in the exchange ratio.

TERMINATION

     The option will terminate and be of no further force and effect upon the earliest to occur of (1) the Effective Time of the merger, (2) termination of the merger agreement prior to the occurrence of a Purchase Event (other than a termination resulting form a breach by Black Diamond of any covenant contained therein) or (3) six months after a termination of the merger agreement if such termination follows the occurrence of a Purchase Event or is due to a breach by Black Diamond of any covenant contained therein.

                                   ABOUT FNB

GENERAL INFORMATION

     FNB is a North Carolina bank holding company with total assets of approximately $413 million, deposits of approximately $338 million and shareholders' equity of approximately $42.3 million, each as of March 31, 1999. FNB was organized in 1984, although its predecessor and wholly-owned subsidiary, FNB Southeast, was originally chartered in 1918 under the name First National Bank of Reidsville. Effective March 15, 1999, FNB Southeast changed its charter from a national bank to a North Carolina state bank. Historically, FNB Southeast has served the Rockingham County area of North Carolina through three branches in Reidsville and two in Eden, North Carolina. In 1995, FNB initiated a strategic growth plan beginning with the hiring of a new chief executive officer. By the end of 1997, FNB Southeast increased its number of branches from five to ten by closing a branch in Eden and opening new branches in the Rockingham County towns of Eden, Ruffin and Madison and in the new markets of Greensboro and Wilmington, North Carolina. As a result of this strategy, between 1994 and 1998, FNB's net interest income, loans and deposits each increased at compound annual growth rates of 21.7%, 33.8%, and 27.0%, respectively.

     FNB Southeast is community oriented and focuses primarily on offering commercial, real estate and consumer loans, and deposit and other financial services to individuals, small to medium-sized businesses and other organizations in its market areas. FNB Southeast emphasizes its individualized services and community involvement, while at the same time providing its customers with the financial sophistication and array of products typically offered by a larger bank. Management believes that FNB Southeast competes successfully with larger banks located within and outside of North Carolina by retaining its personalized approach and community focus.

     Under the leadership of Ernest J. Sewell, who became President and Chief Executive Officer in January 1995, FNB adopted the following three-part strategy: (1) increase market share and geographic reach through opportunistic acquisitions in markets where the mix of economic, operational, cultural and other factors are favorable; (2) position FNB to manage its planned growth by adding experienced personnel and upgrading its internal systems and procedures; and (3) generate internal growth at its existing banking offices by offering new and complementary services and products. To accomplish these objectives, during the past four years FNB has: (1) increased the number of its branch offices to ten by opening new offices in Eden, Ruffin, Madison, Greensboro and Wilmington, North Carolina; (2) expanded by approximately 60% the number of its full-time personnel by adding 54 new employees, including several new vice presidents and senior vice presidents; (3) completed a systematic review and revision of its loan administration, loan policy and credit procedures; and (4) enhanced its mix of products and services by broadening the scope of its commercial lending activities, updating and extending its ATM terminals and network and establishing a department to provide credit and debit cards to its customers.

     FNB plans to continue to pursue these objectives by strengthening its presence in existing markets and opportunistically reaching into new markets in North Carolina, Virginia and South Carolina. FNB will seek to hire qualified personnel to help manage its planned growth and to develop new products that are uniquely consistent with FNB's service orientation. FNB also plans, where appropriate, to upgrade its systems and procedures and refine its ability to offer customers sophisticated services without sacrificing its personalized approach.

     In the first quarter of 1999, FNB announced plans to open a branch in Burgaw, North Carolina and two branches in Greensboro, North Carolina. Through February 4, 1999, FNB completed the purchase of 119,000 shares of its outstanding common stock, which represents 70% of the shares authorized under its stock repurchase program announced in December 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of FNB and should be read in conjunction with FNB's consolidated financial statements and notes thereto included elsewhere in this Joint Proxy Statement/ Prospectus. See also "Forward Looking Statements" on page 16.

YEAR ENDED DECEMBER 31, 1998

  Results of Operations

     During 1998, FNB achieved record earnings, as the significant balance sheet growth recorded in 1997 from entering new markets continued into the next year. Net income was $3.8 million, or $1.16 per share, fully diluted, compared with $2.5 million, or $0.93 per share, in 1997. The increase of 55.3% in net income was principally fueled by a 32.8% increase in net interest income and a 66.5% increase in non-interest income. Non-interest expense, at the same time, was 26.2% higher and the provision for loan losses was raised 48.7% over last year, the latter as a result of increased loan balances and higher net loan losses. Net income in 1997 exceeded the prior year by just 2.8%, as a result of $1.4 million in expenses during 1997, which were associated with the opening of new branches. Over the last few years, markets in which FNB operates have been characterized by excellent economic conditions, resulting in healthy loan growth and sound asset quality.

     FNB's primary source of income is net interest income, which is the difference between (i) interest income and fees derived from earning assets (primarily loans and investment securities) and (ii) the cost of funds (primarily deposits and other borrowings) supporting them.

     The following table summarizes net interest income and average yields earned and rates paid for the years indicated, on a tax equivalent basis. The next table presents the changes in interest income and interest expense attributable to volume and rate changes between 1998 and 1997 and 1997 and 1996.

                AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
                         FULLY TAXABLE EQUIVALENT BASIS
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                          1998                              1997                               1996
                             -------------------------------   -------------------------------    -------------------------------
                                          INTEREST   AVERAGE                INTEREST   AVERAGE                 INTEREST   AVERAGE
                              AVERAGE     INCOME/    YIELD/     AVERAGE     INCOME/    YIELD/      AVERAGE     INCOME/    YIELD/
                             BALANCE(1)   EXPENSE     RATE     BALANCE(1)   EXPENSE     RATE      BALANCE(1)   EXPENSE     RATE
                             ----------   --------   -------   ----------   --------   -------    ----------   --------   -------
INTEREST EARNING ASSETS:
Loans, net(2)..............   $248,397    $23,190     9.34%     $185,829    $17,616     9.48%      $129,150    $12,092     9.36%
Taxable investment
  securities...............    116,238      6,912     5.97        47,669      2,800     5.86         42,214      2,480     5.82
Tax-exempt investment
  securities(3)............      4,886        411     9.06         6,135        542     9.37         10,985        990     9.60
Other securities...........      1,215         89     7.33           884         63     7.13            756         52     6.88
Deposits with FHLB.........      2,240        119     5.31           849         47     5.54            485         26     5.36
Federal funds sold and
  retail repurchase
  agreements...............      1,698         94     5.54         2,477        133     5.37          1,027         53     5.16
                              --------    -------               --------    -------                --------    -------
Total earning assets.......    374,674     30,815     8.24       243,843     21,201     8.70        184,617     15,693     8.51
NON-EARNING ASSETS:
Cash and due from banks....      7,747                             6,845                              5,201
Premises and equipment.....      6,849                             6,166                              4,042
Other assets...............      5,436                             3,302                              2,953
Less: Allowance for loan
  loss.....................     (2,591)                           (1,882)                            (1,440)
                              --------                          --------                           --------
Total assets...............   $392,115                          $258,274                           $195,373
                              ========                          ========                           ========
INTEREST BEARING
  LIABILITIES:
Savings and time
  deposits.................   $290,124     14,600     5.03      $195,311      9,287     4.75       $148,400      6,449     4.35
Federal funds purchased,
  borrowed funds and
  securities sold under
  agreements to
  repurchase...............     28,008      1,517     5.42        14,270        769     5.39          5,868        313     5.33
                              --------    -------               --------    -------                --------    -------
Total interest bearing
  liabilities..............    318,132     16,117     5.07       209,581     10,056     4.80        154,268      6,762     4.38
                              --------    -------               --------    -------                --------    -------
OTHER LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Demand deposits............     34,782                            25,474                             20,721
Other liabilities..........      2,852                             2,329                              1,131
Shareholders' equity.......     36,349                            20,890                             19,253
                              --------                          --------                           --------
Total liabilities and
  shareholders' equity.....   $392,115                          $258,274                           $195,373
                              ========                          ========                           ========
Net interest income and net
  yield on earning
  assets(1)(4).............               $14,698     3.92%                 $11,145     4.57%                  $ 8,931     4.84%
                                          =======     ====                  =======     ====                   =======     ====
Interest rate spread(5)....                           3.17%                             3.90%                              4.13%
                                                      ====                              ====                               ====

---------------
(1) The average balances for all years include market adjustments to fair value for securities and loans available/held for sale, with such adjustments excluded for purposes of computing average yield.

(2) The average loan balances include non-accruing loans.

(3) The fully tax equivalent basis is computed using a federal tax rate of 34%.

(4) Net yield on earning assets is computed by dividing net interest income by average earning assets.

(5) Earning asset yield minus interest bearing liabilities rate.

     Net interest income represents the gross profit from the lending and investment activities of a banking organization and is the most significant factor affecting the earnings of FNB. Net interest income is influenced by changes in interest rates, volume and the mix of these various components. Net interest income on a fully taxable equivalent basis was $14.7 million, which represented a 31.9% increase over the previous year. In 1997, taxable equivalent net interest income increased to approximately $11.1 million from approximately $8.9 million in 1996, which was an increase of 24.7%. Actual net interest income was 32.8% higher in 1998, following an improvement of 27.5% in 1997.

     Growth in net interest income for 1998 resulted from significantly higher loan and investment securities balances, supported by deposit growth and additional capital as a result of the public offering. Average loans outstanding during the year equaled $248.4 million compared to $185.8 million in 1997, an increase of 33.7%. In the previous year, average loans outstanding were 43.9% higher than 1996. This outstanding loan growth is attributed to generally favorable economic conditions in FNB's lending markets and a more aggressive focus on lending in new and existing areas. Average investment securities during 1998 were $122.3 million, up 123.7% over 1997, following an increase of only 1.4% the previous year. Purchases during the year were chiefly in relatively short term taxable securities, which serves the dual purpose of improving liquidity and acting as a source of funds for future loan growth. Average total deposits of $324.9 million were up 47.2% in 1998, which followed a gain of 30.5% the previous year. Average shareholders equity balances of $36.3 million represented a 74.0% increase over 1997, with the amount outstanding at year end approximately double the previous year end.

     Interest margins continued their recent decline in 1998, as the weighted average yield on earning assets fell to 8.24%, from 8.70% in 1997, but the weighted average rate paid on interest bearing liabilities rose to 5.07% in 1998, from 4.80% in 1997. Consequently, the interest rate spread fell to 3.17% in 1998, from 3.90% the previous year. The prime rate on loans was reduced from 8.50% to 7.75% during the last quarter of 1998, which caused the weighted rate on loans to fall from 9.48% in 1997 to 9.34% this year. Investment securities yields were 6.09% on a taxable equivalent basis in 1998, down from 6.25% last year, as significant purchases this year have occurred in a lower interest rate environment. Even more meaningful to the decline in the average earning asset yield was the effect of higher yielding loans averaging 76.2% of earning assets in 1997, compared with only 66.3% in 1998, while lower yielding investment security balances represented approximately 10.3% more this year than in 1997. The weighted average rate paid on savings and time deposits increased from 4.75% in 1997 to 5.03% this year, as deposit growth came principally from higher yielding certificates of deposit, with the effect of greater cost tempered by the increased stability of fixed maturities.

                       VOLUME AND RATE VARIANCE ANALYSIS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                         FULLY TAXABLE EQUIVALENT BASIS
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                               1998                                 1997
                                 ---------------------------------    ---------------------------------
                                 VOLUME(2)    RATE(2)      TOTAL      VOLUME(2)    RATE(2)      TOTAL
                                 VARIANCE     VARIANCE    VARIANCE    VARIANCE     VARIANCE    VARIANCE
                                 ---------    --------    --------    ---------    --------    --------
INTEREST INCOME:
Loans, net.....................   $5,926      $  (352)     $5,574      $5,303       $ 221       $5,524
Taxable investment
  securities...................    4,021           91       4,112         320           0          320
Tax exempt investment
  securities(1)................     (110)         (21)       (131)       (439)        (14)        (453)
Other earning assets...........      102           (4)         98          29           3           32
Federal funds sold and retail
  repurchase agreements........      (42)           3         (39)         75           5           80
                                  ------      -------      ------      ------       -----       ------
          Total interest
            income.............    9,897         (283)      9,614       5,288         215        5,503
                                  ------      -------      ------      ------       -----       ------
INTEREST EXPENSE:
Savings and time deposits......    4,489          824       5,313       2,039         799        2,838
Federal funds purchased,
  borrowed funds and securities
  sold under agreements to
  repurchase...................      740            8         748         448           8          456
                                  ------      -------      ------      ------       -----       ------
          Total interest
            expense............    5,229          832       6,061       2,487         807        3,294
                                  ------      -------      ------      ------       -----       ------
Inc/(dec) in net interest
  income.......................   $4,668      $(1,115)     $3,553      $2,801       $(592)      $2,209
                                  ======      =======      ======      ======       =====       ======

---------------
(1) The fully tax equivalent basis is computed using a federal tax rate of 34%.

(2) Changes attributable to both volume and rate have been allocated proportionately.

NON-INTEREST INCOME AND EXPENSE

     Non-interest income of $2.3 million in 1998 was $900,000, or 66.5%, more than the previous year. Net securities gains represented the largest variance, increasing $384,000 as gains were taken in connection with a restructuring of the portfolio, which involved the sale of U. S. Government agency securities and the purchase of mortgage-backed securities. In addition, gains were also taken to enhance the total portfolio return during a period when interest rates were historically low. Fees on bankcard transactions doubled to $427,000, while deposit service charges were up $211,000, because of pricing changes and increased deposit volume. FNB offers a variety of mortgage products in its markets and generally sells the fixed rate production in the secondary market which, because of the declining rate structure, generated gains on the sales of $53,000 more than last year. In 1997, total non-interest income of $1.4 million was $102,000 more than the prior year and included 20.1% more in deposit service charges, but lower net security gains.

     Non-interest expense increased $2.1 million, or 26.2%, in 1998 to $10.0 million, compared to $7.9 million in 1997. Last year, non-interest expense of $7.9 million exceeded the previous year by $1.9 million, or 31.6%. The primary reason for the significant increase in expense in 1998 has been the full year effect of investments made during 1997, principally in adding experienced personnel to manage FNB's growth.

     Personnel expense of $5.9 million in 1998 exceeded the previous year by $1.2 million, or 26.1%. Full time salaries of officers and staff of $3.9 million were $754,000 or 23.6% more than 1997. At December 31, 1998, FNB had approximately 144 full-time and 17 part-time employees, compared with 129 full-time and 19 part-time employees at December 31, 1997. Employee benefits of $1.1 million in 1998 were up $296,000 or 35.6% over 1997 and included additional costs for retirement and 401(k) plans and social security taxes, as well as the various insurance plans, such as health, life, disability and workmen's compensation.

     Occupancy expense followed a 53.3% increase in expense in 1997 with an additional 15.5% in 1998, the latter amounting to an increase of $82,000. Premises rental, maintenance and repairs, utilities and depreciation expense were all higher in 1998, much of it attributed to the new offices opened in 1997 being open for all twelve months of 1998. Furniture and equipment expense totaled $836,000 in the current year, up $208,000 or 33.1%, following a 35.1% increase in 1997 over 1996. Depreciation on equipment of $538,000 this year was up 55.8% over 1997, while equipment rent, personal property taxes and repairs also posted higher numbers in 1998. All other expenses of $2.584 million were up $548,000, or 26.9% over 1997, with many of the increases attributed to a full year of expenses for the offices opened at various periods during 1997. Individual line items which increased at least $25,000 and 25% over 1997 were insurance (principally FDIC), director fees, legal and professional, telephone, exams and audits, travel and entertainment, bank card, other real estate and miscellaneous. In 1997, all other expenses were up 30.2% over the prior year, which was also principally related to the office openings during the year. The efficiency ratio, which measures non-interest expense as a percentage of net interest income plus non-interest income, was 58.8% in 1998, an improvement over the 63.2% posted the previous year.

     Income tax expense for the year 1998 of $1,865,000 was up 58.7% over the $1,175,000 charged to expense in 1997. Income before tax in 1998 increased 56.4% over the previous year. The effective tax rates for 1998 and 1997 were 32.7% and 32.2%, respectively. Generally, the Company attempts to minimize tax expense by purchasing U.S. Government Agency bonds which are not subject to state income tax, as well as North Carolina municipal bonds which are not subject to Federal or state income taxes.

FINANCIAL CONDITION

     FNB's consolidated assets of $421.7 million at year end increased 29.7% over the previous year, following an increase of 55.0% in 1997. While the growth in earning assets in 1997 was heavily weighted toward loans, 1998 growth occurred in both loans and investment securities. Supporting that growth this year were increases of 22.6% in non-interest bearing deposits, 27.2% in interest bearing deposits and a nearly 100% increase in shareholders' equity. A major share of the balance sheet expansion resulted from increases at the new offices and it is expected that future growth will continue in those markets through existing and new branches, as well as other market areas FNB is currently evaluating.

     The following tables summarize key information regarding the loan portfolio as of the period ended December 31:

                           LOAN PORTFOLIO COMPOSITION
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                             1998               1997               1996               1995              1994
                       ----------------   ----------------   ----------------   ----------------   ---------------
Real estate:
Commercial...........  $ 83,202    32.6%  $ 51,022    22.3%  $ 30,516    21.1%  $ 27,208    24.4%  $15,037    18.8%
Residential..........    50,121    19.6     58,238    25.5     44,109    30.5     36,438    32.6    30,060    37.7
Construction.........    24,976     9.8     19,083     8.3     13,407     9.3      4,531     4.1       681     0.9
                       --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
    Total real
      estate.........   158,299    62.0    128,343    56.1     88,032    60.9     68,177    61.1    45,778    57.4
                       --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
Commercial, financial
  and agricultural...    45,141    17.6     54,294    23.7     25,175    17.4     18,248    16.3    11,272    14.1
                       --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
Consumer:
Direct...............    23,908     9.3     23,237    10.2     16,766    11.6     15,247    13.6    12,619    15.8
Home equity..........    24,122     9.4     19,740     8.6     13,516     9.3      9,579     8.6     9,708    12.2
Revolving............     4,357     1.7      3,101     1.4      1,096     0.8        457     0.4       410     0.5
                       --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
    Total consumer...    52,387    20.4     46,078    20.2     31,378    21.7     25,283    22.6    22,737    28.5
                       --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
    Total............  $255,827   100.0%  $228,715   100.0%  $144,585   100.0%  $111,708   100.0%  $79,787   100.0%
                       ========   =====   ========   =====   ========   =====   ========   =====   =======   =====

                                                          DECEMBER 31, 1998
                               -----------------------------------------------------------------------
                                                                            RATE STRUCTURE FOR LOANS
                                               MATURITY                      MATURING OVER ONE YEAR
                               -----------------------------------------   ---------------------------
                                 ONE      OVER ONE     OVER                PREDETERMINED   FLOATING OR
                               YEAR OR    YEAR TO      FIVE                  INTEREST      ADJUSTABLE
                                LESS     FIVE YEARS    YEARS     TOTAL         RATE           RATE
                               -------   ----------   -------   --------   -------------   -----------
Commercial, financial and
  agricultural...............  $24,961    $ 17,391    $ 2,789   $ 45,141      $ 6,712       $ 13,468
Real
  estate -- construction.....   12,504      11,209      1,263     24,976          967         11,505
Real estate -- residential...    7,674      12,170     30,277     50,121       31,751         10,696
Real estate -- commercial....   11,135      54,171     17,896     83,202       26,617         45,450
Consumer.....................   11,264      24,704     16,419     52,387       15,628         25,495
                               -------    --------    -------   --------      -------       --------
                               $67,538    $119,645    $68,644   $255,827      $81,675       $106,614
                               =======    ========    =======   ========      =======       ========

                                                                   DECEMBER 31,
                                                     ----------------------------------------
                                                      1998      1997     1996    1995    1994
                                                     ------    ------    ----    ----    ----
Non-performing assets:
Non-accrual(1).....................................  $  355    $1,263    $547    $ 44    $154
Past due 90 days or more and still accruing
  interest.........................................       0        29       0       0       3
Other real estate..................................   1,451        31      48     192     191
Renegotiated troubled debt.........................       0         0       0       0       0

---------------
(1) If nonperforming loans outstanding at December 31, 1998 had been performing in accordance with their terms, $22,963 more in interest income would have been recorded in 1998. Actual interest income recorded in 1998 was $9,936.

    Refer to Note 1 -- Loans of FNB's Consolidated Financial Statements included elsewhere herein for a discussion of discontinuance of accruals on loans.

     Other than amounts listed above, there were no other loans which (a) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Loan growth during 1998 was less robust than in the recent past, with outstanding loans up 11.9% at year end, following increases of 58.2% in 1997 and 29.4% in 1996. Loans secured by real estate were up 23.3% and represented 62.0% of total loans, compared with 56.1% at year end 1997. Within the category, commercial real estate loans increased 63.1%, to a level of $83.2 million. Commercial, financial and agricultural loans were down 16.9%, representing 17.6% of total loans, compared with 23.7% last year end. Consumer loans advanced 13.7%, led mainly by increases in home equity loans. Management believes FNB is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose loans or whose insolvency would have a material adverse effect on operations.

                             INVESTMENT SECURITIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                DECEMBER 31, 1998                DECEMBER 31, 1997                DECEMBER 31, 1996
                         -------------------------------   ------------------------------   ------------------------------
                                                WEIGHTED                         WEIGHTED                         WEIGHTED
                         AMORTIZED     FAIR     AVERAGE    AMORTIZED    FAIR     AVERAGE    AMORTIZED    FAIR     AVERAGE
                           COST       VALUE      YIELD       COST       VALUE     YIELD       COST       VALUE     YIELD
                         ---------   --------   --------   ---------   -------   --------   ---------   -------   --------
U.S. government
  agency...............  $      0    $      0     0.00%     $ 3,074    $ 3,092     5.98%     $13,075    $13,076     5.32%
U.S. Treasury..........   139,488     140,280     5.86       68,997     68,973     6.01       31,906     31,760     5.87
State and municipal
  obligations(1).......     3,815       4,111     9.33        4,953      5,281     9.11        6,693      7,093     9.45
Other equity...........     1,335       1,335     7.16        1,392      1,392     7.08          643        643     6.93
                         --------    --------               -------    -------               -------    -------
         Total
           investment
       securities(1)...  $144,638    $145,726     5.97      $78,416    $78,738     6.22      $52,317    $52,572     6.20
                         ========    ========               =======    =======               =======    =======

                                                                 DECEMBER 31, 1998
                             ------------------------------------------------------------------------------------------
                                                 AFTER ONE        AFTER FIVE
                                 WITHIN           YEAR TO          YEARS TO            AFTER
                                ONE YEAR        FIVE YEARS         TEN YEARS         TEN YEARS                 WEIGHTED
                             --------------   ---------------   ---------------   ---------------              AVERAGE
                             AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD    TOTAL     YIELD(1)
                             ------   -----   -------   -----   -------   -----   -------   -----   --------   --------
U.S. Treasury..............   $ 0        --   $     0      --   $     0     --    $     0     --    $      0       --
U.S. government agency.....     0        --    85,128    5.94%   42,645   5.61%    11,715   6.19%    139,488     5.86%
State and municipal
  obligations(1)...........    60     13.03%      631   11.50     3,124   8.83          0     --       3,815     9.33
                              ---             -------           -------           -------           --------
         Total investment
           securities(1)...   $60     13.03   $85,759    5.98   $45,769   5.83    $11,715   6.19    $143,303     5.95
                              ===             =======           =======           =======           ========

---------------
(1) Yields stated on a tax equivalent basis.

     Investment securities (at amortized cost) of $145.7 million at year end were up $67.0 million or 85.1% over 1997. U.S. Government agency securities continue to represent the major share of the total portfolio, increasing from 88.0% of the portfolio at the end of 1997 to 96.4% at year end 1998. Management believes that the additional risk of owning agencies over U.S. Treasury securities is negligible and has capitalized on the favorable spreads available on the former. However, the interest rate risk of purchasing longer term municipal securities at their continued relatively low rates has kept us out of that market for approximately the last two years.

     Our investment portfolio goals are to achieve good total portfolio returns, within the context of remaining relatively short in maturity to fund loan growth and mitigate the unfavorable effect of interest rate increases. To this end, FNB has consistently categorized the entire portfolio as available for sale, which it believes offers the greatest amount of flexibility in managing a total return concept.

ASSET QUALITY

     Management believes that asset quality is of the greatest importance. The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level sufficient to provide for estimated probable charge-offs of non-collectible loans. The loan portfolio is analyzed quarterly in an effort to identify potential problems before they actually occur. This analysis includes a methodology that segments the loan portfolio by selected loan types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors.

     The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. The tables below depict a summary of the allowance for loan losses and the allocation of the allowance for loan losses for the years ended December 31, 1994 through 1998. The allocation, including the percentage of loans in each category to total loans, is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for write-offs in any category.

                      SUMMARY OF ALLOWANCE FOR LOAN LOSSES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1998      1997      1996      1995      1994
                                                ------    ------    ------    ------    ------
Balance, beginning of period..................  $2,331    $1,638    $1,258    $1,052    $1,174
Charge-offs:
  Commercial..................................     597        16         0         0         0
  Real estate -- construction.................       0         0         0         0         0
  Real estate -- mortgage.....................       4        13         0         0        15
  Consumer....................................     347       131        89       128       332
                                                ------    ------    ------    ------    ------
                                                   948       160        89       128       347
                                                ------    ------    ------    ------    ------
Recoveries:
  Commercial..................................      12        10         0         2        52
  Real estate -- construction.................       0         0         0         0         0
  Real estate -- mortgage.....................       0         0         0         0         0
  Consumer....................................      81        83        54        72        68
                                                ------    ------    ------    ------    ------
                                                    93        93        54        74       120
                                                ------    ------    ------    ------    ------
Net charge-offs...............................     855        67        35        54       227
                                                ------    ------    ------    ------    ------
Provision charged to operations...............   1,130       760       415       260       105
                                                ------    ------    ------    ------    ------
Balance, end of period........................  $2,606    $2,331    $1,638    $1,258    $1,052
                                                ======    ======    ======    ======    ======
Ratio of net charge-offs to average loans.....    0.34%     0.04%     0.03%     0.06%     0.28%
                                                ======    ======    ======    ======    ======
Ratio of allowance to year-end loans..........    1.02%     1.02%     1.13%     1.13%     1.32%
                                                ======    ======    ======    ======    ======

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                    1998           1997           1996           1995           1994
                                ------------   ------------   ------------   ------------   ------------
                                  $       %      $       %      $       %      $       %      $       %
                                ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
Balance at end of period
  applicable to:
  Commercial..................  $1,427    18%  $1,190    24%  $  826    17%  $  512    16%  $  546    14%
  Real
    estate -- construction....       4    10        8     8       13     9        9     4        0     1
  Real estate -- mortgage.....      27    52      154    48      151    52      131    57       50    57
  Consumer....................   1,066    20      298    20      386    22      320    23      224    28
  General.....................      82     0      681     0      262     0      286     0      232     0
                                ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
         Total Allocation.....  $2,606   100%  $2,331   100%  $1,638   100%  $1,258   100%  $1,052   100%
                                ======   ===   ======   ===   ======   ===   ======   ===   ======   ===

     The 1998 provision of $1.1 million compares with $760,000 in 1997 and $415,000 in 1996, which equals a 48.7% increase in 1998 and a two year increase of 172.3%. The increase in the dollar level of the allowance was necessitated by the growth in loans, while the level of non-performing loans and charge-offs has remained at comparatively low levels. Net charge-offs did increase in 1998 to a level of $855,000 or 0.34% of average loans outstanding, compared with $67,000 and 0.04% in 1997. Approximately 62% of the net charge-offs in 1998 were for just two commercial loans, which had not performed well over an extended period of time and were finally written off. At December 31, 1998, the allowance for loan losses as a percentage of year end loans was 1.02%, which was equal to the percentage at the prior year end.

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to FNB, management does not anticipate any aggregate material losses, since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given, however, that economic conditions will not adversely affect borrowers and result in increased losses.

DEPOSITS

     During 1998, the yield curve remained relatively flat, with little incentive for customers to choose longer deposit maturities at a minimal spread difference from shorter, more liquid products. Accordingly, retail deposit growth was concentrated in certificates of deposit with maturities of two years or less, as well as products such as the Money Market Investment account, which has superior liquidity and was re-priced higher to attract more funds during 1998. The market for deposits remains fiercely competitive and FNB relies on appropriate pricing and quality customer service to retain and increase its retail deposit base.

     For commercial customers, FNB is focused on building a total relationship, which will foster growth in both loans and deposits. In addition to traditional regular checking accounts, FNB offers a cash management sweep account, with outstanding balances increasing from $9.6 million at the end of 1997 to $10.4 million in 1998. In order to attract longer term deposits, FNB joined an electronic network which allows it to post interest rates and attract deposits nationally. Approximately $11.5 million was attracted from this source during 1998, with a weighted average maturity of approximately two years and rates comparable to those paid in-market.

     Finally, FNB also utilized a portion of its $40 million line with the Federal Home Loan Bank of Atlanta to fund earning assets, with a year end balance outstanding of $15 million. Management continues to believe this is a cost effective and prudent alternative to deposit balances, since a particular amount and term may be selected to meet its current needs.

                           DEPOSIT MATURITY SCHEDULE
                  CERTIFICATES OF DEPOSIT -- $100,000 OR MORE
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

3 months or less............................................  $25,499
Over 3 - 12 months..........................................   39,866
Over 12 months..............................................   21,502
                                                              -------
          Total.............................................  $86,867
                                                              =======

CAPITAL RESOURCES

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The Office of the Comptroller of the Currency ("OCC") and the Federal Reserve, who have been, respectively, the primary regulators for FNB Southeast and FNB, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are required to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines.

     As shown in the table below, in 1996 FNB and FNB Southeast both maintained capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies but, because of the growth realized during 1997, the levels fell to "adequately capitalized" by the end of 1997. In order to restore capital levels and position FNB for future growth, a total of 897,000 additional shares of stock were sold in a public offering during April/May, 1998, generating approximately $18.5 million in new capital, which resulted in both FNB Southeast and FNB achieving a "well capitalized" level of capital at year end. Effective in March 1999, FNB Southeast converted from a national bank, regulated by the OCC, to a North Carolina bank, regulated by the North Carolina Commissioner of Banks ("Commissioner"). FNB Southeast will continue to be required to meet certain levels of capital.

                               REGULATORY CAPITAL
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                   1998               1997              1996
                                              ---------------    --------------    ---------------
Total capital to risk weighted assets
  FNB.......................................  $45,928   16.25%   $23,938   9.88%   $21,868   15.10%
  FNB Southeast.............................   44,739   15.83     23,248   9.59     21,442   14.80
Tier 1 capital to risk weighted assets
  FNB.......................................   43,322   15.32     21,607   8.92     19,464   13.40
  FNB Southeast.............................   42,133   14.90     20,917   8.63     19,039   13.10
Tier 1 capital to average assets
  FNB.......................................   43,322   10.30     21,607   7.02     19,464    9.60
  FNB Southeast.............................   43,133   10.05     20,917   6.79     19,039    9.40

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     A primary objective of interest rate sensitivity management is to ensure the stability and quality of FNB's primary earning component, net interest income. This process involves monitoring FNB's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income. Rate sensitive assets and liabilities have interest rates which are subject to change within a specific time period, due to either maturity or to contractual agreements which allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income.

     The measurement of FNB's interest rate sensitivity, or "gap", is a technique traditionally used in asset/liability management. The interest sensitivity gap is the difference between repricing assets and repricing liabilities for a particular time period. The table below indicates a ratio of rate sensitive assets to rate sensitive liabilities within one year at December 31, 1998 to be 0.97%. This ratio indicates that net interest income would decline in a rising interest rate environment, since a greater amount of liabilities than assets would reprice more quickly over the one-year period. Included in rate sensitive liabilities are certain deposit accounts (NOW, MMI and savings) that are subject to immediate withdrawal and repricing, yet have no stated maturity. These balances are presented in the category that management believes best identifies their actual repricing patterns. This analysis assumes 45% of NOW and MMI accounts, and 15% of savings accounts reprice within one year and the remaining balances reprice after one year.

     The schedule also includes $29.5 million of securities that are callable within the one-year sensitivity time period. While these securities have contractual maturities beyond one year, management believes these securities will be called on the specified dates based upon the difference in the coupon rate of the securities and the current level of interest rates. Furthermore, the overall risk to net interest income is further mitigated by FNB's increased level of variable rate loans. These are loans with a contractual interest rate tied to an index, such as the prime rate. A portion of these loans may reprice on multiple occasions during a one-year period due to changes in the underlying rate index. Approximately 63% of the total loan portfolio have variable rates, and reprices in accordance with the underlying rate index subject to terms of individual note agreements.

                         INTEREST SENSITIVITY ANALYSIS
                               DECEMBER 31, 1998
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                           TOTAL       TOTAL
                                       1-90       91-180      181-365    SENSITIVE   SENSITIVE
                                        DAY         DAY         DAY       WITHIN       OVER
                                     SENSITIVE   SENSITIVE   SENSITIVE   ONE YEAR    ONE YEAR     TOTAL
                                     ---------   ---------   ---------   ---------   ---------   --------
Interest earning assets:
Loans, net of non-accruals.........  $160,544    $  2,375    $  6,098    $169,017    $ 86,455    $255,472
Taxable investment securities......    10,707       6,007      15,523      32,237     107,251     139,488
Tax exempt investment securities...         0           0           0           0       3,815       3,815
Other investment securities........     1,335           0           0       1,335           0       1,335
Due from FHLB......................       269           0           0         269           0         269
                                     --------    --------    --------    --------    --------    --------
          Total interest earning
            assets.................   172,855       8,382      21,621     202,858     197,521     400,379
                                     --------    --------    --------    --------    --------    --------
Interest bearing liabilities:
Savings/NOW/MMI....................    28,845           0           0      28,845      45,520      74,365
Other time deposits................    63,607      42,053      61,674     167,334      64,718     232,052
Overnight borrowings...............    13,932           0           0      13,932           0      13,932
Other borrowings...................         0           0           0           0      15,000      15,000
                                     --------    --------    --------    --------    --------    --------
          Total interest bearing
            liabilities............   106,384      42,053      61,674     210,111    $125,238    $335,349
                                     --------    --------    --------    --------    ========    ========
Interest sensitivity gap...........  $ 66,471    $(33,671)   $(40,053)   $ (7,253)
                                     ========    ========    ========    ========
Cumulative interest sensitivity
  gap..............................              $ 32,800    $ (7,253)
Ratio of interest sensitive assets
  to interest sensitive
  liabilities......................      1.62        0.20        0.35        0.97

     In addition to the traditional gap analysis, FNB also utilizes a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. FNB uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect the overall net interest income for FNB. This simulation incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. As a result, this analysis more accurately projects the risk to net interest income over the upcoming twelve-month period. FNB has an established policy to monitor interest rate risk. The policy provides guidance for levels of interest rate risk and potential remediations, if necessary, to mitigate excessive levels of risk. The modeling results indicate FNB is subject to an acceptable level of interest rate risk.

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of FNB's customers. Deposit withdrawals, loan funding and general corporate activity create a need for liquidity for FNB. Liquidity is derived from sources such as deposit growth, maturity/calls/sales of investment securities, principal and interest payment on loans, access to borrowed funds or lines of credit, and profits.

     FNB's primary source of funds has been from increased deposit and sweep account balances. Liquidity is further enhanced by a $40.0 million line of credit with the Federal Home Loan Bank of Atlanta collateralized by FHLB stock and qualifying 1-4 family residential mortgage loans. There are unsecured overnight borrowing lines available through several financial institutions. An additional source of liquidity for 1998 was the stock issuance. While this is not an ongoing source of liquidity, the issuance netted $18.5 million in funds for FNB. Internal liquidity analysis indicates FNB is well positioned to fund earning assets in the twelve month period analyzed.

     Interest rate risk management and liquidity management are both a part of FNB's overall asset/liability management process. The primary oversight of asset/liability management rests with FNB's Asset and Liability Committee, which is comprised of senior management and members of FNB Southeast's Board of Directors. The committee meets on a regular basis to review the asset/liability management activities of FNB and monitor compliance with established policies. A member of the Board of Directors chairs the committee and reports on its activities to the full Board.

MARKET RISK

     Market risk is the possible chance of loss from unfavorable changes in market prices and rates. These changes may result in a reduction of current and future period net interest income, which is the favorable spread earned from the excess of interest income on interest-earning assets, over interest expense on interest-bearing liabilities.

     FNB considers interest rate risk to be its most significant market risk, which could potentially have the greatest impact on operating earnings. FNB is asset sensitive, which means that falling interest rates could result in a reduced amount of net interest income. The monitoring of interest rate risk is discussed in "Interest Rate Sensitivity and Liquidity Management". FNB is not subject to other types of market risk, such as foreign currency exchange rate risk, commodity or equity price risk.

     The following table presents FNB's financial instruments which are considered to be sensitive to changes in interest rates, categorized by contractual maturities, average interest rates and estimated fair values at December 31, 1998.

                      MARKET RISK OF FINANCIAL INSTRUMENTS
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                        CONTRACTUAL MATURITIES AT DECEMBER 31, 1998
                          -----------------------------------------------------------------------   AVERAGE    ESTIMATED
                                                                             OVER FIVE              INTEREST     FAIR
                            1999      2000      2001      2002      2003       YEARS      TOTAL       RATE       VALUE
                          --------   -------   -------   -------   -------   ---------   --------   --------   ---------
Financial assets
  Debt securities.......  $     60   $ 9,022   $12,521   $27,475   $36,741   $ 57,484    $143,303     5.95%    $144,391
  Loans:
    Fixed rate..........     9,131    14,218    13,327    11,492     9,403     36,736      94,307     9.08%      96,628
    Variable rate.......    53,537    16,474    11,784    24,234    19,827     35,664     161,520     8.37%     161,216
                          --------   -------   -------   -------   -------   --------    --------              --------
         Total..........  $ 62,728   $39,714   $37,632   $63,201   $65,971   $129,884    $399,130     7.67%    $402,235
                          ========   =======   =======   =======   =======   ========    ========              ========
Financial liabilities
  NOW...................  $ 23,235   $    --   $    --   $    --   $    --   $     --    $ 23,235     0.80%    $ 23,235
  MMI...................    35,728        --        --        --        --         --      35,728     4.11%      35,728
  Savings...............    15,402        --        --        --        --         --      15,402     1.75%      15,402
  Time Deposits.........   168,852    42,282    13,883     5,171     1,269        595     232,052     5.47%     232,615
  Borrowings............        --        --        --    10,000     5,000         --      15,000     5.63%      15,066
  Federal funds
    purchased and retail
    repurchase..........    13,932        --        --        --        --         --      13,932     4.21%      13,932
                          --------   -------   -------   -------   -------   --------    --------              --------
                          $257,149   $42,282   $13,883   $15,171   $ 6,269   $    595    $335,349     4.79%    $355,978
                          ========   =======   =======   =======   =======   ========    ========              ========

OTHER MATTERS

     In November, 1997, FNB and the OCC entered into a Memorandum of Understanding (the "MOU") under which FNB agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. FNB believes that it has complied fully with all provisions of the MOU and, since its conversion to a North Carolina-chartered bank in March, 1999, FNB Southeast is no longer subject to the supervision and regulation of the OCC and the MOU no longer binds the institution.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1998, management does not expect this standard to have a material effect on FNB's financial statements upon adoption.

EFFECTS OF INFLATION

     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings. Non-interest expenses, such as salaries and wages, occupancy and equipment cost, are also negatively affected by inflation.

SUPPLEMENTARY FINANCIAL DATA

     The following table sets forth certain supplementary financial data on a quarterly basis:

                                                      1998                                        1997
                                    -----------------------------------------   -----------------------------------------
                                    4TH QTR.   3RD QTR.   2ND QTR.   1ST QTR.   4TH QTR.   3RD QTR.   2ND QTR.   1ST QTR.
                                    --------   --------   --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................   $7,910     $8,083     $7,854     $6,828     $6,370     $5,509     $4,939     $4,199
Interest expense..................    4,148      4,337      4,070      3,562      3,209      2,560      2,321      1,966
                                     ------     ------     ------     ------     ------     ------     ------     ------
Net interest income...............    3,762      3,746      3,784      3,266      3,161      2,949      2,618      2,233
Provision for loan losses.........      205        345        315        265        300        230        150         80
                                     ------     ------     ------     ------     ------     ------     ------     ------
Net interest income after
  provision for loan losses.......    3,557      3,401      3,469      3,001      2,861      2,719      2,468      2,153
                                     ------     ------     ------     ------     ------     ------     ------     ------
Other income......................      770        601        448        435        396        357        347        254
                                     ------     ------     ------     ------     ------     ------     ------     ------
Other expenses....................    2,753      2,494      2,466      2,257      2,309      2,033      1,886      1,675
                                     ------     ------     ------     ------     ------     ------     ------     ------
Income before income taxes........    1,574      1,508      1,451      1,179        948      1,043        929        732
Income taxes......................      485        478        498        404        278        359        312        226
                                     ------     ------     ------     ------     ------     ------     ------     ------
Net income........................   $1,089     $1,030     $  953     $  775     $  670     $  684     $  617     $  506
                                     ======     ======     ======     ======     ======     ======     ======     ======
Earnings per share:
Basic.............................   $ 0.32     $ 0.30     $ 0.30     $ 0.31     $ 0.27     $ 0.28     $ 0.24     $ 0.21
Diluted...........................     0.30       0.29       0.28       0.29       0.25       0.26       0.23       0.19

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO MARCH 31, 1998

  Summary

     Net income for the quarter ended March 31, 1999 of $860,000 was 11.0% more than the $775,000 earned in the first quarter last year. FNB experienced a reduction in deposits and assets due to lower volumes of certificates of deposits and the sale of investment securities to fund the repurchase of common stock. Certificates of deposit declined due to the repricing in this portfolio designed to lower the overall cost of funds to FNB. During the quarter, securities available for sale were sold to provide cash for the repurchase of common stock. FNB funded the repurchase of 119,000 shares of common stock during the most recent quarter.

  Interest Income and Interest Expense

     Interest income increased to $7.6 million, or 11.8% over the same quarter last year, principally due to a 21.4% increase in average earning assets. Average loans increased 8.2% during the quarter and income from loans was up 2.7%. The weighted average yield of 8.79% for 1999 was down from 9.27% in 1998. Average investment securities in the first quarter were up 64.1%, principally because of significant growth in deposits and funds borrowed and the receipt of approximately $18.5 million from a stock issuance in the 1998 second quarter.

     Interest expense in the first quarter of 1999 was 7.4% more than the 1998 first quarter. The increase was principally the result of a 16.5% increase in average interest bearing liabilities, concentrated in money market instruments
(MMI). In the past year, FNB introduced a new MMI product that has been well received in its markets. This product typically has a lower rate than a certificate of deposit and has served to maintain deposit customers.

     FNB has experienced downward pressure on net interest margins over the past year resulting in a margin of 3.14% for the quarter ended March 31, 1999 versus 3.98% for the same quarter in 1998. This is primarily due to the mix of earning assets and the growth in relatively more expensive certificates of deposit. The earning asset mix has been affected due to the relative increase in investment securities, compared to growth in the loan portfolio. The investment portfolio has a lower yield than the loan portfolio, and has had the effect of lowering the overall earning asset yield. Due to the growth and liquidity in the investment portfolio, management restructured the investment portfolio during the second half of 1998. This involved the sale of U.S. Government agency securities and the purchase of mortgage-backed securities. Also, FNB has repriced downward maturing certificates of deposit over the last several months. As a result of actively managing the certificate of deposit portfolio, overall certificates of deposit at March 31, 1999 have increased less than 1.0% compared to one year earlier.

  Noninterest Income and Expense

     Noninterest income in the first quarter this year increased 30.1%, to $566,000 compared to $435,000 in the first three months last year. The increase in 1999 is primarily attributed to increases in deposit service charges, up $56,000 or 23.0% and bankcard fees, up $28,000 or 34.1%. Gains on sale of securities increased to $95,000 in 1999 compared to $10,000 in 1998. The increase in securities gains was partially offset by a $42,000 decrease in gains on sale of mortgage loans to $7,000 for the 1999 quarter.

     Noninterest expense was up 25.6% in the 1999 first quarter to $2.8 million versus $2.2 million for the comparable quarter last year. Personnel expense increased by 16.0% to $1.7 million due to increases in staffing levels, merit compensation increases and increased cost of associated benefits. Furniture and fixture expenses increased $125,000 to $300,000 for the respective quarters, primarily attributable to higher depreciation expenses associated with a company wide personal computer network installed in 1998. Noninterest expense also included a $58,000 loss on the sale of other real estate owned during the quarter.

     The provision for loan losses was funded at $228,000 for the first quarter of 1999, compared to $265,000 in the first quarter of 1998. The amount of provision charged to operations was lower, primarily due to lower loan growth.

     Income tax expense of $448,000 in the first quarter of 1999 was 10.8% more than the $404,000 booked in the first quarter of 1998. Income prior to tax was up 10.9%, resulting in an effective tax rate of approximately 34.2% for both periods.

  Financial Condition

     FNB's total assets at March 31, 1999, were $413.3 million and $421.7 million at December 31, 1998. Average earning assets for the first quarter were $393.6 million, or 21.4% higher than the $324.4 million during the same quarter last year.

     Loans at March 31, 1999 totaled $265.1 million versus $247.5 million one year earlier, an increase of 7.1%. Year to date, loans have increased 3.6% from $255.8 million at December 31, 1998. Investment securities of $126.4 million represent a 32.0% increase over $95.8 million one year ago. At March 31, 1999, investment securities had declined 13.2%, from $145.7 million at December 31, 1998. The sale of securities generated liquidity needed to fund the run off in deposits and stock repurchases of $2.0 million.

     Average interest bearing liabilities for the first quarter were $330.2 million, or 16.5% higher than the $283.4 million for the same quarter last year. Total deposits were $338.2 million at March 31, 1999, a 7.3% increase versus one year ago, and a 2.0% decrease from the $345.0 recorded at December 31, 1998. During the quarter ending March 31, 1999, certificates of deposit decreased approximately $7.8 million. During the first quarter, borrowings at the Federal Home Loan Bank of Atlanta increased by $5.0 million to a total of $20.0 million. FNB has a $40.0 million line of credit, and management believes this is a cost effective funding source.

     Total equity was $42.3 million and $23.1 million, at March 31, 1999 and 1998, respectively. This represents a 83.1% increase over the first quarter last year. Since December 31, 1998, equity decreased $2.3 million, or 5.1%. The year over year increase is primarily attributable to the stock offering completed in the second quarter of 1998. Proceeds from the stock offering netted FNB $18.5 million in additional capital. The decrease since December 31, 1998 is primarily due to the share repurchase program.

  Asset Quality

     The allowance as a percentage of outstanding loans at March 31, 1999 was 1.03% compared to 1.02% at December 31, 1998, and 1.03% at March 31, 1998. For the first three months of 1999, the provision for loan losses was $228,000 compared to $265,000 for the same period in 1998. During 1999, FNB has experienced charge-offs of $111,000 and recoveries of $17,000, or $94,000 in net charge-offs. This equates to an annualized net charge-off ratio of 0.15% based on average loans outstanding during the three month period. This compares to $46,000 net charge-offs in the same period last year.

     FNB's allowance for loan loss is analyzed quarterly by management. This analysis includes a methodology that segments the loan portfolio by selected types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology employed and other analytical measures in comparison to a group of peer banks. Management believes the allowance for loan losses is sufficient to absorb probable losses in the portfolio.

     Other real estate owned stood at $929,000 at March 31, 1999 compared to $50,000 one year earlier. The balance at the end of the first quarter represents a decrease of $522,000 from the $1,451,000 balance at December 31, 1998. The decline from the most recent year end is attributable to the sale of property held in this account. A loss of $58,000 was recorded as a result of selling these pieces of property. FNB is undertaking reasonable steps to liquidate the remaining balances in this category.

  Capital Resources

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The Office of the Commissioner of Banks in North Carolina and the Federal Reserve Board, who are the primary regulators for FNB, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are required to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. As shown in the table below, FNB has capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies as of March 31, 1999.

                                                    REGULATORY GUIDELINES
                                                  --------------------------           ACTUAL
                                                     WELL-       ADEQUATELY     ---------------------
RATIO                                             CAPITALIZED    CAPITALIZED    FNB     FNB SOUTHEAST
-----                                             -----------    -----------    ----    -------------
Total Capital...................................     10.0%           8.0%       15.6%       15.1%
Tier 1 Capital..................................      6.0%           4.0%       14.6%       14.2%
Leverage Capital................................      5.0%           4.0%       10.2%        9.8%

  Liquidity Management

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of FNB's customers. Deposit withdrawal, loan funding, dividends to shareholders, and general corporate activities create a need for liquidity for FNB. Liquidity is derived from sources such as deposit growth, maturity, calls and sales of investment securities, principal and interest payments on loans, access to borrowed funds or lines of credit, and profits. FNB believes that it has the ability to generate sufficient amounts of cash to cover day-to-day activity and fund earning assets growth over the twelve month period analyzed.

  Year 2000

     As the Year 2000 approaches, FNB has taken, and continues to take, steps to become Year 2000 compliant. FNB primarily utilizes a third party vendor for processing its primary banking applications. In addition, FNB also utilizes third party vendor application software for all ancillary computer applications. The third party vendor for FNB's banking applications is in the process of modifying, upgrading or replacing its computer applications to ensure Year 2000 compliance.

     The vendor has advised FNB that the vendor has hired the services of a consultant to review the plan and assist such vendor in achieving Year 2000 compliance.

     The Federal Financial Institutions Examination Council recognizes five phases that banks must complete to achieve Year 2000 readiness: 1) Awareness of the potential risks associated with Year 2000; 2) Assessment of all information and environmental systems needing enhancements; 3) Renovation of the systems that are not Year 2000 ready; 4) Validation of the renovated systems to assure Year 2000 readiness; and 5) Implementation of the renovated product into the ongoing operations. By the end of September 1998, FNB had completed the awareness, assessment, and renovation phases for its core processing systems. FNB completed the validation and implementation phase for its core processing applications, and other mission critical applications during the fourth quarter of 1998. Also by the end of 1998, FNB had completed the awareness, assessment and renovation phases for non-mission critical applications. By March 31, 1999 FNB has substantially completed the validation and implementation phases for non-mission critical applications.

     FNB also uses non-computer systems, such as ATMs, security systems, telecommunications systems and alarm systems that may contain embedded technology. FNB completed the implementation phase for non-computer systems during the first quarter 1999.

     Cost of Year 2000 compliance is not expected to be material to the result of operations. Year 2000 costs are budgeted at $35,000 for 1999, and at the end of the first quarter no Year 2000 expenses have been incurred. These costs only reflect external costs of Year 2000 compliance, and do not include personnel expense based on time devoted to this effort by employees since FNB does not track these internal costs separately.

     As a lending institution, FNB is also exposed to potential risk if borrowers suffer Year 2000 related difficulties and are unable to repay their loans. FNB is discussing the Year 2000 with borrowers as part of the loan granting or renewal process. At this time, it is impossible to determine what impact, if any the Year 2000 will have on the loan payment performance of FNB's borrowers. No single borrower is significant enough to materially impact the financial position of FNB. Thus far, however, none of FNB's borrowers have reported the expectation of material adverse impacts as a result of the Year 2000.

     In addition to the above noted efforts, FNB is also developing contingency plans in the event one or more systems would fail. The most reasonably likely worst case scenario is that FNB's core banking applications fail to function properly at or near the century date change. In this scenario, FNB would not be able to process daily transactions as normal. A Year 2000 Contingency Planning Team is developing procedures for key areas in the event that one or more computer systems fail. These contingency plans and procedures do not involve standard and ordinary computer processing. By utilizing these procedures, management feels FNB would be able to operate until the problems are resolved. However, this may result in delays of updating records and FNB may incur additional expenses operating under such conditions.

  Recent Events

     In December 1998, FNB announced that the Board of Directors had authorized the purchase of up to 170,000 shares of FNB's common stock through December 31, 2001. Through the end of the first quarter 1999, FNB had purchased a total of 119,000 shares, or 70.0% of the total shares authorized, at an average price per share of $17.51.

     In March, 1999, FNB's bank subsidiary converted from a national charter to a North Carolina-chartered bank and, at the same time, changed its name to FNB Southeast. As a North Carolina bank and member of the Federal Reserve, FNB Southeast is supervised and examined by the Federal Reserve and the Commissioner and is also subject to the supervisory authority of the Federal Deposit Insurance Corporation.

     In April 1999, FNB Southeast received regulatory approved from the Commissioner and the Federal Reserve to close a branch located in Eden, North Carolina. The bank will continue to serve these customers through two other branches in the same city and located less than three miles from the closing branch. Customers were notified by letter, and the bank anticipates closing the branch in July 1999.

  Quantitative and Qualitative Disclosures About Market Risk

     Market risk is the possible chance of loss from unfavorable changes in market prices and rates. These changes may result in a reduction of current and future period net interest income, which is the favorable spread earned from the excess of interest income on interest-earning assets, over interest expense on interest-bearing liabilities.

     FNB considers interest rate risk to be its most significant market risk, which could potentially have the greatest impact on operating earnings. FNB is asset sensitive, which means that falling interest rates could result in a reduced amount of net interest income. The monitoring of interest rate risk is part of FNB's overall asset/liability management process. The primary oversight of asset/liability management rests with FNB's Asset and Liability Committee. The committee meets on a regular basis to review asset/liability activities and to monitor compliance with established policies.

                              ABOUT BLACK DIAMOND

GENERAL INFORMATION

     Black Diamond is a federally chartered savings bank and has been in operation since 1973. Black Diamond has been a member of the Federal Home Loan Bank ("FHLB") system since 1973. Its deposits have been federally insured since 1973 and are now insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC to the maximum amount permitted by law.

     Black Diamond conducts business through its main office in Norton, Virginia. Its branch offices are in Harrisonsburg, Pennington Gap, Richlands and Norton, Virginia. Its primary market areas are Wise, Tazewell, Russell, Lee, Rockingham and Augusta Counties in Virginia. At March 31, 1999, Black Diamond had total assets of $130.7 million, loans of $106.2 million, deposits of $117.7 million and equity of $9.3 million which is 7.1% of total assets.

     Black Diamond is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. Black Diamond makes mortgage loans secured by residential real property including one-to-four family residential real estate loans and residential commercial property, home equity line of credit loans and other subordinated loans secured by improved nonresidential real property, loans secured by undeveloped real property and construction loans. Black Diamond also makes a limited number of loans which are not secured by real property, such as loans secured by savings accounts. Black Diamond's primary source of revenue is interest income from its lending activities. Black Diamond's other sources of revenue are interest and dividend income from securities and interest income from its interest-bearing deposit balances in other depository institutions and fee income from its lending and deposit activities. The major expenses of Black Diamond are interest on deposits and noninterest expenses such as compensation and fringe benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

     As a Federally-chartered savings bank, Black Diamond is subject to examination and regulation by the FDIC and the OTS. The business and regulation of Black Diamond are subject to legislation and regulatory changes from time to time, such as those resulting from the Financial Institutions Reform, Recovery Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law").

     Black Diamond's loans and deposits are primarily generated from the areas where its offices are located. It does not accept deposits and loans outside its primary market area and does not use brokers to obtain deposits. The counties Black Diamond serves are largely rural with the exception of its Harrisonburg branch in Rockingham. Its economy is diversified among coal mining, manufacturing, trade and services. Major area employers include Tysons, Coors and A&G Coal Company. Within the past few years, several coal mining companies have closed operations resulting in the loss of jobs. Over the past several years the local economy has weakened as a result of layoffs and closings by local employers. Population and household growth and per capita income levels for the counties Black Diamond serves are generally lower than comparable levels for Virginia, with the exception of Rockingham County, while unemployment levels are generally higher. Management regards its market areas as a moderate growth area in which there is significant competition among financial services providers for market share.

DIRECTORS OF FNB FOLLOWING THE MERGER

     FNB will appoint two of Black Diamond's directors, Don M. Green and Gary Blosser, to serve on its board of directors after the merger. The following paragraphs set forth certain information, as of June 30, 1999, for Messrs. Green and Blosser. Similar information on FNB's directors can be found in FNB's Annual Report on Form 10-K for the year ended December 31, 1998, which FNB has incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 99.

     Don M. Green, 58, is the President and Chief Executive Officer of Black Diamond and has served as a director of Black Diamond since 1983.

     Gary Blosser, 51, is President and owner of STM Landscape Services, Inc. and B&B Landscape, Inc. and has served as a director of Black Diamond since 1992.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, based on information as of June 30, 1999, the beneficial ownership of Black Diamond common stock and the anticipated beneficial ownership, after giving effect to the merger, of FNB common stock by each director of Black Diamond and all directors and officers of Black Diamond as a group.

                                                       OWNERSHIP BEFORE
                                                          THE MERGER       OWNERSHIP AFTER THE MERGER
                                                       ----------------    ---------------------------
                                                                                FNB COMMON STOCK
                                                                           ---------------------------
                                                        BLACK DIAMOND       NUMBER         PERCENT
                                                        COMMON STOCK+      OF SHARES    OF CLASS(%)(1)
                                                       ----------------    ---------    --------------
Harold Armsey........................................        1,291            1,720            *
Gary Blosser (2).....................................       57,701           76,915          1.7
Don Green (2)........................................       63,287           84,361          1.9
Orden Harman.........................................       15,139           20,180            *
Louise Hunter........................................       12,207           16,271            *
Jack Kennedy.........................................       16,786           22,375            *
Gerald Myers.........................................       21,484           28,638            *
Ben Sergent..........................................       31,966           42,610            *
Jerry Wharton........................................       39,064           52,702          1.2
All current Black Diamond directors and officers as a
  group (15 Persons).................................      322,039          429,278          9.4

---------------

* Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

+ Amounts disclosed include shares of Black Diamond common stock issuable upon the exercise of stock options exercisable within 60 days of June 30, 1999, as follows: Mr. Green -- 55,000 shares, Mr. Sergent -- 10,153 shares, and all directors and officers as a group -- 91,388.

(1) Assumes 4,457,326 shares of FNB common stock issued and outstanding after the merger.

(2) Director of FNB following the consummation of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As disclosed above, Gary Blosser, a director of Black Diamond, and Don Green, President and Chief Executive Officer and a director of Black Diamond, beneficially own 6.9% and 7.6% of the outstanding shares of Black Diamond common stock. To Black Diamond's knowledge, no other person owns five percent or more of the outstanding shares of Black Diamond common stock.

EXECUTIVE OFFICER COMPENSATION

     The following table presents information concerning the compensation of Don Green, who is, and will serve as following the merger, President and Chief Executive Officer of Black Diamond.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                    ANNUAL COMPENSATION                  COMPENSATION
                                          ----------------------------------------    ------------------
                                                                      OTHER ANNUAL
            NAME AND                                                    COMPEN-
       PRINCIPAL POSITION         YEAR    SALARY($)(1)    BONUS($)     SATION($)          ALL OTHER
       ------------------         ----    ------------    --------    ------------    COMPENSATION($)(1)
Don M. Green....................  1998      155,249        4,944           *                10,000
  President and Chief Executive   1997      141,516        2,801           *                 9,500
  Officer of Black Diamond        1996      132,725        2,538           *                 9,500

---------------

* All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for all the officers named in the table.

(1) Amounts represent Black Diamond's matching contributions to its 401(k) plan.

STOCK OPTIONS

     Black Diamond did not grant any stock options during 1998. The following table sets forth information with respect to exercised and unexercised options held by Mr. Green as of December 31, 1998. No stock options were exercised by Mr. Green in 1998.

                         FISCAL YEAR END OPTION VALUES

                                 NUMBER OF SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                     DECEMBER 31, 1998(#)(1)                 DECEMBER 31, 1998($)(2)
                                 --------------------------------        --------------------------------
             NAME                EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
             ----                -----------        -------------        -----------        -------------
Don M. Green...................    73,332                  --             498,657                  --

---------------

(1) The total number of securities underlying unexercised options has been adjusted to reflect the exchange ratio.
(2) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between (i) the fair market value of common stock underlying the options at December 31, 1998 and (ii) the exercise price of the options, which have been adjusted to reflect the exchange ratio.

EMPLOYMENT AGREEMENTS

     As a condition to the obligations of FNB under the merger agreement, Mr. Green, Ben Sergent, Black Diamond's Chief Operating Officer, and Esther W. Bolling, Black Diamond's Chief Financial Officer, must enter into new employment agreements with Black Diamond that will begin on the Effective Date. For additional information regarding the terms of these employment agreements, see "The Merger -- Interests of Persons in the Merger Other Than as Shareholders".

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Black Diamond's officers, directors and other corporations, business organizations and persons with which certain of Black Diamond's officers and directors are associated customarily have banking transactions with Black Diamond. All such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING
RESULTS

     The purpose of this discussion and analysis is to aid in the understanding and evaluation of the financial conditions and changes therein and the results of operations of Black Diamond. This discussion and analysis is intended to complement the financial statements and footnotes appearing elsewhere in this document, and should be read in conjunction therewith.

COMPARISON OF OPERATING RESULTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 1998

     NET INCOME. Net income for the three-month periods ended March 31, 1999 and March 31, 1998 was $272,593 and $237,506 respectively. Net income increased in 1999 from 1998 primarily due in part to a higher net interest income due to a larger interest rate spread in 1999. The increase in net income due to yield was slightly offset by an increase in noninterest expenses. See table on page 69 for certain performance ratios.

     NET INTEREST INCOME. Net interest income amounted to $987,965 and $918,186 during the three-month periods ended March 31, 1999 and 1998, respectively. The average balances of interest earning assets and interest bearing liabilities decreased by a net of $3.0 million during 1999; however, Black Diamond's interest rate spread increased from 3.09% in 1998 to 3.38% in 1999 as a result of an decrease in Black Diamond's cost of funds coupled with a slight increase in Black Diamond's yield on interest earning assets. The increase in Black Diamond's spread in 1999 had a positive impact on net interest income and more than offset the higher balances of net interest earning assets and liabilities outstanding during 1999.

     See the table on page 70 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

     INTEREST INCOME. Interest income amounted to $2,461,302 and $2,383,679 for the three-month periods ended March 31, 1999 and 1998, respectively, an increase of $77,623 or 3.3%. Black Diamond experienced a 4 basis point increase in total yield along with a $3.2 million increase in the average balances of interest earning assets. The increase in average balances was primarily in loans while investments and interest bearing deposits experienced an $11.6 million decline.

     INTEREST EXPENSE. Interest expense increased $7,844 for the three-month period ended March 31, 1999 to $1,473,337 from $1,465,493 for the same period ended March 31, 1998. Black Diamond's average balance of outstanding deposits increased $3.7 million, while the average cost of funds decreased from 5.24% during 1998 to 4.99% during 1999. Additionally, Black Diamond borrowed $2,500,000 in advances from the FHLB. The decrease in cost of funds was primarily in certificates of deposit which decreased from 5.83% during 1998 to 5.66% during 1999. The increase in outstanding average balances was primarily due to transaction accounts while certificates of deposits remained stable. Management believes Black Diamond's cost of funds was indicative of changes in overall market rates.

     See the table on page 71 for additional information concerning Black Diamond's yields on interest earning assets and cost of funds on interest bearing liabilities for the three-month periods ended March 31, 1999 and 1998.

     PROVISION FOR LOAN LOSSES AND ASSET QUALITY Black Diamond's provision for loan losses amounted to $800 in 1999 and $7,478 in 1998. The provision charged to operations and the resulting loan loss allowances are amounts Black Diamond's management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collection is unlikely. The provision and resulting allowance are based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the three months ended March 31, 1999 management determined that its allowance for loan losses was adequate.

     Black Diamond's level of nonperforming loans, defined as loans past due 90 days or more, has amounted to 1.15%, 1.02% and 1.08% at March 31, 1999 and December 31, 1998 and 1997 as a percentage of total gross loans outstanding. Black Diamond had loans amounting to $1,281,126 which were in nonaccrual status or accruing and past due more than 90 days at March 31, 1999. In addition, Black Diamond had $144,465 of real estate owned at March 31, 1999. Black Diamond adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

     At March 31, 1999, Black Diamond's level of general valuation allowances for loan losses amounted to $837,628 which management believes is adequate to absorb probable losses in its loan portfolio. Additionally, Black Diamond's allowance for losses on foreclosed real estate totaled $51,438 at March 31, 1999.

     NONINTEREST INCOME. Noninterest income amounted to $118,116 and $93,200 for the three-month periods ended March 31, 1999 and 1998, respectively. Noninterest income consists primarily of service charges and fees associated with Black Diamond's checking accounts and loans. Black Diamond's level of noninterest income has remained fairly stable over the periods.

     NONINTEREST EXPENSE. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $704,688 and $637,402 for the three month period ended March 31, 1999 and 1998, respectively. Compensation increased $14,631 for the three-month period ended March 31, 1999 from the comparable period ended 1998 primarily due to inflationary increases. Occupancy expenses increased $28,270 while data processing and federal insurance premium expense increased nominally during the three months ended March 31, 1999 compared to 1998.

     INCOME TAXES. Black Diamond's effective income tax rate was 32.0% and 35.2% for the three month periods ended March 31, 1999 and 1998 and reflect normal expected rates on taxable income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET INCOME. Net income for the years ended December 31, 1998 and 1997 amounted to $1,174,351 and $1,036,841, respectively. Net interest income increased $344,891 in 1998 from 1997 as interest income increased $474,954, offset by an increase in interest expense of $130,063. Black Diamond also incurred an increase in noninterest expenses of $137,710 during 1998 which represents a 5.1% increase from 1997. The following table presents selected performance ratios for the three month periods ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997.

                                                               AT OR FOR THE      AT OR FOR THE
                                                                THREE MONTHS       YEARS ENDED
                                                              ENDED MARCH 31,      DECEMBER 31,
                                                              ----------------    --------------
                                                               1999      1998     1998     1997
                                                              ------    ------    -----    -----
Return on average assets....................................   0.85%     0.78%     0.95%    0.89%
Return on average equity....................................  11.82%    11.76%    13.87%   14.32%
Average equity to average assets............................    7.2%      6.7%      6.9%     6.2%

     NET INTEREST INCOME. Net interest income for the years ended December 31, 1998 and 1997 amounted to $3,981,006 and $3,636,115, respectively. The increase in the average outstanding balance of interest earning assets exceeded the increase in the interest bearing liabilities by $5.6 million during 1998. Black Diamond's interest rate spread decreased to 3.33% in 1998 from 3.62% in 1997. The narrowing of Black Diamond's interest rate spread in 1998 had a negative impact on net interest income, but was more than offset by $5.6 million increase in net average balances of interest earning assets and liabilities.

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

                                          THREE MONTHS ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                                  1999 VS 1998                           1998 VS 1997
                                       -----------------------------------   ------------------------------------
                                       INCREASE (DECREASE) ATTRIBUTABLE TO   INCREASE (DECREASE) ATTRIBUTABLE TO
                                       -----------------------------------   ------------------------------------
                                       VOLUME   RATE    RATE/VOLUME   NET    VOLUME   RATE    RATE/VOLUME    NET
                                       ------   -----   -----------   ----   ------   -----   -----------   -----
                                                                 (DOLLARS IN THOUSANDS)
Interest income on:
  Interest-bearing deposits..........  $(174)   $  11      $ 120      $(43)  $(120)   $  54      $ (28)     $ (94)
  Investments, at cost...............   (462)     193        177       (92)   (158)      39         (6)      (125)
  Mortgage-backed securities.........    (13)     (21)        26        (8)    (42)     (17)         5        (54)
  Loans receivable...................  1,352     (406)      (726)      220   1,624     (729)      (147)       748
                                       ------   -----      -----      ----   ------   -----      -----      -----
  Total interest income on
    interest-earning assets..........    703     (223)      (403)       77   1,304     (653)      (176)       475
                                       ------   -----      -----      ----   ------   -----      -----      -----
Interest expense on:
  Passbook accounts..................      4      (27)        17        (6)      3      (12)        (1)       (10)
  Transaction accounts...............     28      (13)       (12)        3      23      (12)        (2)         9
  Certificates of deposit............     80     (156)        57       (19)    174      (63)        (2)       109
  FHLB advances and other............      0        0         30        30       0        0         22         22
                                       ------   -----      -----      ----   ------   -----      -----      -----
  Total interest expense on
    interest-bearing liabilities.....    112     (196)        92         8     200      (87)        17        130
                                       ------   -----      -----      ----   ------   -----      -----      -----
Increase (decrease) in net interest
  income.............................  $ 591    $ (27)     $(495)     $ 69   $1,104   $(566)     $(193)     $ 345
                                       ======   =====      =====      ====   ======   =====      =====      =====

     INTEREST INCOME. Interest income amounted to $9,881,983 and $9,407,029 for the years ended December 31, 1998 and 1997, respectively. Black Diamond's average yield on interest earning assets decreased to 8.52% in 1998 from 8.94% in 1997. The primary interest earning asset is loans which experienced a decrease in average yield and its average outstanding balances increased $16.5 million during 1998. The average yield on loans decreased from 9.86% in 1997 to 8.97% in 1998 but was more than offset by the increases in average outstanding balances resulting in an increase in interest income of $747,863 in 1998. This increase in loan income was partially offset by decreases in average outstanding balances in interest bearing deposits and investment securities.

     INTEREST EXPENSE. Interest expense amounted to $5,900,977 and $5,770,914 for the years ended December 31, 1998 and 1997, respectively. Interest expense increased in 1998 as a $5.1 million increase in average outstanding balances was slightly offset by a decrease in cost of funds to 5.20% from 5.32% for the year ended 1997. Certificates of deposit average outstanding balances increased $2.9 million during this period of time and the cost of funds on certificates of deposit decreased to 5.87% during 1998 from 5.94% during 1997.

     The following table provides additional information concerning Black Diamond's yields on interest earning assets and cost of funds on interest bearing liabilities for the three-month periods ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and 1997.

                                                       FOR THE THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------------------------------
                                                       1999                            1998
                                           -----------------------------   -----------------------------
                                                                 AVERAGE                         AVERAGE
                                           AVERAGE               YIELD/    AVERAGE               YIELD/
                                           BALANCE    INTEREST   RATE(4)   BALANCE    INTEREST   RATE(4)
                                           --------   --------   -------   --------   --------   -------
                                                              (DOLLARS IN THOUSANDS)
Assets:
Interest earning cash....................  $  1,148    $   17     5.95%    $  4,206    $   60     5.67%
Investments(1)...........................     8,000       132     6.60%      16,504       224     5.43%
Mortgage backed securities...............     1,433        15     4.19%       1,664        23     5.46%
Loans receivable, net(5).................   107,043     2,297     8.58%      92,061     2,077     9.02%
                                           --------    ------              --------    ------
         Total interest earning assets...   117,624     2,461     8.37%     114,434     2,384     8.33%
                                                       ------                          ------
Noninterest earning assets...............    11,200                           6,910
                                           --------                        --------
         Total...........................  $128,824                        $121,344
                                           ========                        ========
Liabilities and retained earnings:
Passbook.................................  $  5,506        34     2.47%    $  5,375        40     2.97%
Transaction..............................    13,198        38     1.16%      11,032        35     1.28%
Certificates of deposit..................    96,819     1,371     5.66%      95,439     1,390     5.83%
FHLB advances............................     2,516        30     4.79%           0         0
                                           --------    ------              --------    ------
         Total interest bearing
           liabilities...................   118,039     1,473     4.99%     111,846     1,465     5.24%
                                                       ------                          ------
Noninterest bearing liabilities..........     1,557                           1,416
Equity...................................     9,228                           8,082
                                           --------                        --------
         Total...........................  $128,824                        $121,344
                                           ========                        ========
Net interest income and net yield on
  interest earning assets(3).............              $  988     3.36%                $  919     3.21%
                                                       ======                          ======
Interest rate spread(2)..................                         3.38%                           3.09%

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                         1998                               1997
                                           --------------------------------   --------------------------------

                                           AVERAGE                AVERAGE     AVERAGE                AVERAGE
                                           BALANCE    INTEREST   YIELD/RATE   BALANCE    INTEREST   YIELD/RATE
                                           --------   --------   ----------   --------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Assets:
Interest earning cash....................  $  2,123    $  136       6.39%     $  4,430    $  230       5.18%
Investments(1)...........................    14,183       878       6.19%       16,839     1,003       5.96%
Mortgage backed securities...............     1,530        72       4.72%        2,303       126       5.47%
Loans receivable, net(5).................    98,100     8,796       8.97%       81,632     8,049       9.86%
                                           --------    ------                 --------    ------
         Total interest earning assets...   115,936     9,882       8.52%      105,204     9,407       8.94%
                                                       ------                             ------
Noninterest earning assets...............     7,440                             11,592
                                           --------                           --------
         Total...........................  $123,376                           $116,796
                                           ========                           ========
Liabilities and retained earnings:
Passbook.................................  $  5,456       151       2.77%     $  5,369       161       3.00%
Transaction..............................    12,662       158       1.25%       10,992       149       1.35%
Certificates of deposit..................    94,942     5,570       5.87%       92,018     5,461       5.94%
FHLB advances............................       466        22       4.78%            0         0
                                           --------    ------                 --------    ------
         Total interest bearing
           liabilities...................   113,526     5,901       5.20%      108,379     5,771       5.32%
                                                       ------                             ------
Noninterest bearing liabilities..........     1,386                              1,174
Equity...................................     8,464                              7,243
                                           --------                           --------
         Total...........................  $123,376                           $116,796
                                           ========                           ========
Net interest income and net yield on
  interest earning assets(3).............              $3,981       3.43%                 $3,636       3.46%
                                                       ======                             ======
Interest rate spread(2)..................                           3.33%                              3.62%

---------------
(1) Includes investment securities and FHLB of Atlanta common stock.

(2) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(3) Net yield on interest earning assets represents net interest income divided by average interest earning assets.

(4) Average yield/rate for the three months ended March 31, 1999 and 1998 have been annualized.

(5) Loans placed in nonaccrual status have been included in the computation of average balance.

     PROVISION FOR LOAN LOSSES AND ASSET QUALITY. Black Diamond had provisions (recoveries) for loan losses in 1998 and 1997 totaling $41,133 and $(74,389), respectively. The loan loss allowances are amounts Black Diamond's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Black Diamond charged off $60,498 and $94,919 during the years ended December 31, 1998 and 1997, respectively, while recovering $11,528 and $239,647 on previously written off portfolio. Black Diamond recovered $232,627 on certain one to four family loans to one borrower in 1997. Loans are charged off against the allowance when management believes that collection is unlikely. The provisions and resulting allowance are based both on portfolio quality and current economic conditions. Additionally, Black Diamond provided provisions for losses on foreclosed real estate of $4,135 and $41,414 for the years ended December 31, 1998 and 1997, respectively.

     Black Diamond's level of nonperforming loans, defined as loans past due 90 days or more, has amounted to 1.15%, 1.02% and l.08% at March 31, 1999, December 3l, 1998 and 1997, as a percentage of total gross loans outstanding. Loans outstanding which were in nonaccrual status or accruing and past-due more than 90 days were approximately $1,108,576 and $1,299,977 at December 31, 1998 and 1997, respectively. Foreclosures or real estate transfers in lieu of foreclosures amounted to $67,435 and $276,935 in 1998 and 1997, respectively. Black Diamond has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

     At December 31, 1998 Black Diamond's allowance for loan losses amounted to $846,353, which management believes is adequate to absorb potential losses in its loan portfolio. Additionally, Black Diamond's allowance for losses in foreclosed real estate totaled $5l,438 at December 31, l998.

     NONINTEREST INCOME. Noninterest income amounted to $630,519, and $561,917 for the years ended December 31, 1998 and 1997, respectively. Noninterest income consists primarily of service charges and fees associated with Black Diamond's checking accounts and loans. Black Diamond's level of noninterest income has remained fairly stable over the two years ended December 31, 1998.

     NONINTEREST EXPENSE. Noninterest expense consists primarily of operating expenses for compensation and employee benefit, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $2,863,078 and $2,725,368 for the years ended December 31, 1998 and 1997, respectively. Compensation expense increased $28,732 during the year ended December 31, 1998. The increase was due to inflationary increases and additional pension expense. Occupancy expenses, data processing, federal insurance premium and other operating expenses increased nominally during the two year period ended December 31, 1998.

     INCOME TAXES. Black Diamond's effective income tax rate was 31.2% and 33.0% for the years ended December 31, 1998 and 1997, respectively, and reflect normal expected rates on taxable income.

     CAPITAL RESOURCES AND LIQUIDITY. The objective of Black Diamond's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Black Diamond's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

     Significant liquidity sources for Black Diamond are cash provided by new savings deposits and operating activities. Cash flow from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that Black Diamond is able to generate. During the three months ended March 31, 1999 new savings deposits provided $2,905,153 in net cash inflow while operating and investment activities (used) provided funds totaling $147,840 and $(420,977) respectively. These funds were used primarily to increase liquidity by investing in interest earning deposits and to provide funding for loan originations. During 1998 new savings deposits provided $2,755,083 in funds and operating activities provided $1,016,073 while investing activities generated a net outflow of cash amounting to $7,896,681 with cash being invested in originations of loan receivables. During 1998 loan demand increased Black Diamond's loan portfolio by $15,416,086.

     Cash provided by operations and deposit growth has enabled Black Diamond to place little dependence on borrowed funds for its liquidity needs; however, Black Diamond does maintain readily available sources with the FHLB of Atlanta in the event it needs to borrow funds. Black Diamond had $2,500,000 in borrowings outstanding during 1998. Black Diamond's primary source of financing activities is its deposit accounts.

     Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Black Diamond sets to attract or maintain its deposits, which are affected by Black Diamond's demand for loans and its other liquidity needs. Approximately 57.7% of Black Diamond's certificates of deposit outstanding at March 31, 1999 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Black Diamond does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Black Diamond's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

     Cash provided by operating and financing activities has historically been used by Black Diamond to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain Black Diamond's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

     As a federally chartered savings bank, Black Diamond must meet certain liquidity requirements. Black Diamond's liquidity ratio at March 31, 1999, as computed under such regulations, was considerably in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Black Diamond believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

     ASSET/LIABILITY MANAGEMENT. Black Diamond's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Black Diamond's net interest income given various risk criteria. Factors beyond Black Diamond's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

     In the absence of other factors, Black Diamond's overall yield on interest earning assets will increase as will its cost of funds on its interest bearing liabilities when market rates increase over an extended period of time. Inversely, Black Diamond's yields and cost of funds will decrease when market rates decline. Black Diamond is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest earning assets and interest bearing liabilities over given periods of time. Black Diamond's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Black Diamond's interest-bearing liabilities subject to repricing exceed the level of interest earning assets which will mature or reprice, will have a favorable impact on Black Diamond's net interest income. At March 31, 1999, Black Diamond had a one-year sensitivity gap of negative 24.6%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Black Diamond's net interest income adversely.

     In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rate on Black Diamond's operations, management has implemented an asset/liability program designed to stabilize Black Diamond's interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, and the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

     In addition to shortening the average repricing period of its assets, Black Diamond has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

     Although Black Diamond's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Black Diamond continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines.

     The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at March 31, 1999, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan repayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more then ten-year category. The interest rate sensitivity of Black Diamond's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                AT MARCH 31, 1999
                                       -------------------------------------------------------------------
                                       ONE YEAR   1 YEAR TO   3 YEARS TO   5 YEARS TO   OVER 10
                                       OR LESS     3 YEARS     5 YEARS      10 YEARS     YEARS     TOTAL
                                       --------   ---------   ----------   ----------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets(1):
  Loans Receivable
     Residential mortgage loans......  $ 18,457   $  1,891     $  1,598     $  9,381    $39,831   $ 71,158
     Commercial mortgage loans.......     5,883        515          287        1,852      2,069     10,606
     Construction loans..............     3,271         --           --           --         --      3,271
     Consumer loans..................     7,700      5,759        4,481        2,048        772     20,760
     Other loans.....................       235         42          176          635        283      1,371
                                       --------   --------     --------     --------    -------   --------
          Total loans................    35,546      8,207        6,542       13,916     42,955    107,166
  Cash and cash equivalents..........       863         --           --           --         --        863
  Federal Home Loan Bank stock.......        --         --           --           --        705        705
  Investment securities
     Available for sale..............     1,020        661        4,352        1,313        255      7,601
  Mortgage backed securities(2)......       390         --          126           68        609      1,193
                                       --------   --------     --------     --------    -------   --------
  Total interest earning assets......    37,819      8,868       11,020       15,297     44,524    117,528
                                       --------   --------     --------     --------    -------   --------
Interest-bearing liabilities:
  Deposits:
     NOW and commercial checking.....    11,827         --           --           --         --     11,827
     Money market deposit accounts...     1,480         --           --           --         --      1,480
     Passbook savings................     5,581         --           --           --         --      5,581
     Certificates of deposit.........    57,914     30,579       10,142           --         --     98,635
                                       --------   --------     --------     --------    -------   --------
          Total deposits.............    76,802     30,579       10,142           --         --    117,523
  Advances from Federal Home Loan
     Bank............................     2,500         --           --           --         --      2,500
                                       --------   --------     --------     --------    -------   --------
          Total interest bearing
            liabilities..............    79,302     30,579       10,142           --         --    120,023
                                       --------   --------     --------     --------    -------   --------

                                                                AT MARCH 31, 1999
                                       -------------------------------------------------------------------
                                       ONE YEAR   1 YEAR TO   3 YEARS TO   5 YEARS TO   OVER 10
                                       OR LESS     3 YEARS     5 YEARS      10 YEARS     YEARS     TOTAL
                                       --------   ---------   ----------   ----------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
Interest sensitivity gap per
  report.............................  $(41,483)  $(21,711)    $    878     $ 15,297    $44,524   $ (2,495)
                                       ========   ========     ========     ========    =======   ========
Cumulative interest sensitivity
  gap................................  $(41,483)  $(63,194)    $(62,316)    $(47,019)   $(2,495)
                                       ========   ========     ========     ========    =======
Cumulative gap as a percentage of
  total interest earning assets......    (35.30)%   (53.77)%     (53.02)%     (40.01)%    (2.12)%
Cumulative interest earning assets as
  a percentage of interest bearing
  liabilities........................     47.69%     42.49%       48.08%       60.83%     97.92%

---------------
(1) Interest earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of scheduled rate adjustments and contractual maturities.

(2) Based upon historical repayment experience.

CHANGES IN FINANCIAL CONDITION

     Total assets of Black Diamond amounted to $130,692,669 at March 31, 1999 which is an increase of $3,283,918 or 2.6% from total assets of Black Diamond at December 31, 1998. Black Diamond's total assets increased by $6,569,590 or 5.4% from total assets of $120,839,161 outstanding at December 31, 1997. The growth from December 31, 1998 to March 31, 1999 can primarily be attributed to the increase in cash and cash equivalents and loans receivable, funded by savings deposits growth and by a $1,141,562 decrease in securities available for sale. The growth from December 31, 1997 to December 31, 1998 was funded by an increase in savings deposits, internal operating profits and a decrease in securities available for sale and was utilized to fund growth in the loans receivable portfolio.

     The principal category of earnings assets is loans receivable which amounted to $106,220,704, $104,893,001 and $89,476,915 at March 31, 1999,
December 31, 1998 and 1997 respectively. Black Diamond was able to increase the size of its loan portfolio during 1999 and 1998 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages. All other categories of Black Diamond's loan portfolio have remained fairly consistent from 1997 to 1999. Loan originations for the three months ended March 31, 1999 totaled $19,241,332 and were funded primarily by saving deposit growth, a decrease in securities and loan principal repayments as the loan portfolio increased by $1,327,703. Loan originations for the year ended December 31, 1998 totaled $55,706,137 for a net increase in the loan portfolio of $15,416,086 over 1997. The growth was primarily in the residential 1-4 family category. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand in 1999 and 1998. Black Diamond maintains underwriting and credit standards designed to maintain the quality for the loan portfolio. Nonperforming loans at March 31, 1999, December 31, 1998 and 1997 totaled $1,281,216, $1,108,576 and $1,299,977, respectively, and were 1.15%, 1.02% and 1.08% of total loans, respectively.

     The following table sets forth the composition of Black Diamond's loan portfolio at the dates indicated:

                                                                     DECEMBER 31,
                                    MARCH 31,         ------------------------------------------
                                       1999                   1998                  1997
                               --------------------   --------------------   -------------------
                                              % OF                   % OF                  % OF
                                  AMOUNT      TOTAL      AMOUNT      TOTAL     AMOUNT      TOTAL
                               ------------   -----   ------------   -----   -----------   -----
                                   (UNAUDITED)
First mortgage loans
  (principally conventional):
Principal balances:
Secured by one-to-four family
  residences.................  $ 71,158,081    67.0%  $ 69,970,547    66.7%  $60,181,240    67.3%
Secured by commercial real
  estate.....................    10,606,083    10.0%    10,198,985     9.7%    8,054,454     9.0%
Secured by other
  properties.................     1,370,570     1.3%       846,995     0.8%    1,286,825     1.4%
Construction loans...........     7,096,528     6.6%     7,739,600     7.4%    4,521,600     5.1%
                               ------------   -----   ------------   -----   -----------   -----
                                 90,231,262    84.9%    87,909,132    84.6%   74,044,119    82.8%
                               ------------   -----   ------------   -----   -----------   -----
Consumer and other loans:
Principal balances:
Automobile...................     3,866,723     3.6%     3,941,875     3.8%    3,827,113     4.3%
Home equity and second
  mortgage...................     4,237,229     4.0%     4,246,399     4.0%    2,873,275     3.2%
Improvements.................    11,271,096    10.6%    10,267,388     9.8%   10,420,465    11.6%
Other........................     1,400,278     1.4%     1,590,446     1.5%      949,448     1.1%
                               ------------   -----   ------------   -----   -----------   -----
                                 20,775,326    19.6%    20,046,108    19.1%   18,070,301    20.2%
                               ------------   -----   ------------   -----   -----------   -----
Allowance for loan losses....      (837,628)   (0.8)%     (846,353)   (0.8)%    (854,190)   (1.0)%
Undisbursed portion of
  construction and consumer
  loans......................    (3,825,747)   (3.6)%   (2,921,193)   (2.8)%  (1,462,005)   (1.6)%
Unearned discounts...........       (14,870)     --        (23,365)     --      (112,004)   (0.1)%
Net deferred loan origination
  fees.......................      (107,639)   (0.1)%     (118,323)   (0.1)%    (209,306)   (0.2)%
                               ------------   -----   ------------   -----   -----------   -----
                                 (4,785,884)   (4.5)%   (3,909,234)   (3.7)%  (2,637,505)   (2.9)%
                               ------------   -----   ------------   -----   -----------   -----
                               $106,220,704   100.0%  $104,046,006   100.0%  $89,476,915   100.0%
                               ============   =====   ============   =====   ===========   =====

     The following table sets forth the time to contractual maturity of Black Diamond's loan portfolio at March 31, 1999. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change while fixed rate and other loans are shown as due over the contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments, however, it does include scheduled principal repayments. Prepayments and scheduled repayments in the loan portfolio totaled $9.0 million, $21.4 million, $22.9 million, in the three months ended March 31, 1999 and the fiscal years ended December 31, 1998 and 1997, respectively. Amounts in the table are net of loans in process and unamortized loan fees.

                                                            AT MARCH 31, 1999
                                       ------------------------------------------------------------
                                                  1 YEAR    3 YEARS   5 YEARS
                                       ONE YEAR     TO        TO         TO      OVER 10
                                       OR LESS    3 YEARS   5 YEARS   10 YEARS    YEARS     TOTAL
                                       --------   -------   -------   --------   -------   --------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
First Mortgage Loans:
     Residential mortgage............  $18,457    $1,891    $1,598    $ 9,381    $39,831   $ 71,158
     Commercial mortgage.............    5,883       515       287      1,852      2,069     10,606
     Construction....................    3,271        --        --         --         --      3,271
Consumer.............................    7,700     5,759     4,481      2,048        772     20,760
Other................................      235        42       176        635        283      1,371
Allowance for loan losses............     (838)       --        --         --         --       (838)
Deferred loan fees...................     (108)       --        --         --         --       (108)
                                       -------    ------    ------    -------    -------   --------
Totals...............................  $34,600    $8,207    $6,542    $13,916    $42,955   $106,220
                                       =======    ======    ======    =======    =======   ========

     The following table sets forth the dollar amount at March 31, 1999 of all loans maturing or repricing on or after March 31, 2000 which have fixed or adjustable interest rates.

                                                                  FIXED         ADJUSTABLE
                                                                  RATES           RATES
                                                              --------------    ----------
                                                              (IN THOUSANDS)
Mortgage loans..............................................     $52,419          $5,005
Other loans.................................................      14,196              --
                                                                 -------          ------
                                                                 $66,615          $5,005
                                                                 =======          ======

     The following table sets forth information with respect to nonperforming assets identified by Black Diamond; including nonperforming loans and real estate owned at the dates indicated.

                                                                           DECEMBER 31,
                                                    MARCH 31,      ----------------------------
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
                                                   (UNAUDITED)
Nonaccrual loans.................................  $  1,217,000    $  1,047,000    $  1,236,000
Accruing loans past due 90 days or more..........        64,126          61,576          63,977
Foreclosed real estate...........................       144,465          67,435         276,935
                                                   ------------    ------------    ------------
Total nonperforming assets.......................  $  1,425,591    $  1,176,011    $  1,576,912
                                                   ============    ============    ============
Ratio of nonperforming loans to total gross
  loans..........................................          1.15%           1.02%           1.08%
                                                   ============    ============    ============
Ratio of nonperforming assets to total assets....          1.09%           0.92%            1.3%
                                                   ============    ============    ============
Total assets.....................................  $130,692,669    $127,408,751    $120,839,161
Total gross loans................................  $111,006,588    $108,802,235    $ 92,114,420

     The following table describes the activity related to Black Diamond's allowance for loan losses for the periods indicated.

                                                       MARCH 31,              DECEMBER 31,
                                                  --------------------    --------------------
                                                    1999        1998        1998        1997
                                                  --------    --------    --------    --------
                                                      (UNAUDITED)
Balance at beginning of year....................  $846,353    $854,190    $854,190    $783,851
  Provision (recovery) charged to operations....       800       7,478      41,133     (74,389)
                                                  --------    --------    --------    --------
  Charge-offs:..................................        --          --          --
     One-to-four family.........................                                       (40,336)
     Consumer...................................    (9,545)     (8,156)    (60,498)    (54,583)
                                                  --------    --------    --------    --------
          Total loans charged off...............    (9,545)     (8,156)    (60,498)    (94,919)
  Recoveries:
     One-to-four family.........................        --          --          --     232,627
     Consumer...................................        20      11,692      11,528       7,020
                                                  --------    --------    --------    --------
          Total recoveries......................        20      11,692      11,528     239,647
                                                  --------    --------    --------    --------
Balance, ending.................................  $837,628    $865,204    $846,353    $854,190
                                                  ========    ========    ========    ========
Ratio of net charge-offs (recoveries) loans to
  average loans.................................       .01%        .00%        .05%       (.18)%
                                                  ========    ========    ========    ========
Ratio of allowance to year-end loans............       .78%        .94%        .81%        .95%
                                                  ========    ========    ========    ========

     The following table sets forth the comparison of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

                                                                       AT DECEMBER 31,
                                 AT MARCH 31,         -------------------------------------------------
                                     1999                      1998                      1997
                            -----------------------   -----------------------   -----------------------
                                         AMOUNT OF                 AMOUNT OF                 AMOUNT OF
                            AMOUNT OF    LOANS TO     AMOUNT OF    LOANS TO     AMOUNT OF    LOANS TO
                            ALLOWANCE   GROSS LOANS   ALLOWANCE   GROSS LOANS   ALLOWANCE   GROSS LOANS
                            ---------   -----------   ---------   -----------   ---------   -----------
                            (DOLLARS IN THOUSANDS)                 (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential.............    $287         64.10%       $295         64.49%       $347         65.33%
  Commercial..............     127          9.55%        122          9.40%        101          8.74%
  Other...................      14          1.23%          8          0.78%         13          1.40%
  Construction............      --          6.39%         --          6.86%         --          4.91%
                              ----        ------        ----        ------        ----        ------
          Total real
            estate
            loans.........     428         81.28%        425         81.53%        461         80.38%
                              ----        ------        ----        ------        ----        ------
Consumer loans:
  Automobile..............      39          3.48%         39          3.63%         38          4.15%
  Home equity.............      42          3.82%         43          3.91%         29          3.12%
  Improvements............     161         10.15%        156          9.46%        141         12.34%
  Other...................      14          1.26%         16          1.47%          9          1.03%
                              ----        ------        ----        ------        ----        ------
          Total consumer
            loans.........     256         18.72%        254         18.48%        217         19.61%
                              ----        ------        ----        ------        ----        ------
Unallocated...............     154                       167                       176
                              ----        ------        ----        ------        ----        ------
Total allowance for loan
  losses..................    $838        100.00%       $846        100.00%       $854        100.00%
                              ====        ======        ====        ======        ====        ======

     In addition to loans, Black Diamond invests in U.S. Government and Federal agency securities, obligations of state obligations, corporate debentures and mortgage backed securities. Management does not engage in the practice of trading securities, rather Black Diamond's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits and FHLB stock, at March 31, 1999, December 31, 1998 and 1997 totaled $8,794,592, $9,936,154 and $17,390,869, respectively.
The securities portfolio decreased $1,141,562 for the three month period ended March 31, 1999 from December 31, 1998 as $2,215,000 of securities matured and $1,200,000 of new securities were purchased. The securities portfolio decreased $7,454,715 from $17,390,869 at 1997 to $9,936,154 at 1998 as $12,581,113
securities matured and $5,497,000 in new securities were purchased.

     The following table sets forth certain information regarding Black Diamond's amortized cost and market values of Black Diamond's investment and mortgage-backed securities portfolios at the dates indicated.

                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
MARCH 31, 1999                                   COSTS         GAINS         LOSSES        VALUE
--------------                                 ----------    ----------    ----------    ----------
                                                     (UNAUDITED)
U. S. Government and federal agencies
  obligations................................  $4,024,141     $ 5,740       $(15,480)    $4,014,401
Obligations of state and political
  subdivisions...............................   2,284,693      27,543             --      2,312,236
Corporate debentures.........................   1,275,467       7,571         (8,054)     1,274,984
Mortgage-backed securities...................   1,207,388       3,069        (17,486)     1,192,971
                                               ----------     -------       --------     ----------
                                               $8,791,689     $43,923       $(41,020)    $8,794,592
                                               ==========     =======       ========     ==========

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Black Diamond's investment and mortgage-backed securities as of March 31, 1999.

                                                 AFTER ONE YEAR TO       AFTER FIVE YEARS
                         ONE YEAR OR LESS           FIVE YEARS           THROUGH TEN YEARS        AFTER TEN YEARS        TOTAL
                       ---------------------   ---------------------   ---------------------   ---------------------   ----------
                                    WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                        CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING
                         VALUE       YIELD       VALUE       YIELD       VALUE       YIELD       VALUE       YIELD       VALUE
                       ----------   --------   ----------   --------   ----------   --------   ----------   --------   ----------
U.S Government and
  federal agencies
  obligations........  $  495,141     4.30%    $3,270,901     6.17%    $  248,359     6.00%    $       --       --     $4,014,401
Obligations of state
  and political
  subdivisions.......     171,210     4.00%     1,385,459     6.15%       501,042     4.88%       254,525     6.70%     2,312,236
Corporate
  debentures.........     353,500     9.63%       357,405     6.64%       564,079     6.07%            --       --      1,274,984
Mortgage-backed
  securities.........          --       --             --       --             --       --      1,192,971     6.10%     1,192,971
                       ----------     ----     ----------     ----     ----------     ----     ----------     ----     ----------
        Total........  $1,019,851     6.08%    $5,013,765     6.19%    $1,313,480     5.61%    $1,447,496     6.20%    $8,794,592
                       ==========     ====     ==========     ====     ==========     ====     ==========     ====     ==========


                        TOTAL
                       --------
                       WEIGHTED
                       AVERAGE
                        YIELD
                       --------
U.S Government and
  federal agencies
  obligations........    5.92%
Obligations of state
  and political
  subdivisions.......    5.77%
Corporate
  debentures.........    7.20%
Mortgage-backed
  securities.........    6.10%
                         ----
        Total........    6.09%
                         ====

     Cash and cash equivalents for Black Diamond have increased from $8,499,385 at December 31, 1997 to $9,583,589 at March 31, 1999 as Black Diamond has sought to increase liquidity to have funds available for future expanded loan growth. These increases were funded by savings deposit growth and decreases in securities available for sale.

     Black Diamond has experienced substantial growth in savings deposits. At March 31, 1999 and December 31, 1998 Black Diamond has increased deposits $2,905,153 and $2,755,083 to $117,744,597 and $114,839,444, respectively. Black
Diamond priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for fund availability.

     Black Diamond's equity which consists entirely of common stock, additional paid-in capital, retained earnings and unrealized gain on securities available for sale, net of tax amounted to $9,302,171, $9,064,637 and $7,885,862 at March 31, 1999, December 31, 1998 and 1997, respectively.

IMPACT OF THE YEAR 2000

     A lot of attention has been given to the impact that the year 2000 date change will have on businesses, utilities and other organizations that rely on computerized systems to help run their operations. The year 2000 date change can affect any system that uses computer software or computer chips including automated equipment and machinery. For example, many computer programs and computer chips store the calendar year portion of the date as two digits rather than four digits. These software programs and chips record the year 1999 as "99". This approach works until the year 2000 when the "00" may be interpreted as the year 1900 instead of the year 2000. Banks use computer systems to perform financial calculations, transfer funds, record deposits and loan payments, run security systems and vaults and a myriad of other functions. Because banks rely heavily on their computer systems, The Federal Financial Institutions Examination Council ("FFIEC") has placed significant emphasis on the problems surrounding the year 2000 issues and has required financial institutions to document the assessment, testing and corrections made to ready their computer systems and programs for the year 2000 date change. The FFIEC has strict regulations, guidelines, and milestones in place that each FDIC insured financial institution must follow in order to remain operational. Black Diamond's board of directors has remained informed of Black Diamond's position and progress in its year 2000 project.

     Black Diamond's Year 2000 project remains on schedule according to guidelines set forth by the FFIEC. Black Diamond's most critical exposure to year 2000 system problems is with its data processing provider, BISYS. BISYS has renovated its systems, and Black Diamond has successfully tested its year 2000 interface with the processing provider. Although they are continually testing, BISYS regards its systems as year 2000 compliant, and they were the first data processing provider to be endorsed by the ABA as year 2000 ready. Notwithstanding, in the event that BISYS is unable to make the necessary changes to accommodate the year 2000, Black Diamond will process data manually in accordance with its contingency plan, until a permanent

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year 2000 compliant system can be restored. Black Diamond has contacted its major vendors and customers to inquire about their progress in addressing the year 2000 problem, and does not believe that the problems of such customers and vendors will have a material adverse effect on Black Diamond or its operations. Black Diamond will continue to monitor the progress of these parties in addressing the year 2000 problem as the new millennium approaches. Black Diamond completely upgraded all computer systems before the year 2000 project began. Aside from the fee charged by BISYS, Management believes that expenses relevant to the year 2000 project will not exceed $10,000.

     The year 2000 problems can affect Black Diamond's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. Black Diamond is dependent upon electricity, telephone lines, computer hardware and BISYS data processing capability.

     Black Diamond is not aware of any major year 2000 problems that exist with its electric utility and phone company. Black Diamond is encouraged that both companies will have all material year 2000 problems addressed well before December 31, 1999. However, Black Diamond believes that a temporary unavailability of electrical power will not hinder safe and secure operations. Black Diamond will rely on manual operations and all of the necessary supplies will be stored on hand by September 1, 1999 at each location. To prevent difficulties in the event there is an unforeseen interruption in either telephone or electrical service when the year changes, Black Diamond will print hard copies of all account information. Processes will then be implemented that will allow bank personnel to extract customer information without regard to outside sources.

     IMPACT OF INFLATION AND CHANGING PRICES. The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of Black Diamond are primarily monetary in nature and changes in market interest rates have a greater impact on Black Diamond's performance than do the effects of inflation.

                               DISSENTERS' RIGHTS

     The FNB shareholders do not have dissenters' rights of appraisal if they object to the merger. Black Diamond shareholders do have such rights and what follows is a summary of the material terms of the statutory procedures that a Black Diamond shareholder must follow in order to dissent from the merger and perfect dissenters' rights under regulations of the OTS. A copy of such regulations is attached as Appendix C to this Joint Proxy Statement/Prospectus.

     Any Black Diamond shareholder who objects to the merger (a "Dissenting Shareholder") and who complies with the regulations of the OTS, as described in the Code of Federal Regulations (12 C.F.R. sec.552.14) may demand the right to receive a cash payment, if the merger is consummated, for the fair value of his or her stock immediately before the effective time of the merger.

     In order to receive payment, a Dissenting Shareholder must deliver to Black Diamond prior to the shareholders' meeting a written notice identifying himself or herself and stating his or her intent to dissent and to demand payment for his or her shares if the merger is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the merger. The Intent to Demand Payment must be in addition to and separate from any proxy or vote against the merger and should be addressed to Esther W. Bolling, Chief Financial Officer, Black Diamond Savings Bank, F.S.B., 600 Trent Street, Norton, Virginia 24273. A VOTE AGAINST THE MERGER WILL NOT ITSELF CONSTITUTE THE REQUIRED WRITTEN NOTICE, AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

     After consummation of the merger, the Dissenting Shareholder must properly comply with various procedural requirements, including responding to certain notices received from FNB.

     The foregoing discussion is a summary of the material provisions of 12 C.F.R. sec.552.14, which summarizes dissenters' rights applicable to the merger. Black Diamond shareholders are strongly encouraged
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to review carefully the full text of 12 C.F.R. sec.552.14, which is included as
Appendix C to this Joint Proxy Statement/Prospectus. The provisions of 12 C.F.R. sec.552.14 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his or her Dissenting Shareholder's rights. Any shareholder who intends to dissent from the merger should review the text of those provisions carefully and also should consult with his or her attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO BLACK DIAMOND'S SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     Any Dissenting Shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Merger -- Material Federal Income Tax Considerations."

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                        DESCRIPTION OF FNB CAPITAL STOCK

     The following summary of certain provisions of FNB's Amended and Restated Articles of Incorporation (the "FNB Articles") does not purport to be complete and is qualified in its entirety by reference to such instrument.

     FNB is currently authorized to issue 40,000,000 shares of common stock of which, as of June 30, 1999 3,343,929 shares were issued and outstanding and held of record by 890 persons, and 692,732 shares were reserved for issuance under FNB's various equity compensation plans. After giving effect to the merger, there will be approximately 4,457,326 shares of FNB common stock issued and outstanding and 915,411 shares reserved for issuance under FNB's various equity compensation plans.

     Each shareholder is entitled to one vote per share of common stock on all matters submitted to a vote of shareholders and is not entitled to cumulate voting rights in the election of directors. Each share of FNB common stock is entitled to share equally in dividends from sources legally available therefor when, as and if declared by the FNB board of directors. Upon liquidation or dissolution of FNB, whether voluntary or involuntary, each share of FNB common stock is entitled to share equally in the assets of FNB available for distribution to holders of FNB's common stock. No conversion rights or redemption or sinking fund provisions, are applicable to the FNB common stock. The holders of FNB common stock do not have any preemptive right to purchase any stock or other securities of FNB. The FNB board of directors is authorized to issue without shareholder action additional shares of FNB common stock within the limits authorized by the FNB Articles. All outstanding shares of common stock are, and the shares of FNB common stock to be issued in the merger will be, upon issuance in accordance with the terms of the merger agreement, validly issued, fully paid and non-assessable.

     In addition, FNB is authorized to issue up to 10,000,000 shares of preferred stock. The shares of preferred stock could be issued by FNB without shareholder approval from time to time in one or more classes or series. The FNB board of directors is authorized to determine and fix the characteristics or features of each such class or series, including without limitation, the designation of each class or series; the number of shares of each class or series; the dividend rate or amount, if any; the dates at which dividends, if declared, would be payable and the dates from which dividends would be cumulative, if at all; the redemption price or prices or the terms and conditions of redemption, if any; the amounts payable and the priorities of shares, if any, upon liquidation, dissolution, or winding up of FNB; the rights and priorities of shares, if any, over or otherwise in relation to other classes or series of capital stock of FNB and among classes and series of preferred stock as to dividends and amounts payable upon liquidation, dissolution or winding up of FNB; the conversion and exchange rights, if any; voting rights, if any, the number of votes per share, and the number of votes if any, in excess of a majority required for specified corporate action; and any other preferences, relative rights or limitations that may be determined by the FNB board of directors.

     The existence of authorized but unissued shares of FNB common stock and the authorized but unissued shares of FNB preferred stock could have the effect of discouraging unsolicited takeover attempts. Such shares could be issued to a purchaser who might cooperate with the FNB board of directors in opposing an attempt by a third party to gain control of FNB. The FNB board of directors could issue shares of preferred stock that may, depending on the terms of the class or series as determined by the board, make more difficult or discourage an attempt to obtain control of FNB through a merger, tender offer, proxy contest or other means. Such a provision may have an adverse impact on a shareholder who may want to participate in certain transactions which are opposed by the FNB board of directors and may benefit management. Certain other provisions of FNB's Articles and bylaws may delay or prevent takeover attempts not first approved by the FNB board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. In addition, certain of the laws applicable to FNB may have the effect of preventing, discouraging or delaying a change in control in FNB. See "Comparison of Rights of Holders of FNB Common Stock and Black Diamond Common Stock."

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                           REGULATION AND SUPERVISION

REGULATION OF FNB

     FNB is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of FNB and/or Black Diamond.

     STATE LAW. FNB's wholly-owned subsidiary bank, FNB Southeast, is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and FNB Southeast is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of FNB Southeast. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

     DEPOSIT INSURANCE. As a member institution of the FDIC, FNB Southeast's deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

     CAPITAL REQUIREMENTS. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant.

     The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's IRR management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

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     Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of FNB to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991.   In
December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:

     - publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

     - the establishment of uniform accounting standards by federal banking agencies,

     - the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

     - additional grounds for the appointment of a conservator or receiver, and

     - restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

     A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

     FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

     MISCELLANEOUS. The dividends that may be paid by FNB Southeast are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless FNB Southeast's capital surplus is at least 50% of its paid-in capital.

     Shareholders of banks may be compelled by bank regulatory authorities to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.

     The earnings of FNB Southeast will be affected significantly by the policies of the Federal Reserve, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in
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reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

     The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of FNB Southeast.

     BANK HOLDING COMPANY REGULATION. FNB, as a bank holding company, is also subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended ("BHC Act"), as administered by the Federal Reserve. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

     FNB is required to obtain the prior approval of the Federal Reserve to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve approval is required for FNB to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

     FNB is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of FNB's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve, and that is not the subject of any unresolved supervisory issues.

     The status of FNB as a registered bank holding company under the BHC Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     - making or servicing loans;

     - performing certain data processing services;

     - providing discount brokerage services;

     - acting as fiduciary, investment or financial advisor;

     - leasing personal or real property;

     - making investments in corporations or projects designed primarily to promote community welfare; and

     - acquiring a savings and loan association.

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in
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danger of default. This law would be applicable to the extent that FNB maintains as a separate subsidiary a depository institution in addition to FNB Southeast.

     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal stockholders of FNB or FNB Southeast and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

REGULATION OF BLACK DIAMOND

     GENERAL. Black Diamond is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Black Diamond is subject to broad federal regulation and oversight extending to all its operations. Black Diamond is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. Black Diamond is a member of the SAIF. The deposits of Black Diamond are insured by the SAIF of the FDIC. As a result, the FDIC has certain regulatory and examination authority over Black Diamond.

     Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

     FEDERAL REGULATION OF SAVINGS ASSOCIATIONS. The OTS has extensive authority over the operations of savings associations. As part of this authority, Black Diamond is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. When these examinations are conducted by the OTS and the FDIC, the examiners may require Black Diamond to provide for higher general or specific loan loss reserves.

     The OTS also has extensive enforcement authority over all savings institutions, including Black Diamond. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching authority of Black Diamond is prescribed by federal laws, and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Black Diamond is in compliance with the noted restrictions.

     Black Diamond's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At March 31, 1999, Black Diamond's lending limit under this restriction was $1.4 million. Black Diamond is in compliance with the loans-to-one-borrower limitation.

     The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails
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to comply with these standards must submit a capital compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also adopted additional guidelines on asset quality and earnings standards. The guidelines are designed to enhance early identification and resolution of problem assets. The guidelines are not expected to materially effect Black Diamond.

     INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC. The FDIC is an independent federal agency that insures deposits of banks and thrift institutions up to certain specified limits and regulates such institutions for safety and soundness. The FDIC administers two separate insurance funds, Bank Insurance Fund ("BIF") for commercial banks and state savings banks, and the SAIF for savings associations such as Black Diamond and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund.

     The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time, and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital levels, and the FDIC's level of supervisory concern about the institution.

     REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as Black Diamond, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. Generally, these capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     On March 31, 1999, Black Diamond had total risk based capital of $10.1 million (including approximately $9.3 million in core capital and $800,000 in qualifying supplementary capital) and risk-weighted assets of $78.7 million (with no converted off-balance sheet assets); or total capital of 12.8% of risk-weighted assets. This amount was $3 million above the 8% requirement in effect on that date.

     The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. Any savings association with less than $300 million in assets and a total risk-based capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise.

     THRIFT CHARTER. Congress has been considering legislation in various forms that would require federal thrifts, such as Black Diamond, to convert their charters to national or state bank charters. Legislation enacted in 1996 required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and provided for the merger of the BIF and the SAIF into a single deposit insurance fund on January 1, 1999 provided the thrift charter was eliminated. Black Diamond cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect Black Diamond and FNB.

     PROMPT CORRECTIVE REGULATORY ACTION. Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-

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based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized," and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     At March 31, 1999, Black Diamond was categorized as "well capitalized," meaning that Black Diamond's total risk-based capital ratio exceeded 10.0%, Tier I risk-based capital ratio exceeded 6.0%, leverage capital ratio exceeded 5.0%, and Black Diamond was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

     LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. OTS regulations applicable to Black Diamond govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulations create a safe harbor for specified levels of capital distributions for institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

     Pursuant to a recent revision to these regulations, effective April 1, 1999, a "well capitalized" savings association, such as Black Diamond, will be permitted to make capital distributions during a calendar year in an amount up to the savings association's net income for the year plus the savings association's retained net income for the preceding two years, without filing an application for approval of the capital distribution with the OTS.

     LIQUIDITY. All savings associations, including Black Diamond, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

     In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At March 31, 1999, Black Diamond was in compliance with both requirements, with an overall liquid asset ratio of 13% and a short-term liquid assets ratio of 9%.

     ACCOUNTING. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation.

     The OTS has adopted an amendment to its accounting regulations, which may be more stringent than GAAP, to require that transactions be reported in a manner that best reflects their underlying economic

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substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS. Black Diamond is in compliance with these amended rules.

     QUALIFIED THRIFT LENDER TEST. All savings associations, including Black Diamond, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At March 31, 1999, Black Diamond met the test and has always met the test since its effectiveness.

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Black Diamond, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Black Diamond. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

     The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, Black Diamond may be required to devote additional funds for investment and lending in its local community. Black Diamond was examined for CRA compliance in April 1998 and received a rating of "outstanding."

     TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Generally, such loans must be made on terms substantially the same as for loans to unaffiliated individuals. However, recent regulations now permit executive officers and directors to receive loans with the same terms as those widely available to other employees through benefit or compensation plans, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

     FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At March 31, 1999, Black Diamond was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity" above.

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     Savings associations are authorized to borrow from the Federal Reserve Bank
"discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

     FEDERAL HOME LOAN BANK SYSTEM. Black Diamond is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, Black Diamond is required to purchase and maintain stock in the FHLB of Atlanta. At March 31, 1999, Black Diamond had $7 million of FHLB stock, which was in compliance with this requirement. In past years, Black Diamond has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 7.25% and were 7.44% for fiscal 1998. For the fiscal year ended December 31, 1998, dividends paid by the FHLB of Atlanta to Black Diamond totaled approximately $46,370, which constitutes a $1,649 increase over the amount of dividends received in fiscal year 1997. No assurance can be given that such dividends will continue in the future at such levels.

     Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Black Diamond's FHLB stock may result in a corresponding reduction in Black Diamond's capital.

            COMPARISON OF THE RIGHTS OF HOLDERS OF FNB COMMON STOCK
                         AND BLACK DIAMOND COMMON STOCK

     Upon consummation of the merger, the shareholders of Black Diamond, a federal savings bank, will become shareholders of FNB, a North Carolina corporation. The rights of such shareholders will be governed by North Carolina law, including the North Carolina Business Corporation Act (the "NCBCA"), and by the FNB Articles and FNB bylaws. The Homeowners' Loan Act, as amended ("HOLA"), regulations issued by the OTS pursuant to HOLA, and the charter and bylaws of Black Diamond will no longer apply to the rights of the former holders of Black Diamond common stock after the merger.

     The following is only a general summary of certain material differences in the rights of FNB's and Black Diamond's shareholders and is not intended to be complete. Please refer to the FNB Articles, the Black Diamond charter, FNB's and Black Diamond's respective bylaws and the other governing instruments of FNB and Black Diamond, the HOLA, the OTS regulations and the NCBCA for a more complete description of such differences. Black Diamond shareholders should also consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders that will result from the merger.

AUTHORIZED CAPITAL STOCK

     FNB is currently authorized to issue 40,000,000 shares of common stock, of which 3,343,929 shares were issued and outstanding as of June 30, 1999, and 10,000,000 shares of preferred stock, none of which were outstanding at that date.

     The FNB board of directors is authorized to determine and fix the designations, relative rights, preferences and limitations of shares in each class or series of preferred stock. Subject to the provisions of
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the NCBCA and the Nasdaq listing requirements, shares of FNB common stock and each such class or series of preferred may be issued from time to time without shareholder approval at such times, for such purposes and for such consideration as the FNB board of directors deems desirable. The issuance of shares of preferred stock with special voting rights, liquidation preferences, redemption privileges or conversion rights could delay, defer or prevent a change in control of FNB. FNB has no present intention to issue any preferred stock.

     Black Diamond is currently authorized to issue 2,000,000 shares of common stock, of which 835,069 shares were issued and outstanding as of June 30, 1999. Black Diamond is not authorized to issue shares of preferred stock.

NUMBER OF DIRECTORS

     Under FNB's bylaws, there must be at least five directors but not more than 25 directors on the FNB board of directors, with the actual number of directors to be fixed at any annual or special meeting of shareholders within the specified range. The number of directors on the FNB board is currently fixed at 11, with two seats vacant to be filled by Black Diamond designees.

     Under Black Diamond's bylaws, the Black Diamond board of directors consists of nine members.

CLASSIFIED BOARD OF DIRECTORS

     A classified board of directors is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. A North Carolina corporation may classify its board into two, three or four classes. The FNB Articles divide the FNB board of directors into three classes as nearly equal in number as possible. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve for the remainder of their present term of office of the class to which he was elected. As a result of the classification of the FNB board of directors, approximately one-third of the members of the FNB board of directors will be elected each year, and, two annual meetings will be required for FNB's shareholders to change a majority of the members constituting the FNB board of directors.

     The Black Diamond board of directors is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualify. One class is elected by ballot annually. As a result of the classification of the Black Diamond board of directors, approximately one-third of the members of the Black Diamond board of directors is elected each year, and two annual meetings will be required for Black Diamond's shareholders to change a majority of the members constituting the Black Diamond board of directors.

CUMULATIVE VOTING

     Cumulative voting permits a shareholder to cumulate his total shareholder votes for a single candidate in the election of directors. Cumulative voting could increase the changes that a minority shareholder could designate a member to the board. Under North Carolina law, the right to cumulative voting depends upon the date of incorporation and a corporation's status as a public or private company. FNB shareholders do not have the right to cumulate their votes in the election of directors.

     Under Black Diamond's bylaws, every shareholder entitled to vote at an election of directors has the right to vote, in person or by proxy, the number of shares he or she owns for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate his or her votes by giving one candidate a total number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder. Alternatively, each shareholder can distribute such votes on the same principle among any number of candidates.

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REMOVAL OF DIRECTORS

     FNB's bylaws provide that (i) FNB shareholders may remove one or more of the directors with or without cause; (ii) a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and (ii) a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

     Black Diamond's bylaws provide that (i) Black Diamond shareholders may remove any director for cause; (ii) a director may be removed only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and (iii) a director may not be removed by the shareholders unless the meeting was called expressly for such purpose.

VACANCIES

     FNB's bylaws require a vacancy created by an increase in the authorized number of directors to be filled only by election at an annual meeting or at a special meeting of FNB shareholders called for that purpose. A majority of the remaining FNB directors, even though less than a quorum, or the sole remaining director, can fill other vacancies occurring in the FNB board of directors. FNB shareholders may elect a director at any time to fill any vacancy not filled by the directors. There are currently two vacancies on FNB's Board of Directors, both of which are expected to be filled with Black Diamond nominees.

     Under Black Diamond's bylaws, vacancies occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, until the next election of directors by shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Any amendment to the FNB Articles requires the approval of a majority of the outstanding stock entitled to vote. Under North Carolina law, holders of the shares of an outstanding class are entitled to vote as a separate voting group on a proposed amendment to the FNB Articles, whether or not otherwise entitled to vote thereon, if, among other things, the amendment would increase or decrease the aggregate number of shares of the class or otherwise change the rights of the class. Subject to certain restrictions described below, either a majority of the FNB board of directors or of the FNB shareholders may amend the FNB bylaws. A majority of the FNB board of directors may amend the FNB bylaws and adopt new bylaws except that the FNB board of directors has no power to adopt a bylaw: (i) requiring more than a majority of the voting shares for a quorum at a meeting of shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; (ii) providing for the management of FNB otherwise than by its board of directors or its executive or other committees; (iii) increasing or decreasing the number of directors authorized by the FNB bylaws; and (iv) classifying and staggering the election of directors. In addition, a bylaw adopted or amended by the FNB shareholders may not be altered or repealed by the FNB board of directors. Generally, FNB shareholders may adopt, amend, or repeal FNB's bylaws in accordance with the NCBCA.

     No amendment to Black Diamond's charter may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a meeting of the Shareholders. The bylaws of Black Diamond generally may be amended by either the board of directors or the shareholders by a majority vote.

SUPERMAJORITY APPROVAL REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

     FNB's Articles generally provide that FNB cannot consolidate with, or merge with or into, any other corporation or convey to any corporation or other person or otherwise dispose of all or substantially all of the assets or dispose of by any means all or substantially all of the stock or assets of any major subsidiary of FNB, unless such consolidation, merger, conveyance or disposition is approved (a) by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote thereon, and (b) by

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the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote thereon, which shall include the affirmative vote of at least 50% of the voting power of the outstanding stock of FNB shareholders entitled to vote thereon other than controlling shareholders, (i) if the shareholder entitled to vote thereon is a person who, including affiliates of such person, is the beneficial owner (as defined in the Securities Exchange Act of 1934, as amended and the rules thereunder) of more than 20% of the voting power of FNB (a "controlling shareholder"), and (ii) if, prior to the acquisition of 20% of the voting power of FNB by a shareholder, the FNB board of directors had not unanimously approved such consolidation, merger, conveyance or disposition. For purposes of determining whether a person is a controlling shareholder, shares held, voted, or otherwise controlled by a person as a trustee, plan administrator, FNB officer, or otherwise pursuant to an employee benefit plan of FNB or of an affiliate of FNB shall not be deemed to be beneficially owned by any person.

     Federal regulations generally require the approval of two-thirds of the directors of Black Diamond and the holders of two-thirds of the outstanding stock of Black Diamond entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Black Diamond's assets. Such regulations permit Black Diamond to merge with another corporation without obtaining the approval of its shareholders if: (i) it does not involve an interim savings association; (ii) Black Diamond's charter is not changed; (iii) each share of Black Diamond common stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Black Diamond after such effective date; and (iv) either: (A) no shares of voting stock of Black Diamond and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of Black Diamond to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Black Diamond outstanding immediately prior to the effective date of the transaction.

STATUTORY ANTI-TAKEOVER PROTECTION

     The North Carolina Shareholder Protection Act (the "Shareholder Protection Act"), which is applicable to FNB, is designed to prevent the abuses that sometimes occur during hostile takeovers. The Shareholder Protection Act generally requires that, unless certain "fair price" and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of FNB's common stock (excluding shares owned by an "Interested Shareholder") is required to approve certain business combination transactions with another entity that is the beneficial owner of more than 20% of FNB's voting shares or which is an affiliate of FNB and previously has been a 20% beneficial owner.

     In order to satisfy the "fair price" provisions, the price paid for any shares in the second phase of an acquisition must be at least equal to the highest of: (i) the highest per share price ever paid by anyone who is a part of the acquiror; (ii) a price that exceeds the market price when the second phase of the acquisition is announced by the same percentage as the highest price paid by the acquiror exceeds the market price immediately before the acquisition began; or (iii) a price computed by multiplying FNB's annual earnings per share by the price/earnings multiple, if any, of the acquiror.

     In addition, the procedural provisions require that: (i) the FNB board of directors must maintain representation by continuing directors proportionate to shares held by persons unaffiliated with the acquiror; (ii) there must be no reduction in dividends except as approved by a unanimous vote of directors;
(iii) the acquiror must not acquire any additional shares of FNB after the transaction in which it acquired its 20% interest; (iv) the acquiror must not receive the benefit, directly or indirectly, except proportionately with other shareholders, of any loans, advances, guarantees, or financial assistance from FNB prior to consumption of the business transaction; (v) the acquiror must not, prior to consummation of the business transaction, make a major change in FNB's business or equity capital structure unless by unanimous vote of the directors; and (vi) the acquiror must distribute to the shareholders a proxy statement responsive to the requirements of applicable federal securities laws, which must contain any recommendations by the continuing directors and can include a fairness opinion from an independent investment banking firm regarding the transaction.

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     The cumulative effect of the "supermajority" provision in the FNB Articles, together with the Shareholder Protection Act combine to make it more difficult to effect a merger, tender offer or proxy contest involving FNB, or an acquisition of control of FNB by the holder of a large block of FNB common stock. Further, such provisions make more difficult any attempt to remove incumbent management. These provisions have the above effect even in the situation where the proposed action or transaction is arguably favorable to, or in the best interests of, FNB's shareholders.

     Black Diamond, as a federally chartered savings bank, is subject to the regulations of the OTS, which do not contain similar anti-takeover protection provisions.

SPECIAL MEETINGS OF SHAREHOLDERS

     FNB's bylaws provide that special meetings of shareholders may be called only by FNB's President, Secretary or board of directors, or by any FNB shareholder pursuant to the written request of the holders of not less than 10% of all the shares entitled to vote at the meeting. As a result, this provision would prevent shareholders owning less than 10% of the voting power of the outstanding FNB common stock from compelling shareholder consideration of any proposal (such as a proposal for a merger or business combination) over the opposition of FNB's board of directors.

     Black Diamond's bylaws provide that special meetings of the shareholders for any purpose or purposes, unless otherwise proscribed by the regulations of the OTS, which includes the FDIC, may be called at any time by the Chairman of the Board, the President, or a majority of the board of directors, and must be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the savings bank entitled to vote at the meeting. Such written request must state the purpose or purposes of the meeting and must be delivered to the home office of Black Diamond addressed to the Chairman of the Board, the President or the Secretary.

SHAREHOLDER ACTION WITHOUT MEETING

     Under North Carolina law, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders entitled to vote on the matter. FNB's bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken is signed by all of the persons who would be entitled to vote upon such action at a meeting and is filed with FNB's corporate minutes.

     Black Diamond's bylaws provide that any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by all of the shareholders entitled to vote with respect to the subject matter.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     North Carolina law permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of
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conduct for the type of indemnification set forth above is determined by the corporation's board of directors, a committee of directors, special legal counsel or the stockholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. FNB's bylaws provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of FNB or at the request of FNB serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity. Accordingly, FNB may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     In addition, North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

     Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. FNB currently maintains directors' and officers' insurance policies covering its directors and officers.

     As permitted by North Carolina law, the FNB Articles limit the personal liability of directors for monetary damages for breaches of duty as a director whether by or in the right of FNB or otherwise, provided that such limitation will not apply to (1) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with FNB's best interests, (2) any liability for unlawful distributions under North Carolina law, (3) any transaction from which the director derived an improper personal benefit or (4) acts or omissions occurring prior to the date the provision became effective. In addition, the FNB Articles also provide that the FNB board of directors shall have the authority to adopt resolutions approving the indemnification, to the fullest extent provided under North Carolina law, of any person made a party to any action or proceeding, whether civil, criminal or administrative, by reason of the fact that such person was serving as a director, officer, employee or agent of FNB.

     Black Diamond's bylaws provide that Black Diamond will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of Black Diamond ("Indemnified Persons") for (i) any amount for which such person becomes liable under a judgment in such action, and (ii) reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights under the bylaws if he or she attains a favorable judgment in such enforcement action. Such indemnification shall be made only if (i) final judgment on the merits is in favor of the Indemnified Person, or (ii) in case of a settlement, final judgment against the Indemnified Person or final judgment in favor of the Indemnified Person, other than on the merits, if a majority of the disinterested directors of Black Diamond determine that the Indemnified Person was acting in good faith within the scope of his or her employment or authority as he or she could reasonably perceive it.

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DIVIDENDS AND REPURCHASES OF SHARES

     Under North Carolina law, a corporation may not make any distribution (including dividends, whether in cash or other property, and redemption or repurchase of its shares) if it would result in either: (1) the corporation being unable to pay its debts as they become due or (2) the corporation's assets being less than the sum of its liabilities plus any preferential liquidation rights of shareholders. A director of a North Carolina corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a matter which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each shareholder of the amount which the shareholder accepted with knowledge the distribution was unlawful.

     Capital distributions by Black Diamond, as a federally chartered savings bank, to its shareholders are subject to federal regulations. OTS regulations applicable to Black Diamond govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulations create a safe harbor for specified levels of capital distributions for institutions meeting at least their minimum capital requirements, so long as these institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

     Pursuant to a recent revision to these regulations, effective April 1, 1999, a "well capitalized" savings association, such as Black Diamond, will be permitted to make capital distributions during a calendar year in an amount up to the savings association's net income for the year plus the savings association's retained net income for the preceding two years, without filing an application for approval of the capital distribution with the OTS.

DISSENTERS' APPRAISAL RIGHTS

     Under North Carolina law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances be entitled to dissenters' appraisal rights, pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, dissenters' appraisal rights are also available for certain amendments to a corporation's articles of incorporation.

     Under OTS regulations, a shareholder of a federally chartered savings bank may, under certain circumstances, be entitled to dissenter and appraisal rights. Specifically, any shareholder of a federal savings association that has entered into a merger or consolidation with another depository institution, or an acquisition of all or substantially all of its assets or assumption of all or substantially all of its liabilities by another depository institution, will have the right to demand payment of the fair or appraised value of his or her stock. These dissenter and appraisal rights, which are available to Black Diamond's shareholders in the merger, are discussed in further detail under the heading "Dissenters' Rights" on page 81.

                          FUTURE SHAREHOLDER PROPOSALS

     If the merger is consummated, the Black Diamond shareholders will become shareholders of FNB. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, FNB shareholders may present proposals for inclusion in the FNB proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to FNB in a timely manner. Black Diamond shareholders who become shareholders of FNB may present proposals for inclusion in the FNB proxy statement for its 2000 annual meeting. Any such proposal must comply with Rule 14a-8.

                                 LEGAL MATTERS

     Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., will issue a legal opinion concerning the legality of the shares of FNB to be issued to Black Diamond shareholders. Certain of the tax consequences of the merger will be passed upon by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., as counsel to FNB.

                                    EXPERTS

     The consolidated financial statements of FNB as of December 31, 1998 and for the year then ended included herein have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of FNB as of December 31, 1997 and for each of the two years in the period then ended included herein have been so included in reliance on the report of Cherry, Bekaert & Holland, L.L.P., independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The statements of financial condition of Black Diamond as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended, have been included herein in reliance upon the report of McGladrey & Pullen, LLP, independent public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     FNB files annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You also can find FNB's SEC filings beginning in 1996 on the SEC's web site at http://www.sec.gov or from commercial document retrieval services. Reports, proxy statements and other information with respect to FNB are also available for inspection at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows FNB to "incorporate by reference" into this Joint Proxy Statement/Prospectus the information it files with them. This means that we can disclose important information to you about FNB by referring you to those documents. Any information we incorporate by reference is considered part of this Joint Proxy Statement/Prospectus, and any information we later file with the SEC will automatically update and supersede the information in this Joint Proxy Statement/Prospectus.

     We incorporate by reference in this Joint Proxy Statement/Prospectus and refer you to the documents listed below:

     1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. FNB's Quarterly Report of Form 10-Q for the fiscal quarter ended March 31, 1999;

     3. The description of FNB common stock contained in its Registration Statement on Form S-14, filed with the SEC; and

     4. All other documents FNB files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 after the date of this Joint Proxy Statement/Prospectus and before the end of the FNB special meeting.

     You may request a copy of these filings, at no cost, by writing or telephoning FNB at the following:

       FNB Financial Services Corporation
       202 South Main Street
       Reidsville, North Carolina 27320
       Attention: Robert F. Albright
       (336) 342-3346

If you request any incorporated documents from FNB, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received. In order to obtain timely delivery prior to the special meetings, please make your requests for documents by August 15, 1999.

     You should also note that the SEC considers this Joint Proxy
Statement/Prospectus to be part of a registration statement filed with the SEC (Registration No. 333-82873). Since this Joint Proxy Statement/ Prospectus omits certain portions of the information provided in the registration statement, we also refer you to that document.

     FNB has supplied the information contained in this Joint Proxy Statement/Prospectus relating to FNB and Black Diamond has supplied the information relating to Black Diamond.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FNB FINANCIAL SERVICES CORPORATION
Report of Independent Accountants...........................   F-2
Independent Auditors' Report................................   F-3
Consolidated Balance Sheets December 31, 1998 and 1997......   F-4
Consolidated Statements of Income and Comprehensive Income
  Years ended December 31, 1998, 1997 and 1996..............   F-5
Consolidated Statements of Changes in Shareholders' Equity
  Years ended December 31, 1998, 1997 and 1996..............   F-6
Consolidated Statements of Cash Flows Years ended December
  31, 1998, 1997 and 1996...................................   F-7
Notes to Consolidated Financial Statements..................   F-8
Consolidated Balance Sheets March 31, 1999 (unaudited) and
  December 31, 1998.........................................  F-25
Consolidated Statements of Income and Comprehensive Income
  Three months ended March 31, 1999 and 1998 (unaudited)....  F-26
Consolidated Statements of Changes in Shareholders' Equity
  March 31, 1999 (unaudited) and December 31, 1998..........  F-27
Consolidated Statement of Cash Flows Three months ended
  March 31, 1999 and 1998 (unaudited).......................  F-28
Notes to Consolidated Financial Statements (unaudited)......  F-30

BLACK DIAMOND SAVINGS BANK, F.S.B.
Independent Auditors' Report................................  F-33
Statements of Financial Condition March 31, 1999
  (unaudited), December 31, 1998 and 1997...................  F-34
Statements of Income and Comprehensive Income Three months
  ended March 31, 1999 and 1998 (unaudited) and years ended
  December 31, 1998 and 1997................................  F-35
Statements of Stockholders' Equity Three months ended March
  31, 1999 (unaudited) and years ended December 31, 1998 and
  1997......................................................  F-37
Statements of Cash Flows Three months ended March 31, 1999
  and 1998 (unaudited) and years ended December 31, 1998 and
  1997......................................................  F-39
Notes to Financial Statements (unaudited)...................  F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
FNB Financial Services Corporation
  and Subsidiary
Reidsville, North Carolina

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of FNB Financial Services Corporation and Subsidiary at December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the 1998 statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.
PricewaterhouseCoopers LLP


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
February 5, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FNB Financial Services Corporation
  and Subsidiary
Reidsville, North Carolina

We have audited the accompanying consolidated balance sheet of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Financial Services Corporation and Subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Cherry, Bekaert & Holland, L.L.P.

Reidsville, North Carolina
February 10, 1998

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  1998        1997
                                                                --------    --------
ASSETS
Cash and due from banks.....................................    $  8,854    $  9,612
Investment securities:
  Available for sale........................................     144,391      77,346
  Federal Home Loan Bank and Federal Reserve Bank stock.....       1,335       1,392
Loans, net of allowance for credit losses of $2,606 in 1998
  and $2,331 in 1997........................................     253,221     226,384
Property and equipment, net.................................       7,295       6,490
Accrued income and other assets.............................       6,613       3,927
                                                                --------    --------
          Total assets......................................    $421,709    $325,151
                                                                ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................    $ 38,588    $ 31,464
  Interest-bearing..........................................     306,417     240,810
                                                                --------    --------
          Total deposits....................................     345,005     272,274
Federal funds purchased and retail repurchase agreements....      13,932      13,720
Other borrowings............................................      15,000      15,000
Accrued expenses and other liabilities......................       3,206       1,639
                                                                --------    --------
          Total liabilities.................................     377,143     302,633
                                                                --------    --------
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, no par value; Authorized -- 10,000,000
  shares; none issued.......................................          --          --
Common stock, $1.00 par value;
  Authorized -- 40,000,000 shares; Outstanding --
    3,429,564 in 1998 and 2,493,680 in 1997.................       3,430       2,494
Paid-in capital.............................................      21,359       3,287
Retained earnings...........................................      19,113      16,541
                                                                --------    --------
                                                                  43,902      22,322
Accumulated other comprehensive income......................         664         196
                                                                --------    --------
          Total shareholders' equity........................      44,566      22,518
                                                                --------    --------
          Total liabilities and shareholders' equity........    $421,709    $325,151
                                                                ========    ========

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 1998       1997       1996
                                                                -------    -------    -------
Interest income
  Loans.....................................................    $23,190    $17,616    $12,092
  Federal funds sold........................................        213        133         53
  Investment securities:
     Taxable................................................      6,912      2,800      2,480
     Tax exempt.............................................        271        358        657
  Other.....................................................         89        110         78
                                                                -------    -------    -------
          Total interest income.............................     30,675     21,017     15,360
                                                                -------    -------    -------
Interest expense
  Deposits..................................................     14,600      9,287      6,449
  Federal funds purchased and other borrowings..............      1,517        769        313
                                                                -------    -------    -------
          Total interest expense............................     16,117     10,056      6,762
                                                                -------    -------    -------
Net interest income.........................................     14,558     10,961      8,598
Provision for credit losses.................................      1,130        760        415
                                                                -------    -------    -------
Net interest income after provision for credit losses.......     13,428     10,201      8,183
                                                                -------    -------    -------
Other income
  Service charges on deposit accounts.......................      1,107        896        746
  Other service charges and fees............................        206        168        164
  Bankcard fees.............................................        427        213         19
  Net gain on sales of loans................................         92         39         16
  Net gain on securities available for sale.................        422         38        307
                                                                -------    -------    -------
          Total other operating income......................      2,254      1,354      1,252
                                                                -------    -------    -------
Other expenses
  Salaries and employee benefits............................      5,939      4,709      3,630
  Occupancy expense.........................................        611        529        345
  Furniture and equipment expense...........................        836        628        465
  Insurance expense, including FDIC assessment..............         97         62         35
  Marketing expense.........................................        140        154         97
  Printing and supply expenses..............................        206        251        205
  Bankcard processing.......................................        402        185         31
  Other expenses............................................      1,739      1,385      1,196
                                                                -------    -------    -------
          Total other expenses..............................      9,970      7,903      6,004
                                                                -------    -------    -------
Income before income taxes..................................      5,712      3,652      3,431
Income tax expense..........................................      1,865      1,175      1,021
                                                                -------    -------    -------
Net income..................................................      3,847      2,477      2,410
Other comprehensive income (loss)...........................        468         40       (311)
                                                                -------    -------    -------
Comprehensive income........................................    $ 4,315    $ 2,517    $ 2,099
                                                                =======    =======    =======
Net income per share, basic.................................    $  1.23    $  1.00    $  0.98
                                                                =======    =======    =======
Net income per share, diluted...............................    $  1.16    $  0.93    $  0.96
                                                                =======    =======    =======

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                 1998       1997       1996
                                                                -------    -------    -------
Common stock
  Balance at beginning of year..............................    $ 2,494    $ 1,383    $ 1,098
  Stock split effected in the form of a stock dividend......         --      1,082        275
  Stock issuance............................................        897         --         --
  Dividend reinvestment plan................................         13          6          3
  Exercise of stock options.................................         19         11          7
  Employee 401(k) plan......................................          6         12         --
  Employee stock awards.....................................          1         --         --
                                                                -------    -------    -------
  Balance at end of year....................................      3,430      2,494      1,383
                                                                -------    -------    -------
Paid-in capital
  Balance at beginning of year..............................      3,287      2,728      2,580
  Stock issuance............................................     17,546         --         --
  Dividend reinvestment plan................................        266        156         60
  Exercise of stock options.................................         52         92         84
  Employee 401(k) plan......................................        202        308         --
  Employee stock awards.....................................          6          3          4
                                                                -------    -------    -------
  Balance at end of year....................................     21,359      3,287      2,728
                                                                -------    -------    -------
Retained earnings
  Balance at beginning of year..............................     16,541     16,119     14,837
  Net income................................................      3,847      2,477      2,410
  Cash paid for fractional shares...........................         --        (14)        (5)
  Cash dividends paid ($.40 per share in 1998, $.39 in 1997,
     and $.34 in 1996)......................................     (1,275)      (959)      (848)
  Stock split effected in the form of a stock dividend......         --     (1,082)      (275)
                                                                -------    -------    -------
  Balance at end of year....................................     19,113     16,541     16,119
                                                                -------    -------    -------
Accumulated other comprehensive income
  Balance at beginning of year..............................        196        156        467
  Other comprehensive income................................        468         40       (311)
                                                                -------    -------    -------
  Balance at end of year....................................        664        196        156
                                                                -------    -------    -------
          Total shareholders' equity........................    $44,566    $22,518    $20,386
                                                                =======    =======    =======

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                1998         1997        1996
                                                              ---------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received.........................................  $  28,374    $ 19,247    $ 14,685
  Fees and commission received..............................      2,427       1,951       1,627
  Interest paid.............................................    (15,945)     (9,499)     (6,660)
  Noninterest expense paid..................................     (8,877)     (6,749)     (5,264)
  Income taxes paid.........................................     (1,831)     (1,538)     (1,493)
  Proceeds from mortgage loans..............................     13,220       3,963       3,122
                                                              ---------    --------    --------
         Net cash provided by operating activities..........     17,368       7,375       6,017
                                                              ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale......     93,200      55,427      43,707
  Proceeds from maturities of securities available for
    sale....................................................      8,713      17,617       7,887
  Purchases of securities...................................   (168,345)    (99,330)    (47,933)
  Capital expenditures......................................     (1,510)     (2,291)     (1,532)
  Sales of assets...........................................         --         269          --
  (Increase) decrease in other real estate owned............     (1,419)          3         158
  Net (increase) decrease in loans..........................    (40,331)    (88,505)    (36,268)
                                                              ---------    --------    --------
         Net cash used in investing activities..............   (109,692)   (116,810)    (33,981)
                                                              ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, savings and interest checking
    accounts................................................     29,604      12,381       4,217
  Net increase in time deposits.............................     44,017      80,514      20,764
  Net increase in other borrowings..........................         --      15,000          --
  Net increase in federal funds purchased and retail
    repurchase agreements...................................        212       5,070       5,498
  Purchase of fractional shares.............................         --         (14)         (5)
  Proceeds from issuance of common stock....................     19,008         588         158
  Dividends paid............................................     (1,275)       (959)       (848)
                                                              ---------    --------    --------
         Net cash provided by financing activities..........     91,566     112,580      29,784
                                                              ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........       (758)      3,145       1,820
Cash and cash equivalents, beginning of year................      9,612       6,467       4,647
                                                              ---------    --------    --------
Cash and cash equivalents, end of year......................  $   8,854    $  9,612    $  6,467
                                                              =========    ========    ========
Supplemental disclosure of non-cash transactions
  Non-cash transfers from loans to other real estate........  $   1,448    $    107    $     24
                                                              =========    ========    ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $   3,847    $  2,477    $  2,410
    Adjustments to reconcile net income to net cash provided
      by operating activities
      Provision for credit losses...........................      1,130         760         415
      Depreciation..........................................        680         474         376
      Accretion and amortization............................        387         282         288
      Gain on sale of securities available for sale.........       (422)        (38)       (307)
      (Gain) loss on sale of mortgage loans.................        (92)        (39)        (16)
      Proceeds from mortgage loans..........................     13,220       3,963       3,122
      (Gain) loss on other assets...........................          6          39          84
      Deferred tax (benefit) provision......................         --        (338)       (384)
      Increase in accrued income and other assets...........     (1,398)       (803)       (631)
      Increase in accrued expenses and other liabilities....         10         598         660
                                                              ---------    --------    --------
         Net cash provided by operating activities..........  $  17,368    $  7,375    $  6,017
                                                              =========    ========    ========

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of FNB Financial Services Corporation (the Company) and its wholly-owned subsidiary, First National Bank Southeast (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

  Nature of operations

     The Bank provides a variety of financial services to individual and corporate customers through its ten full-service branches in Reidsville, Madison, Eden, Ruffin, Greensboro, and Wilmington, North Carolina. A majority of the Bank's customers are located in Rockingham, Guilford, and New Hanover Counties. The Bank's primary deposit products are interest-bearing checking accounts, certificates of deposit and individual retirement accounts. Its primary lending products are commercial, real estate, and consumer loans.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans. A majority of the Bank's loan portfolio consists of loans in the Rockingham, Guilford, and New Hanover County areas. The local economies of these areas depend heavily on the industrial, agricultural, and service sectors. Accordingly, the ultimate collectibility of a large portion of the Bank's loan portfolio would be affected by changes in local economic conditions.

  Cash and cash equivalents

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption cash and due from banks.

  Investment Securities

     The Company classifies its investment securities at the time of purchase into three categories as follows:

        -- held-to-maturity -- reported at amortized cost,

        -- trading -- reported at fair value with unrealized gains and losses included in earnings, or

        -- available-for-sale -- reported at fair value with unrealized gains and losses reported in other comprehensive income.

     Other securities, which are carried at cost, include stock in the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta ("FHLB").

     Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using the level yield method.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

  Loans

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.

  Loan origination fees and costs

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

  Allowance for credit losses

     The allowance for credit losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based upon reviews of individual credits, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant risk factors. Losses are charged and recoveries are credited to the allowance for credit losses at the time the loss or recovery is incurred.

     While management uses the best available information to evaluate the adequacy of the allowance for credit losses, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for credit losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

  Other real estate

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value, less estimated costs to sell, which becomes the property's new basis. At the date of acquisition, losses are charged to the allowance for loan losses, subsequent write downs are charged to expense in the period they are incurred.

  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method over the estimated useful lives of the assets.

     Expenditures for maintenance and repairs are charged to operations, and the expenditures for major replacements and betterments are added to the property and equipment accounts. The cost and accumulated depreciation of the property and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale and the resulting gain or loss is reflected in current operations.

  Income taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities and non-deductible expenses) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in financial statements at currently enacted income tax rates applicable to the period in

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

which the deferred tax asset and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Net income per share

     At December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires disclosure of two earnings per share amounts: basic net income per share of common stock and diluted net income per share of common stock. Basic net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Diluted net income per share of common stock is computed by dividing net income plus any adjustments to net income related to issuance of dilutive potential common shares by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares. 1996 earnings per share amounts have been restated in order to comply with the new accounting standard.

  Sales of mortgage loans

     Gains and losses on the sale of loans are accounted for by imputing gain or loss on those sales where a yield rate guaranteed to the buyer is more or less than the contract interest rate being collected. Such gains or losses are recognized in the financial statements during the year of sale. The Bank continues to service certain loans that have been sold. Such loan balances are not included in the accompanying consolidated balance sheets.

  Off balance sheet financial instruments

     In the ordinary course of business the Bank enters into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Segment Information

     During the year ended December 31, 1998, the Bank adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements for interim periods issued to stockholders. It also requires that the public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in Reidsville, Madison, Eden, Ruffin, Greensboro and Wilmington, North Carolina and surrounding communities. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the Company, versus the individual branches or products.

     There are no differences between the measurements used in reporting segment information and those used in the Company's general-purpose financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

  New Accounting Pronouncements

     In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1998, management does not expect this standard to have a material effect on the Company's financial statements upon adoption.

  Reclassification

     Certain items for 1996 and 1997 have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank maintains average reserve balances with the Federal Reserve Bank. The average amounts of these reserve balances for the years ended December 31, 1998 and 1997 were $373,000 and $362,000, respectively.

NOTE 3 -- INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                         GROSS         GROSS       ESTIMATED
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS         LOSSES        VALUE
                                          ---------    ----------    ----------    ---------
                                                            (IN THOUSANDS)
DECEMBER 31, 1998
Available for sale:
  U.S. government agency securities.....  $139,488       $  863         $ 71       $140,280
  State and municipal obligations.......     3,815          296           --          4,111
                                          --------       ------         ----       --------
                                           143,303        1,159           71        144,391
Federal Home Loan Bank and Federal
  Reserve Bank stock....................     1,335           --           --          1,335
                                          --------       ------         ----       --------
          Total investment securities...  $144,638       $1,159         $ 71       $145,726
                                          ========       ======         ====       ========
DECEMBER 31, 1997
Available for sale:
  U.S. treasury notes...................  $  3,074       $   18         $ --       $  3,092
  U.S. government agency securities.....    68,997           75           99         68,973
  State and municipal obligations.......     4,953          328           --          5,281
                                          --------       ------         ----       --------
                                            77,024          421           99         77,346
Federal Home Loan Bank and Federal
  Reserve Bank stock....................     1,392           --           --          1,392
                                          --------       ------         ----       --------
          Total investment securities...  $ 78,416       $  421         $ 99       $ 78,738
                                          ========       ======         ====       ========

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              SECURITIES AVAILABLE FOR SALE
                                                              -----------------------------
                                                               AMORTIZED       ESTIMATED
                                                                 COST          FAIR VALUE
                                                              -----------    --------------
                                                                     (IN THOUSANDS)
Due in one year or less.....................................    $     60        $     61
Due after one through five years............................      85,759          86,418
Due after five through ten years............................      45,769          46,220
Due after ten years.........................................      11,715          11,692
                                                                --------        --------
                                                                $143,303        $144,391
                                                                ========        ========

     Proceeds from the sale of investment securities available for sale, gross realized gains, gross realized losses, and the related income taxes on net realized gains were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1997       1996
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Proceeds from sales...................................  $93,200    $55,427    $43,707
Gross realized gains..................................      424        226        376
Gross realized losses.................................        2        188         69
Applicable income tax on net realized gains...........      164         15        120

     At December 31, 1998 and 1997, investment securities with a carrying value of approximately $28,113,000 and $24,195,000 respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE 4 -- LOANS

     Major classifications of loans are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Commercial, financial and agricultural......................  $ 45,141    $ 54,294
Consumer....................................................    52,387      46,078
Real estate:
  Residential mortgage......................................    50,121      58,238
  Commercial mortgage.......................................    83,202      51,022
  Construction..............................................    24,976      19,083
                                                              --------    --------
          Total.............................................  $255,827    $228,715
                                                              ========    ========

     At December 31, 1998 and 1997, the recorded investment in loans that were considered impaired was approximately $355,000 and $1,250,000, respectively. The related allowance for loan losses on these impaired loans was approximately $60,000 and $188,000, respectively. The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was approximately $703,000 and $625,000, respectively. There were no loans on nonaccrual status that were not considered impaired at December 31, 1998. However, such loans totaled $12,000 at December 31, 1997.

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation are not included in the accompanying consolidated balance sheets. The unpaid principal balances of those loans at December 31, 1998 and 1997 were $23,241,000 and $18,816,000, respectively.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Certain 1-4 family residential mortgage loans are held as collateral under a blanket floating lien to secure a portion of the Bank's borrowings (see Note
8).

NOTE 5 -- ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses for the three years ended December 31 were as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Balance at beginning of year.............................  $2,331    $1,638    $1,258
Provision for credit losses..............................   1,130       760       415
Recoveries...............................................      93        93        54
Losses charged off.......................................    (948)     (160)      (89)
                                                           ------    ------    ------
Balance at end of year...................................  $2,606    $2,331    $1,638
                                                           ======    ======    ======

NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Land........................................................  $ 1,657    $ 1,202
Building and leasehold improvements.........................    4,749      4,724
Equipment...................................................    5,396      4,405
Construction in progress....................................       28         28
                                                              -------    -------
                                                               11,830     10,359
Less accumulated depreciation and amortization..............    4,535      3,869
                                                              -------    -------
                                                              $ 7,295    $ 6,490
                                                              =======    =======

NOTE 7 -- DEPOSITS

     The aggregate amount of jumbo CDs, each with a minimum denomination of $100,000, was approximately $86,867,000 and $59,700,000 in 1998 and 1997, respectively.

     At December 31, 1998 the scheduled maturities of time deposits are as follows:

                                                         (IN THOUSANDS)
                                                         --------------
1999...................................................     $168,852
2000...................................................       42,282
2001...................................................       13,883
2002...................................................        5,171
2003...................................................        1,269
Thereafter.............................................          595
                                                            --------
                                                            $232,052
                                                            ========

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 8 -- FEDERAL FUNDS PURCHASED, RETAIL REPURCHASE AGREEMENTS AND OTHER BORROWINGS

     The following is a schedule of federal funds purchased, securities sold under repurchase agreements, and FHLB borrowings:

                                                           INTEREST                            MAXIMUM
                                              BALANCE        RATE                 AVERAGE    OUTSTANDING
                                               AS OF         AS OF      AVERAGE   INTEREST     AT ANY
                                            DECEMBER 31   DECEMBER 31   BALANCE     RATE      MONTH-END
                                            -----------   -----------   -------   --------   -----------
                                                       (IN THOUSANDS, EXCEPT FOR PERCENTAGES)
1998
Federal funds purchased and securities
  sold under agreements to repurchase.....    $13,932        4.21%      $13,008     4.92%      $17,366
FHLB borrowings...........................     15,000        5.63        15,000     4.74        15,000
                                              -------                   -------                -------
     Total................................    $28,932                   $28,008                $32,366
                                              =======                   =======                =======
1997
Federal funds purchased and securities
  sold under agreements to repurchase.....    $13,720        5.31%      $ 9,749     5.18%      $15,455
FHLB borrowings...........................     15,000        5.74         4,521     5.83        15,000
                                              -------                   -------                -------
     Total................................    $28,720                   $14,270                $30,455
                                              =======                   =======                =======

     At December 31, 1998, the Bank had a $40 million line of credit with the FHLB under which $15 million was outstanding. This line of credit is secured with FHLB stock and a blanket floating lien on qualifying 1-4 family residential mortgage loans. The outstanding amounts consist of $10 million maturing in 2002 and $5 million maturing in 2003. The borrowing maturing in 2002 has a one-time call feature in 1999 whereby if called, the interest rate converts to a floating rate based on the three month LIBOR. The borrowing maturing in 2003 has an identical call feature in 2000.

     Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the Bank. Securities sold under agreement to repurchase represent short-term borrowings by the Bank with overnight maturities collateralized by securities of the United States government or its agencies.

NOTE 9 -- INCOME TAXES

     The components of income tax expense are as follows:

                                                        1998        1997        1996
                                                       ------      ------      ------
                                                               (IN THOUSANDS)
Current tax expense
  Federal............................................  $1,825      $1,448      $1,212
  State..............................................      40         149         193
                                                       ------      ------      ------
          Total current..............................   1,865       1,597       1,405
                                                       ------      ------      ------
Deferred tax expense (benefit)
  Federal............................................      --        (341)       (308)
  State..............................................      --         (81)        (76)
                                                       ------      ------      ------
          Total deferred.............................      --        (422)       (384)
                                                       ------      ------      ------
          Total income tax expense...................  $1,865      $1,175      $1,021
                                                       ======      ======      ======

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                               1998        1997
                                                              ------      ------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Allowance for credit losses...............................  $  527      $  754
  Non-qualified deferred compensation plans.................     642         391
                                                              ------      ------
          Total.............................................   1,169       1,145
                                                              ------      ------
Deferred tax liabilities:
  Depreciable basis of property and equipment...............     329         271
  Net unrealized gain on securities available for sale......     370         125
  Other.....................................................      28           8
                                                              ------      ------
          Total.............................................     727         404
                                                              ------      ------
Net deferred tax assets (liabilities).......................  $  442      $  741
                                                              ======      ======

     There is no valuation allowance for deferred tax assets as management believes that realization of the deferred tax assets is more likely than not based upon the Company's history of taxable income and estimates of future taxable income.

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis:

                                                        1998        1997        1996
                                                       ------      ------      ------
                                                               (IN THOUSANDS)
Tax based on statutory rates.........................  $1,942      $1,242      $1,166
Increase (decrease) resulting from:
  Effect of tax-exempt income........................     (95)       (104)       (199)
  State income taxes, net of federal benefit.........     (40)        111         122
  Other, net.........................................      58         (74)        (68)
                                                       ------      ------      ------
                                                       $1,865      $1,175      $1,021
                                                       ======      ======      ======

NOTE 10 -- LEASE COMMITMENTS

     The minimum annual lease commitments under noncancelable operating leases in effect at December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31,                                          AMOUNT
------------------------                                      --------------
                                                              (IN THOUSANDS)
1999........................................................       $192
2000........................................................        200
2001........................................................        199
2002........................................................        188
2003........................................................        192
Thereafter..................................................        982
                                                                   ----

     Rental expense was $206,000 in 1998, $131,000 in 1997, and $71,000 in 1996.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Bank had loans outstanding to principal officers and directors and their affiliated companies of approximately $3,241,000 and $3,272,000 at December 31, 1998 and 1997, respectively. During 1998, additions to such loans were $1,951,000 and repayments were $1,982,000. Such loans were made

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.

NOTE 12 -- SHAREHOLDERS' EQUITY

  Stock Splits

     In April and September, 1997, the Company paid a four-for-three split of the common stock in the form of a 33 1/3% stock dividend. As a result, $462,000 and $620,000 ($1 for each share issued pursuant to the split) was transferred from retained earnings to the common stock account for the April split and the September split, respectively. Cash was paid in lieu of fractional shares for both splits.

     In March, 1996, the Company paid a five-for-four split of the common stock in the form of a 25% stock dividend. As a result, $275,000 ($1 for each share issued pursuant to the stock split) was transferred from retained earnings to the common stock account. Cash was paid in lieu of fractional shares.

     All per share data in the financial statements has been adjusted to reflect these three splits.

  Stock grants

     During 1998, 1997, and 1996, stock grants to employees amounted to 95, 75, and 85 common shares, respectively.

  Stock option plans

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company has elected to continue using the measurement prescribed in Accounting Principles Board (APB) Opinion No. 25, and accordingly, SFAS No. 123 has no effect on the Company's financial position or results of operations.

     The Company has issued stock under both incentive and non-qualified stock options. The Company granted stock options under previously approved plans in 1998, 1997, 1996, 1995, 1992, and 1989 which authorize the granting of options with respect to shares of the Company's common stock.

     The following is a summary of stock option activity and related information for the years ended December 31:

                                     1998                       1997                       1996
                           ------------------------   ------------------------   ------------------------
                                     WEIGHTED AVG.              WEIGHTED AVG.              WEIGHTED AVG.
                           OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
                           -------   --------------   -------   --------------   -------   --------------
Outstanding -- Beginning
  of year................  452,918       $13.25       384,864       $10.66       164,101       $ 6.99
  Granted................   95,100        24.87        90,330        23.11       233,942        12.80
  Exercised..............  (26,378)        8.39       (13,001)        7.99       (13,179)       12.24
  Forfeited..............  (10,273)       12.04        (9,275)       12.03            --           --
                           -------                    -------                    -------
Outstanding -- End of
  year...................  511,367       $15.64       452,918       $13.25       384,864       $10.66
                           =======                    =======                    =======
Exercisable -- End of
  year...................  218,491       $11.54       155,378       $ 9.21        72,718       $ 6.90
Weighted average fair
  value of options
  granted during the
  year...................  $  7.09                    $  6.73                    $  6.66

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following is a summary of information concerning outstanding and exercisable options at December 31, 1998:

                          OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
------------------------------------------------------------------------   ----------------------------
                                  WEIGHTED AVERAGE                                          WEIGHTED
                                      REMAINING             WEIGHTED                        AVERAGE
   RANGE OF         NUMBER           CONTRACTUAL            AVERAGE          NUMBER         EXERCISE
EXERCISE PRICES   OUTSTANDING       LIFE (YEARS)         EXERCISE PRICE    EXERCISABLE       PRICE
---------------   -----------   ---------------------   ----------------   -----------   --------------
 $ 6.75-12.52       179,899             6.48                 $ 9.21          122,891         $ 8.57
  12.94-25.25       331,468             8.85                  19.13           95,600          15.35
                    -------                                                  -------
                    511,367                                                  218,491
                    =======                                                  =======

     Because the Company has adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company's net income and basic net income per share would have been reduced to the pro forma amounts indicated below:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Net income -- as reported....................    $3,847,000    $2,477,000    $2,410,000
Net income -- pro forma......................     3,270,000     2,068,000     2,153,000
Basic net income per share -- as reported....          1.23          1.00          0.98
Basic net income per share -- pro forma......          1.06          0.84          0.88

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996: dividend yield of 3.20%, expected volatility of 29.0% for 1998, 34.0%, for 1997 and 1996, risk-free interest rates of 5.55% for 1998, 5.70% for 1997 and 6.20% for 1996, and expected lives of 7 years for 1998 options, and 4 years for 1997 and 1996 options.

     These plans provide that shares granted come from the Company's authorized but unissued or reacquired common stock. The price of the options granted pursuant to these plans will not be less than 100 percent of the fair market value of the shares on the date of grant. The options granted in 1989, 1992, and 1995 vest ratably over a five year period, and the options granted in 1996, 1997 and 1998 vest ratably over a four year period; however, no option will be exercisable after ten years from the date granted.

NOTE 13 -- OTHER COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes requirements for the disclosure of comprehensive income in the Company's consolidated financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. As required by SFAS No. 130, prior period consolidated financial statements have been reclassified to reflect application of the provisions of this statement.

     Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following.

                                                               1998     1997    1996
                                                              ------    ----    -----
                                                                  (IN THOUSANDS)
Unrealized holding gains (losses) arising during the year...  $1,188    $105    $(203)
Reclassification adjustment for gains included in net
  income....................................................     422      38      307
                                                              ------    ----    -----
Other comprehensive income (loss) before tax................     766      67     (510)
Income tax expense (benefit) related to other comprehensive
  income....................................................     298      27     (199)
                                                              ------    ----    -----
Other comprehensive income..................................  $  468    $ 40    $(311)
                                                              ======    ====    =====

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 14 -- NET INCOME PER SHARE

     The following is a reconciliation of the numerator and denominator of basic net income per share of common stock and diluted net income per share of common stock as required by SFAS No. 128:

                                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                                    ---------------------------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                      INCOME      COMMON SHARES   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                    -----------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders......  $3,847,000      3,130,380       $1.23
                                                                                    =====
Effect of Dilutive Securities:
     Stock options................................          --        179,823
                                                    ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.........................  $3,847,000      3,310,203       $1.16
                                                    ==========      =========       =====

                                                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    ---------------------------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                      INCOME      COMMON SHARES   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                    -----------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders......  $2,477,000      2,472,760       $1.00
                                                                                    =====
Effect of Dilutive Securities:
     Stock options................................          --        182,717
                                                    ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.........................  $2,477,000      2,655,477       $0.93
                                                    ==========      =========       =====

                                                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                                    ---------------------------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                      INCOME      COMMON SHARES   PER-SHARE
                                                    (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                    -----------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders......  $2,410,000      2,453,529       $0.98
                                                                                    =====
Effect of Dilutive Securities:
     Stock options................................          --         57,730
                                                    ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.........................  $2,410,000      2,511,259       $0.96
                                                    ==========      =========       =====

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 15 -- FNB FINANCIAL SERVICES CORPORATION (PARENT COMPANY)

     The parent company's principal asset is its investment in its subsidiary, the Bank. The significant source of income of the parent company is dividends received from its subsidiary.

                                                               1998       1997       1996
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
CONDENSED BALANCE SHEETS
Assets
  Cash and due from banks...................................  $ 1,058    $   653    $   374
  Securities................................................       12         12         13
  Investment in wholly-owned subsidiary.....................   43,407     21,829     19,960
  Other assets..............................................       89         --         39
                                                              -------    -------    -------
                                                              $44,566    $22,494    $20,386
                                                              =======    =======    =======
  Shareholders' equity......................................  $44,566    $22,494    $20,386
                                                              =======    =======    =======
CONDENSED STATEMENTS OF INCOME
Dividends from subsidiary...................................  $ 1,271    $   698    $   835
Amortization and other expenses.............................      (92)       (74)       (74)
                                                              -------    -------    -------
Income before tax benefit...................................    1,179        624        761
Income tax benefit..........................................       30         25         25
                                                              -------    -------    -------
Income before equity in undistributed net income of
  subsidiary................................................    1,209        649        786
Equity in undistributed net income of subsidiary............    2,638      1,828      1,624
                                                              -------    -------    -------
Net income..................................................  $ 3,847    $ 2,477    $ 2,410
                                                              =======    =======    =======
CONDENSED STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
  Dividends received from subsidiary........................  $ 1,271    $   698    $   835
  Cash paid for franchise tax, registration cost,
     acquisition cost and other.............................      (92)       (74)       (74)
  (Increase) decrease in other assets.......................      (89)        12         --
  Loss on asset sales.......................................       --          2         --
  Refundable income taxes...................................       25         25          6
                                                              -------    -------    -------
     Net cash provided by operating activities..............    1,115        663        767
                                                              -------    -------    -------
CASH USED IN INVESTING ACTIVITIES
  Investment in subsidiary..................................  (18,443)        --         --
  Purchase of real estate...................................       --         --        (14)
                                                              -------    -------    -------
     Net cash used in investing activities..................  (18,443)        --        (14)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuance..............................  $18,443         --         --
  Dividends paid, net of DRIP...............................     (996)      (797)      (785)
  Proceeds from Employee 401(k).............................      208        320         --
  Proceeds from employee stock awards.......................        7          4          4
  Exercise of stock options.................................       71        103         91
  Purchase of fractional shares.............................       --        (14)        (5)
                                                              -------    -------    -------
     Net cash provided by (used in) financing activities....   17,733       (384)      (695)
                                                              -------    -------    -------
Net increase in cash........................................      405        279         58
Cash at beginning of year...................................      653        374        316
                                                              -------    -------    -------
Cash at end of year.........................................  $ 1,058    $   653    $   374
                                                              =======    =======    =======
RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING
  ACTIVITIES
Net income..................................................  $ 3,847    $ 2,477    $ 2,410
  Adjustments to reconcile net income to net cash provided
     by operating activities
     (Increase) decrease in other assets....................      (94)        14        (19)
     Equity in undistributed net income of subsidiary.......   (2,638)    (1,828)    (1,624)
                                                              -------    -------    -------
Net cash provided by operating activities...................  $ 1,115    $   663    $   767
                                                              =======    =======    =======

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 16 -- COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

     A summary of the Bank's commitments and contingent liabilities at December 31, are as follows:

                                                                  CONTRACT OR
                                                                NOTIONAL AMOUNT
                                                              --------------------
                                                               1998         1997
                                                              -------      -------
                                                                 (IN THOUSANDS)
Commitments to extend credit................................  $56,245      $42,250
Standby letters of credit...................................      166           13
                                                              -------      -------
                                                              $56,411      $42,263
                                                              =======      =======

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 17 -- EMPLOYEE BENEFIT PLANS

     The Company's non-contributory defined benefit pension plan covers substantially all of its employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and a percentage of qualifying compensation during final years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and comply with the funding requirements of the Employee Retirement Income Security Act. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consist primarily of cash and cash equivalents, U. S. government securities, and common stocks.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following table outlines the changes in the Company's pension plan obligations, assets and funded status for the years ended December 31, 1998 and 1997 and the assumptions and components of net periodic pension cost for the three years in the period ended December 31, 1998 (in thousands).

                                                               1998         1997
                                                              -------      ------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 2,761      $2,409
Service cost................................................      123          99
Interest cost...............................................      196         177
Actuarial loss..............................................      101         168
Benefits paid...............................................     (114)        (92)
                                                              -------      ------
Benefit obligation at end of year...........................    3,067       2,761
                                                              -------      ------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............    2,412       2,289
Actual return on plan assets................................      248          21
Employer contribution.......................................      123         194
Benefits paid...............................................     (114)        (92)
                                                              -------      ------
Fair value of plan assets at end of year....................    2,669       2,412
                                                              -------      ------
                                                                 (398)       (349)
FUNDED STATUS
Unrecognized net actuarial gain.............................      132         106
Unrecognized prior service cost.............................      110         121
                                                              -------      ------
Pension liability...........................................  $  (156)     $ (122)
                                                              =======      ======

                                                              1998    1997    1996
                                                              -----   -----   -----
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate...............................................  7.00%    7.00%   7.00%
Expected return on plan assets..............................  7.00%    7.00%   7.00%
Rate of compensation increase...............................  5.00%    5.00%   5.00%
COMPONENTS OF NET PERIODIC PENSION COST
Service cost................................................  $ 123   $  99   $  60
Interest cost...............................................    196     177     158
Expected return on plan assets..............................   (173)   (153)   (148)
Amortization of prior service cost..........................     11      11      11
                                                              -----   -----   -----
Net periodic pension cost...................................  $ 157   $ 134   $  81
                                                              =====   =====   =====

     In 1994 the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level of certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan. Contributions to the SERP totaled $170,000 for 1998, $63,000 for 1997 and $44,000 for 1996.

     The Bank also has a contributory 401(k) savings plan covering substantially all employees. The plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions were $80,000, $58,000, and $49,000 for 1998, 1997 and 1996, respectively.

     A deferred compensation plan allows the directors and certain senior officers of the Company and the Bank to defer the compensation they earn for performance of their appointed duties for the Company and the Bank. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. Each officer elects annually to either receive that year's

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

compensation currently or to defer receipt of a portion of his compensation until his death, disability or retirement as an officer. The total liability for deferred compensation under the plan was $398,000, $304,000 and $207,000 at December 31, 1998, 1997 and 1996, respectively.

NOTE 18 -- REGULATORY MATTERS

     On November 13, 1997, the Company and the Office of the Comptroller of the Currency (the "OCC") entered into a Memorandum of Understanding ("MOU"), under which the Company agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. In general, the OCC requested that the Company improve its internal procedures and policies, such as revising its written loan policy, developing a program to strengthen its loan administration, and taking steps to increase its liquidity commensurate with its past, and expected future, growth. Management believes that the actions taken by the Company to address the concerns identified by the OCC in the MOU have not had a material adverse effect on the business, results of operations, or financial condition of the Company. In March 1999, the Bank converted to a state charter and is no longer under the supervision and regulation of the OCC. Accordingly, the MOU is no longer binding on the Company.

     The primary source of funds for the dividends paid by the Company to its shareholders is dividends received from its banking subsidiary. The Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Additionally, dividends paid by the Company may be limited due to maintaining minimum capital requirements imposed by banking regulators. Management does not expect any of these restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1998, the Bank had undivided profits of approximately $21.0 million.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Since that notification, the Bank has continued to experience asset growth. As a result, at December 31, 1998, the Bank's ratio of total capital to risk weighted assets was 15.8%, which places it into the well capitalized classification.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The Bank's actual capital amounts and ratios, on a consolidated basis and for the Bank alone, are also presented in the table.

                                                                                      TO BE WELL
                                                                  FOR CAPITAL      CAPITALIZED UNDER
                                                                   ADEQUACY        PROMPT CORRECTIVE
                                                 ACTUAL            PURPOSES        ACTION PROVISIONS
                                             ---------------    ---------------    -----------------
                                             AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                             -------   -----    -------   -----    --------   ------
                                                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)
December 31, 1998:
  Total Capital (To Risk Weighted Assets)
     Consolidated..........................  $45,928   16.3%    $22,617   $8.0%    $   N/A
     Subsidiary Bank.......................   44,739   15.8%     22,614   $8.0%     28,268    $10.0%
  Tier I Capital (To Risk Weighted Assets)
     Consolidated..........................   43,322   15.3%     11,309   $4.0%        N/A
     Subsidiary Bank.......................   42,133   14.9%     11,307   $4.0%     16,961    $ 6.0%
  Tier I Capital (To Average Assets)
     Consolidated..........................   43,322   10.3%     16,818   $4.0%        N/A
     Subsidiary Bank.......................   42,133   10.1%     16,771   $4.0%     20,964    $ 5.0%
December 31, 1997:
  Total Capital (To Risk Weighted Assets)
     Consolidated..........................   23,938    9.9%     19,380   $8.0%        N/A
     Subsidiary Bank.......................   23,248    9.6%     19,386   $8.0%     24,233    $10.0%
  Tier I Capital (To Risk Weighted Assets)
     Consolidated..........................   21,607    8.9%      9,690   $4.0%        N/A
     Subsidiary Bank.......................   20,917    8.6%      9,693   $4.0%     14,540    $ 6.0%
  Tier I Capital (To Average Assets)
     Consolidated..........................   21,607    7.0%     10,319   $4.0%        N/A
     Subsidiary Bank.......................   20,917    6.8%     12,344   $4.0%     15,430    $ 5.0%

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value for each class of financial instruments.

     Cash and cash equivalents. For cash on hand and amounts due from banks the carrying value is considered to be a reasonable estimate of fair value.

     Investment securities. The fair value of investment securities is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of equity investments in the restricted stock of the Federal Reserve and Federal Home Loan Bank equals the carrying value.

     Loans. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of residential mortgage loans held for sale is based on quoted market prices and the fair value of variable rate loans with frequent repricing and negligible credit risk approximates book value.

     Deposits. The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

     Federal Funds Purchased and Retail Repurchase Agreements. The carrying value of federal funds purchased and retail repurchase agreements is considered to be a reasonable estimate of fair value.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Other borrowings. Other borrowings consists of FHLB borrowings with varying maturities. The fair values of these liabilities are estimated using the discounted values of the contractual cash flows. The discount rate is estimated using the rates currently in effect for similar borrowings.

     Commitments. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items were disclosed in Note 16.

     The estimated fair values of financial instruments are as follows:

                                          DECEMBER 31, 1998           DECEMBER 31, 1997
                                        ----------------------      ----------------------
                                        CARRYING    ESTIMATED       CARRYING    ESTIMATED
                                         VALUE      FAIR VALUE       VALUE      FAIR VALUE
                                        --------    ----------      --------    ----------
                                                          (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and cash equivalents.............  $  8,854     $  8,854       $  9,612     $  9,612
Investment securities
  Available for sale..................   143,303      144,391         77,346       77,346
  Other equity securities.............     1,335        1,335          1,392        1,392
Loans.................................   255,827      257,844        228,715      227,998
FINANCIAL LIABILITIES:
Deposits..............................   345,005      345,567        272,274      269,068
Federal funds purchased and retail
  repurchase agreements...............    13,932       13,932         13,720       13,720
Other borrowings......................    15,000       15,066         15,000       14,907

     The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 20 -- BRANCH ACQUISITION

     During March, 1996, the Bank completed its purchase of a branch located in Eden, North Carolina from another financial institution. The principal amounts acquired included deposits of approximately $14,000,000, loans of approximately $2,500,000 and net cash of approximately $11,500,000. The acquisition was accounted for using the purchase method of accounting.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                MARCH 31,    DECEMBER 31,
                                                                  1999           1998
                                                                ---------    ------------
ASSETS
Cash and due from banks.....................................    $ 10,765       $  8,854
Securities available for sale...............................     124,215        144,391
Other equity securities, at cost............................       2,234          1,335
Loans.......................................................     265,120        255,827
     Less: Allowance for loan losses........................       2,740          2,606
                                                                --------       --------
          Net Loans.........................................     262,380        253,221
Property and equipment, net.................................       7,352          7,295
Intangible assets...........................................         557            580
Accrued income and other assets.............................       5,817          6,033
                                                                --------       --------
     Total Assets...........................................    $413,320       $421,709
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS EQUITY
Deposits
     Noninterest bearing....................................    $ 38,623       $ 38,588
     Savings/NOW/MMI........................................      75,301         74,365
     Other time account.....................................     224,296        232,052
                                                                --------       --------
          Total deposits....................................     338,220        345,005
Federal funds purchased and securities sold under repurchase
  agreements................................................      10,103         13,932
Other borrowings............................................      20,000         15,000
Accrued expense and other liabilities.......................       2,708          3,206
                                                                --------       --------
     Total Liabilities......................................     371,031        377,143
                                                                --------       --------
Shareholders Equity
Preferred stock, authorized 10,000,000 shares; none issued
  and outstanding...........................................           0              0
Common stock, $1.00 par; authorized 40,000,000 shares;
  3,325,355 shares issued in 1999; 3,429,564 shares issued
  in 1998...................................................       3,325          3,430
Paid in capital.............................................      19,576         21,359
Retained earnings...........................................      19,610         19,113
                                                                --------       --------
                                                                  42,511         43,902
Accumulated other comprehensive income (loss)...............        (222)           664
                                                                --------       --------
Total shareholders equity...................................      42,289         44,566
                                                                --------       --------
Total Liabilities and Shareholders equity...................    $413,320       $421,709
                                                                ========       ========

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                ------------------------
                                                                   1999          1998
                                                                ----------    ----------
Interest income
Interest and fees on loans..................................    $    5,696    $    5,547
Interest on federal finds sold and other deposits...........            21            50
Interest and dividends in investments:
     U.S. Treasury securities...............................             0            45
     Federal Agency securities..............................         1,834         1,086
     State, County and Municipal securities.................            54            75
     Other securities.......................................            27            25
                                                                ----------    ----------
          Total Interest Income.............................         7,632         6,828
Interest expense
Interest on savings, NOW and MMI deposits...................           484           287
Interest on other time deposits.............................         2,986         2,917
Interest on federal funds purchased, borrowed funds, and
  securities sold under agreement to repurchase.............           357           358
                                                                ----------    ----------
     Total Interest Expense.................................         3,827         3,562
Net Interest Income.........................................         3,805         3,266
     Provision for loan losses..............................           228           265
                                                                ----------    ----------
Net interest income after loan loss provision...............         3,577         3,001
Noninterest income
Deposit service charge......................................           300           244
Bankcard fees...............................................           110            82
Net securities gains/(losses)...............................            95            10
Net gain/(loss) on sale of mortgages........................             7            49
Other operating income......................................            54            50
                                                                ----------    ----------
     Total noninterest income...............................           566           435
Noninterest expense
Salaries and employee benefits..............................         1,666         1,436
Net occupancy expense.......................................           154           144
Furniture and equipment expense.............................           300           175
Insurance...................................................            14            13
Printing and supplies.......................................            51            62
Bankcard processing.........................................            82            74
Net loss on disposition of asset............................            58             0
Other operating expense.....................................           510           353
                                                                ----------    ----------
     Total noninterest expense..............................         2,835         2,257
Income before income taxes..................................         1,308         1,179
Income tax expense..........................................           448           404
                                                                ----------    ----------
Net income..................................................           860           775
Other comprehensive income (loss)...........................          (886)          (16)
                                                                ----------    ----------
Comprehensive income........................................    $      (26)   $      759
                                                                ==========    ==========
Per share data
     Net income, basic......................................    $     0.25    $     0.31
     Net income, diluted....................................    $     0.25    $     0.29
     Cash dividends.........................................    $     0.11    $     0.10
Weighted average shares outstanding, basic..................     3,379,727     2,498,034
Weighted average shares outstanding, diluted................     3,474,001     2,708,695

                See notes to consolidated financial statements.

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS        YEAR
                                                                   ENDED           ENDED
                                                                 MARCH 31,      DECEMBER 31,
                                                                    1999            1998
                                                                ------------    ------------
Common Stock:
     Beginning balance......................................      $ 3,430         $ 2,494
     Stock issuance.........................................            0             897
     Stock repurchase.......................................         (119)              0
     Dividend reinvestment plan.............................            3              13
     Exercise of stock options..............................            9              19
     Employee 401(k) plan...................................            2               6
     Employee stock awards..................................            0               1
                                                                  -------         -------
          Ending balance....................................        3,325           3,430
                                                                  -------         -------
Paid in Capital:
     Beginning balance......................................       21,359           3,287
     Stock issuance.........................................            0          17,546
     Stock repurchase.......................................       (1,881)              0
     Dividend reinvestment..................................           51             266
     Exercise of stock options..............................           13              52
     Employee 401(k) plan...................................           34             202
     Employee stock awards..................................            0               6
                                                                  -------         -------
          Ending balance....................................       19,576          21,359
                                                                  -------         -------
Retained Earnings:
     Beginning balance......................................       19,113          16,541
     Net income.............................................          860           3,847
     Cash dividends.........................................         (363)         (1,275)
                                                                  -------         -------
          Ending balance....................................       19,610          19,113
                                                                  -------         -------
Accumulated other comprehensive income (loss):
     Beginning balance......................................          664             196
     Other comprehensive income (loss)......................         (886)            468
                                                                  -------         -------
          Ending balance....................................         (222)            664
                                                                  -------         -------
Total Shareholders' Equity..................................      $42,289         $44,566
                                                                  =======         =======

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

Increase/(Decrease) in Cash and Cash Equivalents:

                                                                  THREE MONTHS ENDED
                                                                MARCH 31,    MARCH 31,
                                                                  1999         1998
                                                                ---------    ---------
Cash flows from operating activities:
     Interest received......................................    $  7,520     $  6,871
     Fees and commissions...................................         636          565
     Interest paid..........................................      (4,001)      (3,231)
     Noninterest expense paid...............................      (2,832)      (2,273)
     Income taxes paid......................................        (200)          15
     Proceeds from sale of mortgage loans...................       1,678        6,849
                                                                --------     --------
          Net cash provided/(used) by operating
            activities:.....................................       2,801        8,796
                                                                --------     --------
Cash flow from investing activities:
     Proceeds from sale/call/maturity of securities.........      41,414       26,266
     Purchase of securities.................................     (23,719)     (42,370)
     Capital expenditure....................................        (262)         (59)
     (Increase)/Decrease in other real estate...............         522          (19)
     (Increase)/Decrease in net loans.......................     (10,892)     (25,603)
                                                                --------     --------
          Net cash provided/(used) by investing
            activities:.....................................       7,063      (41,785)
                                                                --------     --------
Cash flows from financing activities:
     Increase/(Decease) in DDA, Savings, NOW, MMI...........         972        8,120
     Increase/(Decrease) in time deposits...................      (7,757)      34,800
     Increase/(Decrease) in federal funds and repurchase
      agreements............................................      (3,830)      (3,273)
     Increase/(Decrease) in other borrowing.................       5,000            0
     Proceeds from stock issuance, net of repurchase........      (1,975)         107
     Dividends paid.........................................        (363)        (250)
                                                                --------     --------
          Net cash provided/(used) by investing
            activities:.....................................       7,953       39,504
                                                                --------     --------
Net Increase/(Decrease) in cash equivalents.................       1,911        6,515
Cash and cash equivalents as of January 1...................       8,854        9,612
                                                                --------     --------
Cash and cash equivalents as of March 31....................    $ 10,765     $ 16,127
                                                                ========     ========
Supplemental disclosures of non-cash transactions
     Non-cash transfer from loans to other real estate......    $    157     $     18

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

Reconciliation of net income to net cash provided by operating activities:

                                                                  THREE MONTHS ENDED
                                                                MARCH 31,    MARCH 31,
                                                                  1999         1998
                                                                ---------    ---------
Net Income..................................................     $  860       $  775
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Provision for loan loss................................        228          265
     Depreciation...........................................        205          133
     Accretion and amortization.............................        136           79
     (Gain)/Loss on sales of securities.....................        (95)         (10)
     (Gain)/Loss on sale of assets..........................         58           (1)
     (Gain)/Loss on sale of mortgages.......................         (7)         (49)
     Proceeds from sale of mortgage loans...................      1,678        6,849
     (Increase)/Decrease in interest receivable.............        297         (290)
     (Increase)/Decrease in prepaid expense.................       (148)        (106)
     (Increase)/Decrease in accrued income..................        (22)           1
     (Increase)/Decrease in miscellaneous assets............       (431)        (234)
     (Increase)/Decrease in income taxes payable............        248          419
     Increase/(Decrease) in interest payable................       (174)         332
     Increase/(Decrease) in accrued expenses................       (135)         (69)
     Increase/(Decrease) in prepaid income..................          9           12
     Increase/(Decrease) in miscellaneous liabilities.......         94          690
                                                                 ------       ------
     Net cash provided by operating activities..............     $2,801       $8,796
                                                                 ======       ======

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. Amounts in these footnotes are in thousands.

2.  COMPREHENSIVE INCOME

     The Company's other comprehensive income for the three months ended March 31, 1999 and 1998 consists of unrealized gains and losses on available for sale securities.

3.  NET INCOME PER SHARE

     Basic and diluted earnings per share amounts have been computed based upon net income as presented in the accompanying income statements divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

                                                                THREE MONTHS ENDED
                                                              MARCH 31,    MARCH 31,
                                                                1999         1998
                                                              ---------    ---------
Weighted average number of shares used in basis EPS.........  3,379,727    2,498,034
Effect of dilutive stock options............................     94,274      210,661
                                                              ---------    ---------
Weighted average number of common shares and dilutive
  potential common shares used in dilutive EPS..............  3,474,001    2,708,695
                                                              =========    =========

4.  SEGMENT REPORTING

     The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in Reidsville, Madison, Eden, Ruffin, Greensboro and Wilmington, North Carolina and surrounding communities.

5.  SECURITIES AVAILABLE FOR SALE

                                             MARCH 31, 1999          DECEMBER 31, 1998
                                          AMORTIZED      FAIR      AMORTIZED      FAIR
                                            COST        VALUE        COST        VALUE
                                          ---------    --------    ---------    --------
U.S. Agency Securities..................  $120,746     $120,149    $139,488     $140,280
State and Municipal Obligations.........     3,814        4,066       3,815        4,111
                                          --------     --------    --------     --------
          Total Available for Sale......  $124,560     $124,215    $143,303     $144,391
                                          ========     ========    ========     ========

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)

6.  LOANS

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Loan category
     Real estate -- commercial..............................  $ 95,701       $ 83,202
     Real estate -- residential.............................    50,472         50,121
     Real estate -- construction............................    21,789         24,976
     Commercial, financial and agriculture..................    42,917         45,141
     Consumer -- direct.....................................    25,218         23,908
     Consumer -- home equity................................    24,586         24,122
     Consumer -- other......................................     4,437          4,357
                                                              --------       --------
          Total Loans.......................................  $265,120       $255,827
                                                              ========       ========

---------------
* The Bank has no foreign loan activity.

7.  ALLOCATION OF ALLOWANCE FOR LOAN LOSS

                                             MARCH 31, 1999               DECEMBER 31, 1998
                                       ---------------------------   ---------------------------
                                                    % OF LOANS IN                 % OF LOANS IN
                                                    EACH CATEGORY                 EACH CATEGORY
                                       ALLOWANCE    TO TOTAL LOANS   ALLOWANCE    TO TOTAL LOANS
                                       ---------    --------------   ---------    --------------
Balance at end of period applicable
  to:
     Real estate -- construction.....   $    5             8%         $    4            10%
     Real estate -- mortgage.........       24            55%             27            52%
     Commercial......................    1,798            16%          1,427            18%
     Consumer........................      729            21%          1,066            20%
     General.........................      134             0%             57             0%
                                        ------           ----         ------           ----
          Total balance sheet for
            allocation...............    2,690           100%          2,581           100%
                                        ------           ====         ------           ====
Off balance sheet commitments........       50                            25
                                        ------                        ------
Total allocation.....................   $2,740                        $2,606
                                        ======                        ======

8.  ANALYSIS OF ALLOWANCE FOR LOAN LOSS

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Balance at beginning of period..............................  $2,606    $2,331
Charge-offs.................................................     111        73
Recoveries..................................................      17        27
                                                              ------    ------
Net charge-offs.............................................      94        46
                                                              ------    ------
Allowance charged to operations.............................     228       265
                                                              ------    ------
Balance at end of period....................................  $2,740    $2,550
                                                              ======    ======
Annualized net charge-offs during the period to average
  loans outstanding during the period.......................    0.15%     0.08%
                                                              ======    ======
Allowance for loan loss to month end loans..................    1.03%     1.03%
                                                              ======    ======

               FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (UNAUDITED)

9.  NONPERFORMING ASSETS

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Nonaccrual (1)..............................................    $727          $  355
Past due 90 days or more and still accruing interest........       0               0
Other real estate...........................................     929           1,451
Renegotiated trouble debt...................................       0               0

---------------

(1) Other than amounts listed above, there are no other loans which: (a) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Black Diamond Savings Bank, FSB
Norton, Virginia

We have audited the accompanying statements of financial condition of Black Diamond Savings Bank, FSB as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Diamond Savings Bank, FSB as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    McGladrey & Pullen, LLP


Charlotte, North Carolina
January 22, 1999, except for
Note 16 as to which the
date is May 28, 1999

BLACK DIAMOND SAVINGS BANK, FSB


STATEMENTS OF FINANCIAL CONDITION
March 31, 1999, December 31, 1998 and 1997

                                                                       March 31,                 December 31,
ASSETS                                                                   1999              1998               1997
---------------------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)
Cash and cash equivalents:
   Interest-bearing deposits                                    $         763,206    $    485,845        $  4,314,945
   Noninterest-bearing deposits                                         8,720,383       6,299,914           3,084,440
   Federal funds sold                                                     100,000         100,000           1,100,000
Certificate of deposit                                                        -                -              100,000
Securities available for sale (Note 2)                                  8,794,592       9,936,154          17,390,869
Federal Home Loan Bank stock, at cost                                     705,000         639,600             606,000
Loans held for sale (Note 3)                                              745,539         575,400             421,175
Loans receivable, net (Note 3)                                        106,220,704     104,893,001          89,476,915
Accrued interest receivable (Note 4)                                      952,418         917,278             962,398
Real estate owned, net of allowance for losses
   1999 and 1998 $51,438; 1997 $54,526 (Note 13)                          144,465          67,435             276,935
Premises and equipment (Note 5)                                         2,016,902       2,008,889           1,893,565
Excess service fees receivable (Note 3)                                    57,562          59,045              68,647
Prepaid expenses and other assets                                       1,264,247       1,239,989           1,048,225
Deferred income taxes (Note 7)                                            207,651         186,201              95,047
                                                                -----------------------------------------------------
        Total assets                                            $     130,692,669    $127,408,751        $120,839,161
                                                                =====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits (Note 6)                                            $     117,744,597    $114,839,444        $112,084,361
   Advances from the Federal Home Loan
      Bank (Note 12)                                                    2,500,000       2,500,000                   -
   Advance payments by borrowers for taxes
      and insurance                                                       155,493          89,679              77,780
   Accrued expenses and other liabilities                                 990,408         914,991             791,158
                                                                -----------------------------------------------------
        Total liabilities                                             121,390,498     118,344,114         112,953,299
                                                                -----------------------------------------------------
Commitments (Note 10)

Stockholders' equity (Note 9):
   Common stock, $2.50 par value, 2,000,000 shares
      authorized at March 31, 1999, December 31,
      1998 and 1997; issued and outstanding 835,069
      shares in 1999 and 1998; 759,112 shares in 1997                   2,087,673       2,087,673           1,897,780
   Additional paid-in capital                                           4,806,193       4,806,193           3,666,838
   Accumulated other comprehensive income, unrealized
      gain on securities available for sale (Note 2)                        1,800          36,859              32,435
   Retained earnings, substantially restricted (Note 7)                 2,406,505       2,133,912           2,288,809
                                                                -----------------------------------------------------
        Total stockholders' equity                                      9,302,171       9,064,637           7,885,862
                                                                -----------------------------------------------------
        Total liabilities and stockholders' equity              $     130,692,669    $127,408,751        $120,839,161
                                                                =====================================================


See Notes to Financial Statements.

BLACK DIAMOND SAVINGS BANK, FSB

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Three Months Ended March 31, 1999 and 1998, and Years
Ended December 31, 1998 and 1997


                                                                                   March 31,
                                                                                     1999
---------------------------------------------------------------------------------------------
Interest income:                                                                  (Unaudited)
   Loans receivable                                                               $ 2,297,187
   Investment securities                                                              132,046
   Mortgage-backed securities                                                          15,006
   Other interest-bearing deposits                                                     17,063
                                                                                  -----------
              Total interest income                                                 2,461,302
                                                                                  -----------
Interest expense:
   Deposits (Note 6)                                                                1,443,211
   Federal Home Loan Bank advances (Note 12)                                           30,126
                                                                                  -----------
              Total interest expense                                                1,473,337
                                                                                  -----------
              Net interest income                                                     987,965
Provision for (recovery of) loan losses (Note 3)                                          800
                                                                                  -----------
              Net interest income after provision for (recovery of) loan losses       987,165
                                                                                  -----------
Noninterest income:
   Service charges and fees                                                            96,948
   Realized gain on sale of investment securities and loans (Notes 2 and 3)            12,166
   Income from foreclosed real estate                                                      97
   Other                                                                                8,905
                                                                                  -----------
              Total noninterest income                                                118,116
                                                                                  -----------
Noninterest expense:
   Compensation and employee benefits (Notes 8 and 10)                                355,035
   Occupancy                                                                           77,629
   SAIF deposit insurance premium                                                      17,152
   Service bureau expense                                                              83,689
   Provision for loss on foreclosed real estate (Note 13)                                  --
   Other                                                                              171,183
                                                                                  -----------
              Total noninterest expense                                               704,688
                                                                                  -----------
              Income before income taxes                                              400,593
Income taxes (Note 7)                                                                 128,000
                                                                                  -----------
              Net income                                                              272,593
                                                                                  -----------
Other comprehensive income (loss), net of tax: Unrealized gains (losses) on securities:
      Unrealized holding gains (losses) arising during the period                     (56,509)
        Less income tax benefit (expense)                                              21,450
      Less reclassification adjustment for gains included in net income                    --
        Less income tax expense                                                            --
                                                                                  -----------
           Other comprehensive income (loss)                                          (35,059)
                                                                                  -----------
           Comprehensive income                                                   $   237,534
                                                                                  ===========
Basic earnings per share (Note 14)                                                $      0.33
                                                                                  ===========
Diluted earnings per share (Note 14)                                              $      0.32
                                                                                  ===========
Cash dividends per share                                                          $        --
                                                                                  ===========

See Notes to Financial Statements

   March 31,                    December 31,
     1998                 1998                1997
------------------------------------------------------
(Unaudited)
 $2,077,100    $       8,796,408    $      8,048,545
    224,178              877,664           1,002,860
     22,731               72,142             125,937
     59,670              135,769             229,687
----------------------------------------------------
  2,383,679            9,881,983           9,407,029
----------------------------------------------------

  1,465,493            5,878,690           5,770,914
         -                22,287                  -
----------------------------------------------------
  1,465,493            5,900,977           5,770,914
----------------------------------------------------
    918,186            3,981,006           3,636,115
      7,478               41,133            (74,389)
----------------------------------------------------
    910,708            3,939,873           3,710,504
----------------------------------------------------

     81,295              469,334             388,884
      5,773               80,997              39,090
      3,939                  448               4,855
      2,193               79,740             129,088
----------------------------------------------------
     93,200              630,519             561,917
----------------------------------------------------

    340,404            1,485,337           1,456,605
     49,359              206,994             180,920
     17,663              118,990              89,129
     68,390              332,753             285,900
      5,000                4,135              41,414
    156,586              714,869             671,400
----------------------------------------------------
    637,402            2,863,078           2,725,368
----------------------------------------------------
    366,506            1,707,314           1,547,053
    129,000              532,963             510,212
----------------------------------------------------
    237,506            1,174,351           1,036,841
----------------------------------------------------


     35,080               58,358             232,060
    (13,352)             (19,842)            (78,900)
          -              (51,655)            (41,430)
          -               17,563              14,086
----------------------------------------------------
     21,728                4,424             125,816
----------------------------------------------------
 $  259,234         $  1,178,775        $  1,162,657
====================================================
 $     0.28         $       1.41        $       1.24
====================================================
 $     0.28         $       1.37        $       1.24
====================================================
 $       -          $          -        $          -
====================================================

BLACK DIAMOND SAVINGS BANK, FSB

STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 1999 (Unaudited) and Years Ended December 31, 1998 and 1997






                                                                                    Additional
                                                                         Common      Paid-In
                                                                         Stock       Capital
---------------------------------------------------------------------------------------------
Balance, December 31, 1996                                            $1,897,780   $3,666,838
   Net income                                                                 --           --
   Net change in unrealized gain (loss) on securities available for
      sale, net (Note 2)                                                      --           --
                                                                     ------------------------
Balance, December 31, 1997                                             1,897,780    3,666,838
   Net income                                                                 --           --
   Stock dividend (Note 9)                                               189,893    1,139,355
   Net change in unrealized gain on securities available for
      sale, net (Note 2)                                                      --           --
                                                                     ------------------------
Balance, December 31, 1998                                             2,087,673    4,806,193
   Net income                                                                 --           --
   Net change in unrealized gain on securities available for
      sale, net (Note 2)                                                      --           --
                                                                   ---------------------------
Balance, March 31, 1999 (Unaudited)                                   $2,087,673    $4,806,193
                                                                   ===========================


See Notes to Financial Statements.


                       Accumulated
                         Other
                      Comprehensive
                         Income,
                       Unrealized
                      Gain (loss) on
                       Securities             Total
     Retained          Available           Stockholders'
     Earnings           For Sale              Equity
------------------------------------------------------
$   1,251,968           $(93,381)           $6,723,205
    1,036,841                 -              1,036,841

                          125,816              125,816
------------------------------------------------------
    2,288,809              32,435            7,885,862
    1,174,351                 -              1,174,351
  (1,329,248)                 -                      -

            -               4,424                4,424
------------------------------------------------------
    2,133,912              36,859            9,064,637
      272,593                 -                272,593

            -            (35,059)             (35,059)
------------------------------------------------------
 $  2,406,505           $   1,800           $9,302,171
======================================================

BLACK DIAMOND SAVINGS BANK, FSB

STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 1999 and 1998 and
Years Ended December 31, 1998 and 1997

                                                                                March 31,
                                                                            1999          1998
--------------------------------------------------------------------------------------------------
                                                                              (Unaudited)
Cash Flows From Operating Activities
   Net income                                                        $     272,593  $    237,506
   Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
      Depreciation of premises and equipment                                33,406        32,055
      Amortization of excess service fees receivable                         1,483         2,504
      Net amortization of premiums on investments available
        for sale                                                             5,183        (5,225)
      Net amortization of deferred loan fees                               (10,684)      (13,522)
      Provision (recovery) for loan losses                                     800         7,478
      Originations of loans held for sale                               (4,618,673)   (3,838,300)
      Proceeds from sale of loans                                        4,460,700     3,207,234
      Provision for losses on foreclosed real estate                            --         5,000
      Provision for losses on other assets                                      --            --
      Provision for deferred income taxes                                       --            --
      Gain on sale of securities available for sale                             --            --
      (Gain) loss on sale of loans                                         (12,166)       (5,773)
      (Gain) loss on sale of foreclosed real estate                           (821)           --
      (Increase) decrease in:
        Accrued interest receivable                                        (35,140)         (510)
        Prepaid expenses and other assets                                  (24,258)      (80,756)
      Increase in:
        Accrued expenses and other liabilities                              75,417        67,119
                                                                        ------------------------
              Net cash provided by (used in) operating activities          147,840      (385,190)
                                                                        ------------------------
Cash Flows From Investing Activities
   Maturity of certificate of deposit                                           --            --
   Purchases of certificates of deposit                                         --            --
   Proceeds from maturities and call of securities available for sale    2,215,000     2,723,000
   Purchases of securities available for sale                           (1,200,000)   (2,244,100)
   Proceeds from sale of securities available for sale                          --            --
   Principal collected on mortgage-backed securities                        64,870       208,250
   Proceeds from sale (purchases) of FHLB stock                            (65,400)      (33,600)
   Net originations of loans receivable                                 (1,399,832)   (1,704,456)
   Proceeds from sale of foreclosed real estate                             12,969            --
   Payments for improvements to foreclosed real estate                      (7,165)         (160)
   Purchase of premises and equipment                                      (41,419)       (7,452)
                                                                        ------------------------
              Net cash used in investing activities                       (420,977)   (1,058,518)
                                                                        ------------------------


                                   (Continued)

           December 31,
      1998             1997
-----------------------------


$   1,174,351   $   1,036,841


      110,240         104,605
        9,602           8,093

      (1,278)          17,646
      (1,135)        (34,008)
       41,133        (74,389)
 (18,948,368)    (13,081,818)
   18,823,485      13,171,271
        4,135          41,414
        7,951          36,651
     (93,861)        (40,341)
     (51,655)        (41,430)
     (29,342)           2,340
        1,578        (10,342)

       45,120        (32,997)
    (199,716)       (154,471)

      123,833         343,770
-----------------------------
    1,016,073       1,292,835
-----------------------------

      100,000         100,000
           -        (100,000)
   10,866,607       3,366,882
  (5,497,000)     (4,971,762)
    1,714,506       1,103,545
      430,667       1,026,217
     (33,600)          50,100
 (15,338,301)     (4,913,378)
      133,370           8,000
     (47,366)        (50,226)
    (225,564)        (82,784)
-----------------------------
  (7,896,681)     (4,463,406)
-----------------------------

BLACK DIAMOND SAVINGS BANK, FSB

Three Months Ended March 31, 1999 and 1998
and Years Ended December 31, 1998 and 1997

                                                                                    March 31,
                                                                               1999             1998
--------------------------------------------------------------------------------------------------------
                                                                                  (Unaudited)
Cash Flows From Financing Activities
   Net increase in deposits                                                 $ 2,905,153    $     95,395
   Proceeds from advances from the FHLB                                             -                 -
   Increase (decrease) in advance payments by borrowers
      for taxes and insurance                                                    65,814          74,782
                                                                            ----------------------------
              Net cash provided by financing activities                       2,970,967         170,177
                                                                            ----------------------------
              Net increase (decrease) in cash and cash equivalents            2,697,830      (1,273,531)
Cash and cash equivalents:
   Beginning                                                                  6,885,759       8,499,385
                                                                            ----------------------------
   Ending                                                                   $ 9,583,589    $  7,225,854
                                                                            ============================

Supplemental Schedule of Cash and Cash Equivalents
   Interest-bearing deposits                                                $   763,206    $  1,046,238
   Noninterest-bearing deposits                                               8,720,383       5,079,616
   Federal funds sold                                                           100,000       1,100,000
                                                                            ----------------------------
                                                                            $ 9,583,589    $  7,225,854
                                                                            ============================

Supplemental Disclosures of Cash Flow Information
   Cash payments for:
      Interest                                                              $ 1,501,068    $  1,461,747
      Income taxes                                                               57,942          70,429

Supplemental Disclosure of Noncash Investing and Financing
   Activities
      Net change in unrealized loss on securities available for sale,
        net of tax                                                              (35,059)         21,728
      Real estate acquired in settlement of loans                                82,013          41,341
      Loans originated to finance the sale of foreclosed real estate                  -          76,500
      Stock dividend issued                                                           -               -


See Notes to Financial Statements.

           December 31,
      1998              1997
--------------------------------
$  2,755,083         $ 6,373,046
   2,500,000                 -

      11,899            (32,945)
-------------------------------
   5,266,982           6,340,101
-------------------------------
 (1,613,626)           3,169,530

   8,499,385           5,329,855
-------------------------------
$  6,885,759         $ 8,499,385
================================


$    485,845         $ 4,314,945
   6,299,914           3,084,440
     100,000           1,100,000
-------------------------------
$  6,885,759         $ 8,499,385
================================



$  5,888,095         $ 5,750,365
     641,429             311,881




       4,424             125,816
     537,237             329,092
     655,020             210,500
   1,329,248                   -

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS


Note 1.        Summary of Significant Accounting Policies


Organization and nature of business: Black Diamond Savings Bank, FSB (the "Bank") is a federally chartered savings bank primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending areas, the counties of Wise, Tazewell, Russell, Lee, Rockingham and Augusta in Virginia. The Bank's underwriting policies require such loans to be made at a maximum of 80% loan to value based on appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

Unaudited financial statements: The unaudited financial statements furnished reflect all adjustments, consisting of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. The results of the three month periods are not necessarily indicative of the operating results of the Bank for the entire year.

Basis of financial statement presentation and accounting estimates: The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: Cash and cash equivalents consist of federal funds sold and interest-bearing and noninterest-bearing deposits. For purposes of reporting the statements of cash flows, the Bank considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The Bank maintains deposits with financial institutions which are in excess of the federally-insured amounts. The Bank has not experienced any losses in such accounts.

Investment in debt securities: The Bank has investments in debt securities. Debt securities consist primarily of obligations of the U.S. Government and federal agencies, obligations of state and political subdivisions and mortgage-backed securities.

Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that management classify all debt securities and certain equity securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date. All investment securities have been classified as available for sale.

Securities available for sale: Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the contractual lives. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS

Note 1.        Summary of Significant Accounting Policies (Continued)

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

Loans held for sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated market value. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, the undisbursed portion of construction loans, participations sold and net deferred loan origination fees, costs and discounts. The Bank's loan portfolio consists primarily of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

Discounts on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Impaired loans: SFAS No. 114, Accounting by Creditors for Impairment of a Loan, amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires the Bank to measure the impairment of a loan based upon the present value of the expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. SFAS No. 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on these loans. See Note 3 for the effect of SFAS No. 114 for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997.

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS


Note 1.        Summary of Significant Accounting Policies (Continued)

Interest income: SFAS No. 118 requires the disclosure of the Bank's method of accounting for interest income on impaired loans. Interest on loans is recognized over the terms of the loans and is calculated using the effective-interest method on principal amounts outstanding. For loans contractually 90 days or more past due, including impaired loans, accrual of interest is discontinued, whereby all interest is charged off, or an allowance is established, on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower. Accrual of interest is resumed when, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer in doubt.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using a method which approximates the interest method, over the contractual life of the loans.

Real estate owned: Real estate owned is initially recorded at estimated fair value at the date of foreclosure. Subsequent to foreclosure, the carrying value of real estate owned is reduced when it exceeds fair value minus estimated costs to sell. Costs relating to improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Premises and equipment: Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Excess service fees receivable: When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess service fee receivable" is amortized over the estimated life using a method which approximates the interest method.

The excess service fees receivable and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenue. The Bank evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's estimate of remaining loan lives.

SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, is in effect for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on a control approach which requires, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control is surrendered, and derecognizes liabilities when extinguished. The Statement provides standards to distinguish transfers of assets that are sales from transfers that are secured borrowings. The Statement has not had an impact on the Bank's financial statements, as they are not retaining the servicing of loans sold.

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS

Note 1.        Summary of Significant Accounting Policies (Continued)

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Off-statement of financial condition risk: The Bank is a party to financial instruments with off-statement of financial condition risk such as commitments to extend credit, home equity lines of credit and letters of credit. Management assesses the risks related to these instruments for potential losses on an ongoing basis.

Earnings per share: SFAS No. 128, Earnings Per Share, which supersedes APB Opinion No. 15, requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations.

Fair value of financial instruments: SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The fair value estimates presented are based on pertinent information available to management as of March 31, 1999 and December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS



Note 1.        Summary of Significant Accounting Policies (Continued)

Comprehensive income: The Bank adopted SFAS No. 130, Reporting Comprehensive Income, during the year ended December 31, 1998. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Note 2.        Securities Available for Sale


Amortized costs and fair values of securities available for sale as of March 31, 1999, December 31, 1998 and 1997 are summarized as follows:

                                                         Gross        Gross
                                        Amortized     Unrealized    Unrealized         Fair
         March 31, 1999                   Costs          Gains        Losses           Value
----------------------------------------------------------------------------------------------
                                      (Unaudited)
U. S. Government and federal
   agencies obligations               $ 4,024,141     $  5,740     $ (15,480)     $  4,014,401
Obligations of state and political
   subdivisions                         2,284,693       27,543              -        2,312,236
Corporate debentures                    1,275,467        7,571        (8,054)        1,274,984
Mortgage-backed securities              1,207,388        3,069       (17,486)        1,192,971
                                      ---------------------------------------------------------
                                      $ 8,791,689     $ 43,923     $ (41,020)     $  8,794,592
                                      =========================================================

December 31, 1998
-----------------------------------------------------------------------------------------------
U.S. Government and federal
     agencies obligations             $ 5,236,220     $ 16,465     $  (4,167)     $  5,248,518
Obligations of state and political
     subdivisions                       2,286,299       38,204        (1,681)        2,322,822
Corporate debentures                    1,078,723       19,585        (3,864)        1,094,444
Mortgage-backed securities              1,275,500        3,484        (8,614)        1,270,370
                                      ---------------------------------------------------------
                                      $ 9,876,742     $ 77,738     $ (18,326)     $  9,936,154
                                      =========================================================

December 31, 1997
-----------------------------------------------------------------------------------------------
U.S. Government and federal
     agencies obligations             $11,939,268     $ 30,924     $ (33,231)     $ 11,936,961
Obligations of state and political
     subdivisions                       2,822,653       23,839          (547)        2,845,945
Corporate debentures                      767,376        5,639             -           773,015
Mortgage-backed securities              1,809,291        6,976       (19,521)        1,796,746
Equity securities                               -       38,202             -            38,202
                                      ---------------------------------------------------------
                                      $17,338,588     $105,580     $ (53,299)     $ 17,390,869
                                      =========================================================

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Note 2.     Securities Available for Sale (Continued)

The amortized cost and fair values of securities available for sale as of March 31, 1999 and December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are not included in the maturity categories in the following maturity summary because they do not have a single maturity date.

                                                      March 31, 1999                     December 31, 1998
                                             ------------------------------------------------------------------
                                                        (Unaudited)
                                               Amortized          Fair           Amortized            Fair
                                                 Cost             Value             Cost              Value
                                             ------------------------------------------------------------------
Due in one year or less                      $ 1,021,991       $ 1,019,851       $ 1,537,764       $ 1,538,795
Due after one year through five years          4,997,553         5,013,765         5,947,852         5,992,441
Due after five years through ten years         1,312,697         1,313,480           863,562           875,348
Due after ten years                              252,059           254,525           252,064           259,200
                                             ------------------------------------------------------------------
                                               7,584,300         7,601,621         8,601,242         8,665,784
Mortgage-backed securities                     1,207,388         1,192,971         1,275,501         1,270,370
                                             ------------------------------------------------------------------
                                             $ 8,791,688       $ 8,794,592       $ 9,876,743       $ 9,936,154
                                             ==================================================================



During the three months ended March 31, 1999 and 1998 and years ended December 31, 1998 and 1997, the gains from the sale of investment securities amounted to $-0-, $-0-, $51,655 and $41,430, respectively.

The change in accumulated comprehensive income, which consists of unrealized gains and losses on securities available for sale, for the three months ended March 31, 1999 and years ended December 31, 1998 and 1997 is as shown below:

                                                                 March 31,                  December 31,
                                                                   1999                1998              1997
                                                               ----------------------------------------------
                                                                (Unaudited)
Balance, beginning                                             $  36,859             $ 32,435       $  (93,381)
Change in unrealized gains                                       (56,509)               7,131          202,799
Change in deferred income taxes                                   21,450               (2,707)         (76,983)
                                                               -----------------------------------------------
Balance, ending                                                $   1,800             $ 36,859       $   32,435
                                                               ===============================================

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS


Note 3.        Loans Receivable and Loans Held for Sale


Loans receivable at March 31, 1999 and December 31, 1998 and 1997 are summarized as follows:

                                        March 31,                                 December 31,
                                         1999                           1998                       1997
                                  -------------------------------------------------------------------------------
                                                    % of                       % of                        % of
                                       Amount       Total      Amount          Total        Amount         Total
                                  -------------------------------------------------------------------------------
                                  (Unaudited)
First mortgage loans
(principally conventional):
   Principal balances:
      Secured by one-to-four
        family residences      $  71,158,081        67.0%  $  69,970,547        66.7%  $  60,181,240        67.3%
      Secured by commercial
        real estate               10,606,083        10.0%     10,198,985         9.7%      8,054,454         9.0%
      Secured by other
        properties                 1,370,570         1.3%        846,995         0.8%      1,286,825         1.4%
      Construction loans           7,096,528         6.6%      7,739,600         7.4%      4,521,600         5.1%
                                  ------------------------------------------------------------------------------

                                  90,231,262        84.9%     88,756,127        84.6%     74,044,119        82.8%
                                  ------------------------------------------------------------------------------
Consumer and other loans:
   Principal balances:
      Automobile                   3,866,723         3.6%      3,941,875         3.8%      3,827,113         4.3%
      Home equity and second
        mortgage                   4,237,229         4.0%      4,246,399         4.0%      2,873,275         3.2%
      Improvements                11,271,096        10.6%     10,267,388         9.8%     10,420,465        11.6%
      Other                        1,400,278         1.4%      1,590,446         1.5%        949,448         1.1%
                                  ------------------------------------------------------------------------------
                                  20,775,326        19.6%     20,046,108        19.1%     18,070,301        20.2%
                                  ------------------------------------------------------------------------------
   Allowance for loan losses        (837,628)       (0.8)%      (846,353)       (0.8)%      (854,190)       (1.0)%
   Undisbursed portion of
      construction and
      consumer loans              (3,825,747)       (3.6)%    (2,921,193)       (2.8)%    (1,462,005)       (1.7)%
   Unearned discounts                (14,870)       --           (23,365)       --          (112,004)       (0.1)%
   Net deferred loan
      origination fees              (107,639)       (0.1)%      (118,323)       (0.1)%      (209,306)       (0.2)%
                                  ------------------------------------------------------------------------------
                                  (4,785,884)       (4.5)%    (3,909,234)       (3.7)%    (2,637,505)       (3.0)%
                                  ------------------------------------------------------------------------------
                               $ 106,220,704       100.0%  $ 104,893,001       100.0%  $  89,476,915       100.0%
                               =================================================================================

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS



Note 3.     Loans Receivable and Loans Held for Sale (Continued)

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at March 31, 1999. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans include scheduled principal repayments over the terms of the loans but exclude estimated prepayments. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                         At March 31, 1999
                                ----------------------------------------------------------------------
                                 One Year    1 Year to   3 Years to   5 Years to   Over 10       Total
                                 or Less     3 Years      5 Years      10 Years    Years
                                ----------------------------------------------------------------------
                                                             (Unaudited)
                                                            (In Thousands)
First Mortgage Loans:
   Residential mortgage         $ 18,457     $1,891     $  1,598     $  9,381     $39,831     $ 71,158
   Commercial mortgage             5,883        515          287        1,852       2,069       10,606
   Construction                    3,271          -            -            -           -        3,271
Consumer                           7,700      5,759        4,481        2,048         772       20,760
Other                                235         42          176          635         284        1,372
Allowance for loan losses          (838)          -            -            -           -        (838)
Deferred loan fees                 (108)          -            -            -           -        (108)
                                -----------------------------------------------------------------------
        Totals                  $ 34,600     $8,207     $  6,542     $ 13,916     $42,956     $106,221
                                =======================================================================


The following table sets forth the dollar amount at March 31, 1999 of all loans maturing or repricing on or after March 31, 2000 which have fixed or adjustable interest rates.

                                                                                Fixed                Adjustable
                                                                                Rates                  Rates
                                                                                -----                  -----
                                                                                         (In Thousands)
Mortgage loans                                                                  $ 52,419               $5,006
Other loans                                                                       14,196                    -
                                                                                --------               ------
                                                                                $ 66,615               $5,006
                                                                                ========               ======

BLACK DIAMOND SAVINGS BANK, FSB




NOTES TO FINANCIAL STATEMENTS

Note 3.     Loans Receivable and Loans Held for Sale (Continued)

The following is an analysis of the allowance for loan losses:

                                                              March 31,                  December 31,
                                                         1999           1998           1998           1997
                                                     ---------------------------------------------------------------
                                                             (Unaudited)
Balance at beginning of year                         $  846,353     $  854,190     $  854,190     $  783,851
   Provision (recovery) charged to
      operations                                            800          7,478         41,133       (74,389)
                                                     --------------------------------------------------------
   Charge offs:
      One-to-four family                                      -              -              -       (40,336)
      Consumer                                          (9,545)        (8,156)       (60,498)       (54,583)
                                                     --------------------------------------------------------
        Total loans charged off                         (9,545)        (8,156)       (60,498)       (94,919)
   Recoveries:
      One-to-four family                                      -              -              -        232,627
      Consumer                                               20         11,692         11,528          7,020
                                                     --------------------------------------------------------
        Total recoveries                                     20         11,692         11,528        239,647
                                                     --------------------------------------------------------
Balance, ending                                      $  837,628     $  865,204     $  846,353     $  854,190
                                                     ========================================================

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, requires that the Bank establish a specific allowance on impaired loans. Such loans amounted to $473,838, $495,237 and $496,403 at March 31, 1999, December 31, 1998 and
1997, respectively. The impaired loans had average outstanding balances of approximately $484,800, $495,720 and $427,162 for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997, respectively. These loans are collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. No interest income was recorded on impaired loans for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997. During the year ended December 31, 1997, net recoveries which were charged to operations amounted to $192,291, and charge offs amounted to $40,336.

The following is an analysis of the allowance for loan losses allocated to impaired loans:

                                                         March 31,                         December 31,
                                                   1999             1998             1998               1997
                                             ---------------------------------------------------------------------
                                                        (Unaudited)
Balance, beginning                           $        -       $        -       $         -       $              -
   Provision charged to operations                    -                -                 -                (192,291)
   Charge offs                                        -                -                 -                 (40,336)
   Recoveries                                         -                -                 -                  232,627
                                             -----------------------------------------------------------------------
Balance, ending                              $        -       $        -       $         -       $         -
                                             =======================================================================

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Note 3.     Loans Receivable and Loans Held for Sale (Continued)

Nonaccrual loans for which interest has been reduced totaled approximately $1,217,000, $1,047,000 and $1,236,000 at March 31, 1999, December 31, 1998 and
1997, respectively. Interest income foregone was approximately $17,000, $27,000, $92,000 and $146,000 for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the date indicated:


                                                               March 31,                  December 31,
                                                                              --------------------------------
                                                                1999               1998               1997
                                                           ---------------------------------------------------
                                                           (Unaudited)
Nonaccrual loans                                           $   1,217,000      $   1,047,000     $   1,236,000

Accruing loans past due 90 days or more                           64,126             61,576            63,977
Foreclosed real estate                                           144,465             67,435           276,935
                                                           ---------------------------------------------------
Total nonperforming assets                                 $   1,425,591      $   1,176,011     $   1,576,912
                                                           ===================================================

Nonperforming loans to total gross loans                           1.15%              1.02%             1.08%
                                                           ===================================================

Nonperforming assets to total assets                               1.09%              0.92%             1.30%
                                                           ===================================================

Total assets                                               $ 130,692,669      $ 127,408,751     $ 120,839,161

Total gross loans                                          $ 111,006,588      $ 108,802,235     $  92,114,420


Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The approximate unpaid principal balances of these loans are summarized as follows:

                                                                  March 31,                 December 31,
                                                                                  ---------------------------------------
                                                                       1999                 1998               1997
                                                             ------------------------------------------------------------
                                                                     (Unaudited)
Mortgage loans serviced for:
   FHLMC                                                     $            512,000    $       529,000    $         947,000
   Other investors                                                      2,595,000          2,831,000            2,939,000
                                                             -------------------------------------------------------------
                                                             $          3,107,000    $     3,360,000    $       3,886,000
                                                             =============================================================

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS



Note 3.     Loans Receivable and Loans Held for Sale (Continued)

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $9,600, $8,800 and $5,800 at March 31, 1999 and December 31, 1998 and 1997, respectively.

Following is an analysis of the changes in excess servicing fees receivable balances for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997:

Balance, January 1, 1996                     $ 76,740
   Amortization                               (8,093)
                                             ---------
Balance, December 31, 1997                     68,647
   Amortization                               (9,602)
                                             ---------
Balance, December 31, 1998                     59,045
   Amortization                               (1,483)
                                             ---------
Balance, March 31, 1999 (Unaudited)          $ 57,562
                                             =========

At March 31, 1999 and December 31, 1998 and 1997, loans held for sale were $745,539, $575,400 and $421,175, respectively. Estimated market value approximates carrying cost, resulting in these loans being carried at cost. Proceeds from the sale of loans were $4,460,700, $3,207,234, $18,823,485 and $13,171,271 and the recognized gains (losses) were $12,166, $5,773, $29,342 and
$(2,340) for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.

Note 4.         Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                                                    December 31,
                                                              March 31,      -------------------------
                                                                1999            1998           1997
                                                             -----------------------------------------
                                                             (Unaudited)
Investment securities                                        $140,007         $118,987         $247,658
Mortgage-backed securities                                      6,641            7,044           10,696
Loans receivable                                              805,770          791,247          704,044
                                                             ------------------------------------------
                                                             $952,418         $917,278         $962,398
                                                             ==========================================

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS



Note 5.         Premises and Equipment


Premises and equipment consist of the following at December 31:

                                                                                          December 31,
                                                                March 31,    --------------------------------
                                                                   1999                1998           1997
                                                             ------------------------------------------------
                                                               (Unaudited)
Land                                                         $     678,254    $       678,254    $   678,254
Buildings and improvements                                       1,583,317          1,583,317      1,583,317
Furniture, fixtures and equipment                                1,112,172          1,070,754        845,190
                                                             ------------------------------------------------
                                                                 3,373,743          3,332,325      3,106,761
Less accumulated depreciation                                    1,356,841          1,323,436      1,213,196
                                                             ------------------------------------------------
                                                             $   2,016,902    $     2,008,889    $ 1,893,565
                                                             ================================================

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS


Note 6.        Deposits


Deposits are as follows:

                                             March 31, 1999                         December 31, 1998
                                 ----------------------------------------------------------------------------
                                                Weighted                              Weighted
                                                Average                                Average
                                    Amount        Rate      Percent       Amount         Rate         Percent
                                 ----------------------------------------------------------------------------
                                              (Unaudited)
Deposits and NOW accounts
   including noninterest-
   bearing deposits of
   $6,030,199 in 1999 and
   $6,359,292 in 1998            $ 11,827,328      1.30%     10.1%    $  12,049,746      1.25%         10.5%
Money market                        1,479,608      2.50%      1.3%        1,924,260      2.35%          1.7%
Passbook savings                    5,580,583      2.50%      4.7%        5,498,993      2.79%          4.8%
                                 ----------------------------------------------------------------------------
                                   18,887,519                16.1%       19,472,999                    17.0%
                                 ----------------------------------------------------------------------------
Certificates of Deposit:
     3% to 3.99%                       12,500      3.25%     -               29,704      3.11%          0.3%
     4% to 4.99%                   21,785,717      4.60%     18.5%       19,755,597      4.69%         17.2%
     5% to 5.99%                   32,932,090      5.45%     28.0%       29,598,150      5.48%         25.8%
     6% to 6.99%                   34,620,891      6.25%     29.5%       35,252,083      6.27%         30.8%
     7% to 7.99%                    7,299,872      7.17%      6.2%        7,492,310      7.19%          6.5%
     8% to 8.99%                    1,983,665      8.01%      1.7%        2,988,530      8.07%          2.4%
                                 ----------------------------------------------------------------------------
                                   98,634,735                83.9%       95,116,374                    83.0%
                                 ----------------------------------------------------------------------------
                                  117,522,254               100.0%      114,589,373                   100.0%
                                                            ------                                    ------
Accrued interest payable              222,343                               250,071
                                      -------                               -------
Weighted average cost of
   deposits                      $117,744,597      5.06%              $ 114,839,444      5.83%
                                 ----------------------               -----------------------

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS


Note 6.     Deposits (Continued)

                                                                                  December 31, 1997
                                                                         -------------------------------------
                                                                                          Weighted
                                                                                          Average
                                                                         Amount             Rate       Percent
                                                                         -------------------------------------
Deposits and NOW accounts including noninterest-bearing
   deposits of $4,874,648 in 1997                                        $      9,776,642     1.13%      8.7%
Money market                                                                    1,737,988     2.50%      1.6%
Passbook savings                                                                5,382,972     3.00%      4.8%
                                                                         ------------------------------------
                                                                               16,897,602               15.1%
                                                                         ------------------------------------
Certificates of Deposit:
     3% to 3.99%                                                               45,090,339     3.09%     40.3%
     4% to 4.99%                                                               27,059,502     4.74%     24.2%
     5% to 5.99%                                                               15,984,528     5.47%     14.3%
     6% to 6.99%                                                                2,544,101     6.29%      2.3%
     7% to 7.99%                                                                3,997,579     7.19%      3.6%
     8% to 8.99%                                                                  273,521     8.07%      0.2%
                                                                         ------------------------------------
                                                                               94,949,570               84.9%
                                                                         ------------------------------------
                                                                              111,847,172              100.0%
                                                                                                    ---------
Accrued interest payable                                                          237,189
                                                                         ----------------
Weighted average cost of
   deposits                                                              $    112,084,361     5.31%
                                                                         ==========================




Scheduled maturities of certificates of deposit are as follows:

                                                                               December 31,
                                           March 31, 1999              1998                      1997
                                        --------------------------------------------------------------------
                                             (Unaudited)
1998                                     $          -         $              -         $      45,090,000
1999                                       57,914,000               51,296,000                27,059,000
2000                                       27,194,000               30,151,000                15,985,000
2001                                        3,385,000                5,779,000                 2,544,000
2002                                       10,142,000                7,890,000                 3,998,000
Thereafter                                     -                        -                        274,000
                                        ----------------------------------------------------------------
                                         $ 98,635,000         $     95,116,000         $      94,950,000
                                        ================================================================

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS


NOTE 6.     DEPOSITS (CONTINUED)

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $32,893,000, $26,172,000 and $22,552,000 at March 31, 1999, December 31, 1998 and 1997, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at March 31, 1999 (Unaudited) is as follows:

Maturity Period:
Within 3 months or less           $ 4,653,000
Over 3 months through 6 months      5,568,000
Over 6 months through 12 months     6,244,000
Over 12 months                     16,428,000
                                  -----------
                                  $32,893,000
                                  ===========


Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).

Interest expense on deposits for the three months ended March 31, and the years ended December 31, is summarized below:

                                                      March 31,                  December 31,
                                                 1999           1998         1998            1997
                                            --------------------------------------------------------
                                                     (Unaudited)
Money market & NOW                          $   38,326     $   35,244     $  157,744      $  148,593
Passbook savings                                33,936         39,875        151,182         160,823
Certificates of deposit                      1,370,949      1,390,374      5,569,764       5,461,498
                                            --------------------------------------------------------
                                            $1,443,211     $1,465,493     $5,878,690      $5,770,914
                                            ========================================================

NOTE 7.        INCOME TAX MATTERS


Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to the tax bad debt reserve established for the purpose of absorbing losses. Through 1995, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation was passed in 1996 that eliminated the percentage of taxable income method as an option for computing bad debt deductions for 1996 and all future years. The Bank is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method.

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS


Note 7.     Income Tax Matters (Continued)

In conjunction with the changes in computing the tax bad debt deduction, the Bank will also have to recapture its excess tax bad debt reserves which have accumulated since 1988, amounting to approximately $132,000 over a six year period. The tax associated with the recaptured reserve is approximately $50,000. The recapture was scheduled to begin with the Bank's 1996 year, but was delayed two years because the Bank originated a required minimum level of residential mortgage loans during 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the related taxes will not result in a charge to earnings. The amount of reserve recaptured was approximately $6,000 and $22,000, respectively, for three months ended March 31, 1999 and the year ended December 31, 1998. The associated tax was approximately $2,000 and $8,000, respectively, for the three months ended March 31, 1999 and the year ended December 31, 1998.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At March 31, 1999 and December 31, 1998 and 1997, retained earnings contain certain historical additions to the bad debt reserves for income tax purposes of approximately $42,000, the balance at December 31, 1987, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

The unrecorded deferred income tax liability on the above amount was approximately $16,000 as of March 31, 1999 and December 31, 1998 and 1997.

BLACK DIAMOND SAVINGS BANK, FSB



NOTES TO FINANCIAL STATEMENTS


Note 7.     Income Tax Matters (Continued)

The cumulative tax effects of temporary differences are as follows:

                                                                March 31,                 December 31,
                                                                  1999              1998                1997
                                                             -------------------------------------------------
Deferred tax assets:                                         (Unaudited)
   Mortgage loan interest accrued                            $   30,623     $       30,623     $        31,112
   Deferred compensation                                        283,300            283,300             229,694
   Allowance for loan losses                                    306,652            306,652             315,465
   Provision for real estate owned                               19,526             19,526              20,698
   Excess 401(k) contribution                                     7,164              7,164             -
                                                             --------------------------------------------------
                                                                647,265            647,265             596,969
                                                             --------------------------------------------------
Deferred tax liabilities:
   Premises and equipment                                        69,953             69,953              62,420
   FHLB stock dividends and accrued cash dividends               57,426             57,426              61,408
   Excess service fees receivable                                22,413             22,413              26,058
   Deferred loan fees                                           217,249            217,249             171,428
   Tax bad debt reserves                                         71,470             71,470             160,762
   Unrealized gain on investments                                 1,103             22,553              19,846
                                                             --------------------------------------------------
                                                                439,614            461,064             501,922
                                                             --------------------------------------------------
              Net deferred tax asset                         $  207,651     $      186,201     $        95,047
                                                             ==================================================


At March 31, 1999 and December 31, 1998 and 1997, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) consists of the following for the three months ended March 31, and the years ended December 31:

                                                      March 31,                     December 31,
                                                 1999           1998            1998           1997
                                            --------------------------------------------------------------
                                                     (Unaudited)
Current                                     $      128,000 $       129,000 $      626,824 $       550,553
Deferred                                           -               -             (93,861)        (40,341)
                                            --------------------------------------------------------------
              Total                         $      128,000 $       129,000 $      532,963 $       510,212
                                            ==============================================================

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS


NOTE 7.       INCOME TAX MATTERS (CONTINUED)

A reconciliation of the federal income tax rate to the effective tax rate is as follows:

                                                                   March 31,                    December 31,
                                                            1999             1998           1998              1997
                                                   -----------------------------------------------------------------
                                                                 (Unaudited)
Statutory federal income tax rate                           34.0%            34.0%          34.0%             34.0%
Increases (decreases) in taxes resulting from:
   State income tax, net of federal benefit                   2.7              3.3            3.5               2.8
   Municipal interest income                                (4.7)            (1.6)          (2.6)             (2.3)
   Prior year over accrual                                     -             (1.1)          (3.3)             (1.1)
   Officer life insurance                                      -               -            (1.0)             (0.6)
   Nondeductible expenses                                      -               0.6            0.6               0.2
                                                   -----------------------------------------------------------------
Effective tax rate                                          32.0%            35.2%          31.2%             33.0%
                                                   =================================================================


NOTE 8.         PROFIT-SHARING PLAN


The Bank has a profit-sharing plan covering substantially all its employees qualifying under Internal Revenue Code Section 401(k). The contributions to the plan were $23,071, $12,311, $82,255 and $70,411 for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.

NOTE 9.        CAPITAL


Office of Thrift Supervision (OTS) regulations require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% of total assets for the core capital ratio and 8% of risk-weighted assets for the risk-based capital ratio.

At March 31, 1999 and December 31, 1998 and 1997, the Bank exceeded all of the capital requirements.

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS


Note 9.     Capital (Continued)

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under the requirement of the OTS at March 31, 1999 and December 31, 1998 and 1997, respectively:

                                                             Regulatory Capital - March 31, 1999
                                           ----------------------------------------------------------------------------
                                              Tangible Capital               Core Capital            Risk-Based Capital
                                           ----------------------------------------------------------------------------
                                              Amount      Percent          Amount     Percent       Amount       Percent
                                           -----------------------------------------------------------------------------
                                                                         (Unaudited)
                                                                   (Dollars in Thousands)
GAAP capital                               $       9,302             $       9,302             $      9,302
Unrealized (gain) on securities                      (2)                       (2)                      (2)
Qualifying general loan loss
   allowance                                      -                         -                           803
                                             ------------               -----------              -----------
Regulatory capital                                 9,300      7.1%           9,300      7.1%         10,103        12.9%
Minimum capital requirement                        1,960       1.5           3,920       3.0          6,249          8.0
                                           ------------------------------------------------------------------------------
Excess regulatory capital                  $       7,340      5.6%   $       5,380      4.1%   $      3,854         4.9%
                                           ------------------------------------------------------------------------------
Total assets at March 31, 1999             $     130,693             $     130,693
                                           ==============            ==============
Risk weighted assets at March 31, 1999                                                         $     78,111
                                                                                               =============


                                                                    Regulatory Capital - December 31, 1998
                                             ----------------------------------------------------------------------------------
                                                    Tangible Capital              Core Capital            Risk-Based Capital
                                             ----------------------------------------------------------------------------------
                                                   Amount      Percent         Amount      Percent      Amount          Percent
                                             ----------------------------------------------------------------------------------
                                             (Dollars in Thousands)
GAAP capital                                 $       9,065                $       9,065               $       9,065
Unrealized (gain) on securities                       (37)                         (37)                        (37)
Qualifying general loan loss
   allowance                                         -                           -                              813
                                                 ----------                  -----------                 -----------
Regulatory capital                                   9,028        7.1%            9,028       7.1%            9,841      12.6%
Minimum capital requirement                          1,911         1.5            3,852        3.0            6,262        8.0
                                             ---------------   --------   ---------------   -------   -------------------------
Excess regulatory capital                    $       7,117        5.6%    $       5,176       4.1%    $       3,579       4.6%
                                             ---------------   --------   ---------------   -------   -------------------------
Total assets at December 31, 1998            $     127,409                $     127,409
                                             ==============               ==============
Risk weighted assets at December 31, 1998                                                             $      78,276
                                                                                                      ==============

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS

NOTE 9.     CAPITAL (CONTINUED)

                                                             Regulatory Capital - December 31, 1997
                                             --------------------------------------------------------------------------------
                                               Tangible Capital                Core Capital               Risk-Based Capital
                                             --------------------------------------------------------------------------------
                                               Amount       Percent         Amount     Percent         Amount         Percent
                                             --------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
GAAP capital                                 $     7,886               $       7,886             $        7,886
Unrealized (gain) on securities                     (32)                        (32)                       (32)
Qualifying general loan loss
   allowance                                       -                           -                            831
                                               ---------                  ----------                -----------
Regulatory capital                                 7,854      6.5%             7,854    6.5%              8,685       12.9%
Minimum capital requirement                        1,813       1.5             3,626     3.0              5,366         8.0
                                            ----------------------    ----------------------    ---------------------------
Excess regulatory capital                    $     6,041      5.0%     $       4,228    3.5%     $        3,319        4.9%
                                            ----------------------    ----------------------    ---------------------------
Total assets at December 31, 1997            $   120,839               $     120,839                                 -
                                            ============              ==============
Risk weighted assets at December 31, 1997          -                           -                 $       67,075
                                                                                                ===============


Net income and retained earnings reported in the accompanying financial statements agree to the Bank's Thrift Financial Report.

Under the OTS prompt corrective action regulations, a savings bank is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at lease 10%, its ratio of core capital to risk weighted assets is at lease 6.0%, and its ratio of core capital to total average assets is at lease 5.0%. The Bank meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

A stock dividend of 10% was declared and paid for the year ended December 31, 1998. The market value as of the declaration date of the number of new shares issued was transferred from retained earnings to common stock and additional paid-in capital. The Bank may not pay a cash dividend on or purchase any of its stock if the effect would be to reduce the regulatory capital of the Bank below the required regulatory capital requirements of the OTS.

NOTE 10.        COMMITMENTS AND RELATED PARTIES


The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and a letter of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS


NOTE 10.     COMMITMENTS AND RELATED PARTIES (CONTINUED)

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on statement of financial condition instruments.

A summary of the contract amount of the Bank's exposure to off-statement of financial condition risk, except for undisbursed loan funds as of March 31, 1999 and December 31, 1998 is as follows:


                                                                                  March 31, 1999
                                                              ----------------------------------------------------------
                                                                 Fixed Rate        Variable Rate                 Total
                                                              ----------------------------------------------------------
                                                                                    (Unaudited)
Financial instruments whose contract amounts
   represent credit risk:
   Commitments to extend credit, mortgage loans               $ 7,934,000      $       2,947,000      $       10,881,000
   Letter of credit                                               162,500                      -                 162,500
                                                              -----------------------------------------------------------
                                                              $ 8,096,500      $       2,947,000      $       11,043,500
                                                              ===========================================================

                                                                                    December 31, 1998
                                                              -------------------------------------------------------------
                                                                 Fixed Rate          Variable Rate                 Total
                                                              -------------------------------------------------------------
Financial instruments whose contract amounts
   represent credit risk:
   Commitments to extend credit, mortgage loans               $      8,654,050     $       5,410,450     $       14,064,500
   Letter of credit                                                    162,500                     -                162,500
                                                              --------------------------------------------------------------
                                                              $      8,816,550     $       5,410,450     $       14,227,000
                                                              ==============================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. This guarantee was issued primarily to support a noncompete agreement.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS

NOTE 10.     COMMITMENTS AND RELATED PARTIES (CONTINUED)

The Bank originates loans in Southwestern Virginia, an area dependent on the coal mining industry, which has suffered from high unemployment.

The Bank has entered into two deferred compensation agreements providing retirement for two employees. Vested benefits under the agreements are payable in installments over a 10-year period upon retirement, disability, termination or death. The present value of the liabilities for the benefits is being accrued over the expected term of active service of the employees. The deferred compensation expense for the employees was $38,712, $35,341, $141,219 and $130,244 for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.

The Bank has an employment agreement with its President.

The Bank has made loans to officers and directors in the normal course of business. The following is an analysis of the loans to executive officers and directors and their related parties for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997:

Balance, December 31, 1996      $   457,218
   Originations                     694,002
   Payments received               (380,472)
                                -----------
Balance, December 31, 1997          770,748
   Originations                   1,606,198
   Payments received               (698,910)
                                -----------
Balance, December 31, 1998        1,678,036
   Originations                     101,522
   Payments received                (45,269)
                                -----------
Balance, March 31, 1999         $ 1,734,289
                                ===========


The Bank has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing a remediation plan to resolve the Issue.

The Issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Bank is heavily dependent on computer processing in the conduct of its business activities.

Based on the review of the computer systems, management does not believe the cost of remediation will be material to the Bank's financial statements.

BLACK DIAMOND SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS


Note 11.        Stock Option Plan


The Bank adopted an Incentive Stock Option Plan in 1989. On October 15, 1997, common stock options were granted to officers and to key employees. Option prices are required to be the fair market value of the common stock on the date the options are granted. As of December 31, 1998, options had been granted for 91,388 shares at an option price of $13.27, as adjusted for the 10% stock dividend declared during 1998. At March 31, 1999 and December 31, 1998, no options have been exercised or forfeited. All options are exercisable at March 31, 1999 at an weighted average price of $13.27.

In order to determine the fair market value of the options, SFAS No. 123 does not require a nonpublic entity to consider the expected volatility of the stock over the expected lives of the stock options. No cash dividends were expected to be declared over the expected lives of the stock options. No compensation costs had been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income for the year ended December 31, 1997 would be as follows:

Net income:
   As reported          $       1,036,841
   Pro forma                      876,201

Earnings per share:
   As reported
      Basic             $            1.24
      Diluted                        1.24
   Pro forma
      Basic                          1.05
      Diluted                        1.05

In determining the fair value of the options granted as prescribed under Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions:

                                         Risk Free                   Expected                        Expected
     Number of Options                 Interest Rate               Lives (Yrs.)                     Dividends
--------------------------------------------------------------------------------------------------------------------
          36,388                           5.75%                          3.8                  $               0.00
          55,000                           5.63%                          5.2                  $               0.00

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS


NOTE 12.        FEDERAL HOME LOAN BANK ADVANCES


The Bank had advances outstanding of $2,500,000 at March 31, 1999 and December 31, 1998, which bear interest at 4.79% and are due in full on October 26, 1999. Maximum borrowings outstanding during the three months ended March 31, 1999 and year ended December 31, 1998 were $2,500,000. Interest expense on the advances was $30,126, $-0-, $22,287 and $-0- for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively. Pursuant to collateral agreements with the FHLB, advances are collateralized by the Bank's stock in the FHLB and qualifying first mortgage loans.

NOTE 13.        REAL ESTATE OWNED


Following is a summary of foreclosed real estate:

                                                                       March 31,                  December 31,
                                                                          1999                1998      1997
                                                                   --------------------------------------------
                                                                   (Unaudited)
Real estate acquired in settlement of loans                         $     195,903    $      118,873    $331,461
Allowance for losses                                                      (51,438)          (51,438)    (54,526)
                                                                   --------------------------------------------
                                                                    $     144,465    $       67,435    $276,935
                                                                   ============================================


Following is an analysis of the allowance for losses on foreclosed real estate:

                                                              March 31,             December 31,
                                                       1999         1998         1998         1997
                                                    -------------------------------------------------
                                                    (Unaudited)
Beginning balance                                   $ 51,438     $  54,426    $  54,426    $   13,012
Provision charged to operations                       -              5,000        4,135        41,414
Charge offs                                           -             -           (7,123)             -
                                                    -------------------------------------------------
                                                    $ 51,438     $  59,426    $  51,438    $   54,426
                                                    =================================================

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS


NOTE 14.        EARNINGS PER SHARE

Earnings per share has been calculated in accordance with SFAS No. 128, Earnings Per Share.

                                                             Income            Shares           Per Share
                                                           (Numerator)       (Denominator)       Amount
                                                        ----------------------------------------------------

                                                             For the Three Months Ended March 31, 1999
                                                        ----------------------------------------------------
                                                                              (Unaudited)
Basic earnings per share                                $         272,593          835,069    $           0.33
                                                                                              =================
Effective of dilutive stock options                               -                 16,657
                                                        -----------------------------------
Diluted earnings per share                               $        272,593          851,726    $           0.32
                                                        ====================================================
                                                             For the Three Months Ended March 31, 1998
                                                        ----------------------------------------------------
                                                                              (Unaudited)
Basic earnings per share                                $         237,506          835,069    $           0.28
                                                                                              =================
Effective of dilutive stock options                               -                 18,388
                                                        -----------------------------------
Diluted earnings per share                               $        237,506          853,457    $           0.28
                                                        =======================================================
                                                               For the Year Ended December 31, 1998
                                                        ----------------------------------------------------
Basic earnings per share                                $       1,174,351          835,069    $           1.41
                                                                                              =================
Effective of dilutive stock options                               -                 20,622
                                                        -----------------------------------
Diluted earnings per share                               $      1,174,351          855,691    $           1.37
                                                        ======================================================
                                                               For the Year Ended December 31, 1997
                                                        ----------------------------------------------------
Basic earnings per share                                $       1,036,841          835,069    $           1.24
                                                                                              =================
Effective of dilutive stock options                               -                     20
                                                        -----------------------------------
Diluted earnings per share                               $      1,036,841          835,089    $           1.24
                                                        ======================================================

BLACK DIAMOND SAVINGS BANK, FSB




NOTES TO FINANCIAL STATEMENTS


NOTE 15.        FAIR VALUE OF FINANCIAL INSTRUMENTS


The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate their fair values.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated market value. Net unrealized losses are recognized through a valuation allowance by charges to income. The carrying amounts approximate their fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values of demand deposits and passbook savings equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances from the Federal Home Loan Bank: The fair value of advances from the Federal Home Loan Bank equal their carrying value due to the short-term nature of the agreement and market rate of interest.

Off-statement of condition instruments: Fair values for the Bank's off-statement of condition instruments, primarily lending commitments, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair value for such commitments are nominal.

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS


NOTE 15.      FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Following is a summary of the carrying amounts and approximate fair values of the Bank's financial instruments:

                                        March 31, 1999
                                 --------------------------
                                    Carrying         Fair
                                     Amount          Value
                                 --------------------------
Cash and cash equivalents       $   9,583,589  $  9,583,589
Investment securities               9,499,592     9,499,592
Loans held for sale                   745,539       745,539
Loans receivable                  106,220,704   106,129,350
Accrued interest receivable           952,418       952,418
Deposits                          117,744,597   119,050,937
Federal Home Loan Bank advances     2,500,000     2,500,000
Commitments to extend credit               --            --


                                      December 31, 1998
                                 --------------------------
                                    Carrying        Fair
                                     Amount         Value
                                 --------------------------
Cash and cash equivalents       $   6,885,759 $   6,885,759
Investment securities              10,575,754    10,575,754
Loans held for sale                   575,400       575,400
Loans receivable                  104,893,001   105,396,224
Accrued interest receivable           917,278       917,278
Deposits                          114,839,444   116,224,084
Federal Home Loan Bank advances     2,500,000     2,500,000
Commitments to extend credit               --            --

                                    December 31, 1997
                                --------------------------
                                 Carrying         Fair
                                  Amount          Value
                               --------------------------
Cash and cash equivalents    $   8,499,385  $  8,499,385
Investment securities           17,996,869    17,996,869
Loans held for sale                421,175       421,175
Loans receivable                89,476,915    87,009,981
Accrued interest receivable        962,398       962,398
Deposits                       112,084,361   112,664,638
Commitments to extend credit            --            --

BLACK DIAMOND SAVINGS BANK, FSB


NOTES TO FINANCIAL STATEMENTS

Note 16.        Subsequent Event - Merger

On May 28, 1999, the Board of Directors of the Bank approved the Agreement and Plan of Reorganization and Merger whereby the Bank would become a wholly-owned subsidiary of FNB Financial Services Corporation. The Merger will require regulatory and shareholder approval.

                                   APPENDIX A

                                MERGER AGREEMENT

                              AGREEMENT AND PLAN OF

                            REORGANIZATION AND MERGER

                                  BY AND AMONG

                       FNB FINANCIAL SERVICES CORPORATION,

                           FNB ACQUISITION SUB, F.S.B.

                                       and

                       BLACK DIAMOND SAVINGS BANK, F.S.B.









                                  May 28, 1999

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (the "Agreement") dated as of May 28, 1999 by and among FNB FINANCIAL SERVICES CORPORATION, a North Carolina corporation ("FNB"), FNB ACQUISITION SUB, F.S.B. (in organization), a federal savings bank and a wholly-owned subsidiary of FNB ("Acquisition Sub") and BLACK DIAMOND SAVINGS BANK, F.S.B., a federal savings bank ("Black Diamond"), recites and provides:

         A. The boards of directors of FNB and Black Diamond deem it advisable to merge Acquisition Sub into Black Diamond (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger"), whereby the holders of shares of Common Stock of Black Diamond ("Black Diamond Common Stock") will receive Common Stock of FNB ("FNB Common Stock").

         B. To effectuate the foregoing, the parties desire to adopt this Agreement and the Plan of Merger, which shall represent a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").

         C. The parties intend that that transactions contemplated herein qualify for treatment as a pooling of interests pursuant to APB Opinion No. 16.

         D. As further inducement and as a condition to FNB's entering into this Agreement, FNB and Black Diamond have entered into a certain Stock Option Agreement (the "Stock Option Agreement"), dated of even date herewith, whereby FNB has the option to acquire certain shares of Black Diamond Common Stock under certain conditions.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, FNB, Acquisition Sub, and Black Diamond hereby adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof) Acquisition Sub shall be merged with and into Black Diamond (which will be the Surviving Bank, as defined in Section 1.1) in accordance with the Plan of Merger. The outstanding shares of Black Diamond Common Stock shall be converted into shares of FNB Common Stock as provided in this Agreement on the basis, terms and conditions contained herein and in the Plan of Merger as set forth as Exhibit A hereto.

         In connection therewith, the parties hereto agree as follows:

                                    ARTICLE I
                                     General

         1.1. Merger. Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time of the Merger the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Black Diamond (the "Surviving Bank").

         1.2. Issuance of FNB Common Stock. FNB agrees that at the Effective Time of the Merger it will issue FNB Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

         1.3. Taking of Necessary Action. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Bank shall take all such necessary action.


                                   ARTICLE II
                 Effect of Transaction on Common Stock, Assets,
                     Liabilities and Capitalization of FNB,
                        Acquisition Sub and Black Diamond

         2.1. Conversion of Stock, Exchange Ratio.

                  A. Conversion of Stock. At the Effective Time of the Merger, each share of Black Diamond Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Black Diamond Common Stock held by FNB, if any, which shares shall be canceled), by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into that number of shares of FNB Common Stock, rounded to the nearest whole share, equal to the product of one multiplied by the Exchange Ratio (as defined herein). As used herein, "Exchange Ratio" shall mean 1.3333.

         The Exchange Ratio at the Effective Time of the Merger shall be proportionately adjusted to reflect any consolidation, split-up, stock dividend, subdivision or combination of FNB Common Stock subsequent to the date of this Agreement.

                  B. At the Effective Time of the Merger, but after the conversion contemplated in Section 2.1A above, each share of Acquisition Sub common stock outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into one share of Black Diamond Common Stock.

                  C. No scrip or certificates representing fractional shares of FNB Common Stock will be issued in connection with the Merger, and Black Diamond's former shareholders shall have no right to vote or receive any dividend or other payment or distribution on, or any other right with respect to, any fraction of a share of Black Diamond Common Stock resulting from the Merger.

                  D. Prior to the Effective Time of the Merger, the Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of the Plan of Merger by the shareholders of Black Diamond.

         2.2. Manner of Exchange.

                  A. After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Black Diamond Common Stock, upon surrender of such certificate to the agent appointed by FNB to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by FNB and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of FNB Common Stock into which shares of Black Diamond Common Stock shall be converted pursuant to Section 2.1 hereof. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Black Diamond Common Stock will be deemed to evidence the right to receive the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby may be converted in accordance with the Exchange Ratio, and, after the Effective Time of the Merger will be deemed for all corporate purposes of FNB to evidence ownership of the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby were converted.

                  B. Until outstanding certificates formerly representing Black Diamond Common Stock are surrendered in exchange for FNB Common Stock, no dividend payable to holders of record of FNB Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Black Diamond of shares of Black Diamond Common Stock. If a certificate representing such shares is presented to Black Diamond or FNB, it shall be canceled and exchanged for a certificate representing shares of FNB Common Stock as herein provided. Upon surrender of certificates of Black Diamond Common Stock in exchange for FNB Common Stock, there shall be paid to the recordholder of the certificates of FNB Common Stock issued in exchange therefor
(i) the amount of dividends theretofore paid for such full shares of FNB Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and
(ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

                  C. At the Effective Time of the Merger, each share of Black Diamond Common Stock held by FNB, if any, shall be canceled, retired and cease to exist.

                  D. Treatment of Black Diamond Options.

                           i) At the Effective Time of the Merger, each option or other right to purchase shares of Black Diamond Common Stock pursuant to stock options ("Black Diamond Options") granted by Black Diamond under its 1989 Incentive Stock Option Plan (as amended, referred to herein as the "Black Diamond Stock Plan"), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each Black Diamond Option, in accordance with the terms of the Black Diamond Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time of the Merger (A) FNB and its Compensation Committee shall be substituted for Black Diamond and the Committee of Black Diamond's Board of Directors (including, if applicable, the entire Board of Directors of Black Diamond) administering the Black Diamond Stock Plan, (B) each Black Diamond Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (C) the number of shares of FNB Common Stock subject to such Black Diamond Option shall be equal to the number of shares of Black Diamond Stock subject to such Black Diamond Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and rounding to the nearest whole share, and (D) the per share exercise price under each such Black Diamond Option shall be adjusted by dividing the per share exercise price under each such Black Diamond Option by the Exchange Ratio and rounding to the nearest cent.

                           ii) As soon as practicable after the Effective Time of the Merger, FNB shall deliver to the participants in the Black Diamond Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to the Black Diamond Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.2D(i) after giving effect to the Merger). At or prior to the Effective Time of the Merger, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of Black Diamond Options assumed by it in accordance with this
         Section 2.2D. As soon as practicable after the Effective Time of the Merger, FNB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FNB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           iii) All restrictions or limitations on transfer with respect to Black Diamond Common Stock awarded under the Black Diamond Stock Plan or any other plan, program, or arrangement of Black Diamond, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plans, program, or arrangement, shall remain in full force and effect with respect to shares of FNB Common Stock into which such stock is converted pursuant to this Agreement.

                           iv) Black Diamond agrees to cooperate with FNB to
insure the implementation of this Section 2.2D.

         2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Black Diamond Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Black Diamond Common Stock pursuant to 12 C.F.R. ss. 552.14 (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1 of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under 12 C.F.R. ss. 552.14, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Black Diamond Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive that number of shares of FNB Common Stock equal to the product of one multiplied by the Exchange Ratio.

         2.4. Effects of Merger. The Merger shall have the effects set forth in 12 C.F.R. ss. 552.13. As of the Effective Time of the Merger, Black Diamond shall be a wholly-owned subsidiary of FNB.

         2.5. Withholding Taxes. All payments to be made pursuant to this Agreement shall be made less all applicable withholding taxes.

         2.6 Lost Certificates. Any Black Diamond shareholder whose certificate evidencing shares of Black Diamond Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of FNB Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or FNB pursuant to the provisions of N.C. Gen. Stat. ss. 25-8-405 and N.C. Gen. Stat. ss. 25-8-104 (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and FNB).


                                   ARTICLE III
                         Representations and Warranties

         3.1. Representations and Warranties of Black Diamond. Black Diamond represents and warrants to FNB and Acquisition Sub as follows:

                  A. Organization, Standing and Power. Black Diamond is a federal savings bank duly incorporated and organized, validly existing and in good standing under the laws of the United States and has all requisite corporate and other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this

Agreement and the Plan of Merger and to effect the transactions contemplated hereby and thereby. Black Diamond's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. Black Diamond has delivered to FNB complete and correct copies of (i) its Charter and
(ii) its By-laws.

                  B. Capital Structure. The authorized capital stock of Black Diamond consists entirely of 2,000,000 shares of Black Diamond Common Stock, par value $2.50. On the date hereof, 835,069 shares of Black Diamond Common Stock were issued and outstanding. All of the outstanding shares of Black Diamond Common Stock were duly authorized and validly issued and are fully paid and nonassessable, and all such shares were issued pursuant to and in compliance with the requirement of a registration statement or an applicable exemption from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act"). Except as disclosed on Schedule A, Black Diamond knows of no person who beneficially owns 5% or more of outstanding Black Diamond Common Stock as of the date hereof.

                  C. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Black Diamond and FNB as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Black Diamond, and this Agreement is a valid and binding obligation of Black Diamond, enforceable in accordance with its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Black Diamond with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Charter or By-laws or, except as set forth in Schedule B, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Black Diamond is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Black Diamond or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities, corporate and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Office of Thrift Supervision ("OTS"), and the Virginia State Corporation Commission ("VSCC") is required in connection with the execution and delivery by Black Diamond of this Agreement or the consummation by Black Diamond of the transactions contemplated hereby or by the Plan of Merger.

                  D. Investments. All securities owned by Black Diamond of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Black Diamond freely to dispose of any such security at any time, except as noted on Schedule C. Any securities owned of record by Black Diamond in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule C.

There are no voting trusts or other agreements or undertakings of which Black Diamond is a party with respect to the voting of such securities. With respect to all repurchase agreements to which Black Diamond is a party, Black Diamond has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  E. Financial Statements. Schedule D contains copies of the following financial statements of Black Diamond (the "Black Diamond Financial Statements"): a) Statements of Financial Condition as of March 31, 1999 (unaudited), and December 31, 1998 and 1997 (audited); (b) Statements of Operations for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited); (c) Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited); and (d) Statements of Cash Flows for each of the three years in the period ended December 31, 1998 (audited) and the three months ended March 31, 1999 (unaudited). Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated unless otherwise noted in the Black Diamond Financial Statements and are consistent with the books and records of Black Diamond. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Black Diamond. The statements of operations, changes in stockholders' equity and cash flows, together with the notes thereto, present fairly the results of operations, changes in stockholders' equity and cash flows of Black Diamond for the periods indicated. Except as disclosed in the Black Diamond Financial Statements and as per compliance with and subject to the requirements of 12 C.F.R. ss. 563.134, there are no restrictions precluding Black Diamond from paying dividends when, as and if declared by its Board of Directors.

                  F. Absence of Undisclosed Liabilities. At December 31, 1998 and March 31, 1999, Black Diamond had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Black Diamond Financial Statements, except for those which are disclosed (including an estimate of the amount of any such liability) in Schedules specifically referred to herein. For purposes of this Section 3.1.F., obligations and liabilities shall be "material" if they exceed, or are reasonably expected to exceed, individually or in the aggregate, $50,000.

                  G. Tax Matters. Black Diamond has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Black Diamond has paid or made adequate provision for, or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for, all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Black Diamond that are or could become a lien on any asset, or otherwise materially adversely affect the business, property or financial condition of Black Diamond, except for taxes and any such related liability being contested in good faith and disclosed in Schedule E. Black Diamond has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Black Diamond is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The statements of financial condition contained in the Black Diamond Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Black Diamond for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. The books and records of Black Diamond fully and properly reflect any liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule E, Black Diamond has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to Black Diamond by any taxing authority. Black Diamond has not made or entered into, and does not hold any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule E describes all tax elections, consents and agreements affecting Black Diamond. To the best knowledge of Black Diamond, no Black Diamond shareholder is a "foreign person" for purposes of Section 1445 of the Code. Black Diamond's tax returns and reports have been examined or closed by applicable statutes of limitations through the tax year ended December 31, 1995, and Black Diamond has not received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment.

                  H. Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, rights, commitments or agreements of any character to which Black Diamond is a party or by which it is bound, calling for the issuance of securities of Black Diamond or any security representing the right to purchase or otherwise receive any such security, except as set forth on Schedule F.

                  I. Property. Black Diamond owns (or enjoys use of under capital or operating leases) all property reflected on the Black Diamond Financial Statements as of March 31, 1999 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Black Diamond Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair the use of the subject property. The leases relating to leased property are fairly reflected in such Black Diamond Financial

Statements. All property and assets material to the business or operations of Black Diamond are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Black Diamond as currently conducted.

                  J. Additional Schedules Furnished to FNB. In addition to any Schedules furnished to FNB pursuant to other provisions of this Agreement, Black Diamond has furnished to FNB the following Schedules which are correct and complete as of the date hereof:

                           i) Employees. Schedule G lists as of the date hereof
         (1) the names of and current annual salary rates for all present employees of Black Diamond who received, respectively, $50,000 or more in aggregate compensation, whether in salary or otherwise as reported or would be reported on Form W-2, during the year ended December 31, 1998, or are presently scheduled to receive salary in excess of $50,000 during the year ending December 31, 1999; (2) the number of shares of Black Diamond Common Stock owned beneficially by each director and five highest compensated officers of Black Diamond as of the date hereof,
         (3) the names of and the number of shares of Black Diamond Common Stock owned by each person known to Black Diamond who beneficially owns 5% or more of the outstanding Black Diamond Common Stock as of the date hereof, and (4) the names of, the number of outstanding options of, and the exercise price of, each Black Diamond Option granted to each person under the Black Diamond Stock Plan and the exercise price of each such Black Diamond Option.

                           ii) Certain Contracts. Schedule H lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which Black Diamond is an indebted party or a lessee, licensee or obligee as of the date hereof (collectively, "Contracts") except for deposits and those Contracts entered into by Black Diamond in the ordinary course of its business consistent with its prior practice and that do not involve an amount remaining greater than $50,000.

                           iii) Employment Contracts and Related Matters. Except in all cases as set forth on Schedule I, Black Diamond is not a party to any employment contract not terminable at the option of Black Diamond without liability. Except in all cases as set forth on Schedule I, Black Diamond is not a party to (1) any retirement, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), (2) any management or consulting agreement not terminable at the option of Black Diamond without liability or (3) any union or labor agreement. Black Diamond has paid in full to or accrued on behalf of all its directors, officers, and employees all wages, salaries, commissions, bonuses, fees, sick pay, severance pay, all other amounts promised to the extent required by law or when Black Diamond has a policy of making such payments and other direct compensation for all services performed by them to the date of this Agreement.

                           iv) Real Estate. Schedule J describes, as of the date hereof, all interests in real property owned, leased or otherwise claimed by Black Diamond.

                           v) Affiliates. Schedule K sets forth the names and number of shares of Black Diamond Common Stock owned as of the date hereof beneficially or of record by any persons Black Diamond considers to be affiliates of Black Diamond ("Black Diamond Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

                  K. Agreements in Force and Effect. All contracts, agreements, plans, leases, policies and licenses of Black Diamond are valid and in full force and effect, and, to its best knowledge, Black Diamond has not breached any provision of, nor is in default in any respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon either the financial condition, results of operations, or business of Black Diamond.

                  L. Legal Proceedings; Compliance with Laws. Schedule L describes all legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened or, to its knowledge, probable of assertion against Black Diamond. Except as set forth on Schedule L, no such proceeding or investigation, if decided adversely, would have a material adverse effect on either the financial condition, results of operations or business of Black Diamond on a consolidated basis. Except as set forth in Schedule L, Black Diamond has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business and properties. Black Diamond has all licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has Black Diamond received written notice of any violations; and no proceeding is pending or threatened to revoke or limit any Permit. Except as set forth in Schedule L, Black Diamond has not entered into any agreements or written understandings with the Federal Reserve Board, the OTS, the FDIC or any other regulatory agency having authority over it. Black Diamond is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect either the financial condition, results of operations, or business of Black Diamond on a consolidated basis.

                  M. Employee Benefit Plans.

                           i) Schedule M includes a correct and complete list of, and FNB has been furnished a true and correct copy of (or an accurate written description thereof in the case of oral agreements or arrangements) (1) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements (including oral agreements or arrangements) that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of Black Diamond or the dependents or beneficiaries of any employee or former employee of Black Diamond, whether or not subject to ERISA (the "Employee Plans"), (2) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan and (3) With respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters. Schedule M identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                           ii) Neither Black Diamond nor any employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                           iii) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date, as defined in Section 6.1 hereof, under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by Black Diamond), and except as set forth on Schedule M, there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                           iv) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Black Diamond has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA). Black Diamond has not participated in or agreed to participate in a multiemployer plan (as defined in Section 3(37) of ERISA).

                           v) All Employee Plans that are "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Black Diamond or previously maintained by Black Diamond comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Black Diamond does not have any material liability under any such plan that is not reflected in the Black Diamond Financial Statements or on Schedule M hereto.

                           vi) Except as set forth on Schedule M, no prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Black Diamond or previously maintained by Black Diamond that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

                           vii) Schedule M identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and its funding status, whether through insurance, a trust, or from an employee's general assets. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Black Diamond is not subject to taxation on the income of any such plan or any such plan previously maintained by Black Diamond.

                           viii) Schedule M identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of Black Diamond. Schedule M also discloses the funded status of these Employee Plans.

                           ix) Schedule M identifies each corporate owned life insurance policy, including any key man insurance policy and policy insuring the life of any director or employee of Black Diamond, and indicates for each such policy, the face amount of coverage, cash surrender value, if any, and annual premiums.

                           x) No trade or business is, or has ever been, treated as a single employer with Black Diamond for employee benefit purposes under ERISA and the Code.

                  N. Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Black Diamond are described on Schedule N and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Black Diamond. Black Diamond is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Black Diamond has not received notice of cancellation or non-renewal of any such policy or binder. Black Diamond has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar facts that might form the basis for termination of any such insurance. Black Diamond has no knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Black Diamond has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  O. Loan Portfolio. Each loan outstanding on the books of Black Diamond is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest (except for loans recorded on Black Diamond's books as non-accrual) in accordance with the terms of the loan, and with respect to loans originated by Black Diamond was made in accordance with Black Diamond's standard loan policies as in effect at the time the loan was negotiated, except for loans to facilitate the sale of other real estate owned ("OREO") or loans with renegotiated terms and conditions. The records of Black Diamond regarding all loans outstanding and OREO by Black Diamond on its books are accurate in all material respects and the risk classifications for the loans outstanding are, in the best judgment of the management of Black Diamond, appropriate. The reserves for possible loan losses on the outstanding loans of Black Diamond, as reflected in the Black Diamond Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OTS and the FDIC. In the best judgment of the management of Black Diamond, such reserves are adequate as of the date hereof and will be adequate as of the Effective Time of the Merger to absorb all known and anticipated loan losses in the loan portfolio of Black Diamond. Except as identified on Schedule O, no loans in excess of $100,000 individually or in the aggregate have been classified by examiners (regulatory or internal) as "Special Mention," "Substandard," "Doubtful," or "Loss." Except as disclosed on Schedule J, the OREO included in any nonperforming asset of Black Diamond is recorded at the lower of cost or fair value less estimated costs to sell based on independent appraisals that comply with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and Uniform Standards of Professional Appraisal Practice. Except as identified on Schedule O, each loan reflected as an asset on the Black Diamond Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such loan, which if successful would have a material adverse effect on the financial condition, results of operation or business of Black Diamond.

                  P. Absence of Changes. Except as identified on Schedule P, since March 31, 1999, there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of Black Diamond, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or administrative interpretations of any thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) accruals and reserves incurred or to be incurred by Black Diamond since such date pursuant to the terms of Section 4.8 hereof, or (iv) any other accruals, reserves or expenses incurred or to be incurred by Black Diamond since such date with FNB's prior written consent. Since March 31, 1999, the business of Black Diamond has been conducted only in the ordinary course.

                  Q. Brokers and Finders. Neither Black Diamond nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that Black Diamond has employed Austin Financial Services, Inc. ("Austin"), and has paid or accrued (or, prior to the Effective Time of the Merger, will pay or accrue) all amounts due, or to be due, such advisor in connection with services rendered. True and correct copies of all agreements between Black Diamond and Austin are attached as Schedule Q.

                  R. Subsidiaries; Partnerships and Joint Ventures. Black Diamond has no subsidiaries and does not own any interest in any partnership or joint venture.

                  S. Reports. Black Diamond has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, and (iv) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such report or statement, or any amendment thereto, fails to comply with the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed or contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. Except to the extent that information contained in any such report or statement has been revised or superseded by a later filed report or statement, none of such reports or statements (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Black Diamond has not been notified by any such governmental or regulatory authority that any such report or statement was deficient in any material respect as to form or content. Following the date of this Agreement, Black Diamond shall deliver to FNB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it with the Federal Reserve Board, the FDIC, the OTS, or any other such regulatory authority. Black Diamond is not required to file reports under Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the regulations of the Securities and Exchange Commission ("SEC").

                  T. Environmental Matters. For purposes of Article III of this Agreement, the following terms shall have the indicated meaning: "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous

Substances include without limitation petroleum, or any derivative or by-product thereof, asbestos, radioactive material and polychlorinated biphenyls.

         For purposes of this subsection, "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Black Diamond or any of its subsidiaries, including those properties serving as collateral for any loans made and retained by Black Diamond or for which Black Diamond serves in a trust relationship for the loans retained in portfolio. To Black Diamond's best knowledge, except as disclosed in Schedule R:

                           i) Black Diamond has not been nor is in violation of or liable under any Environmental Law;

                           ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                           iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                  U. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Black Diamond at any time to FNB, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Black Diamond to FNB is or will be a true and complete copy of such document, unmodified except by another document delivered by Black Diamond.

                  V. Accounting; Tax; Regulatory Matters. There exists no fact or condition (including Black Diamond's record of compliance with the Community Reinvestment Act) relating to Black Diamond that may reasonably be expected to
(i) prevent or materially impede or delay FNB or Black Diamond from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under
Section 368(a) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to Black Diamond, Black Diamond shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to FNB in writing.

                  W. Regulatory Approvals. Black Diamond knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1F and

5.2E hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1F hereof.

                  X. Year 2000 Readiness. To the best knowledge of management of Black Diamond, Black Diamond is in compliance with the OTS' and the FDIC's guidelines on Year 2000 readiness.

                  Y. Insurance of Deposits. All deposits of Black Diamond are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Black Diamond to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the best knowledge of management of Black Diamond, are contemplated by the FDIC or otherwise to terminate such insurance.

         3.2. Representations and Warranties of FNB. FNB represents and warrants to Black Diamond as follows:

                  A. Organization, Standing and Power. FNB is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FNB Southeast is a wholly-owned subsidiary of FNB, and is the only subsidiary of FNB, other than Acquisition Sub (FNB and FNB Southeast may be collectively referred to herein as the "FNB Companies"). FNB Southeast is a commercial bank duly incorporated, validly existing and in good standing under the laws of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FNB has delivered to Black Diamond complete and correct copies of the Articles of Incorporation of FNB and FNB Southeast and all amendments thereof to the date hereof and the By-laws of FNB and FNB Southeast as amended to the date hereof.

                  B. Capital Structure. The authorized capital stock of FNB consists of 40,000,000 shares of Common Stock, of which 3,377,415 shares were issued and outstanding as of February 16, 1999 and 10,000,000 shares of Preferred Stock, of which 0 shares were issued and outstanding as of February 16, 1999. The authorized capital stock of FNB Southeast consists of 742,500 shares of common stock, and all of the issued and outstanding shares of FNB Southeast's capital stock are owned by FNB. All of the issued and outstanding shares of FNB Common Stock and FNB Southeast common stock were validly issued, fully paid and nonassessable at such date, and all such shares were issued pursuant to and in compliance with the requirement of a registration statement or an applicable exemption from the registration requirements under the 1933 Act.

                  C. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Black Diamond and FNB as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of FNB; and this Agreement is a valid and binding obligation of FNB, enforceable in accordance with its terms except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by FNB with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the FNB Companies is a party, or by which any of them or any of their respective properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FNB Companies or any of their respective properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, the rules of the National Association of Securities Dealers, Inc. (the "NASD") and regulations of the Federal Reserve Board, the OTS, the FDIC, the VSCC, and the North Carolina Banking Commission is required in connection with the execution and delivery by FNB of this Agreement or the consummation by FNB of the transactions contemplated hereby or by the Plan of Merger.

                  D. Brokers and Finders. Neither FNB nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that FNB has employed Equity Research Services, Inc. and will be liable for its fees.

                  E. Absence of Changes. Except as identified on Schedule S, since March 31, 1999, there has not been any material adverse change in the consolidated assets or liabilities, earnings or business of FNB, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or administrative interpretations of any thereof that affect the banking or savings and loan industries generally, or (ii) changes since such date in the general level of interest rates. Other than acquisitions and other branch or business expansions, since March 31, 1999, the business of FNB has been conducted only in the ordinary course. Other than as identified on Schedule S, FNB is not in material discussions to acquire any party that would be significant under Rule 11-01(b)(1) contained in Regulation S-X of the SEC.

                  F. Reports. FNB and FNB Southeast have filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the North Carolina Banking Commission, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance in all material respects with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. Except to the extent that information contained in any such report or statement has been revised or superseded by a later filed report or statement, none of such reports or statements (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither FNB nor FNB Southeast has been notified by any such governmental or regulatory authority that any such report or statement was deficient in any material respect as to form or content. Following the date of this Agreement, FNB shall deliver to Black Diamond, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it or FNB Southeast with the SEC, Federal Reserve Board, the FDIC, the North Carolina Banking Commission, or any other such regulatory authority. FNB has not offered or sold any securities in violation of the 1933 Act or the securities laws of any state.

                  G. Absence of Undisclosed Liabilities. At December 31, 1998 and March 31, 1999, neither FNB nor FNB Southeast had any material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in FNB's reports filed with the SEC, except for those which are disclosed (including an estimate of the amount of any such liability) in Schedules specifically referred to herein. For purposes of this Section 3.2.G., obligations and liabilities shall be "material" if they exceed, or are reasonably expected to exceed, individually or in the aggregate, $200,000.

                  H. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of FNB at any time to Black Diamond, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FNB to Black Diamond is or will be a true and complete copy of such document, unmodified except by another document delivered by FNB.

                  I. Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, rights, commitments or agreements of any character to which any of the FNB Companies is a party or by which it any of them are bound, calling for the issuance of securities of any of the FNB Companies or any security representing the right to purchase or otherwise receive any such security, except as set forth on Schedule T.

                  J. Environmental Matters. For purposes of this subsection, "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FNB or any of its subsidiaries, including those properties serving as collateral for any loans made and retained by FNB or any of its subsidiaries or for which FNB or any of its subsidiaries serves in a trust relationship for the loans retained in portfolio. To FNB's best knowledge, except as disclosed in Schedule U, and except to the extent that there would be no material adverse effect on FNB and its subsidiaries taken as a whole:

                           i) Neither FNB nor FNB Southeast has been nor is in violation of or liable under any Environmental Law;

                           ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                           iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                  K. Accounting; Tax; Regulatory Matters. There exists no fact or condition (including FNB's or FNB Southeast's record of compliance with the Community Reinvestment Act) relating to FNB or FNB Southeast that may reasonably be expected to (i) prevent or materially impede or delay FNB or Black Diamond from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to FNB, FNB shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Black Diamond in writing.

                  L. Regulatory Approvals. FNB knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1F and 5.2E hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1F hereof.

                  M. Year 2000 Readiness. To the best knowledge of management of FNB, FNB and FNB Southeast are in compliance with the FDIC's guidelines on Year 2000 readiness.

         3.3. Representations and Warranties of Acquisition Sub. Acquisition Sub represents and warrants to Black Diamond as follows:

                  A. Organization Standing and Power. Upon the filing of its charter with the OTS, Acquisition Sub will be a federal savings bank in organization under the laws of the United States.

                  B. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been, or will be prior to the Effective Time of the Merger, duly and validly authorized by all necessary action on the part of Acquisition Sub, and this Agreement is, or will be prior to the Effective Time of the Merger, a valid and binding obligation of Acquisition Sub enforceable in accordance with its terms except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Acquisition Sub with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Charter or Bylaws or a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Acquisition Sub is a party, or by which it or any of its properties or assets may be bound (except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by Acquisition Sub by the Effective Time of the Merger or the obtaining of which shall have been waiver by Black Diamond), or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition Sub or any of its property or assets. No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, regulations of the Federal Reserve Board, the FDIC, the OTS and the North Carolina Banking Commission, is required in connection with the execution and delivery by Acquisition Sub of this Agreement or the consummation by Acquisition Sub of the transactions contemplated hereby or by the Plan of Merger.


                                   ARTICLE IV
                        Conduct and Transactions Prior to
                          Effective Time of the Merger

         4.1. Access to Records and Properties. Between the date of this Agreement and the Effective Time of the Merger, each of Black Diamond and FNB agrees to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to its business and properties as either Black Diamond or FNB shall from time to time request for the purposes of conducting its due diligence review of the other, verifying the representations and warranties set forth herein, preparing the Registration Statement (as defined in Section 4.2 hereof) and applicable regulatory filings (as set forth in Section 4.6 hereof), and preparing unaudited financial statements of Black Diamond as of a date prior to the Effective Time of the Merger in order to facilitate FNB in performance of its post-Closing Date financial reporting requirements. Each party shall maintain the confidentiality of all confidential information furnished to it by the other concerning its business, operations, and financial condition, and shall not use any such information except in furtherance of the transactions contemplated hereby or by the Plan of Merger. If this Agreement is terminated, each party shall promptly return to the other all documents and copies of, and all workpapers containing, confidential information received from the other party. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) FNB shall have directly or indirectly acquired the assets and business of Black Diamond; (b) as to any particular confidential information, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the party receiving such information or (ii) was available to the party receiving such information on a nonconfidential basis prior to its disclosure by the party disclosing such information; (c) disclosure is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction; or (d) disclosure is required by law or by the SEC or bank or thrift regulatory authorities in connection with the transactions contemplated by this Agreement or otherwise, provided that the party making such a disclosure, prior to such disclosure, advised the other party of the circumstances necessitating such disclosure and the parties have reached mutually agreeable arrangements relating to such disclosure.

         4.2. Registration Statement, Proxy Statement, Shareholder Approval. Black Diamond and FNB will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger and will comply fully with the applicable rules and regulations of bank and thrift regulatory authorities, and the respective Charter and By-laws of Black Diamond and FNB relating to the calling and holding of meetings of shareholders for such purpose. The Boards of Directors of Black Diamond and FNB will recommend to and actively encourage their respective shareholders that they vote in favor of the Merger. FNB and Black Diamond will jointly prepare the joint proxy statement-prospectus to be used in connection with such meetings (the "Joint Proxy Statement-Prospectus"). FNB and Black Diamond shall cause the Joint Proxy Statement-Prospectus to be filed with the OTS and the SEC for review; and each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the OTS or the SEC thereon. FNB will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which the Joint Proxy Statement-Prospectus shall be a part, and use its best efforts to have the Registration Statement declared effective. In connection with the foregoing, FNB will comply with the requirements of the 1933 Act, the 1934 Act, the NASD and the rules and regulations of the SEC under such acts with respect to the offering and sale of FNB Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Joint Proxy Statement-Prospectus shall not be mailed to Black Diamond or FNB shareholders until the Registration Statement shall have become effective under the 1933 Act, but shall be mailed as soon as practicable following such effectiveness. Black Diamond covenants that none of the information supplied by Black Diamond and FNB covenants that none of the information supplied by FNB in the Joint Proxy Statement-Prospectus will, at the time of the mailing of the Joint Proxy Statement-Prospectus to Black Diamond and FNB shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Joint Proxy Statement-Prospectus, up to and including the dates of the meetings of Black Diamond and FNB shareholders to which the Joint Proxy Statement-Prospectus relates, none of such information in the Joint Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.3. Operation of the Business of Black Diamond. Black Diamond agrees that from March 31, 1999 to the Effective Time of the Merger, it has operated, and it will operate, its business substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Black Diamond agrees that it will not, without the prior written consent of FNB, which shall not be unreasonably withheld, (i) make any change in the salaries, bonuses or title of Don M. Green, Ben Sergent or Esther W. Bolling or change the fees payable to any director; (ii) make any change in the title, salaries, or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to FNB; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed (excluding deposits, Federal Home Loan Bank advances, secured or unsecured, and similar indebtedness) or purchase money indebtedness, or mortgage, pledge, or subject any of its assets to, or permit any of its assets to become or remain subject to, any lien or any other encumbrance; (v) amend its Charter or By-laws; (vi) declare any dividend or make any distribution, or effect any split or combination in respect of its capital stock; (vii) issue or contract to issue any shares of Black Diamond capital stock or securities exchangeable for or convertible into capital stock, including without limitation pursuant to stock options, except up to 91,388 shares of Black Diamond Common Stock issuable pursuant to Black Diamond Options outstanding as of March 31, 1999; (viii) purchase any shares of Black Diamond capital stock; (ix) enter into, renew, extend or assume any material contract or obligation; (x) other than as provided in subsection (A) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $50,000 or more; (xi) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue;
(xii) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xiii) make any change in policies respecting extensions of credit or loan charge-offs; (xiv) change reserve requirement policies; (xv) change securities portfolio policies; (xvi) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvii) propose or take any action with respect to the opening, by merger, acquisition or otherwise, or closing of any branches; (xviii) amend the terms of the Black Diamond Options; (xix) amend the terms of the written severance or employment agreements identified in Schedule M, including without limitation the employment agreements of Don M. Green, Ben Sergent or Esther W. Bolling; or (xx) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. Black Diamond further agrees that, between the date of this Agreement and the Effective Time of the Merger, it will consult and cooperate with FNB regarding the following activities, provided that such activities may be conducted by Black Diamond in the ordinary course of its business, consistent with prior practices: (A) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (B) securities portfolio and funds management, including management of interest rate risk.

         4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Black Diamond nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than FNB) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Black Diamond (collectively, a "Significant Transaction") or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Black Diamond, afford to any other person access to the properties, books or records of Black Diamond or otherwise assist any person preparing to make or who has made such an offer, or enter into any letter of intent or any agreement with any third party providing for a Significant Transaction. Black Diamond agrees that, as of the date hereof, it and any affiliate entities, and the respective directors, officers, employees, agents, and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions, and negotiations with any person (other than FNB and its representatives) conducted heretofore with respect to any Significant Transaction. Black Diamond agrees to promptly advise FNB of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, Black Diamond or any affiliate entities, or any of the respective directors, officers, employees, agents, or representatives of the foregoing, in each case from a person (other than FNB or its representatives) with respect to a Significant Transaction. In addition, Black Diamond shall promptly advise FNB of the substance and content of any such inquiry, proposal, information request, negotiations, or discussions.

         4.5. Dividends. Black Diamond agrees that subsequent to March 31, 1999, and until the Effective Time of the Merger, it will not declare any dividends or distributions in respect of any class of its securities.

         4.6. Regulatory Filings; Best Efforts. FNB and Black Diamond shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OTS, the FDIC and the North Carolina Banking Commission as soon as practicable after the date hereof.
FNB and Black Diamond shall use their best efforts to obtain approvals of such filings.

         4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law or the policies of the NASD. FNB and Black Diamond agree that they shall make a joint public announcement of this Agreement and the transactions described herein after execution of this Agreement. The timing and content of such announcement shall be approved by FNB and Black Diamond prior to such announcement.

         4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Merger, Black Diamond's management will work with FNB to achieve appropriate operating efficiencies following the Closing Date. At the request of FNB and upon receipt by Black Diamond of written confirmation from FNB that there are no conditions to the obligations of FNB under this Agreement set forth in Article V hereof which they believe will not be fulfilled so as to permit them to consummate the Merger and the other transactions contemplated hereby, not more than three days before the Effective Time of the Merger, Black Diamond shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records (provided such adjustments are in accordance with GAAP and applicable law and regulation) as may be necessary to conform Black Diamond's accounting and credit loss reserve practices and methods to those of FNB (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to FNB's plans with respect to the conduct of the business of Black Diamond following the Merger, as well as the costs and expenses relating to the consummation by Black Diamond of the Merger and the other transactions contemplated hereby. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of Black Diamond to be untrue or inaccurate as of the Effective Time of the Merger.

         4.9. Agreement as to Efforts to Consummate. Subject only to the other terms and conditions of this Agreement, each of FNB and Black Diamond agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of FNB and Black Diamond shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         4.10. Adverse Changes in Condition. FNB and Black Diamond each agrees to give written notice promptly to the other concerning any event or circumstance which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each of FNB and Black Diamond shall use its best efforts to prevent or promptly to remedy the same. No notification made pursuant to this Section 4.10 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless FNB or Black Diamond, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Black Diamond on the one hand, or FNB on the other hand, of any condition set forth in this Agreement.

         4.11. Nasdaq National Market Listing. FNB will use its reasonable best efforts to file with Nasdaq a Supplemental Listing Application for the shares of FNB Common Stock to be issued in the Merger and have such shares approved for listing on The Nasdaq National Market prior to the Effective Time of the Merger.

         4.12. Updating of Schedules. Black Diamond shall notify FNB in writing, and FNB shall notify Black Diamond in writing, of any changes, additions or events which may cause any Schedules delivered by it under this Agreement to become incomplete or inaccurate, promptly after the occurrence of same and at the Closing Date by delivery of updates, including future quarterly and annual Black Diamond Financial Statements. No notification made pursuant to this

Section 4.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless FNB or Black Diamond, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Black Diamond on the one hand, or FNB on the other hand of any condition set forth in this Agreement.

         4.13. Transactions in FNB Common Stock. Other than the issuance or acquisition of FNB Common Stock pursuant to FNB employee benefit plans, or the purchase or sale of FNB Common Stock by FNB in its capacity as trustee under FNB employee benefit plans or in any other fiduciary capacity in which it is directed to sell or purchase FNB Common Stock, none of FNB, Acquisition Sub or Black Diamond will, nor will any such party permit any affiliate to directly or indirectly, purchase, publicly sell or publicly acquire any shares of FNB Common Stock during the period between the first mailing of the Joint Proxy Statement-Prospectus and the Effective Time of the Merger.

         4.14. Reorganization for Tax Purposes. FNB, Acquisition Sub and Black Diamond each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

         4.15. Accounting Treatment. FNB, Acquisition Sub and Black Diamond each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify to be treated as a "pooling-of-interests" for accounting purposes and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

         4.16. Other Permissible Transactions. Black Diamond agrees that FNB and its subsidiaries may offer to acquire, enter into agreements to acquire and acquire financial institution holding companies and their subsidiaries, financial institutions or financial services entities and their subsidiaries, leasing companies and other entities which are permissible for financial institutions to own, and/or the assets and liabilities of such entities prior to the Effective Time of the Merger.


                                    ARTICLE V
                              Conditions of Merger

         5.1. Conditions to Obligations of FNB. The obligations of FNB to perform this Agreement and to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by FNB.

                  A. Representations and Warranties; Performance of Obligations. The representations and warranties of Black Diamond set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date);

Black Diamond shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under this Agreement prior to the Effective Time of the Merger; and FNB shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Black Diamond to such effects.

                  B. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by Black Diamond and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken, and not rescinded, by the Board of Directors and the shareholders of Black Diamond, and the Board of Directors and shareholders of FNB, and Black Diamond shall have full power and right to execute the Plan of Merger provided in Exhibit A.

                  C. Opinion of Counsel. FNB shall have received an opinion of Williams, Mullen, Christian & Dobbins, counsel to Black Diamond, dated the Closing Date and satisfactory in form and substance to counsel to FNB, in substantially the form attached hereto as Exhibit B.

                  D. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and FNB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the FNB Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  E. Tax Opinion. FNB shall have received, in form and substance satisfactory to it, an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                  F. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit FNB to consummate the Merger and to issue FNB Common Stock to Black Diamond shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by FNB.

                  G. Affiliate Agreements. Within 60 days of the date hereof, each shareholder of Black Diamond who is a Black Diamond Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit C (the "Affiliates' Agreement") relating to restrictions on shares of FNB Common Stock to be received by such Black Diamond Affiliate pursuant to this Agreement. Certificates for the shares of FNB Common Stock issued to Black Diamond Affiliates shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

                  H. Nasdaq National Market Listing. If the shares of FNB Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the

Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.

                  I. Acceptance by FNB Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel for FNB.

                  J. Exercise of Dissenters' Rights. The aggregate number of shares of Black Diamond Common Stock as to which cash is required to be paid as the result of the exercise of any dissenters' rights pursuant to 12 C.F.R. ss. 552.14, when coupled with any other shares of Black Diamond Common Stock deemed tainted for "pooling-of-interest" purposes, shall not exceed 10% of the total number of shares of Black Diamond Common Stock outstanding at the date of this Agreement or at the Effective Time of the Merger.

                  K. Employment and Non-Compete Agreements. Don M. Green, Ben Sergent and Esther W. Bolling shall each have entered into employment and non-compete agreements with Black Diamond substantially in the form of Exhibits D, E and F, respectively, and such employment and non-compete agreements shall have replaced and superseded any prior employment agreements between such individuals and Black Diamond. Each of such employment and non-compete agreements shall be in full force effect and there shall not exist any breach thereunder.

                  L. Accounting Treatment. (i) FNB shall have received assurances from PricewaterhouseCoopers LLP, in form and substance satisfactory to FNB, to the effect that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes; (ii) if requested by FNB, Black Diamond's independent public accountants shall have delivered to FNB a letter in form and content satisfactory to FNB to the effect that such accountants are not aware of any fact or circumstance that might cause the Merger not to qualify for such treatment; and (iii) it shall not have come to the attention of management of FNB that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

                  M. Black Diamond Board of Directors. FNB shall have received the written resignation, satisfactory in form and substance to FNB, from each director of Black Diamond, other than Don M. Green and Jack Kennedy, effective as of the Effective Time of the Merger, and Ernest J. Sewell, Robert F. Albright, R. Michael Hendricks, Richard L. Powell, Michael W. Shelton and Ben Sergent shall have been elected to the board of directors of Black Diamond as of the Effective Time of the Merger.

                  N. Fairness Opinion. FNB shall have received a written opinion in form and substance satisfactory to FNB from Equity Research Services, Inc., addressed to FNB and dated as of the date of the Joint Proxy
Statement-Prospectus which is mailed to shareholders of FNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB and its shareholders.

         5.2. Conditions of Obligations of Black Diamond. The obligations of Black Diamond to perform this Agreement and consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Black Diamond:

                  A. Representations and Warranties; Performance of Obligations. The representations and warranties of FNB set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); FNB shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under this Agreement prior to the Effective Time of the Merger; and Black Diamond shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of FNB, which may be to their best knowledge after due inquiry, to such effects.

                  B. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by FNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of FNB, the shareholders of FNB, and the Board of Directors and shareholders of Black Diamond, and Acquisition Sub shall have full power and right to merge with Black Diamond on the terms provided herein.

                  C. Opinion of Counsel. Black Diamond shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to FNB, dated the Closing Date and satisfactory in form and substance to counsel to Black Diamond, in the form attached hereto as Exhibit G.

                  D. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and FNB shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the FNB Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                  E. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Black Diamond to consummate the transactions contemplated hereby and to permit FNB to issue FNB Common Stock to Black Diamond shareholders shall have been received.

                  F. Acceptance by Black Diamond's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Black Diamond.

                  G. Nasdaq National Market Listing. If the shares of FNB Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.

                  H. Fairness Opinion. Black Diamond shall have received a written opinion in form and substance satisfactory to Black Diamond from Austin Financial Services, Incorporated, addressed to Black Diamond and dated as of the date of the Joint Proxy Statement-Prospectus which is mailed to shareholders of Black Diamond, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to Black Diamond and its shareholders.

                  I. Employment and Non-Compete Agreements. Don M. Green, Ben Sergent and Esther W. Bolling shall each have executed on the date hereof employment and non-compete agreements with Black Diamond substantially in the form of Exhibits D, E and F, respectively.


                                   ARTICLE VI
                          Closing Date; Effective Time

         6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, Raleigh, North Carolina, at 10:00 A.M., local time, on such date as FNB shall designate to Black Diamond at least 10 days prior to the designated Closing Date and as reasonably acceptable to Black Diamond; provided, that the date so designated shall not be earlier than 5 days after OTS approval, and shall not be later than 60 days after such approval and, in no event, shall be later than March 31, 2000 (the "Closing Date").

         6.2. Filings at Closing. Subject to the provisions of Article V hereof, at the Closing Date, FNB and Acquisition Sub shall cause Articles of Combination relating to the Plan of Merger to be filed in accordance with the rules and regulations of the OTS, and each of FNB, Acquisition Sub and Black Diamond shall take any and all lawful actions to cause the Merger to become effective.

         6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time Articles of Combination filed with the OTS are made effective (the "Effective Time of the Merger").

                                   ARTICLE VII
                        Termination; Waiver and Amendment

         7.1. Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of either Black Diamond or FNB shall not have approved the Merger at the meetings required by Section 4.2. Notwithstanding such approvals by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Merger, by:

                  A. The mutual consent of FNB and Black Diamond, as expressed by their respective Boards of Directors;

                  B. FNB or Black Diamond, as expressed by their respective Boards of Directors, if the Merger has not occurred by March 31, 2000, provided that the failure of the Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement;

                  C. FNB in writing authorized by its Board of Directors if Black Diamond has, or by Black Diamond in writing authorized by its Board of Directors, if FNB has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty by the other party which is not cured within 30 days of written notice thereof contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

                  D. FNB in writing authorized by its Board of Directors if any Purchase Event described in Section 3(b)(i), Section 3(b)(iii) or Section 3(b)(iv) of the Stock Option Agreement shall have occurred or if a Purchase Event described in Section 3(b)(ii) of the Stock Option Agreement shall have occurred and the Board of Directors of Black Diamond does not, within three (3) days after such Purchase Event described in Section 3(b)(ii), confirm in writing to FNB and publicly that a majority of the Board of Directors of Black Diamond supports the Merger and will recommend to the shareholders of Black Diamond that they approve the Merger;

                  E. FNB or Black Diamond, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph D if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

                  F. FNB, if the Board of Directors of FNB shall have determined in its sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of (1) the issuance of any order, decree or ruling of any regulatory authority containing conditions or requirements reasonably deemed objectionable to FNB or (2) the institution of any litigation or proceeding (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;

                  G. Black Diamond, if the Board of Directors of Black Diamond shall have determined in its sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of (1) the issuance of any order, decree or ruling of any regulatory authority containing conditions or requirements reasonably deemed objectionable to Black Diamond or (2) the institution of any litigation or proceeding (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;

                  H. FNB or Black Diamond, if the Federal Reserve Board, the OTS, the North Carolina Banking Commission, or the VSCC deny approval of the transactions contemplated hereby and the time period for all appeals or requests for reconsideration has run; or

                  I. FNB if, prior to the Effective Time of the Merger, the Board of Directors of Black Diamond shall have withdrawn or modified in a manner adverse to FNB its approval or recommendation of the Merger, or shall have recommended another offer or shall have resolved to do any of the foregoing.

         7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 7.1, including as a result of breach or violation of the provisions hereof, this Agreement, other than the provisions of Sections 4.1 (last three sentences), 7.4 and 9.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

         7.3. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meetings of Black Diamond or FNB shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of Black Diamond or FNB have approved this Agreement and the Plan of Merger shall not modify either the amount or form of the consideration to be given hereunder for shares of Black Diamond Common Stock or otherwise materially adversely affect such shareholders without their approval.

         7.4 Termination Expenses and Fees.

                  A. In the event FNB terminates this Agreement pursuant to
Section 7.1C or 7.1I, Black Diamond shall pay FNB's expenses incurred in connection with the proposed Merger, including without limitation reasonable attorney fees, in an amount not to exceed

$300,000, such payment to be made by wire transfer of immediately available funds to an account designated by FNB.

                  B. In the event Black Diamond terminates this Agreement pursuant to Section 7.1C, FNB shall pay Black Diamond's expenses incurred in connection with this Agreement, including without limitation reasonable attorney fees, in an amount not to exceed $200,000, such payment to be made by wire transfer of immediately available funds to an account designated by Black Diamond.

                  C. Notwithstanding any other provisions of this Agreement, and in addition to the provisions of Paragraph 7.4A if applicable, if FNB terminates this Agreement because prior to the termination of this Agreement, a Purchase Event (as defined in the Stock Option Agreement) has occurred, or after the date of this Agreement and prior to termination of this Agreement Black Diamond or any Black Diamond subsidiary engages in negotiations (including without limitation negotiations occurring after the date of this Agreement which arise from or are a continuation of negotiations that may have been commenced prior to the date of this Agreement) relating to any such transaction and a letter of intent or other written or verbal agreement is entered into within one year following the termination of this Agreement, then Black Diamond shall be obligated to pay to FNB a termination fee of $200,000, such payment to be made by wire transfer of immediately available funds to an account designated by FNB.


                                  ARTICLE VIII
                              Additional Covenants

         8.1. Indemnification of Black Diamond Officers and Directors; Liability Insurance. After the Effective Time of the Merger, FNB agrees to provide indemnification to the directors and officers of Black Diamond and the subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Merger as if they had been directors or officers of FNB prior to the Effective Time of the Merger, to the extent permitted under the North Carolina Business Corporation Act and the Articles of Incorporation and Bylaws of FNB as in effect as of the date of this Agreement. Such indemnification shall continue for three years after the Effective Time of the Merger, provided that any right to indemnification in respect of any claim asserted or made within such three year period shall continue until final disposition of such claim. FNB will use its reasonable efforts to provide officers and directors liability insurance coverage to all Black Diamond directors and officers, whether or not they become part of the FNB organization after the Effective Time of the Merger, to the same extent it is provided to FNB's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Merger. The right to indemnification and insurance provided in this Section 8.1 is intended to be for the benefit of directors, employees and officers of Black Diamond and as such may be personally enforced by them at law or in equity.

         8.2. Employee Benefit Matters.

                  A. Plan Participation. All employees of Black Diamond immediately prior to the Effective Time of the Merger who are employed by Black Diamond immediately following the Effective Time of the Merger will be entitled to participate in FNB's 401(k) plan and to the extent they are eligible based on their length of service, compensation, job classification, and position, and the existing Black Diamond 401(k) plan shall be terminated prior to the Effective Time of the Merger. Except as specifically provided in this Section 8.2 and as otherwise prohibited by law, an employee's service with Black Diamond which is recognized by the applicable benefit plan of Black Diamond at the Effective Time of the Merger shall be recognized as service with FNB for purposes of eligibility to participate and vesting if applicable, (but not for purposes of benefit accrual) under the corresponding FNB benefit plan, if any, subject to applicable break-in-service rules.

                  B. Cooperation. Black Diamond agrees to cooperate with FNB in implementing any decision made by FNB under this Section 8.2 with respect to employee benefit plans and to provide to FNB on or before the Effective Time of the Merger a schedule of service credit for its employees.

         8.3 Board of Directors. Subject to any necessary regulatory and shareholder approval, as soon as practicable following the Effective Time of the Merger (or earlier, in FNB's sole discretion), FNB shall take such steps as necessary of appropriate to appoint Don M. Green and Gary G. Blosser, or cause them to be elected, as members of FNB's Board of Directors, and, for such service, Mr. Green and Mr. Blosser shall be compensated in accordance with FNB's standard arrangements for the compensation of directors.

         8.4. Actions of Acquisition Sub. Subject to the terms and conditions of this Agreement, FNB agrees to cause Acquisition Sub to take all actions reasonably necessary to consummate the Merger.


                                   ARTICLE IX
                                  Miscellaneous

         9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither Black Diamond, FNB, Acquisition Sub, nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger, including without limitation the covenants set forth in Article II and Article VIII of this Agreement.

         9.2. Expenses. Except as set forth in Section 7.4, each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby. All costs incurred in connection with the printing and mailing of the Joint Proxy Statement-Prospectus shall be deemed to be incurred and shall be paid sixty-nine percent (69%) by FNB and thirty-one percent (31%) by Black Diamond.

         9.3. Entire Agreement. This Agreement contains the entire agreement among FNB, Acquisition Sub and Black Diamond with respect to the transactions contemplated hereby and the related transactions and supersedes all prior agreements, arrangements or understandings with respect thereto.

         9.4. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         9.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to FNB or Acquisition Sub:

                  Ernest J. Sewell
                  President and Chief Executive Officer
                  FNB Financial Services Corporation
                  2025 S. Main Street
                  Reidsville, North Carolina  27320

         Copy to:

                  Gerald F. Roach, Esq.
                  Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 First Union Capitol Center
                  Raleigh, North Carolina  27601

         If to Black Diamond Savings Bank, FSB:

                  Don M. Green
                  President and Chief Executive Officer
                  Black Diamond Savings Bank, FSB
                  600 Trent Street
                  Norton, Virginia  24273

                  Copy to:

                  Howard W. Dobbins, Esq.
                  Williams, Mullen, Christian & Dobbins
                  Two James Center
                  1021 East Cary Street
                  Richmond, Virginia  23210-1320

         9.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.7. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of North Carolina.

         9.8. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement, or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         9.9 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

         9.10 Inspections. Any right of FNB or Black Diamond hereunder to investigate or inspect the assets, books, records, files, and other information of FNB or Black Diamond, or their respective subsidiaries, in no way shall establish any presumption that FNB or Black Diamond should have conducted any investigation or that such right has been exercised by FNB or Black Diamond or their respective agents, representatives, or others. Any investigations or inspections that have been made by FNB or Black Diamond or their respective agents, representatives, or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations, and warranties made by or on behalf of FNB or Black Diamond in this Agreement.

   [remainder of page intentionally left blank; signatures begin on next page]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal (if any) to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                             FNB FINANCIAL SERVICES  CORPORATION



                             By: /s/ Ernest J. Sewell
                                 --------------------------------------
                             Name:  Ernest J. Sewell
                             Title: President & Chief Executive Officer


                             FNB ACQUISITION SUB, F.S.B.
                             (In Organization)


                             By: /s/ Ernest J. Sewell
                                 --------------------------------------
                             Name:  Ernest J. Sewell
                             Title: Proposed President & Chief Executive Officer


                             BLACK DIAMOND SAVINGS BANK, F.S.B.


                             By: /s/ Don M. Green
                                 --------------------------------------
                             Name:  Don M. Green
                             Title: President and Chief Executive Officer


                       [signatures continued on next page]

                                         /s/ Harold E. Armsey
                                         ---------------------------------------

                                         /s/ Ben F. Sergent, III
                                         ---------------------------------------

                                         /s/ Jack Kennedy
                                         ---------------------------------------

                                         /s/ Louis Hunter
                                         ---------------------------------------

                                         /s/ Jerry W. Wharton
                                         ---------------------------------------

                                         /s/ Don M. Green
                                         ---------------------------------------

                                         /s/ Gary G. Blosser
                                         ---------------------------------------

                                         /s/ Orden L. Harman
                                         ---------------------------------------

                                         /s/ Gerald E. Myers
                                         ---------------------------------------


All of the Directors of Black Diamond have signed above to agree to vote all their shares of Black Diamond Common Stock beneficially owned by them and with respect to which they have power to vote (other than shares held by them in a fiduciary capacity) in favor of the Merger and the transactions contemplated by this Agreement and to cause the Merger and the Plan of Merger to be recommended by the Board of Directors of Black Diamond to the shareholders of Black Diamond in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                    EXHIBIT A


                                 PLAN OF MERGER

                                       OF

                           FNB ACQUISITION SUB, F.S.B.

                                      INTO

                       BLACK DIAMOND SAVINGS BANK, F.S.B.




         Section 1. FNB Acquisition Sub, F.S.B. ("Acquisition Sub") shall, upon the issuance of a certificate of merger by the Office of Thrift Supervision (the "Effective Time of the Merger"), be merged (the "Merger") into Black Diamond Savings Bank, F.S.B. ("Black Diamond"), which shall be the surviving bank (the "Surviving Bank").

         Section 2. Conversion of Stock. At the Effective Time of the Merger:

         (i) Each share of Black Diamond Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.3333 (the "Exchange Ratio") shares of Common Stock of FNB Financial Services Corporation ("FNB"), rounded to the nearest whole share.

         (ii) At the Effective Time of the Merger, each option or other right to purchase shares of Black Diamond Common Stock pursuant to stock options ("Black Diamond Options") granted by Black Diamond under its 1989 Incentive Stock Option Plan (as amended, referred to herein as the "Black Diamond Stock Plan"), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each Black Diamond Option, in accordance with the terms of the Black Diamond Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time (A) FNB and its Compensation Committee shall be substituted for Black Diamond and the Committee of Black Diamond's Board of Directors (including, if applicable, the entire Board of Directors of Black Diamond) administering the Black Diamond Stock Plan, (B) each Black Diamond Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (C) the number of shares of FNB Common Stock subject to such Black Diamond Option shall be equal to the number of shares of Black Diamond Stock subject to such Black Diamond Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and rounding to the nearest whole share, and (D) the per share exercise price under each such Black Diamond Option shall be adjusted by dividing the per share exercise price under each such Black Diamond Option by the Exchange Ratio and rounding to the nearest cent.

         (iii) Each share of Acquisition Sub Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Black Diamond Common Stock (after giving effect to the conversion contemplated above).

         Section 3. Articles of Incorporation, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Merger, there shall be no change caused by the Merger in the Charter (except any change caused by the filing of Articles of Combination relating to the Merger), Bylaws, or Board of Directors of the Surviving Bank.

         Section 4. Conditions to Bank Merger. Consummation of the Merger is subject to the following conditions:

         (i) The approving vote of the holders of two-thirds of the outstanding shares of Black Diamond Common Stock entitled to vote.

         (ii) The approving vote of the holders of a majority of the outstanding shares of FNB Common Stock present, in person or by proxy, at the meeting of FNB's shareholders.

         (iii) The approval of the Merger, to the extent required, by the North Carolina Banking Commission, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision.

         (iv) The satisfaction of the conditions contained in the Agreement and Plan of Reorganization and Merger, dated May 28, 1999, by and among FNB, Acquisition Sub and Black Diamond, or the waiver of such conditions by the party for whose benefit they were imposed.

         Section 5. Manner of Exchange.

         (i) After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Black Diamond Common Stock, upon surrender of such certificate to the agent appointed by FNB to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by FNB and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of FNB Common Stock into which shares of Black Diamond Common Stock shall be converted pursuant to Section 2 hereof. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Black Diamond Common Stock will be deemed to evidence the right to receive the number of full shares of FNB Common Stock into which the shares of Black Diamond Common Stock represented thereby may be converted in accordance with Section 2 hereof, and, after the Effective Time of the Merger, will be deemed for all corporate purposes of FNB to evidence ownership of the number of full shares of FNB


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

Common Stock into which the shares of Black Diamond Common Stock represented thereby were converted.

         (ii) Until outstanding certificates formerly representing Black Diamond Common Stock are surrendered in exchange for FNB Common Stock, no dividend payable to holders of record of FNB Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Black Diamond of shares of Black Diamond Common Stock. If a certificate representing such shares is presented to Black Diamond or FNB, it shall be canceled and exchanged for a certificate representing shares of FNB Common Stock as herein provided. Upon surrender of certificates of Black Diamond Common Stock in exchange for FNB Common Stock, there shall be paid to the recordholder of the certificates of FNB Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of FNB Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

         (iii) At the Effective Time of the Merger, each outstanding Black Diamond Option shall be assumed in the manner provided in Section 2(ii) hereof .

         Section 6. Effect of the Merger. The Merger, upon the Effective Time of the Merger, shall have the effect provided by 12 C.F.R. 552.13.


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

                                   APPENDIX B

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT ("Option Agreement"), dated as of May 28, 1999, by and between FNB Financial Services Corporation, a North Carolina corporation ("FNB"), and Black Diamond Savings Bank, FSB, a federal savings bank ("Black Diamond").


                                   BACKGROUND

         A. The Boards of Directors of FNB and Black Diamond have approved an Agreement and Plan of Reorganization and Merger dated of even date herewith (the "Merger Agreement") providing for certain transactions whereby Black Diamond would become a wholly-owned subsidiary of FNB, and Black Diamond shareholders would become shareholders of FNB.

         B. To induce FNB to enter into the Merger Agreement, Black Diamond has agreed to grant to FNB an option to purchase 166,179 shares of the common stock of Black Diamond.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions.

                  (a) "Subsidiary" means, with respect to any person (the "Owner"), any corporation or other person of which securities or other interests having the power to elect a majority of that corporation's or other person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other person (other than securities or other interests having such power only in the event of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

                  (b) Capitalized terms defined in the Merger Agreement and used in this Option Agreement shall have the same meanings as in the Merger Agreement.

         2. Grant of Option.

                  (a) Subject to the terms and conditions set forth in this Option Agreement, Black Diamond hereby grants to FNB an option ("Option") to purchase up to 166,179 shares (the "Shares") of Black Diamond Common Stock, at a price of $17.25 share (the "Purchase Price") payable in cash as provided in
Section 4 hereof.

                  (b) In the event of any change in Black Diamond Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase

Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that FNB shall receive upon exercise of the Option the number and class of shares or other securities or property that FNB would have received in respect of Black Diamond Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Black Diamond Common Stock are issued after the date of this Agreement, the number of shares of Black Diamond Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Black Diamond Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

                  (c) In the event that, prior to the termination of the Option in accordance with Section 3(a) hereof, Black Diamond shall enter into an agreement (i) to consolidate with or merge into any person, other than FNB or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than FNB or one of its subsidiaries, to merge into Black Diamond and Black Diamond shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Black Diamond Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Black Diamond or any other person or cash or any other property, or the shares of Black Diamond Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than FNB or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of FNB, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person specified in clause (I) or (II) being referred to as "Substitute Option Issuer").

                  (d) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in Section 2(e); provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event with respect to the Substitute Option; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to FNB. Substitute Option Issuer shall also enter into an agreement with FNB in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

                  (e) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Black Diamond Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute
Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Black Diamond Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 2(f), Substitute Option Issuer shall make a cash payment to FNB equal to the excess of
(i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 2(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this
Section 2(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by FNB.

                  (g) Black Diamond shall not enter into any transaction described in Section 2(c) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Black Diamond hereunder and take all other actions that may be necessary so that the provisions of this Agreement are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights comparable to the rights described herein by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact, if applicable, that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

                  (h) For purposes of this Agreement, the following terms have the following meanings:

                           (1) "Acquiring Corporation" means (i) the continuing
or surviving corporation of a consolidation or merger with Black Diamond (if other than Black Diamond), (ii) Black Diamond in a merger in which Black Diamond is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Black Diamond's assets.

                           (2) "Assigned Value" means the highest of (w) the
price per share of Black Diamond Common Stock at which a tender offer or exchange offer for Black Diamond Common Stock has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 2(c), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Black Diamond Common Stock, in each case pursuant to the agreement with Black Diamond with respect to the consolidation, merger or sale referred to in Section 2(c), (y) the highest bid price per share for

Black Diamond Common Stock quoted on the Nasdaq National Market (or if such Black Diamond Common Stock is not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 2(c) and (z) in the event the transaction referred to in Section 2(c) is a sale of all or substantially all of Black Diamond's assets, an amount equal to (i) the sum of the price paid in such sale for such assets (including assumed liabilities) and the current market value of the remaining assets of Black Diamond, as determined by a nationally recognized investment banking firm selected by FNB divided by
(ii) the number of shares of Black Diamond Common Stock outstanding at such time. In the event that a tender offer or exchange offer is made for Black Diamond Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Black Diamond Common Stock shall be determined by a nationally recognized investment banking firm selected by FNB.

                           (3) "Average Price" means the average closing sales
price per share of a share of Substitute Common Stock quoted on the New York Stock Exchange ("NYSE") (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the Nasdaq National Market or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Black Diamond, the Average Price shall be computed with respect to a share of common stock issued by Black Diamond, the person merging into Black Diamond or by any company which controls such person, as FNB may elect.

                           (4) "Substitute Common Stock" means the shares of
capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

         3. Exercise of Option.

                  (a) FNB may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force or effect upon the earliest to occur of (i) the Effective Time of the Merger or (ii) termination of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a breach by Black Diamond of any covenant contained therein) or (iii) six months after termination of the Merger Agreement if such termination follows the occurrence of a Purchase Event or is due to a breach by Black Diamond of any covenant contained therein. Any such exercise shall be subject to compliance with applicable provisions of law.

                  (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) Black Diamond or any Black Diamond Subsidiary,
without having received FNB's prior written consent, shall have entered into an agreement with any person, whereby such person would (x) merge or consolidate, or enter into any similar transaction, with Black Diamond or any Black Diamond Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Black Diamond or any Black Diamond Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Black Diamond or any Black Diamond Subsidiary;

                           (ii) any person shall have acquired beneficial
ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of the Common Stock of Black Diamond (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder);

                           (iii) Black Diamond, acting through its Board of
Directors or duly authorized officers, deliberately breaches any of its obligations under the Merger Agreement after any person (x) shall have made a bona fide proposal to Black Diamond by public announcement or written communication that is or becomes the subject of public disclosure to acquire Black Diamond or any Black Diamond Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) shall have commenced a bona fide tender or exchange offer to purchase shares of Black Diamond Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Black Diamond Common Stock, or (z) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above; or

                           (iv) any federally insured depository or registered
holding company thereof (not affiliated with FNB) or any person, corporation or other legal entity with a net worth exceeding $20 million (x) shall have made a bona fide proposal to Black Diamond by public announcement or written communication that is or becomes the subject of public disclosure to acquire Black Diamond or any Black Diamond Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) shall have commenced a bona fide tender or exchange offer to purchase shares of Black Diamond Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Black Diamond Common Stock, or (z) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the Board of Directors of Black Diamond shall have failed to recommend, or shall have revoked its recommendation of, the Merger Agreement and the transactions contemplated thereby or the holders of Black Diamond Common Stock shall have not approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall have not been held or shall have been canceled prior to termination of the Merger Agreement.

         If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes under this Option Agreement until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (c) In the event FNB wishes to exercise this Option, it shall send to Black Diamond a written notice (the date of which shall be the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, FNB shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         4. Payment and Delivery of Certificates.

                  (a) At the closing referred to in Section 3 hereof, FNB shall pay to Black Diamond the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Black Diamond.

                  (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Black Diamond shall deliver FNB a certificate representing the number of shares of Black Diamond Common Stock purchased by FNB.

         5. Regulatory Filings. Black Diamond and FNB agree to file with state and federal governmental bodies and authorities (including without limitation the Office of Thrift Supervision and the Federal Reserve Board) all required applications, notifications and report forms and other documents required to be filed under any applicable law, rule or regulation, to permit the purchase contemplated by this Agreement (collectively, "Regulatory Filings"). Black Diamond agrees to cooperate fully with FNB in connection with the preparation of any Regulatory Filing. Upon the happening of a Purchase Event, all additional fees, expenses and charges of any kind or nature whatsoever incurred in connection with any Regulatory Filing up to but not exceeding $25,000 shall be borne and paid by Black Diamond. Without limitation, Black Diamond shall indemnify and hold harmless FNB, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, omissions or alleged omissions from, each Regulatory Filing, other than statements or omissions made in reliance on and in conformity with information provided in writing by FNB included in such Regulatory Filing.

         6. Representations and Warranties.

         Black Diamond represents, warrants and covenants to FNB as follows:

                  (a) Shares. The Shares, when delivered to FNB upon exercise of the Option, will be duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

                  (b) Authority. Black Diamond has full right, power and authority to execute and deliver this Option Agreement, to grant the Option and to sell, assign, transfer and deliver the Shares to FNB upon exercise of the Option.

                  (c) Binding Obligation. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Black Diamond. This Option Agreement has been duly executed and delivered by Black Diamond and constitutes the legal, valid and binding obligation of Black Diamond, enforceable against Black Diamond in accordance with its terms.

                  (d) Absence of Conflicting Agreements. The execution, delivery and performance of this Option Agreement will not (i) conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, ordinance, regulation or ruling of any court or governmental authority, or under any contract or agreement to which Black Diamond is a party or by which Black Diamond may be bound, or (ii) create any lien, charge, claim or encumbrance upon the Shares.

                  (e) Consents. No consent, approval, permit or authorization of, or filing with any governmental authority or any third party is required to consummate this Option Agreement and the transactions contemplated hereby.

                  (f) Claims and Legal Actions. There is no claim, liability, legal action, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Black Diamond, threatened against Black Diamond which could adversely affect the Shares, nor does Black Diamond know or have reason to be aware of any basis for the same.

                  (g) Reservation of Shares. Black Diamond has taken all necessary corporate action to reserve from the authorized and unissued shares of Black Diamond Common Stock to issue, upon exercise of the Option, all of the Shares. At all times from the date hereof until such time as the Option is no longer exercisable, Black Diamond will reserve for issuance, upon exercise of the Option, the number of shares of Black Diamond Common Stock equal to the number of Shares for which the Option is then exercisable.

         7. Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Black Diamond Common Stock as provided in Section 2 hereof, it is the express intention of Black Diamond to allow the holder to acquire such lesser number as may be permissible, without any amendment or modification hereof.

         8. Additional Documents. Black Diamond will, upon request of FNB, promptly execute and deliver all additional documents reasonably deemed by FNB to be necessary, appropriate or desirable to complete and evidence any sale, assignment or transfer of the Shares pursuant to this Option Agreement and to vest in FNB good, valid and marketable title to the Shares so transferred.

         9. Limitation of Profit.

                  (a) Notwithstanding any other provision herein, in no event shall FNB's Total Profit (as defined below) exceed $3,000,000, and, if it otherwise would exceed such amount, FNB, at its sole discretion, shall either
(i) reduce the number of shares subject to the Option, (ii) deliver to Black Diamond for cancellation shares of Black Diamond Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Black Diamond, or (iv) any combination of the foregoing, so that FNB's actually realized Total Profit shall not exceed $3,000,000 after taking into account the foregoing actions.

                  (b) For purposes of this Agreement, "Total Profit" shall mean:
(i) the aggregate amount of (A) Net Proceeds, plus (B) all amounts received by FNB on the transfer of the Option, plus (C) all equivalent amounts with respect to the Substitute Option, plus (D) all amounts received by FNB pursuant to
Section 7.4C of the Merger Agreement, minus (ii) the aggregate of (A) all amounts of cash previously paid to Black Diamond pursuant to this Section 9 and
(B) the value of the Option Shares (or other securities) previously delivered to Black Diamond for cancellation pursuant to this Section 9. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Purchase Price multiplied by the number of such Option Shares (or securities into which such shares are converted or exchanged) included in such sale or disposition.

                  (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of FNB to receive, nor relieve Black Diamond's obligation to pay, any payment provided for in Section 7.4C of the Merger Agreement; provided that if and to the extent the Total Profit received by FNB would exceed $3,000,000, following receipt of



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

such payment, FNB shall be obligated to comply with the terms of Section 9(a) within 30 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the Net Proceeds, (iii) the date of receipt of net cash from disposition of the Option and (iv) the date of receipt of equivalent amounts pursuant to the sale of the Substitute Option or shares of Substitute Common Stock (or other securities into which such Substitute Common Stock is converted or exchanged).

                  (d) For purposes of Section 9(a) and clause (ii) of Section 9(b), the value of any Option Shares delivered to Black Diamond shall be the Assigned Value of such Option Shares and the value of any Substitute Common Stock delivered to Black Diamond shall be the Highest Closing Price of such Substitute Common Stock. "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized) during the six-month period preceding the issuance of the Substitute Option.

                  (e) Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, if a court shall finally adjudicate that FNB's Total Profit is unenforceable, then Net Proceeds shall be limited to the largest amount enforceable, whether such amount is $3,000,000, $2,500,000, $2,000,000, $1,750,000, $1,500,000, $1,250,000, $1,000,000, $900,000, $800,000, $700,000,
$600,000, $500,000 or some lesser amount. All Net Proceeds in excess of such limitation shall be remitted to Black Diamond upon receipt.

         10. Loss, Theft, Etc. of Agreement. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of FNB, upon presentation and surrender of this Agreement at the principal office of Black Diamond for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Black Diamond Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Black Diamond of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Black Diamond will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Black Diamond, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         11. Miscellaneous.

                  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their responsible heirs, successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

                  (d) Notices. All notices under this Agreement shall be deemed to have been duly given when delivered in person, by recognized overnight courier, or by confirmed facsimile to the parties as set forth below.

         If to FNB:

                  Mr. Ernest J. Sewell
                  President and Chief Executive Officer
                  FNB Financial Services Corporation
                  202 S. Main Street
                  Reidsville, North Carolina  27320
                  Facsimile No.  (336) 634-4776
         with a copy to:

                  Gerald F. Roach, Esq.
                  Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 First Union Capitol Center
                  Raleigh, NC 27601
                  Facsimile No. (919) 821-6800

         If to Black Diamond:

                  Mr. Don M. Green
                  President and Chief Executive Officer
                  Black Diamond Savings Bank, FSB
                  600 Trent Street
                  Norton, Virginia  24273
                  Facsimile No.  (540) 679-5818

         with a copy to:

                  Howard W. Dobbins, Esq.
                  Williams, Mullen, Christian & Dobbins
                  Two James Center
                  1021 East Cary Street
                  Richmond, Virginia  23210-1320
                  Facsimile No. (804) 783-6507

                  (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                  (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

  [remainder of page intentionally left blank; signatures appear on next page]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                     FNB FINANCIAL SERVICES CORPORATION


                                     By:  /s/ Ernest J. Sewell
                                          -------------------------------------
                                          Ernest J. Sewell
                                          President and Chief Executive Officer


                                     BLACK DIAMOND SAVINGS BANK, FSB


                                     By:  /s/ Don M. Green
                                          -------------------------------------
                                          Mr. Don M. Green
                                          President and Chief Executive Officer

                                                                      APPENDIX C

                               DISSENTERS' RIGHTS

                          CODE OF FEDERAL REGULATIONS

                         TITLE 12 -- BANKS AND BANKING

     CHAPTER V -- OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY

PART 552 -- INCORPORATION, ORGANIZATION, AND CONVERSION OF FEDERAL STOCK ASSOCIATIONS

SEC. 552.14  DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Sec. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

     (c) Procedure -- (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

          (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

          (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

             (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

             (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

             (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

     The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

          (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

          (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

          (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

          (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

          (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

          (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

          (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

          (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   APPENDIX D

                      OPINION OF AUSTIN FINANCIAL SERVICES


                                 July 30, 1999


Board of Directors
Black Diamond Savings Bank, F.S.B.
600 Trent Street
Norton, Virginia 24273

Members of the Board:

You have requested our opinion, from a financial point of view, as to the fairness to Black Diamond Savings Bank F.S.B., ("Bank") Norton, Virginia and its shareholders of the terms of the Agreement and Plan of Reorganization and Merger ("Reorganization Agreement"), dated May 28, 1999, among the Bank, FNB Acquisition Sub, F.S.B. ("Interim Bank"), and FNB Financial Services Corporation of North Carolina ("FNB"). The terms of the Reorganization Agreement provide for an affiliation and merger of Bank and Interim Bank, a wholly-owned subsidiary of FNB. The merger will result in the merger of Interim Bank with and into Bank and Bank becoming a wholly-owned subsidiary of FNB. FNB will continue to carry on its banking business in substantially the same manner as before the reorganization.

Austin Financial Services, Inc., ("Austin") is a nationally recognized investment banking firm specializing in the banking and financial services industry. Austin is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. In the past, Austin has not provided professional services and/or products to Bank or FNB in the ordinary course of business. Furthermore, Austin does not contemplate any future business with Bank or FNB arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Reorganization Agreement been subject to indications of future business with either Bank or FNB.

In connection with its opinion, Austin reviewed material bearing upon the financial operating condition of Bank including, but not limited to: (1) the Annual Report for the fiscal year 1998; (2) financial statements for year-end (1993-1998); (3) Statement of Condition, April 30, 1999; (4) Uniform Thrift Performance Report, September 30, 1998; (5) Corporate Income Tax Return, December 31, 1998; (6) projected depreciation schedule for 1998; (7) Business Plan (1998-2000); (8) various financial information prepared by management; (9) publicly available information concerning the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (10) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Bank with certain officers and representatives of Bank; and (11) the Reorganization Agreement.

Also, in connection with its opinion, Austin reviewed material bearing upon the financial operating condition of FNB including, but not limited to: (1) the Annual Report for the fiscal years (1993-1998); (2) Notice of Annual Meeting and Proxy Statement, April 13, 1999; (3) Form 10-KSB for the fiscal years (1995-1997); (4) Annual Report of Bank Holding Company FR Y-6 for the fiscal years (1995-1997); (5) Consolidated Reports of Condition and Income year-end (1995-1997); and (6) Form 10-K for the fiscal year ended December 31, 1998.

Furthermore, Austin also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as, its experience in securities valuation and general knowledge of the banking industry. Austin's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Austin through that date.

Austin relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by Bank, its agents, or from public sources. Austin has not made an independent evaluation of the assets of Bank, but has relied upon the books and records of Bank, and the audited financial statements as presented to Austin as the valuators of the fair market value of Bank. In addition, Austin did not independently verify and relied on and assumed the aggregate allowances for loan losses set forth in the balance sheet of Bank at April 30, 1999, were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Furthermore, Austin did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of Bank in its respective April 30, 1999, balance sheet, and Austin assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. Austin did conduct a physical inspection of some of the properties and facilities of Bank, but Austin did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Bank, nor was Austin furnished with any such evaluation or appraisal. Austin also assumed that the Reorganization Agreement is, and will be, in compliance with all laws and regulations that are applicable to Bank and FNB.

In its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Bank and FNB. Any estimates contained in Austin's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Austin's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in Austin's analyses was identical to Bank or the Reorganization Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by Austin concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by Austin was assigned a greater significance by Austin than any other.

The following is a brief description of the analyses performed by Austin in connection with its opinion as described to Bank's board of directors by Austin:

Under the terms of the Reorganization Agreement, each share of common stock of Bank outstanding immediately prior to consummation of the merger will be exchanged for 1.3333 shares of FNB. The merger will result in the merger of Interim Bank with and into Bank and Bank becoming a wholly-owned subsidiary of FNB. FNB will continue to carry on its banking business in substantially the same manner as before the reorganization.

Using a discounted cash flow analysis, Austin projected Bank's cash flow from April 30, 2000, through April 30, 2004. The steps involved in determining the discounted cash flow value of Bank included the following: (1) annual net income projections were determined from the principal drivers of net income (loans, investments, noninterest income, deposits, loan loss provision and operating expenses) over the five year period; (2) the amount of excess earnings over the amount necessary to maintain a reasonable capital to asset ratio was calculated (assumed a minimum equity capital to asset ratio of 6.00%); (3) excess earnings plus the noncash expenses less capital expenditures which are referred to as "cash flows" were converted to a present value equivalent using a process known as "discounting." This involved the use of a discount rate of 16.31%, which is a rate that reflects the yield a prudent investor would require on a similar investment. The discount rate was determined utilizing the Capital Asset Pricing Model ("CAPM"). The CAPM hypothesizes that the expected return on an individual security is equal to the risk-free return plus beta (measure of risk) times a benchmark risk premium; (4) the residual value of the cash flows at the end of the five year period was calculated. The residual value represents the estimated sale or liquidation value of the company. This value was based on the projected cash flow for the year following the projected periods (i.e., 6th year). In order to calculate a residual value, a capitalization rate must be determined. The capitalization rate equals the discount rate minus the estimated annual growth in Bank's earnings after the fifth year of the projected period plus any specific company risk premium. The capitalization rate was then divided into the cash flow of the 6th year to determine the projected residual value; (5) the present value equivalent of the projected residual value was determined by using the discounting approach noted above; and (6) the present value of the projected cash flows was added to the present value of the residual value to determine the fair market value. The present value per share currently outstanding of Bank's common stock (835,069 shares) resulting from this analysis was $20.50.

Austin also determined the adjusted book value of Bank as an alternative valuation method. The adjusted book value approach required a three-step process: (1) Bank's book value was determined. This figure was derived from Bank's April 30, 1999, balance sheet, and it represents the summary measure of stockholders' claims against the assets, on a historical cost basis; (2) assets and liabilities were restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification; (3) additional "off-balance sheet" adjustments were calculated, if necessary. The fair market value per current share of Bank's common stock resulting from this analysis was $15.93.

Austin applied a 50% weighting to the discounted cash flow value and a 50% weighting to the adjusted book value. The weightings were based on Austin's review of the financial position, history and recent performance of Bank. The sum of the weighted values or $18.22 per current share outstanding equates to the fair market value of Bank. Based on the $18.22 per share value of Bank common stock as determined by Austin and the stock offering of 1.3333 shares of FNB stock for each share of Bank in comparison to FNB's last stock trade of $15.75 on May 18, 1998, the terms of the Reorganization Agreement provide an additional $2.78 per current share outstanding to Bank shareholders over and above the fair market value.

Austin analyzed certain other mergers and acquisitions that were announced during the first quarter of 1999 in the Southeast involving financial institutions with assets of approximately $300 million or less. Austin compared the multiple produced by this reorganization based on the current number of shares outstanding to the mean multiples for the transactions analyzed. Set forth below are the mean transaction multiples:

                                                   Selected
                                                  Acquisitions                 Bank
                                                  ------------                 ----
         Price/Earnings Multiple                     23.14                     16.02*
         Price/Book Value Multiple                  234.60                    186.22

--------------------
*          Based on LTM earnings

The results produced in this analysis do not purport to be indicative of actual values or expected values of Bank or shares of Bank common stock. The financial institution acquisition transactions announced in the southeastern portion of the U.S. during the first quarter of 1999 included in the above multiples are:

         Buyer                      ST    Seller                              ST
         ------------------------------------------------------------------------
         NBC Capital Corp           MS    FFBS Bancorp, Inc.                  MS
         FLAG Financial Corp.       GA    Thomaston Fed. Savings Bank         GA
         Synovus Financial Corp.    GA    Ready Bank of Ft. Walton Beach      FL
         FLAG Financial Corp.       GA    Abbbeville Capital Corporation      SC
         Premier Bancshares, Inc.   GA    North Fulton Bancshares, Inc.       GA
         Simmons First National     AR    NBC Bank Corp.                      AR
         Synovus Financial Corp.    GA    Merit Holding Corp.                 GA
         Carolina First Corp.       SC    Citrus Bank                         FL
         Southern Financial Bancorp VA    Horizon Bank of Virginia            VA
         First National Corp.       SC    First Bancorporation, Inc.          SC
         FLAG Financial Corp.       GA    First Hogansville Bankshares, Inc.  GA
         First Citizens Bancorp SC  SC    Exchange Bank of South Carolina     SC
         James River Bancshares,    VA    State Bank of Remington             VA
         Inc.
         Capital City Bank Group    FL    Grady Holding Co.                   GA

Austin's analysis showed that the implied valuations of Bank, applying the mean transaction multiples described above to Bank's earnings per share and book value per share was $32.33 per share and $26.45 per share, respectively. The results produced in this analysis do not purport to be indicative of actual values or expected values of Bank or shares of Bank's common stock.

Bank and Austin have entered into an arrangement relating to the services to be provided by Austin in connection with the Reorganization Agreement. In regards to Austin's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Reorganization Agreement, the fee is inclusive with the commission to be received upon consummation of the reorganization. In addition, Bank also has agreed to indemnify Austin and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of Austin's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by Austin's own unlawful conduct, breach of duty or negligence during the course of performing Austin's services.

Austin, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved, In addition, Austin has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon Bank or FNB that will have a materially adverse impact on the contemplated benefits of the proposed transaction to Bank and FNB and their shareholders.

Based upon Austin's analysis and subject to the qualifications described herein, considering all circumstances known to us and based upon other matters considered relevant, Austin believes that as of the date of this letter, the terms of the Reorganization Agreement from a financial point of view are fair to Bank and its shareholders.

Austin hereby consents to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

On behalf of Austin Financial Services, Inc.

Dr. Douglas V. Austin
President and CEO

/s/ Dr. Douglas V. Austin

                                   APPENDIX E

                       OPINION OF EQUITY RESEARCH SERVICES


July 30, 1999

Board of Directors
FNB Financial Services Corporation
202 South Main Street
Reidsville, NC 27323-2037

Gentlemen:

We were retained by you to provide an opinion as to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) in the pending acquisition of Black Diamond Savings Bank, F.S.B. ("Black Diamond") by FNB Financial Services Corporation ("FNB"). The terms of the proposed transaction are set forth in the Agreement and Plan of Reorganization and Merger By and Among FNB, FNB Acquisition Sub, F.S.B. ("Acquisition Sub") and Black Diamond, which is dated as of May 28, 1999, and the Stock Option Agreement between FNB and Black Diamond, which is dated as of that same date (collectively, "Agreements"). Under the terms of the Agreements, Acquisition Sub, a wholly owned subsidiary of FNB, will be merged into Black Diamond, which will be the surviving bank. Each share of Black Diamond common stock outstanding immediately prior to the effective time of the merger shall be converted into FNB common stock based on an exchange rate of 1.3333 ("Exchange Ratio"). Each Black Diamond shareholder will receive a number of shares of FNB common stock equal to the number of shares of Black Diamond common stock owned by such shareholder immediately prior to the effective time of the merger multiplied by the Exchange Ratio. No fractional shares will be issued; instead, FNB shares to be issued to each Black Diamond shareholder will be rounded to the nearest whole share. The foregoing summary is qualified in its entirety by reference to the Agreements.

Equity Research Services, Inc. ("Equity Research") is a North Carolina-based corporation primarily engaged in: (i) performing valuations of, and valuations related to, closely held and publicly traded companies and (ii) conducting research on the performance and investment characteristics of publicly traded companies and publishing such analyses in the form of reports which are made available to the respective companies and the investment community. All reports generated by Equity Research for the purpose of investor relations are designated "Investor Relations Report" and Equity Research receives a fee (from the company whose securities are described) for producing such reports. The reports do not contain a purchase or investment rating but do consider certain investment characteristics of the respective company's securities. In addition, Equity Research regularly responds to inquiries from brokers, shareholders and others who have questions about the respective company.

In connection with the services including and related to the "Investor Relations Reports," the majority of Equity Research's clients are banks which are located in North Carolina. One of Equity Research's such clients is FNB. Equity Research's engagement by FNB involves the production of the above mentioned "Investor Relations Reports," responding to questions about FNB and providing various financial advisory services. Equity Research is compensated by FNB for such services on an annual retainer basis which does not exceed $9,000. In addition, Equity Research has provided limited financial advisory services to FNB with respect to the proposed acquisition of Black Diamond on an hourly rate basis and such charges are approximately $10,000.

Equity Research was selected by FNB as its financial advisor because of its knowledge of and experience in valuations and capital markets and expertise in the commercial banking and thrift industries. Equity Research does not trade in the securities of either Black Diamond or FNB.

In connection with rendering its opinion to FNB's Board of Directors, Equity Research, among other things, (i) reviewed the terms of the Agreements; (ii) reviewed and analyzed the financial position and performance of Black Diamond and FNB as reflected in certain information provided for this purpose by the respective management; (iii) reviewed financial forecasts of FNB and Black Diamond prepared by their respective management; (iv) reviewed and analyzed certain exhibits produced by FNB analyzing the merger; (v) reviewed information including, but not limited to, Annual Reports for both companies, Annual Reports on Form 10-K for FNB, Quarterly Reports to shareholders and Quarterly Reports on Form 10-Q for FNB, Uniform Bank Performance Reports and Call Report data for FNB, Office Of Thrift Supervision Thrift Financial Report data for Black Diamond and conducted a general and financial comparison of the two companies to one another, as well as to other comparable institutions; and (vi) analyzed the terms of certain other control transactions involving mergers of thrift institutions in the southeast which we deemed most relevant. Equity Research also analyzed overall market, economic, financial and other considerations as well.

In providing its opinion, Equity Research, without independent verification, relied on the accuracy and completeness of all financial and other information provided to or discussed with us or publicly available, and we have not independently verified such information. With respect to financial forecasts and other forward-looking information furnished to or discussed with us, we have been advised by management of FNB and Black Diamond, as to their respective information, that such forecasts and information were prepared on the basis of reasonable estimates and judgments and we have assumed such to be accurate. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests transaction. We have not performed or considered any independent appraisal or evaluation of the assets of Black Diamond or FNB.

Additionally, Equity Research made numerous assumptions with respect to business conditions, economic conditions, projections of Black Diamond's and FNB's performance, as well as other matters, many of which are beyond Black Diamond's and FNB's control. Any earnings or other estimates considered in Equity Research's analysis are not necessarily indicative of future results.

Based on and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view and as of the date hereof, to FNB.

It is understood that this letter is for the information of the Board of Directors of FNB and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by FNB in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which FNB common stock will trade following the consummation of the merger and Equity Research expresses no opinion or recommendation as to how the stockholders of FNB or Black Diamond should vote at the stockholders' meeting held in connection with the merger.

Sincerely,


/s/ Equity Research Services, Inc.

Equity Research Services, Inc.

                                                                      APPENDIX F

                       FNB FINANCIAL SERVICES CORPORATION
                              202 SOUTH MAIN STREET
                        REIDSVILLE, NORTH CAROLINA 27320

          PROXY FOR SPECIAL MEETING OF SHAREHOLDERS - AUGUST 31, 1999
                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Ernest J. Sewell and Robert F. Albright, and either of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at Pennrose Park Country Club, 1622 Country Club Road, Reidsville, North Carolina, on Tuesday, August 31, 1999 at 9:30 a.m., local time, and any adjournments or postponements thereof (1) as specified below and as more particularly described in the accompanying Joint Proxy Statement-Prospectus, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL LISTED BELOW.

         1. Approval of the issuance by FNB Financial Services Corporation of up to 1,113,397 shares of common stock, par value $1.00 per share, of FNB Financial Services Corporation to the shareholders of Black Diamond Savings Bank, F.S.B., in connection with the Merger Agreement described in the accompanying Joint Proxy Statement-Prospectus.

         [ ]      FOR              [ ]      AGAINST           [ ]      ABSTAIN


                                     (Continued and to be signed on the reverse)

                           (Continued from other side)


         By signing the proxy, a shareholder will be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the FNB Special Meeting. For example, this authority could be used to adjourn the meeting if FNB believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the proposals will not be used to adjourn the FNB Special Meeting. FNB has no current plans to adjourn the meeting, but would attempt to do so if it believes adjournment would promote shareholder interests.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus.

         PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.


                                    Date____________________________, 1999
                                             (Be sure to date Proxy)


                                    _____________________________________
                                    Signature and title, if applicable


                                    _____________________________________
                                    Signature if held jointly

                                    WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                    GIVE FULL TITLE AS SUCH. IF A CORPORATION,
                                    PLEASE SIGN THE FULL CORPORATE NAME BY THE
                                    PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
                                    PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP
                                    NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.